Exhibit 4.1
[***] Indicates that certain information in this exhibit has been excluded because it is both (i) not material and (ii) is the type that the registrant customarily and actually treats as private or confidential.

INDENTURE
Dated as of May 30, 2024 Among
SOTERA HEALTH HOLDINGS, LLC,
as Issuer of the Notes

SOTERA HEALTH COMPANY
as Holdings

and
the Guarantors party hereto and
WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee, Paying Agent, Registrar, Transfer Agent and Notes Collateral Agent

7.375% SENIOR SECURED NOTES DUE 2031

CONTENTS
Page
ARTICLE 1 DEFINITIONS AND INCORPORATION BY REFERENCE    1
Section 1.01    Definitions    1
Section 1.02    Other Definitions    55
Section 1.03    [Reserved]    56
Section 1.04    Rules of Construction    56
Section 1.05    Acts of Holders    57
ARTICLE 2 THE NOTES    58
Section 2.01    Form and Dating; Terms    58
Section 2.02    Execution and Authentication    59
Section 2.03    Registrar and Paying Agent    60
Section 2.04    Paying Agent to Hold Money in Trust    60
Section 2.05    Holder Lists    60
Section 2.06    Transfer and Exchange    60
Section 2.07    Repla cement Notes    70
Section 2.08    Outstanding Notes    70
Section 2.09    Treasury Notes    70
Section 2.10    Temporary Notes    71
Section 2.11    Cancellation    71
Section 2.12    Defaulted Interest    71
Section 2.13    CUSIP and ISIN Numbers    71
Section 2.14    Deposit of Moneys    72
Section 2.15    Agents    72
ARTICLE 3 REDEMPTION    72
Section 3.01    Notices to Trustee    72
Section 3.02    Selection of Notes to Be Redeemed    72
Section 3.03    Notice of Redemption    73
Section 3.04    Effect of Notice of Redemption    74
Section 3.05    Deposit of Redemption or Purchase Price    74
Section 3.06    Notes Redeemed or Purchased in Pa rt    74
Section 3.07    Optional Redemption    75
Section 3.08    Mandatory Redemption    76
Section 3.09    Offers to Repurchase by Application of Excess Proceeds    76
ARTICLE 4 COVENANTS    78
Section 4.01    Payment of Notes    78
Section 4.02    Maintenance of Office or Agency    78
Section 4.03    Reports and Other Information    78
Section 4.04    Compliance Certificate    81
Section 4.05    [Reserved]    81
Section 4.06    [Reserved]    81
Section 4.07    Limitation on Restricted Payments    81
Section 4.08    Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries    90
Section 4.09    Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock
.    92
Section 4.10    Asset Sales    102
-i-

Section 4.11    Transactions with Affiliates    106
Section 4.12    Liens    109
Section 4.13    Corporate Existence    110
Section 4.14    Offer to Repurchase Upon Change of Control Repurchase Event    110
Section 4.15    Limitation on Guarantees of Indebtedness by Restricted Subsidiaries    112
Section 4.16    Discharge and Suspension of Covenants    113
Section 4.17    Further Instruments and Acts; Information Regarding Collateral; Further Assurances; After- Acquired Property    114
ARTICLE 5 SUCCESSORS    114
Section 5.01    Merger, Consolidation or Sale of All or Substantially All Assets    114
Section 5.02    Successor Corporation Substituted    117
ARTICLE 6 DEFAULTS AND REMEDIES    117
Section 6.01    Events of Default    117
Section 6.02    Acceleration    120
Section 6.03    Other Remedies    121
Section 6.04    Waiver of Past Defaults    121
Section 6.05    Control by Majority    121
Section 6.06    Limitation on Suits    121
Section 6.07    Rights of Holders of Notes to Receive Payment    122
Section 6.08    Collection Suit by Trustee    122
Section 6.09    Restoration of Rights and Remedies    122
Section 6.10    Rights and Remedies Cumulative    122
Section 6.11    Delay or Omission Not Waiver    123
Section 6.12    Trustee May File Proofs of Claim    123
Section 6.13    Priorities    123
Section 6.14    Undertaking for Costs    123
ARTICLE 7 TRUSTEE    124
Section 7.01    Duties of Trustee    124
Section 7.02    Rights of Trustee    125
Section 7.03    Individual Rights of Trustee    126
Section 7.04    Trustee’s Disclaimer    126
Section 7.05    Notice of Defaults    126
Section 7.06    [Reserved]    126
Section 7.07    Compensation and Indemnity    126
Section 7.08    Replacement of Trustee    127
Section 7.09    [Reserved]    128
Section 7.10    Successor Trustee by Merger, Etc    128
Section 7.11    Eligibility; Disqualification    128
ARTICLE 8 LEGAL DEFEASANCE AND COVENANT DEFEASANCE    128
Section 8.01    Option to Effect Legal Defeasance or Covenant Defeasance    128
Section 8.02    Legal Defeasance and Discharge    128
Section 8.03    Covenant Defeasance    129
Section 8.04    Conditions to Legal or Covenant Defeasance    129
Section 8.05    Deposited Money and U.S. Government Securities to Be Held in Trust; Other Miscellaneous Provisions    130
Section 8.06    Repayment to Issuer    131
Section 8.07    Reinstatement    131

ARTICLE 9 AMENDMENT, SUPPLEMENT AND WAIVER    131
Section 9.01    Without Consent of Holders of Notes    131
Section 9.02    With Consent of Holders of Notes    133
Section 9.03    [Reserved]    135
Section 9.04    Revocation and Effect of Consents    135
Section 9.05    Notation on or Exchange of Notes    135
Section 9.06    Trustee to Sign Amendments, Etc    135
ARTICLE 10 GUARANTEES    136
Section 10.01    Note Guarantee    136
Section 10.02    Limitation on Guarantor Liability    137
Section 10.03    Execution and Delivery    137
Section 10.04    Subrogation    138
Section 10.05    Benefits Acknowledged    138
Section 10.06    Release of Note Guarantees    138
Section 10.07    Additional Note Guarantees    139
ARTICLE 11 SATISFACTION AND DISCHARGE    139
Section 11.01    Satisfaction and Discharge    139
Section 11.02    Application of Trust Money    140
ARTICLE 12 MISCELLANEOUS    140
Section 12.01    [Reserved]    140
Section 12.02    Notices    140
Section 12.03    [Reserved]    142
Section 12.04    Certificate and Opinion as to Conditions Precedent    142
Section 12.05    Statements Required in Certificate or Opinion    142
Section 12.06    Rules by Trustee and Agents    143
Section 12.07    No Personal Liability of Directors, Officers, Employees and Stockholders    143
Section 12.08    Governing Law    143
Section 12.09    Jurisdiction; Agent for Service; Waiver of Immunities    143
Section 12.10    Waiver of Jury Trial    143
Section 12.11    Force Majeure    144
Section 12.12    No Adverse Interpretation of Other Agreements    144
Section 12.13    Successors    144
Section 12.14    Severability    144
Section 12.15    Counterpart Originals; Execution    144
Section 12.16    Table of Contents, Headings, Etc    144
Section 12.17    U.S.A. PATRIOT Act    145
Section 12.18    [Reserved]    145
ARTICLE 13 COLLATERAL    145
Section 13.01    Collateral Documents    145
Section 13.02    Non-Impairment of Liens    145
Section 13.03    Release of Collateral    146
Section 13.04    Suits to Protect the Collateral    147
Section 13.05    Authorization of Receipt of Funds by the Trustee Under the Collateral Documents    147
Section 13.06    Purchaser Protected    147
Section 13.07    Powers Exercisable by Receiver or Trustee    147
Section 13.08    Release Upon Termination of the Issuer’s Obligations    148

EXHIBITS
Exhibit A    Form of Note
Exhibit B    Form of Certificate of Transfer Exhibit C    Form of Certificate of Exchange
Exhibit D    Form of Supplemental Indenture to be Delivered by Subsequent Guarantors Exhibit E    Form of Pari Passu Intercreditor Agreement
Exhibit F    Form of ABL Intercreditor Agreement
Exhibit G    Form of Second Lien Intercreditor Agreement

-iv-

INDENTURE, dated as of May 30, 2024 among Sotera Health Holdings, LLC, a Delaware limited liability company (the “Company” or the “Issuer”), Sotera Health Company (“Holdings”), the Guarantors (as defined herein), and Wilmington Trust, National Association, a national banking association, as Trustee, Paying Agent, Registrar, Transfer Agent and Notes Collateral Agent (each, as defined herein).
W I T N E S S E T H
WHEREAS, the Company, as issuer, has duly authorized the creation of an issue of $750,000,000 aggregate principal amount of 7.375% Senior Secured Notes due 2031 (the “Initial Notes”); and
WHEREAS, the Issuer, Holdings and each of the Guarantors have duly authorized the execution and delivery of this Indenture.
NOW, THEREFORE, the Issuer, Holdings, the Guarantors, the Trustee, the Paying Agent, the Registrar, the Transfer Agent and the Notes Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the Notes (as defined herein).
ARTICLE 1
DEFINITIONS AND INCORPORATION BY REFERENCE
Section 1.01    Definitions.
“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.
“ABL Facility” means an asset-based loan facility of the Issuer and/or one or more of the Guarantors (and which, at the Issuer’s option, may be guaranteed by the Issuer, Holdings, and/or one or more of the Guarantors, as applicable).
“ABL Intercreditor Agreement” means an intercreditor agreement (as amended or supplemented from time to time), among the Notes Collateral Agent, the Credit Agreement Collateral Agent, the collateral agent or similar representative under the ABL Facility, and, as applicable, one or more representatives for holders of other Indebtedness secured by the Collateral that is subject to such intercreditor agreement, which intercreditor agreement is (a) substantially in the form attached hereto as Exhibit F or (b) in customary form (as determined by the Issuer); provided that in the case of this clause (b), the terms of such intercreditor agreement, taken as a whole, are no less favorable (as determined by the Issuer) to the Noteholder Secured Parties than the terms in the form attached hereto as Exhibit F entered into pursuant to Sections 9.01(c) and 13.09(l).
“ABL Obligations” means Obligations in respect of an ABL Facility.
“ABL Priority Collateral” means assets of the Issuer, Holdings and/or one or more of the Guarantors, as applicable, which assets (a) secure the ABL Facility on a first-priority basis and the Notes (and any Other Pari Passu Lien Obligations) on a second-priority basis and (b) are limited to accounts receivable, inventory, deposit accounts, and any related assets that customarily secure asset-based loan facilities, as determined by the Issuer.

“Acquired Indebtedness” means, with respect to any specified Person,
(1)Indebtedness of any other Person or any of its Subsidiaries existing at the time such other Person is merged, consolidated, amalgamated or otherwise combined with or into the Issuer or a Restricted Subsidiary or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, consolidating or amalgamating with or into or becoming a Restricted Subsidiary of such specified Person, and
(2)Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
Acquired Indebtedness shall be deemed to have been incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary or on the date of the relevant merger, consolidation, amalgamation, acquisition or other combination.
“Additional Assets” means:
(1)any property or assets (other than Capital Stock) used or to be used by any of the Issuer, a Restricted Subsidiary or otherwise useful in a Similar Business (it being understood that capital expenditures on property or assets already used in a Similar Business or to replace any property or assets that are the subject of such Asset Sale shall be deemed an investment in Additional Assets);
(2)the Capital Stock of a Person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by any of the Issuer or a Restricted Subsidiary; or
(3)Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary.
“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Section 2.01 hereof, as part of the same series as the Initial Notes.
“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
“Agents” means the Paying Agent, the Transfer Agent, the Registrar, any authenticating agent, the Notes Collateral Agent and any of their respective agents.
“Alternative Currency” means any currency (other than Dollars) that is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars (as determined in good faith by the Issuer).
“Applicable Percentage” means 100%; provided that so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Applicable Percentage shall be (1) 50% if, on a pro forma basis after giving effect to such Asset Sale and the use of proceeds therefrom the Consolidated First Lien Net Debt Ratio would be less than or equal to 3.50 to 1.00 but greater than 3.00 to 1.00, or (2) 0% if, on a pro forma basis after giving effect to such Asset Sale and the use of proceeds therefrom, the Consolidated First Lien Net Debt Ratio would be less than or equal to 3.00 to 1.00. Any Net Proceeds in respect of an Asset Sale that does not constitute Available Proceeds as a result of the application of this definition shall collectively constitute “ Total Leverage Excess Proceeds.”
“Applicable Premium” means, the greater of:
(1)1.0% of the principal amount of such Notes; and
(2)on any Redemption Date, the excess, if any, (to the extent positive) of: (a) the present value at such Redemption Date of (i) the redemption price of such Notes at June 1, 2027 (such redemption price (expressed in percentage of principal amount) being set forth in

Section 3.07(b) hereof (excluding accrued but unpaid interest)), plus (ii) all required remaining scheduled interest payments due on such Notes through June 1, 2027 (excluding accrued but unpaid interest), computed upon the Redemption Date using a discount rate equal to the Treasury Rate at such Redemption Date plus 50 basis points; over (b) the then outstanding principal amount of such Notes.
The Issuer shall calculate or cause to be calculated the Applicable Premium and the Trustee and the Paying Agent shall have no duty to calculate or verify the Issuer’s calculation of the Applicable Premium.
“Applicable Procedures” means, with respect to any transfer, exchange, repurchase or redemption of beneficial interests in any Global Note, the rules and procedures of the Depositary that apply to such transfer, exchange, repurchase or redemption.
“Asset Sale” means:
(1)the voluntary sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Issuer or any Restricted Subsidiary (in each case other than Capital Stock of the Issuer) (each referred to in this definition as a “disposition”); or
(2)the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 4.09 hereof or the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law), whether in a single transaction or a series of related transactions;

in each case, other than:
(a)any disposition of (i) cash, Cash Equivalents or Investment Grade Securities, including any marketable securities portfolio owned by the Issuer and its Subsidiaries on the Issue Date, (ii) obsolete, damaged, used, surplus, non-core, uneconomic or worn out property or equipment, whether now owned or hereafter owned, leased or acquired, in the ordinary course of business and dispositions of property no longer used or useful, or economically practicable or commercially desirable to maintain or used or useful in the conduct of the business of the Issuer and any Restricted Subsidiary (including by ceasing to enforce, allowing the lapse, abandonment or invalidation of or discontinuing the use or maintenance of or putting into the public domain any intellectual property that is, in the reasonable judgment of the Issuer or the Restricted Subsidiaries, no longer used or useful, or economically practicable to maintain, or in respect of which the Issuer or any Restricted Subsidiary determines in its reasonable business judgment that such action or inaction is desirable) or (iii) any disposition of inventory, goods and other assets (including Settlement Assets) in the ordinary course of business or consistent with past practice or held for sale or no longer used in the ordinary course of business and immaterial assets (considered in the aggregate) in the ordinary course of business, including any disposition of abandoned or discontinued operations;
(b)transactions permitted pursuant to the provisions of Section 5.01 hereof or any transaction that constitutes a Change of Control pursuant to this Indenture;
(c)the making of any Restricted Payment that is permitted to be made, and is made, under Section 4.07 hereof and the making of any Permitted Payment or Permitted Investment, or solely for purposes of Section 4.10(b) hereof, asset sales, the proceeds of which are used to make such Restricted Payments or Permitted Investments;
(d)any disposition of assets of the Issuer or any Restricted Subsidiary or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than the greater of $54.2 million and 10.0% of LTM EBITDA;
(e)any disposition (i) of property or assets or issuance of securities by a Restricted Subsidiary of the Issuer to the Issuer or by the Issuer or a Restricted Subsidiary of the Issuer to another Restricted Subsidiary of the Issuer, including pursuant to any Intercompany License Agreement or (ii) to the Issuer or a Restricted Subsidiary constituting debt forgiveness;

(f)(A) dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) an amount equal to net proceeds of such disposition are promptly applied to the purchase price of such replacement property; and (B) to the extent allowable under Section 1031 of the Code or comparable law or regulation, any exchange of like property (excluding any boot thereon) for use in a Similar Business;
(g)leases, assignments, subleases, service agreements, product sales, licenses or sublicenses (including licenses and sublicenses of intellectual property or other intangible assets), in each case that do not materially interfere with the business of the Issuer and the Restricted Subsidiaries, taken as a whole;
(h)any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary, or any other disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary or an Immaterial Subsidiary;
(i)foreclosures, condemnation, expropriation, forced disposition or any similar action with respect to any property or other assets, other transfers of property subject to casualty events or the granting of Liens not prohibited by this Indenture;
(j)(i) any disposition (with or without recourse) of accounts receivable, any participations thereof, Receivables Assets or related assets, in connection with any Receivables Facility, (ii) dispositions or forgiveness of accounts receivable in connection with the collection or compromise thereof (including sales to factors or other third parties) or (iii) the sale or discount of inventory, accounts receivable or notes receivable (with or without recourse) in the ordinary course of business or consistent with past practice or the conversion of accounts receivable to notes receivable;
(k)any financing transaction with respect to property constructed, acquired, leased, renewed, relocated, expanded, replaced, repaired, maintained, upgraded or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions (and dispositions of property acquired by the Issuer or any of its Restricted Subsidiaries after the Issue Date pursuant to Sale and Lease-Back Transactions) and asset securitizations permitted by this Indenture;
(l)any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other claims in the ordinary course of business or consistent with past practice;
(m)the unwinding or voluntary termination of any Cash Management Obligations or Hedging Obligations;
(n)[reserved];
(o)dispositions of any assets (including Equity Interests) (A) acquired in connection with any acquisition or other Investment not prohibited by this Indenture, which assets are not used or useful to the core or principal business of the Issuer and the Restricted Subsidiaries or (B) made to obtain the approval of any applicable antitrust authority in connection with an acquisition or other Investment not prohibited by this Indenture;
(p)sales, transfers and other dispositions of Investments in joint ventures or similar entities to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements or other Investment not prohibited by this Indenture;
(q)failing to pursue or allowing any registrations or any applications for registration of any intellectual property rights to lapse or go abandoned in the ordinary course of business if, in the reasonable determination of the Issuer or a Restricted Subsidiary, such discontinuance is desirable in the conduct of the business of the Issuer and its Restricted Subsidiaries taken as a whole;

(r)dispositions in connection with Permitted Liens, Permitted Intercompany Activities and Permitted Tax Restructurings;
(s)conveyances, sales, transfers, licenses, sublicenses, cross-licenses or other dispositions of intellectual property, software or other general intangibles and licenses, sublicenses, cross-licenses, leases or subleases of other property, in each case, in the ordinary course of business or consistent with past practice or pursuant to a research or development agreement in which the counterparty to such agreement receives a license in the intellectual property or software that result from such agreement;
(t)an issuance of Capital Stock by a Restricted Subsidiary to the Issuer or to another Restricted Subsidiary or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors of the Issuer or any holding company thereof;
(u)any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Issuer or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;
(v)transfers of property or assets subject to Casualty Events upon receipt of the Net Proceeds of such Casualty Event; provided that any Cash Equivalents received by the Issuer or any of its Restricted Subsidiaries in respect of such Casualty Event shall be deemed to be Net Proceeds of an Asset Sale, and such Net Proceeds shall be applied in accordance with Section 4.10 hereof;
(w)any sale of property or assets, if the acquisition of such property or assets was financed with Excluded Contributions and the proceeds of such sale are used to make a Restricted Payment pursuant to Section 4.07(b)(10)(b) hereof;
(x)any sale, transfer or other disposition to affect the formation of any Subsidiary that is a Delaware Divided LLC; provided that upon formation of such Delaware Divided LLC, such Delaware Divided LLC shall be a Restricted Subsidiary; and
(y)any disposition of non-revenue producing assets to a Person who is providing services related to such assets, the provision of which have been or are to be outsourced by the Issuer or any Restricted Subsidiary to such Person.
In the event that a transaction (or any portion thereof) meets the criteria of a permitted Asset Sale and would also be a Permitted Investment or an Investment permitted under Section 4.07 hereof, the Issuer, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as an Asset Sale and/or one or more of the types of Permitted Investments or Investments permitted under Section 4.07 hereof.
“Associate” means (i) any Person engaged in a Similar Business of which the Issuer or its Restricted Subsidiaries are the legal and beneficial owners of between 20% and 50% of all outstanding Voting Stock and (ii) any joint venture entered into by the Issuer or any Restricted Subsidiary.
“Attributable Indebtedness” means, on any date, with respect to any Capitalized Lease Obligation of any Person, the amount of liability in respect of a capital lease on a balance sheet of such person under GAAP; provided that all leases of such Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance on February 25, 2016 of the Accounting Standards Update 2016 -02, Leases (Topic 842) by the Financial Accounting Standards Board (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purposes hereunder (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in the financial statements to be delivered hereunder, and shall be deemed not to represent Capitalized Lease Obligations or Indebtedness.

“Authorized Person” means any person who is designated by the Issuer or a Guarantor to give Instructions to the Trustee or the Agents under the terms of this Indenture pursuant to one or more incumbency certificates (which may be amended or updated from time to time) delivered to the Trustee and the Agents containing the specimen signature of such person.
“Available RP Capacity Amount” means(i) the amount of Restricted Payments that may be made at the time of determination pursuant to subclauses (a)-(f) of Section 4.07(a)(2) hereof and Sections 4.07(b)(4), (9), (10), (11) and
(18) hereof, provided that for purposes of determining the amount of Restricted Payments that may be made at the time of determination pursuant to Section 4.07(b)(18), any incurrence of Indebtedness pursuant to Section 4.09(b)(29) at the time of determination will be determined on a pro forma basis (including a pro forma application of the use of proceeds thereof), minus (ii) the aggregate amount of Indebtedness incurred pursuant to, and to the extent then outstanding under, Section 4.09(b)(29) hereof.
“Bank Products” means any facilities or services related to cash management, including treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements.
“Banking Product Obligations” means, with respect to the Issuer or any subsidiary thereof, any obligations of the Issuer or such subsidiary owed to any Person in respect of treasury management services (including, without limitation, services in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depositary, information reporting, lock-box and stop payment services), commercial credit card and merchant card services, stored value card services, other cash management services, or lock-box leases and other banking products or services related to any of the foregoing that (a) is entered into by the Issuer or any subsidiary thereof and any Person that is (i) an agent or lender under the Credit Agreement or any of their respective affiliates,
(ii) is a lender under the Credit Agreement or an affiliate thereof on the Issue Date, (iii) was an agent or lender under the Credit Agreement or an affiliate of an agent or a lender at the time such obligations were incurred or (iv) designated by the Issuer by written notice to the agent and (b) is secured by the Collateral pursuant to the loan documentation relating to the Credit Agreement.
“Bankruptcy Law” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.
“Board of Directors” means (i) with respect to any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (ii) with respect to any partnership, the board of directors or other governing body of the general partner, as applicable, of the partnership or any duly authorized committee thereof; (iii) with respect to the Issuer or any limited liability company, the managing member or members or any duly authorized controlling committee thereof; and (iv) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function. Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval). Unless the context requires otherwise, Board of Directors means the Board of Directors of the Issuer.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York, United States, or in the jurisdiction of the place of payment are authorized or required by law to remain closed. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall not be reflected in computing interest or fees, as the case may be.
“Business Successor” means (a) any former Subsidiary of the Issuer and (b) any Person that, after the Issue Date, has acquired, merged or consolidated with a Subsidiary of the Issuer (that results in such Subsidiary ceasing to be a Subsidiary of the Issuer), or acquired (in one transaction or a series of transactions) all or substantially all of the property and assets or business of a Subsidiary or assets constituting a business unit, line of business or division of a Subsidiary of the Issuer.

“Capital Stock” means:
(1)in the case of a corporation, corporate stock or shares in the capital of such corporation;
(2)in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;
(3)in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
(4)any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a Capitalized Lease (and, for the avoidance of doubt, not a straight-line or operating lease) for financial reporting purposes in accordance with GAAP. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty; provided that all obligations of the Issuer and its Restricted Subsidiaries that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect on February 25, 2016 (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capitalized Lease Obligation) for purposes of this Indenture regardless of any change in GAAP following February 25, 2016 (that would otherwise require such obligation to be recharacterized as a Capitalized Lease Obligation).

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP as in effect on the Issue Date, recorded as capitalized leases; provided that for all purposes hereunder, the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.
“Capitalized Software Expenditures” means, with respect to any Person for any period, the aggregate of a l expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.
“Cash Equivalents” means:
(1)United States dollars;
(2)(a) Canadian dollars, Yen, Sterling, Euros or any national currency of any participating member state of the EMU or any Alternative Currency or (b) any other foreign currency held by the Issuer and its Restricted Subsidiaries from time to time in the ordinary course of business or consistent with past practice;

(3)securities issued or directly and fully and unconditionally guaranteed or insured by the United States, Canada, Switzerland, United Kingdom, Japan, a member of the European Union or, in each case, any agency or instrumentality thereof, which are unconditionally guaranteed as a full faith and credit obligation of such government, with maturities of 36 months or less from the date of acquisition;
(4)certificates of deposit, time deposits, Eurodollar time deposits, overnight bank deposits or demand deposits with maturities of 24 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 24 months and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $100.0 million (or the Dollar equivalent as of the date of determination) (any such bank being an “Approved Bank”);
(5)repurchase obligations for underlying securities of the types described in clauses (3), (4), (7) and (8) entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;
(6)commercial paper and variable or fixed rate notes rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;
(7)marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);
(8)readily marketable direct obligations issued by any state, province, commonwealth or territory of the United States of America or any political subdivision, taxing authority or any agency or any instrumentality thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;
(9)Indebtedness or Preferred Stock issued by Persons having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;
(10)readily marketable direct obligations issued by any foreign government or any political subdivision, taxing authority or agency or instrumentality thereof, in each case having an Investment Grade Rating from any of Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;
(11)Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated A (or the equivalent thereof) or better by S&P or A2 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);
(12)repurchase agreements entered into by any Person with an Approved Bank, a bank or trust company or recognized securities dealer, in each case, having capital and surplus in excess of $100.0 million or its equivalent for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States, (ii) Canada, (iii) Switzerland, (iv) United Kingdom, (v) Japan or (vi) any member nation of the European Union rated A (or the equivalent thereof) or better by S&P and A2 (or the equivalent thereof) or better by Moody’s, in which such Person shall have a perfected first-priority security interest (subject to no other Liens) or title to which shall have been transferred to such Person and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations;

(13)securities with maturities of two years or less from the date of acquisition backed by standby letters of credit issued by any Person meeting the qualifications in clause (4) above;
(14)instruments equivalent to those referred to in clauses (1) through (13) above denominated in Euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction;
(15)investments, classified in accordance with GAAP as current assets of the Issuer or any Subsidiary, in money market investment programs that are registered under the Investment Company Act of 1940, as amended, or that are administered by financial institutions having capital of at least $100.0 million or its equivalent, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses(1) through (14) of this definition;
(16)with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Subsidiary maintains its chief executive office and principal place of business; provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers’ acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Subsidiary maintains its chief executive office and principal place of business; provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-2” or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 24 months from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank;
(17)bills of exchange issued in the United States of America, Canada, the United Kingdom, Japan, or a member state of the European Union eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);
(18)investments in industrial development revenue bonds that (i) “re-set” interest rates not less frequently than quarterly, (ii) are entitled to the benefit of a remarketing arrangement with an established broker dealer and (iii) are supported by a direct pay letter of credit covering principal and accrued interest that is issued by any bank meeting the qualifications specified in clause (3) above; and
(19)any investment company, money market, enhanced high yield, pooled or other investment fund investing at least 90% of their assets in securities of the types described in clauses (1) through (18) above.
Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) or (2) of the immediately preceding paragraph; provided that such amounts are converted into any currency set forth in clauses (1) or (2) of the immediately preceding paragraph as promptly as practicable and in any event within 10 Business Days following the receipt of such amounts.
In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (a) investments of the type and maturity described in clauses (1) through (19) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (19) and in clause (a) of this paragraph.

For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes under this Indenture regardless of the treatment of such items under GAAP.
“Cash Management Obligations” means (1) obligations in respect of any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements, electronic fund transfer, treasury services and cash management services, including controlled disbursement services, working capital lines, lines of credit, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services, or other cash management arrangements or any automated clearing house arrangements, (2) other obligations in respect of netting or setting off arrangements, credit, debit or purchase card programs, stored value card and similar arrangements and (3) obligations in respect of any other services related, ancillary or complementary to the foregoing (including any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services, corporate credit and purchasing cards and related programs or any automated clearing house transfers of funds).
“Casualty Event” means any event that gives rise to the receipt by the Issuer or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CFC” means a “controlled foreign corporation” within the meaning of Sections 956 and 957 of the Code.
“Change of Control” means the occurrence of any of the following:
(1)the sale or transfer, in one or a series of related transactions, of all or substantially a l of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, to a Person (other than the Issuer or any of its Restricted Subsidiaries or one or more Permitted Holders) and any “person” (as defined in clause 2) below), other than one or more Permitted Holders or any Parent Entity, is or becomes the “beneficial owner” (as so defined) of more than 50% of the total voting power of the Voting Stock of the transferee Person in such sale or transfer of assets, as the case may be, unless the Permitted Holders (directly or indirectly, including through one or more holding companies) otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly to designate, nominate or appoint (and do so designate, nominate or appoint) a majority of the Board of Directors of the transferee Person; provided that (x) so long as the Issuer is a Subsidiary of any Parent Entity, no Person shall be deemed to be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of the Issuer unless such Person shall be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity) and (y) any Voting Stock of which any Permitted Holder is the beneficial owner shall not in any case be included in any Voting Stock of which any such Person is the beneficial owner; or
(2) the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date), other than one or more Permitted Holders or a Parent Entity, that is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 of the Exchange Act as in effect on the Issue Date) of more than 50% of the total voting power of the Voting Stock of the Issuer; provided that (x) so long as the Issuer is a Subsidiary of any Parent Entity, no Person shall be deemed to be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of the Issuer unless such Person shall be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity) and (y) any Voting Stock of which any Permitted Holder is the beneficial owner shall not in any case be included in any Voting Stock of which any such Person is the beneficial owner.

Notwithstanding the preceding or any provision of Section 13d-3 or 13d-5 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement, (ii) if any group includes one or more Permitted Holders, the issued and outstanding Voting Stock of the Issuer owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred, (iii) a Person or group will not be deemed to beneficially own the Voting Stock of another Person as a result of its ownership of Voting Stock or other securities of such other Person’s parent entity (or related contractual rights) unless it owns 50% or more of the total voting power of the Voting Stock entitled to vote for the election of directors of such parent entity having a majority of the aggregate votes on the Board of Directors (or similar body) of such parent entity and (iv) the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner. For the avoidance of doubt, the Transactions shall not constitute, or be deemed to constitute, or result in a “Change of Control.” Event.
“Clearstream” means Clearstream Banking, S.A., or any successor thereof.
“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings
“Code” means the United States Internal Revenue Code of 1986, as amended, or any successor thereto.

“Collateral” means the assets and property of the Issuer, Holdings and the Guarantors in which a security interest is granted in favor of the Notes Collateral Agent pursuant to the Collateral Documents.
“Collateral Documents” means, collectively, any security agreements, hypothecs, intellectual property security agreements, mortgages, collateral assignments, security agreement supplements, pledge agreements, bonds or any similar agreements, guarantees and each of the other agreements, instruments or documents that creates or purports to create a Lien or guarantee in favor of the Notes Collateral Agent for its benefit and the benefit of the Noteholder Secured Parties, in all or any portion of the Collateral, as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed from time to time, including the Notes Security Agreement and, as the context requires, each Intercreditor Agreement.
“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense and capitalized fees, including amortization or write-off of (i) intangible assets and non-cash organization costs, (ii) deferred financing and debt issuance fees, costs and expenses, (iii) capitalized expenditures (including Capitalized Software Expenditures), customer acquisition costs and incentive payments, media development costs, conversion costs and contract acquisition costs, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and amortization of favorable or unfavorable lease assets or liabilities and (iv) capitalized fees related to any Receivables Facility, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP and any write down of assets or asset value carried on the balance sheet.
“Consolidated First Lien Net Debt Ratio” means, as of any date of determination, the ratio of (x) Consolidated Total Indebtedness secured by a Lien on the Collateral as of such date (other than Indebtedness secured by the Collateral with Junior Lien Priority relative to the Notes and the Note Guarantees) to (y) LTM EBITDA.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1)consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount or premium resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in mark-to-market valuation of any Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of

Capitalized Lease Obligations, and (e) net payments, if any made (less net payments, if any, received), pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (i) Receivables Fees, (ii) penalties and interest relating to Taxes, (iii) annual agency or similar fees paid to the administrative agents, collateral agents and other agents under any Credit Facility, (iv) any additional interest or liquidated damages owing pursuant to any registration rights obligations, (v) costs associated with obtaining Hedging Obligations, (vi) accretion or accrual of discounted liabilities other than Indebtedness, (vii) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or purchase accounting in connection with the Transactions or any acquisition, (viii) amortization, expensing or write-off of deferred financing fees, amendment and consent fees, debt issuance costs, debt discount or premium, terminated hedging obligations and other commissions, fees and expenses, discounted liabilities, original issue discount and any other amounts of non-cash interest and, adjusted to the extent included, to exclude any refunds or similar credits received in connection with the purchasing or procurement of goods or services under any purchasing card or similar program, (ix) any expensing of bridge, arrangement, structuring, commitment, agency, consent and other financing fees and any other fees related to the Transactions or any acquisitions after the Issue Date, (x) any accretion of accrued interest on discounted liabilities and any prepayment, make- whole or breakage premium, penalty or cost, (xi) interest expense with respect to Indebtedness of any direct or indirect parent of such Person resulting from push-down accounting and (xii) any lease, rental or other expense in connection with a Non-Financing Lease Obligations); plus
(2)consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less
(3)interest income for such period.
For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.
“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,
(1)any extraordinary, non-recurring, exceptional or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including the Transaction Costs or any multi-year strategic cost- saving initiatives, any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives and any accruals or reserves in respect of any extraordinary, non- recurring or unusual items), severance, relocation costs, integration and facilities’ opening costs and other business optimization expenses(including related to new product introductions), recruiting fees, restructuring charges, accruals or reserves (including restructuring and integration costs related to acquisitions after the Issue Date and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements, signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities, costs or cost inefficiencies related to project terminations, facility or property disruptions or shutdowns (including due to work stoppages, natural disasters and epidemics), internal costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities) shall be excluded;
(2)the cumulative effect (including charges, accruals, expenses and reserves) of a change in accounting principles during such period shall be excluded;
(3)any income (loss) from disposed, abandoned, transferred or discontinued operations and any gains or losses on disposal of disposed, abandoned, transferred or discontinued operations shall be excluded (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of);

(4)any gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions, disposals or abandonments other than in the ordinary course of business, as determined in good faith by the Issuer, shall be excluded;
(5)the Net Income for such period of any Person that is an Unrestricted Subsidiary or any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be excluded; provided that Consolidated Net Income of such other Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) to such other Person or a Restricted Subsidiary of such other Person by such Person in such period;
(6)solely for the purpose of determining the amount available for Restricted Payments under clause (2)(a) of Section 4.07(a) hereof, the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, is otherwise restricted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders other than (a) restrictions that have been waived or otherwise released (or such Person reasonably believes such restriction could be waived or released and is using commercially reasonable efforts to pursue such waiver of release), (b) restrictions pursuant to the Credit Agreement, the Notes, this Indenture or any other Credit Facilities and (c) restrictions specified in Section 4.08(b)(18) hereof; provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Cash Equivalents to the Issuer or a Restricted Subsidiary thereof in respect of such period or that could have been distributed by such Restricted Subsidiary during such period to the Issuer or another Restricted Subsidiary as a dividend or other distribution, to the extent not already included therein;
(7)effects of adjustments (including the effects of such adjustments pushed down to the Issuer and its Restricted Subsidiaries) (including those required or permitted by Financial Accounting Standards Codification No. 805 and Financial Accounting Standards Codification No. 350 (or any successor provision or other financial accounting standard having a similar result or effect)) in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue, debt line items and other non-cash charges in such Person’s consolidated financial statements pursuant to GAAP and related authoritative pronouncements resulting from the application of recapitalization, purchase or acquisition method accounting in relation to the Transactions or any consummated acquisition or Investment or the amortization or write-off of any amounts thereof, net of Taxes, shall be excluded;
(8)any income (loss) from the early extinguishment or conversion of (a) Indebtedness, (b) Hedging Obligations or (c) other derivative instruments shall be excluded;
(9)any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to goodwill and other intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;
(10)(i) any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs, (ii) income (loss) attributable to deferred compensation plans or trusts, (iii) [reserved] and (iv) the amount of any expense required to be recorded as compensation expense related to contingent transaction consideration shall be excluded;
(11)any fees, expenses (including any transaction or retention bonus or similar payment) or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, non-recurring costs to acquire equipment to the extent not capitalized in accordance with GAAP, Investment, recapitalization, asset disposition, non-competition agreement, issuance, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the offering, syndication and/or incurrence of the Notes and any Credit Facilities), issuance of Equity Interests, refinancing transaction or amendment or modification of or waiver or consent relating to any debt instrument (including the Notes and any Credit Facilities) and including, in each case, without limitation, the Transaction Costs and any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed and any charges or non-recurring merger or amalgamation costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with Financial Accounting Standards Codification No. 805 (or any successor provision or other financial accounting standard having a similar result or effect) and gains or losses associated with Financial Accounting Standards Codification No. 460 (or any successor provision or other financial accounting standard having a similar result or effect)), shall be excluded;
(12)accruals and reserves that are established or adjusted as a result of the Transactions or an Investment permitted under this Indenture in accordance with GAAP (including any adjustment of estimated payouts on earn-outs) or changes as a result of the adoption or modification of accounting policies during such period shall be excluded;
(13)any expenses, charges, lost profits or losses that are covered by indemnification, insurance or other reimbursement provisions in connection with the Transactions, any investment, acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Indenture, to the extent actually reimbursed, or, so long as the Issuer has made a determination that a reasonable basis exists for indemnification, insurance or reimbursement and only to the extent that such amount is (i) not denied by the applicable carrier (without any right of appeal thereof) within 180 days and (ii) in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days), shall be excluded;
(14)to the extent covered by insurance and actually reimbursed, or, so long as the Issuer has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 day period), expenses, charges or losses with respect to liability or casualty events or business interruption shall be excluded;
(15)any net pension costs or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of Financial Accounting Standards Codification Topic 712 “Compensation—Nonretirement Postemployment Benefits” and Financial Accounting Standards Codification Topic 715 “Compensation— Retirement Benefits,” and any other non-cash items of a similar nature, shall be excluded;
(16)any Transaction Costs shall be excluded;
(17)any income (loss) from Investments recorded using the equity method of accounting (but including any cash dividends or distributions actually received by the Issuer or any Restricted Subsidiary in respect of such investment) shall be excluded;

(18)the following items shall be excluded:
(a) any non-cash gain or loss (after any offset) attributable to the mark to market movement in the valuation of Hedging Obligations or other derivative instruments pursuant to Financial Accounting Standards Codification No. 815—Derivatives and Hedging (or any successor provision or other financial accounting standard having a similar result or effect) and its related pronouncements or mark to market movement of non-U.S. currencies,

Indebtedness, derivatives instruments or other financial instruments pursuant to GAAP, including Financial Accounting Standards Codification No. 825—Financial Instruments (or any successor provision or other financial accounting standard having a similar result or effect), or an alternative basis of accounting applied in lieu of GAAP, shall be excluded; provided that any cash payments or receipts relating to transactions realized in a given period shall be taken into account in such period,
(b) any non-cash gain or loss (after any offset) from currency translation and transaction gains or losses including those related to currency remeasurements of Indebtedness (including any net gain or loss resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances), intercompany loans, accounts receivables, accounts payable, intercompany balances, other balance sheet items, Hedging Obligations or other obligations of the Issuer or any Restricted Subsidiary owing to the Issuer or any Restricted Subsidiary and any other realized or unrealized foreign exchange gains or losses relating to the translation of assets and liabilities denominated in foreign currencies; and
(19)any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures (provided, in each case, that the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income for the period in which such cash payment was made) shall be excluded.
In addition, to the extent not already included in Consolidated Net Income, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received or due from business interruption insurance or reimbursement of expenses and charges that are covered by indemnification and other reimbursement provisions in connection with any acquisition or other Investment or any disposition of any asset permitted hereunder.
Notwithstanding the foregoing, for the purpose of Section 4.07 hereof only, there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any of its Restricted Subsidiaries, any sale or other disposition of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under clause (2)(d) of Section 4.07(a) hereof.
“Consolidated Secured Net Debt Ratio” means, as of any date of determination, the ratio of (1) Consolidated Total Indebtedness secured by a Lien on the Collateral as of such date to (2) LTM EBITDA.
“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to (A) the sum of (1) the aggregate principal amount of all outstanding Indebtedness of the Issuer and its Restricted Subsidiaries on a consolidated basis consisting only of Indebtedness for borrowed money (excluding Indebtedness with respect to Cash Management Obligations, intercompany Indebtedness, Subordinated Indebtedness, Disqualified Stock, Preferred Stock of Restricted Subsidiaries and Indebtedness outstanding under any Credit Facilities that were used to finance working capital needs of the Issuer and its Restricted Subsidiaries (as reasonably determined by the Issuer) as of such date), drawn but unreimbursed obligations under letters of credit (provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Indebtedness until five Business Days after such amount is drawn), Obligations in respect of Capitalized Lease Obligations, Purchase Money Obligations and debt obligations evidenced by promissory notes or similar instruments(but excluding (i) the effects of any discounting of Indebtedness resulting from the application of the acquisition method accounting in connection with any Investment permitted under this Indenture, (ii) obligations relating to Receivables Facilities and (iii) obligations under Hedging Obligations) and (2) the aggregate amount of all outstanding Disqualified Stock of the Issuer and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP, minus (B) the aggregate amount of cash and Cash Equivalents included on the consolidated balance sheet of the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal period for which consolidated financial statements are available (which may, at the Issuer’s election, be internal financial statements) (provided that the cash proceeds of any proposed incurrence of Indebtedness shall not be included in this clause (B) for purposes of calculating the Consolidated Total Net Debt Ratio, Consolidated First Lien Net Debt Ratio or the Consolidated Secured Net Debt Ratio, as applicable), with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio.” For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined in good faith by the Issuer.
“Consolidated Total Net Debt Ratio” means, as of any date of determination, the ratio of (1) the Consolidated Total Indebtedness of the Issuer and its Restricted Subsidiaries as of such date to (2) LTM EBITDA.
“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any Non-Financing Lease Obligation, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent,
(1)to purchase any such primary obligation or any property constituting direct or indirect security therefor,
(2)to advance or supply funds
(a) for the purchase or payment of any such primary obligation, or
(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or
(3)to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.
“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Investor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Issuer and/or other companies.
“Copyrights” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all copyrights in any work subject to the copyright laws of the United States, whether as author, assignee, transferee or otherwise and (b) all registrations and applications for registration of any such copyrights in the United States, including registrations, supplemental registrations and pending applications for registration in the United States Copyright Office.
“Copyright License” means any written agreement, now or hereafter in effect, granting to any Person any use right under any Copyright now or hereafter owned by any other Person or that such other Person otherwise has the right to license, and all rights of any such Person under any such agreement.
“Covered Jurisdiction” means (a) the United States (or any state, commonwealth or territory thereof or the District of Columbia) and (b) any other jurisdiction that is a “Covered Jurisdiction” under the Credit Agreement.

“Credit Agreement” means that certain Credit Agreement, by and among Sotera Health Company, the Issuer, the guarantors from time to time party thereto, J.P. Morgan Chase Bank, N.A. as first lien administrative agent and first lien collateral agent (in such capacity, the “Credit Agreement Administrative Agent”), dated as of December 13, 2019 (as amended on December 17, 2020, January 20, 2021, January 20, 2021, March 26, 2021, December 23, 2021, March 24, 2022, March 21, 2023, June 22, 2023, March 1, 2024 and the Issue Date), and each lender from time to time party thereto, together with the related documents thereto (including the revolving loans thereunder, any letters of credit and reimbursement obligations related thereto, any Guarantees and security documents), as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any one or more agreements (and related documents) governing Indebtedness, incurred to refinance, substitute, supplement, replace or add to (including increasing the amount available for borrowing or adding or removing any Person as a borrower, issuer or guarantor thereunder, in whole or in part), the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreements or one or more successors to the Credit Agreements or one or more new credit agreements; provided that the Credit Agreement shall not include (i) any indenture for debt securities or (ii) any Indebtedness that is contractually subordinated in right of payment to the Notes.
“Credit Agreement Collateral Agent” means the collateral agent under the Credit Agreement, which, on the Issue Date will be, J.P. Morgan Chase Bank, N.A.
“Credit Agreement Obligations” means any obligation to pay any unpaid principal and interest on loans made under the Credit Agreement, any letter of credit reimbursement obligations owing under the Credit Agreement, and all other Obligations of the Issuer and any guarantor or other co -obligor under the Credit Agreement, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of or in connection with, the Credit Agreement and the related loan documentation, in each case, whether on account of principal, interest, guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, fees and disbursements of counsel of any holder of Credit Agreement Obligations that are required to be paid by the Issuer or any guarantor or co-obligor pursuant to the terms of the relevant loan documentation).
“Corporate Trust Office” when used with respect to the Trustee, shall be at the address of the Trustee specified in Section 12.02 hereof or such other address as to which the Trustee may give notice to the Holders and the Issuer and when used with respect to the Notes Collateral Agent, shall be at the address of the Notes Collateral Agent specified in Section 12.02 hereof or such other address as to which the Notes Collateral Agent may give notice to the Holders and the Issuer.
“Credit Facility” or “Credit Facilities” means, with respect to the Issuer or any of its Subsidiaries, one or more debt facilities (including the Credit Agreement), indentures or other arrangements, commercial paper facilities and overdraft facilities with banks, other financial institutions or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under the original Credit Agreement or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the terms “Credit Facility” and “Credit Facilities” shall include any agreement or instrument (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Issuer as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof; provided that such increase in borrowings is permitted under the covenant described under Section 4.09 hereof.

“Custodian” means the Trustee, as custodian for the Depositary with respect to the Notes in global form, or any successor entity thereto.
“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.
“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Sections 2.06(c) or 2.06(e) hereof, as applicable, substantially in the form of Exhibit A except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Increases and Decreases in the Global Note” attached thereto.

“Delaware Divided LLC” means any Delaware LLC which has been formed upon the consummation of a Delaware LLC Division.
“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.
“Delaware LLC Division” means the statutory division of any Dela ware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.
“Depositary” means, with respect to the Notes issued in whole or in part in global form, DTC, until a successor Depositary, if any, shall have become such pursuant to this Indenture, and thereafter “Depositary” shall mean or include each Person who is then a Depositary hereunder.
“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/or the creditworthiness of the Issuer, Holdings and/or any one or more of the Guarantors (the “ Performance References”).
“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non -cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent retirement, sale, redemption, repurchase or other disposition of or collection or payment on such Designated Non-cash Consideration. A particular item of Designated Non-cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 4.10 hereof.
“Designated Preferred Stock” means Preferred Stock of the Issuer or a Parent Entity (other than Disqualified Stock) that is issued for cash (other than to the Issuer or a Subsidiary of the Issuer or an employee stock ownership plan or trust established by the Issuer or any such Subsidiary for the benefit of their employees to the extent funded by the Issuer or such Subsidiary) and that is designated as “Designated Preferred Stock” pursuant to an Officer’s Certificate of the Issuer at or prior to the issuance thereof, the net cash proceeds of which are excluded from the calculation set forth in clause (2) of Section 4.07(a) hereof.
“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of the Issuer or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is puttable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the earlier of (a) the Stated Maturity of the Notes or (b) the date on which there are no Notes outstanding; provided, however, that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with Section 4.07 hereof; provided, however, that if such Capital Stock is issued to any future, current or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) (excluding the Permitted Holders (but not excluding any future, current or former employee, director, officer, manager, contractor, consultant or advisor) or Immediate Family Members), of the Issuer, any of its Subsidiaries, any Parent Entity or any other entity in which the Issuer or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors of the Issuer or a Restricted Subsidiary (or the compensation committee thereof) or any other plan for the benefit of current, former or future employees (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer or its Subsidiaries or by any such plan to such employees (or their respective Controlled Investment Affiliates or Immediate Family Members), such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Issuer may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provisions unless such repurchase or redemption complies with the terms of this Indenture. “Dollars” or “$” means the lawful currency of the United States of America.
“Domestic Foreign Holdco” means any Subsidiary substantially all of whose assets (directly and/or indirectly through one or more Subsidiaries) are capital stock (and, if applicable, debt) of one or more Subsidiaries that are CFCs.
“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.
“DTC” means The Depository Trust Company or any successor securities clearing agency.
“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:
(1)increased (without duplication) by the following, in each case, to the extent deducted (and not added back) in arriving at Consolidated Net Income of such Person for such period:
(a) (x) provision for Taxes based on income, profits, revenue or capital, including, without limitation, federal, foreign and state, provincial, territorial, local, unitary, excise, property, value added, franchise, excise and similar Taxes (such as Dela ware franchise tax, Pennsylvania capital tax, Texas margin tax and provincial capital taxes paid in Canada) based on income, profits, revenue or capital and withholding Taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations) and similar Taxes of such Person paid or accrued during such period, including in respect of repatriated funds, any future Taxes or other levies which replace or are intended to be in lieu of such Taxes and any penalties and interest related to such Taxes or arising from any Tax examinations, (y) any distributions made to a Parent Entity with respect to the foregoing and (z) the net tax expense associated with any adjustments made pursuant to clauses (1) through (19) of the definition of “Consolidated Net Income”; plus
(b) Fixed Charges of such Person for such period (including (1) premium payments, debt discount, fees, charges and related expenses incurred in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, (2) the portion of rent expense with respect to such period under Capitalized Lease Obligations that is treated as interest expense in accordance with GAAP, (3) the implied interest component of synthetic leases with respect to such period, (4) net payments and losses on any Hedging Obligations or other derivative instruments, (5) bank, letter of credit and other financing fees and costs of surety bonds in connection with financing activities and (6) any commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility, in each case, to the extent included in Fixed Charges), together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses 1(i) through 1(xii) thereof; plus(c) Consolidated Depreciation and Amortization Expense of such Person for such period; plus
(d)any fees, costs expenses or charges (other than Consolidated Depreciation and Amortization Expense) related to any actual, proposed or contemplated Equity Offering, Permitted Investment, Restricted Payment, acquisition, disposition, recapitalization or the incurrence of Indebtedness (and any amendment or modification to any such transaction) (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges (including rating agency fees, consulting fees and other related expenses and/or letter of credit or similar fees) related to the offering or incurrence of, or ongoing administration of the Notes, the Credit Agreement and any other Credit Facility, any Receivables Fees, any other Indebtedness or any Equity Offering, in each case, whether or not consummated, to the extent deducted (and not added back) in computing Consolidated Net Income and (ii) any amendment or other modification of the Notes; plus
(e)restructuring charges, accruals or reserves (including restructuring and integration costs related to acquisitions and adjustments to existing reserves), integration and facilities opening costs or other business optimization expenses, one-time restructuring costs incurred in connection with acquisitions made after the Issue Date, project startup costs and costs related to the closure and/or consolidation of facilities, in each case, whether or not classified as restructuring expense on the consolidated financial statements; plus
(f)any other non-cash charges or deferred revenue, including, without limitation, any write offs or write downs, reducing Consolidated Net Income for such period; provided that if any such non-cash charges or deferred revenue represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period; plus
(g)the amount of any non-controlling or minority interest expense consisting of income attributable to non-controlling or minority equity interests of third parties in any non-Wholly Owned Subsidiary; plus
(h)the amount of Board of Directors fees and management, monitoring, consulting, advisory fees and other fees (including termination and transaction fees), indemnities and related expenses paid or accrued in such period under any investor management agreement (including any termination fees payable in connection with the early termination of management and monitoring agreements) to the extent otherwise permitted under Section 4.11 hereof; plus

(i)the amount of pro forma “run rate” cost savings (including cost savings with respect to salary, benefit and other direct savings resulting from workforce reductions and facility, benefit and insurance savings and any savings expected to result from the limitation of a public target’s Public Issuer Costs), operating expense reductions, other operating improvements (including the entry into material contracts or arrangements), revenue enhancements and initiatives and synergies (including, to the extent applicable, from (i) the effect of new customer contracts or projects and/or (ii) increased pricing or volume in existing contracts), any restructuring or cost saving initiative or other initiative projected by the Issuer in good faith to be realized as a result of actions taken, committed to be taken or planned to be taken, in each case on or prior to the date that is 24 months after the end of such period (including actions initiated prior to the Issue Date), including any cost savings, expenses and charges (including restructuring and integration charges) in connection with, or incurred by or on behalf of, any joint venture of the Issuer or any of its Restricted Subsidiaries (whether accounted for on the financial statements of any such joint venture or the Issuer) and any restructuring, cost saving initiative or other initiative, which cost savings shall be added to EBITDA as so projected until fully realized and calculated on a pro forma basis as though such cost savings (including cost savings with respect to salary, benefit and other direct savings resulting from workforce reductions and facility, benefit and insurance savings and any savings expected to result from the reduction of a public target’s Public Issuer Costs), operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of the relevant period, net of the amount of actual benefits realized from such actions; provided that (A) such cost savings are reasonably identifiable and quantifiable and factually supportable and (B) no cost savings, operating expense reductions, other operating improvements or synergies shall be added pursuant to this clause (i) to the extent duplicative of any expenses or charges relating to such cost savings, operating expense reductions or synergies that are included in any other clause of this definition (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken) (which adjustments may be incremental to pro forma cost savings, operating improvements, synergies and operating expense reductions made pursuant to the definition of “Fixed Charge Coverage Ratio”); plus
(j)the amount of loss or discount on sale of receivables, Receivables Assets and related assets to the Receivables Subsidiary in connection with a Receivables Facility; plus
(k)any costs or expense incurred by the Issuer or a Restricted Subsidiary or a Parent Entity pursuant to any management equity plan, stock option plan, phantom equity plan, profits interests or any other management, employee benefit or other compensatory plan or agreement plan or agreement (and any successor plans or arrangements thereto), any employment, termination or severance agreement or any stock subscription or shareholder agreement and any costs or expenses in connection with the roll-over, acceleration or payout of Capital Stock, to the extent that such cost or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Equity Interest of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (2) of Section 4.07(a) hereof; plus
(l)any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of Financial Accounting Standards Codification No. 715, and any other items of a similar nature; plus
(m)operating expenses incurred on or prior to the Issue Date attributable to (i) salary obligations paid to employees terminated prior to the Issue Date and (ii) wages paid to executives in excess of the amounts the Issuer and its Subsidiaries are required to pay pursuant to any employment agreements; plus

(n)any net loss from discontinued operations; plus
(o)cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDA pursuant to clause (2) below for any previous period and not added back; plus
(p)any loss relating to amounts paid in cash prior to the stated settlement date of any hedging obligation that has been reflected in Consolidated Net Income for such period; plus
(q)any gain relating to hedging obligations associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from EBITDA pursuant to clauses (2)(c) and (2)(d) below; plus
(r)the amount of any costs, charges or expenses relating to payments made to stock appreciation or similar rights, stock option, restricted stock, phantom equity, profit interests or other interests or right holders of the Issuer or any Parent Entity in connection with, or as a result of, any distribution being made to shareholders of such Person or any of its Subsidiaries or any Pa rent Entities, which payments are being made to compensate such holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent not prohibited under this Indenture; plus
(s)Public Issuer Costs; plus
(t)[reserved]; plus
(u)with respect to any joint venture, an amount equal to the proportion of those items described in clauses (1)(a) and (1)(c) above relating to such joint venture corresponding to the Issuer’s and its Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary) to the extent deducted (and not added back) in computing Consolidated Net Income; plus
(v)earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments, in each case in connection with acquisitions or Investments; plus

(w)[reserved]; plus
(x)[reserved]; plus
(y)any due diligence quality of earnings report from time to time prepared with respect to the target of an acquisition or Investment by a nationally recognized accounting firm; plus
(2) decreased (without duplication) by the following, in each case, to the extent included in determining Consolidated Net Income of such Person for such period:
(a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period (other than non-cash gains relating to the application of Accounting Standards Codification Topic 842 —Leases) (or any successor provision or other financial accounting standard having a similar result or effect); plus

(b) the amount of any non-controlling interest consisting of loss attributable to non- controlling interests of third parties in any non-Wholly Owned Subsidiaries added (and not deducted) in such period in calculating Consolidated Net Income; plus
(c ) any gain relating to amounts received in cash prior to the stated settlement date of any hedging obligation that has been reflected in Consolidated Net Income in such period; and
(d) any loss relating to hedging obligations associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from EBITDA pursuant to clauses (1)(p) and (1)(q) above;
(3) increased by any income from investments recorded using the equity method of accounting or the cost method of accounting, without duplication and to the extent not included in arriving at Consolidated Net Income, except to the extent such income was attributable to income that would be deducted pursuant to clause (2) above if it were income of the Issuer or any of its Restricted Subsidiaries;
(4) decreased by any losses from investments recorded using the equity method of accounting or the cost method of accounting, without duplication and to the extent not deducted in arriving at Consolidated Net Income, except to the extent such loss was attributable to losses that would be added back pursuant to clause (1) above if it were a loss of the Issuer or any of its Restricted Subsidiaries;
(5) increased by an amount, with respect to investments recorded using the equity method of accounting or the cost method of accounting and without duplication of any amounts added pursuant to clause (3) above, equal to the amount attributable to each such investment that would be added to EBITDA pursuant to clause (1) above if instead attributable to the Issuer or a Subsidiary, pro-rated according to the Issuer’s or the applicable Subsidiary’s percentage ownership in such investment;
(6) decreased by an amount, with respect to investments recorded using the equity method of accounting or the cost method of accounting and without duplication of any amounts deducted pursuant to clause (4) above, equal to the amount attributable to each such investment that would be deducted from EBITDA pursuant to clause (2) above if instead attributable to the Issuer or a Subsidiary, pro-rated according to the Issuer’s or the applicable Subsidiary’s percentage ownership in such investment;

in each case, as determined on a consolidated basis for such Person in accordance with GAAP; provided that:
(3)    (i) to the extent included in Consolidated Net Income, there shall be excluded in determining EBITDA currency translation gains and losses related to currency remeasurements of assets or liabilities (including the net loss or gain resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances),
(ii)to the extent included in Consolidated Net Income, there shall be excluded in determining EBITDA for any period any adjustments resulting from the application of Financial Accounting Standards Codification No. 815, and
(iii)to the extent included in Consolidated Net Income, there shall be excluded in determining EBITDA any expense (or income) as a result of adjustments recorded to contingent consideration liabilities relating to the Transactions or Investments permitted under this Indenture.
“Electronic Means” means the following communication methods: S.W.I.F.T. (Society for Worldwide Interbank Financial Telecommunication) messaging, email, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords or authentication keys, any Federal Reserve

Bank wire or telex or communication facility or any other method or system specified by the Trustee as available for use in connection with its services hereunder.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.
“Equity Offering” means any public or private sale or issuance of Capital Stock or Preferred Stock (other than through the issuance of Disqualified Stock or Designated Preferred Stock) of the Issuer or any Parent Entity, other than:
(1)offerings with respect to the Issuer’s or any Parent Entity’s common stock registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions or other securities of the Issuer or any Parent Entity;
(2) issuances of Capital Stock to any Subsidiary of the Issuer; and
(3) any such public or private sale that constitutes an Excluded Contribution or a Contributed Holdings Investment.
“Euro” or “€” means the single currency of participating member states of the EMU.
“Euroclear” means Euroclear Bank S.A./N.V., or any successor thereof.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.
“Excluded Assets” means, in relation to the Issuer and any Grantor, (a) any fee-owned real property with a fair market value less than $30,000,000 and all leasehold (including ground lease) interests in real property (including requirements to deliver landlord lien waivers, estoppels and collateral access letters), (b) motor vehicles and other assets subject to certificates of title or ownership, (c) letter of credit rights (except to the extent constituting supporting obligations (as defined under the UCC) in which a security interest can be perfected with the filing of a UCC-1 financing statement), (d) commercial tort claims (as defined in the UCC) with a value of less than $20,000,000 and commercial tort claims for which no complaint or counterclaim has been filed in a court of competent jurisdiction, (e) Excluded Equity Interests, (f) any lease, contract, license, sublicense, other agreement or document, government approval or franchise with any Person if, to the extent and for so long a s, the grant of a Lien thereon to secure the Notes Obligations would require the consent of a third party (unless such consent has been received), violates or invalidates, constitutes a breach of or a default under, or creates a right of termination in fav or of any other party thereto (other than the Issuer or any other Grantor) to, such lease, contract, license, sublicense, other agreement or document, government approval or franchise (but only to the extent any of the foregoing is not rendered ineffective by, or is otherwise unenforceable under, the Uniform Commercial Code, or any other applicable Requirements of Law), (g) any asset subject to a Lien of the type permitted by clause (8) or (37) of the definition of Permitted Liens (whether or not incurred pursuant to such clause), in each case if, to the extent and for so long as the grant of a Lien thereon to secure the Notes Obligations constitutes a breach of or a default under, or creates a right of termination in favor of any party (other than the Issuer, Holdings or any Guarantor) to, any agreement pursuant to which such Lien has been created (but only to the extent any of the foregoing is not rendered ineffective by, or is otherwise unenforceable under, the UCC, or any other applicable Requirements of Law), (h) any intent-to-use trademark applications filed in the United States Patent and Trademark Office, pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. Section 1051, prior to the accepted filing of a “Statement of Use” and issuance of a “Certificate of Registration” pursuant to Section 1(d) of the Lanham Act or an accepted filing of an “Amendment to Allege Use” whereby such intent-to-use trademark application is converted to a “use in commerce” application pursuant to Section 1(c) of the Lanham Act and any other Intellectual Property in any jurisdiction where the grant of a Lien thereon would cause the invalidation or abandonment of such Intellectual Property under applicable law, (i) any asset if, to the extent and for so long as the grant of a Lien thereon to secure the Notes Obligations is prohibited by any Requirements of Law, rule or regulation, contractual obligation existing on the Issue Date (or, if later, the date of acquisition of such asset, or the date a Person that owns such assets becomes a Guarantor, so long as any such prohibition is not created in contemplation of such acquisition or of such Person becoming a Guarantor) or any permitted agreement with any Governmental Authority binding on such asset (in each case, other than to the extent that any such prohibition would be rendered ineffective pursuant to the UCC or any other applicable Requirements of Law) or (ii) would require the consent, approval, license or authorization from any Governmental Authority or regulatory authority, unless such consent, approval, license or authorization has been received (other than to the extent that any such requirement would be rendered ineffective pursuant to the UCC or any other applicable Requirements of Law) (j) margin stock (within the meaning of Regulation U of the Board of Governors, as in effect from time to time) and pledges and security interests prohibited by applicable law, rule or regulation or agreements with any Governmental Authority, (k) Securitization Assets, (l) any Deposit Account (as defined in the UCC) or Securities Account (as defined in the UCC) that is used as a pension fund, escrow (including, without limitation, any escrow accounts for the benefit of customers), trust, or similar account, in each case, for the benefit of third parties, (m) assets to the extent a security interest in such assets would result in an investment in “United States property” by a CFC or would otherwise result in a material adverse tax consequence, as reasonably determined by the Issuer (it being understood that no more than 65% of the voting equity interests of the following Subsidiaries shall be included in the Collateral: (i) any foreign Subsidiary that is a CFC and that is owned directly by the Issuer or a Grantor and (ii) any Domestic Foreign Holdco and (n) any assets constituting “Excluded Assets” under the Credit Agreement (as in effect on the date hereof).
“Excluded Contribution” means net cash proceeds, marketable securities, property or assets or Qualified Proceeds received by the Issuer after the Issue Date from:
(1)contributions to its common equity capital; and
(2)the issuance or sale (other than to a Restricted Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or trust of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,
in each case which are (x) excluded from the calculation set forth in clause (2) of Section 4.07(a) hereof and (y) designated as Excluded Contributions pursuant to an Officer’s Certificate of the Issuer.
“Excluded Equity Interests” means Equity Interests in any (a) Unrestricted Subsidiary, (b) Immaterial Subsidiary, (c) Subsidiary organized under the laws of a jurisdiction that is not a Covered Jurisdiction (except that up to 65% of the voting equity interests of any foreign Subsidiary that is a CFC and that is owned directly by the Issuer or a Grantor shall not be Excluded Equity Interests), (d) any Equity Interests to the extent the pledge thereof would be prohibited or limited by any applicable Requirement of Law existing on the date hereof or on the date such Equity Interests are acquired by the Issuer or any other Grantor or on the date the issuer of such Equity Interests is created other than to the extent that any such prohibition would be rendered ineffective pursuant to the applicable anti-assignment provisions in the Uniform Commercial Code of any applicable jurisdiction, (e) Subsidiary (other than any Grantor) to the extent the pledge thereof to the Notes Collateral Agent is not permitted by the terms of such Subsidiary’s organizational (except in the case of any Wholly Owned Subsidiary of a Parent Entity ) or joint venture documents, in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, (f) not-for-profit Subsidiary, captive insurance company or special purpose securitization vehicle (or similar entity), including any Securitization Subsidiary, (g) Domestic Foreign Holdco to the extent in excess of 65% of the voting equity interests of such Domestic Foreign Holdco and (h) “Excluded Equity Interests” as defined in the Credit Agreement (as in effect on the date hereof).
“Excluded Subsidiary” means (a) any Subsidiary that is not a Wholly Owned Subsidiary of Holdings, (b) any Subsidiary that is prohibited by applicable law, rule or regulation or contractual obligation existing on the Issue Date or, if later, the date such Subsidiary first becomes a Restricted Subsidiary, from guaranteeing the Notes Obligations or which would require any governmental or regulatory consent, approval, license or authorization to do so, unless such consent, approval, license or authorization has been obtained, (c) any Immaterial Subsidiary, (d) any direct or indirect Subsidiary with respect to which the Credit Agreement Administrative Agent and the Issuer have agreed in writing that the cost or other consequences (including any adverse tax consequences) of providing a Guarantee in respect of the Credit Agreement is excessive in view of the benefits to be obtained by the lenders under the Credit Agreement, (e) any Subsidiary that is (or, if it were a Guarantor, would be) an “investment company” under the Investment Company Act of 1940, as amended, (f) any not-for profit Subsidiaries, captive insurance companies or other special purpose subsidiaries, (g) any Subsidiary that is organized under the laws of a jurisdiction other than any Covered Jurisdiction, (h) any subsidiary whose provision of a Guarantee would constitute an investment in “United States property” by a CFC or otherwise result in a material adverse tax consequence to the Issuer or one of its subsidiaries (or, if applicable, the common parent of the Issuer’s consolidated group for applicable income tax purposes) as reasonably determined by the Issuer, (i) any direct or indirect subsidiary of a CFC and any Domestic Foreign Holdco, (j) any special purpose securitization vehicle (or similar entity), including any Securitization Subsidiary, (k) each Unrestricted Subsidiary and (l) any Subsidiary (other than the Guarantors on the Issue Date) for which the providing of a Guarantee could reasonably be expected to result in any violation or breach of, or conflict with, fiduciary duties of such Subsidiary’s officers, directors or managers and (m) any Restricted Subsidiary acquired pursuant to a transaction not prohibited by this Indenture financed with Indebtedness permitted under Section 4.09 as assumed Indebtedness and any Restricted Subsidiary thereof that Guarantees such Indebtedness, in each case to the extent such Indebtedness prohibits such Subsidiary from becoming a Guarantor (so long as such prohibition did not arise in connection with such transaction) or such assumption of Indebtedness; provided that any Immaterial Subsidiary that is a signatory to any Collateral Documents, this Indenture or any supplemental indenture shall be deemed not to be an Excluded Subsidiary unless the Issuer has otherwise notified the Trustee in writing; provided further that the Issuer may at any time and in its sole discretion, upon written notice to the Trustee, deem that any Restricted Subsidiary shall not be an Excluded Subsidiary for any purposes hereunder.
“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Issuer in good faith.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or corporate controller of the Issuer or Parent Entity, as applicable.
“Fitch” means Fitch Ratings, Inc., and any successor or assign Rating Agency.
“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees, redeems (or gives irrevocable notice of redemption for), repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility, unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, deemed incurrence, assumption, guarantee, redemption (including as contemplated by any such irrevocable notice of redemption), repayment, defeasance, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.
Notwithstanding anything to the contrary herein, in the event an item of Indebtedness (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on a ratio basket based on the Fixed Charge Coverage Ratio, Consolidated First Lien Secured Net Debt Ratio, Consolidated Secured Net Debt Ratio or Consolidated Total Net Debt ratio, such ratio(s) shall be calculated with respect to such incurrence, issuance or other transaction without giving effect to amounts being utilized under any other basket (other than a ratio basket based on the Fixed Charge Coverage Ratio, Consolidated First Lien Secured Net Debt Ratio, Consolidated Secured Net Debt Ratio or Consolidated Total Net Debt Ratio) on the same date. Each item of Indebtedness that is incurred or issued, each Lien incurred and each other transaction undertaken will be deemed to have been incurred, issued or taken first, to the extent available, pursuant to the relevant Fixed Charge Coverage Ratio, Consolidated First Lien Secured Net Debt Ratio, Consolidated Secured Net Debt Ratio or Consolidated Total Net Debt Ratio test.

Notwithstanding anything to the contrary herein, in the event an item of Indebtedness (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on a ratio basket based on a Fixed Charge Coverage Ratio, Consolidated First Lien Secured Net Debt Ratio, Consolidated Secured Net Debt Ratio or Consolidated Total Net Debt Ratio, such ratio(s) shall be calculated without regard to the incurrence of any Indebtedness under any revolving facility or letter of credit facility (1) immediately prior to or in connection therewith or (2) used to finance working capital needs of the Issuer and its Restricted Subsidiaries.
Any calculation or measure that is determined with reference to the Issuer’s financial statements (including EBITDA, Consolidated Interest Expense, Consolidated Net Income, Fixed Charges, Fixed Charge Coverage Ratio, Consolidated First Lien Secured Net Debt Ratio, Consolidated Secured Net Debt Ratio and Consolidated Total Net Debt Ratio) may be determined with reference to the financial statements of a Parent Entity instead, so long as such Parent Entity does not hold any material assets other than, directly or indirectly, the Capital Stock of the Issuer, the Guarantors and their respective Subsidiaries.
For purposes of making the computation referred to in the paragraph above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, operational changes, business expansion and disposed or discontinued operations (as determined in accordance with GAAP) that have been made by the Issuer or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, operational changes, business expansion and disposed or discontinued operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged or amalgamated with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, operational change, business expansion or disposed or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation, operational change, business expansion or disposed operation had occurred at the beginning of the applicable four-quarter period (subject to the threshold specified in the previous sentence).
For purposes of this definition, whenever pro forma effect is to be given to a transaction (including the Transactions), the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer (and may include, for the avoidance of doubt, cost savings, operating improvements, synergies and expense reductions which is being given pro forma effect). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.
“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:
(1)Consolidated Interest Expense of such Person for such period;
(2)all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of any Restricted Subsidiary of such Person during such period; and

(3)all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.
“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary.
“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time; provided that all terms of an accounting or financial nature used in this Indenture shall be construed, and all computations of amounts and ratios referred to in this Indenture shall be made (a) without giving effect to any election under Accounting Standards Codification Topic 825 —Financial Instruments, or any successor thereto or comparable accounting principle (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Issuer or any Subsidiary at “fair value,” as defined therein and (b) the amount of any Indebtedness under GAAP with respect to Capitalized Lease Obligations shall be determined in accordance with the definition of Capitalized Lease Obligations. At any time after the Issue Date, the Issuer may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Indenture); provided that any such election, once made, shall be irrevocable; provided, further, any calculation or determination in this Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Issuer’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Issuer shall give notice of any such election made in accordance with this definition to the Trustee. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness.
If there occurs a change in IFRS or GAAP, as the case may be, and such change would cause a change in the method of calculation of any standards, terms or measures used in this Indenture (an “Accounting Change”), then the Issuer may elect that such standards, terms or measures shall be calculated as if such Accounting Change had or had not occurred.
“Global Note Legend” means the legend set forth in Section 2.06(g)(ii) hereof, which is required to be placed on all Global Notes issued under this Indenture.
“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A hereto issued in accordance with Section 2.01, 2.06(b) or 2.06(d) hereof.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether federal, state, provincial, territorial, local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank).
“Grantors” means the Issuer, Holdings, the Guarantors and any future Guarantor that becomes a party to the Notes Security Agreement or any other Collateral Document pursuant to Section 4.15 hereof.
“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other monetary obligations.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Issue Date or entered into in connection with any acquisition or disposition of assets permitted under this Indenture (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantor” means, each Restricted Subsidiary that Guarantees the Notes, until such Note Guarantee is released in accordance with the terms of this Indenture. For avoidance of doubt, the term “Guarantor” does not include Holdings.
“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies.
“Holder” means each Person in whose name a Note is registered on the Registrar’s books, which shall initially be the nominee of DTC in the case of Global Notes.
“Holdings” has the meaning set forth in the preamble hereto and its permitted successors.
“Holding Company” means any Person so long as such Person directly or indirectly holds 100% of the total voting power of the Voting Stock of the Issuer, and at the time such Person acquired such voting power, no Person and no group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) (other than any Permitted Holder), shall have beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of such Person.
“IFRS” means the international financial reporting standards as issued by the International Accounting Standards Board as in effect from time to time.
“Immaterial Subsidiary” means, at any date of determination, each Restricted Subsidiary of the Issuer that (i) has not guaranteed any other Indebtedness of the Issuer and (ii) has Total Assets and revenues, in each case, of less than 2.5% of Total Assets and revenues and, together with all other Immaterial Subsidiaries, has Total Assets and revenues of less than 10.0% of Total Assets and revenues, in each case, measured at the end of the most recent fiscal period for which consolidated financial statements are available (which may, at the Issuer’s election, be internal consolidated financial statements) on a pro forma basis giving effect to any acquisitions or dispositions of companies, division or lines of business since such balance sheet date or the start of such four quarter period, as applicable, and on or prior to the date of acquisition of such Subsidiary.
“Immediate Family Members” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships, the estate of such individual and such other individuals above) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.
“incur” means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “incurred” and “incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “incurred” at the time any funds are borrowed thereunder.
“Indebtedness” means, with respect to any Person, without duplication:
(1)the principal indebtedness of such Person:
(a)in respect of borrowed money;
(b)evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof) (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of incurrence);
(c)representing the balance deferred and unpaid of the purchase price of any property, which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto, and Capitalized Lease Obligations, except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until, after 30 days of becoming due and payable, has not been paid and such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and any purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller; or
(d)representing any Hedging Obligations to the extent not otherwise included in this definition (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement);
if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;
(2)to the extent not otherwise included, any Guarantee by such Person on the principal components of the obligations of the type referred to in clause (1) of a third Person to the extent Guaranteed by such Person, other than by endorsement of negotiable instruments for collection in the ordinary course of business; provided that the amount of Indebtedness of any Person for purposes of this clause (2) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith; and
(3)to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination

(as determined in good faith by the Issuer) and (b) the amount of such Indebtedness of such other Persons;
provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or consistent with past practice or industry practice, (b) obligations under or in respect of Receivables Facilities, (c) Indebtedness of any Parent Entity appearing on the balance sheet of the Issuer, or solely by reason of push down accounting under GAAP, (d) intercompany liabilities arising from their cash management, tax, and accounting operations, (e) intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business, (f) Cash Management Obligations, (g) any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Issue Date, Non-Financing Lease Obligations, Sale and Lease-back Transactions or any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practice, (h) obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) incurred prior to the Issue Date or in the ordinary course of business or consistent with past practice, (i) in connection with the purchase by the Issuer or any Restricted Subsidiary of any business, any deferred or prepaid revenue, post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner, (j) for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes, (k) Capital Stock, (l) amounts owed to dissenting stockholders (including in connection with, or as a result of, exercise of dissenters’ or appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with a consolidation, amalgamation, merger or transfer of assets that complies with Section 5.01 hereof, (m) deferred obligations under any investor management agreement, (n) accrued obligations in the ordinary course of business, (o) royalty payments made in the ordinary course of business, (p) any accruals for payroll and other noninterest bearing liabilities in the ordinary course of business, (q) deferred rent obligations, taxes and compensation, (r) customary payables with respect to money orders or wire transfers and (s) customary obligations under employment agreements.
The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount of Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness. Indebtedness shall be calculated without giving effect to the effects of Accounting Standards Codification Topic 815—Derivatives and Hedging and related pronouncements to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.
“Indenture” means this Indenture, as amended or supplemented from time to time.
“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing; provided, however, that such firm or appraiser is not an Affiliate of the Issuer.
“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.
“Initial Notes” has the meaning set forth in the recitals hereto.
“Initial Purchasers” means the persons named as initial purchasers in the Purchase Agreement, dated as of May 23, 2024.

“Instructions” means any written notices, directions or instructions received (including for the avoidance of doubt by Electronic Means) by the Trustee or the Agents from an Authorized Person or from a person reasonably believed by the Trustee or the respective Agent to be an Authorized Person.
“Intellectual Property” means, with respect to any Person, all intellectual property rights of every kind and nature, whether now or hereafter owned or licensed by any such Person, including such rights in inventions, Patents, Copyrights, Trademarks and Licenses, rights in trade secrets and know-how, rights in domain names, rights in confidential or proprietary technical, business or other information, and rights in software and databases.
“Intercompany License Agreement” means any cost sharing agreement, commission or royalty agreement, license or sublicense agreement, distribution agreement, services agreement, intellectual property rights transfer agreement, any related agreements or similar agreements, in each case where all parties to such agreement are one or more of the Issuer or a Restricted Subsidiary.
“Intercreditor Agreement” means, collectively, (i) the Pari Passu Intercreditor Agreement, (ii) the ABL Intercreditor Agreement, and (iii) the Second Lien Intercreditor Agreement, as applicable.

“Interest Payment Date” means June 1 and December 1 of each year to stated maturity.
“Investment Grade Rating” means a rating equal to or higher than (x) Baa3 (or the equivalent) by Moody’s, (y) BBB-(or the equivalent) by S&P or (z) a rating of BBB- (or the equivalent) by Fitch, as applicable, or if the Notes are not then rated by Moody’s, S&P or Fitch, an equivalent rating by any other Rating Agency.
“Investment Grade Securities” means:
(1)securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);
(2)securities issued or directly and fully guaranteed or insured by the Canadian, United Kingdom or Japanese governments, a member state of the European Union, or any agency or instrumentality thereof (other than Cash Equivalents);
(3)debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries;
(4)investments in any fund that invests exclusively in investments of the type described in clauses (1), (2) and (3) above which fund may also hold cash and Cash Equivalents pending investment or distribution; and
(5)corresponding instruments in countries other than the United States of America customarily utilized for high quality investments.
“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances, capital contributions and other extensions of credit (excluding (i) accounts receivable, credit card and debit card receivables, trade credit, advances or extensions of credit to customers, distributors, suppliers, past, present or former employees, directors, officers, managers, contractors, consultants or advisors (or their respective Controlled Investment Affiliates or Immediate Family Members), commission, travel and similar advances to past, present or former employees, directors, officers, managers, distributors, contractors, consultants or advisors (or their respective Controlled Investment Affiliates or Immediate Family Members) in each case made in the ordinary course of business or consistent with past practice or industry practice, (ii) any debt or extension of credit represented by a bank deposit other than a time deposit, (iii) intercompany advances arising from cash management, tax and accounting operations and (iv) intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others)), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property; provided that endorsements of negotiable instruments and documents in the ordinary course of business or consistent with past practice or industry practice will not be deemed to be an Investment.
For purposes of the definition of “Unrestricted Subsidiary” and Section 4.07 hereof:
(1)“Investments” shall include the portion (proportionate to the Issuer’s direct or indirect equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer or the applicable Restricted Subsidiary shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:
(a)the Issuer “Investment” in such Subsidiary at the time of such redesignation; less
(b)the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation;
(2)any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Issuer; and
(3)if the Issuer or any Restricted Subsidiary issues, sells or otherwise disposes of Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any investment by the Issuer or any Restricted Subsidiary in such Person remaining after giving effect thereto shall not be deemed to be an Investment at such time.
The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash, Cash Equivalents or other property by the Issuer or a Restricted Subsidiary in respect of such Investment.
“Issue Date” means May 30, 2024 (the first date the Initial Notes are issued under this Indenture).
“Issuer” has the meaning set forth in the preamble hereto and its permitted successors.

“Issuer Order” means a written request or order signed on behalf of the Issuer by an Officer of the Issuer and delivered to the Trustee or an Agent.
“Junior Lien Priority” means Indebtedness that is secured by a Lien on the Collateral that is junior in priority to the Liens on the Collateral securing the Obligations under the Notes and is subject to a Second Lien Intercreditor Agreement (it being understood that junior Liens are not required to rank equally and ratably with other junior Liens, and that Indebtedness secured by junior Liens may be secured by Liens that are senior in priority to, or rank equally and ratably with, or junior in priority to, other Liens constituting junior Liens).
“Letter of Credit” means any letter of credit or bank guarantee by an issuing bank issued pursuant to the Credit Agreement or deemed outstanding under the Credit Agreement.
“License” means any Patent License, Trademark License or Copyright License.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge or other security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any Capitalized Lease having substantially the same economic effect as any of the foregoing); provided that in no event shall Non-Financing Lease Obligations be deemed to constitute a Lien.
“Limited Condition Transaction” means (1) any Investment or acquisition (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Equity Interests or otherwise and which may include, for the avoidance of doubt, a transaction that may constitute a Change of Control), whose consummation is not conditioned on the availability of, or on obtaining, third party financing; (2) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment; (3) any Restricted Payment requiring irrevocable notice in advance thereof; and (4) any asset sale or a disposition excluded from the definition of “Asset Sale.”
“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.
“LTM EBITDA” means EBITDA of the Issuer for the most recently completed Test Period in each case with such pro forma adjustments giving effect to such Indebtedness, acquisition or Investment, as applicable, since the start of such Test Period and as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio.”
“Management Investors” means the members of the Board of Directors, officers and employees of Holdings, the Issuer and/or its Subsidiaries who are (directly or indirectly through one or more investment vehicles) investors in Holdings (or any direct or indirect parent thereof).
“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common Capital Stock of the Issuer or any Parent Entity on the date of the declaration of a Restricted Payment permitted pursuant to clause (9) of Section 4.07(b) multiplied by (ii) the arithmetic mean of the closing prices per share of such common Capital Stock on the principal securities exchange on which such common Capital Stock are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Moody’s” means Moody’s Investors Service, Inc. and any successor or assign Rating Agency.
“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.
“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Sale or received in any other non-cash form, net of the costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting, consulting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, and brokerage and sales commissions, distributions and other payments required to be made to non- controlling interest or minority interest holders (other than the Issuer or any of its Subsidiaries) in Subsidiaries or joint ventures as a result of such transaction, the amount of any purchase price or similar adjustment claimed by any Person to be owed by the Issuer or any Restricted Subsidiary, until such time as such claim will have been settled or otherwise finally resolved, or paid or payable by the Issuer or any Restricted Subsidiary, in either case in respect of such Asset Sale, any relocation expenses incurred as a result thereof, commissions, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees), all costs associated with unwinding any related Hedging Obligations in connection with such transaction, other fees and expenses, including title and recordation expenses, title insurance premiums, survey costs, Taxes paid or estimated to be payable as a result thereof (after taking into account any available Tax credits or deductions and any Tax sharing arrangements) or any transactions occurring or deemed to occur to effectuate a payment under this Indenture, Tax reserves set aside or payable or accrued as a liability under GAAP (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution or deemed distribution of such proceeds to the Issuer or any of its Subsidiaries, transfer taxes, deed or mortgage recording taxes and taxes that would be payable in connection with any repatriation of such proceeds), as a consequence of such transaction, including distributions for Related Taxes or any transactions occurring or deemed to occur to effectuate a payment under this Indenture, amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness (other than Subordinated Indebtedness) or amounts required to be applied to the repayments of Indebtedness which is (x) secured by a Lien on such assets, (y) is owed by a Non-Guarantor Subsidiary or (z) required (other than required by clause (1) of Section 4.10(b)) by applicable law to be paid out of the proceeds from such transaction, any deduction of appropriate amounts to be provided by the Issuer or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post- employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, any portion of the purchase price from such transaction placed in escrow, whether for the satisfaction of any indemnification obligations in respect of such transaction, as a reserve for adjustments to the purchase price associated with any such transaction or otherwise in connection with such transaction and the amount of any liabilities (other than Indebtedness in respect of the Credit Agreement, the Notes or other Indebtedness secured by substantially all of the Collateral) directly associated with such asset being sold and retained by the Issuer or any of its Restricted Subsidiaries.
“Net Short” means, with respect to a Holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of the (x) the value of its Notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 ISDA Credit Derivatives Definitions) to have occurred with respect to the Issuer, Holdings or any Guarantor immediately prior to such date of determination.
“Non-Financing Lease Obligation” means a lease obligation that is not required to be accounted for as a financing or capital lease in accordance with GAAP. For the avoidance of doubt, a straight-line or operating lease shall be considered a Non-Financing Lease Obligation.
“Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not a Guarantor.
“Non-U.S. Person” means a Person who is not a U.S. Person.
“Note Guarantees” means the Guarantees of the Issuer’s obligations under this Indenture and the Notes provided by the Guarantors (and each, a “Note Guarantee”)
“Noteholder Secured Parties” means the Trustee, the Notes Collateral Agent, each Agent and each Holder of Notes and each other holder of, or obligee in respect of, any Notes Obligations outstanding at such time.
“Notes” means the Initial Notes and more particularly means any Note authenticated and delivered under this Indenture. For all purposes of this Indenture, the term “Notes” shall also include any Additional Notes that may be issued pursuant hereto.

“Notes Documents” means this Indenture, the Notes, the Note Guarantees and the Collateral Documents.

“Notes Obligations” means any obligation to pay any unpaid principal and interest on the Notes, and all other Obligations of the Issuer, Holdings and any Guarantor or other co-obligor under the any Notes Document, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of or in connection with, this Indenture, the Notes, the Collateral Documents and the related notes documentation, in each case, whether on account of principal, interest, guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer, Holdings or any Guarantor whether or not a claim for post-petition interest is allowed in such proceedings and all fees and disbursements of counsel of any holder of Notes Obligations that are required to be paid by the Issuer, Holdings or any Guarantor or co-obligor pursuant to the terms of the relevant loan documentation).

“Notes Priority Collateral” means all collateral other than the ABL Priority Collateral (if any).
“Notes Security Agreement” means the Security Agreement, dated as of the Issue Date, among the Issuer, the other Grantors party thereto, the Notes Collateral Agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.
“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.
“Offering Memorandum” means the Offering Memorandum, dated May 23, 2024, relating to the offering of the Initial Notes.
“Officer” means, with respect to any Person, (1) the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, any Assistant Treasurer, any Managing Director, Director, any manager, any authorized signatory, any Executive Vice President, any Senior Vice President, the Secretary or any Assistant Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as an “Officer” for the purposes of this Indenture by the Board of Directors of such Person.
“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer, or on behalf of any other Person, by an Officer of such Person, as the case may be, that meets the requirements set forth in this Indenture.
“Opinion of Counsel” means a written opinion from legal counsel. Such counsel may be an employee of or counsel to the Issuer or the Trustee.
“Other Pari Passu Lien Obligations” means any Indebtedness or other Obligations having Pari Passu Lien Priority relative to the Notes with respect to the Collateral (other than the Credit Agreement Obligations); provided that an authorized representative of the holders of such Indebtedness shall have executed a joinder to the Pari Passu Intercreditor Agreement.
“Parent Entity” means any direct or indirect parent of the Issuer (or any successor thereof).
“Pari Passu Indebtedness” means Indebtedness of the Issuer which ranks equally in right of payment to the Notes or of Holdings or any Guarantor if such Indebtedness ranks equally in right of payment to the Note Guarantees.
“Pari Passu Intercreditor Agreement” means the Pari Passu Intercreditor Agreement, dated as of the Issue Date (as amended or supplemented from time to time), by and among, inter alios, the Company, the other grantors party thereto, the Credit Agreement Collateral Agent and the Notes Collateral Agent, substantially in the form attached hereto as Exhibit E.

“Pari Passu Lien Priority” means, relative to specified Indebtedness, having equal Lien priority on specified Collateral and the holders of which are subject to the Pari Passu Intercreditor Agreement.
“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).
“Patents” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: all letters patent of the United States and all registrations therefor and all applications for letters patent of the United States, including registrations and pending applications in the United States Patent and Trademark Office.
“Patent License” means any written agreement, now or hereafter in effect, granting to any Person any right to manufacture, use or sell any invention claimed in a Patent, now or hereafter owned by any other Person or that any other Person now or hereafter otherwise has the right to license, and all rights of any such Person under any such agreement.
“Paying Agent” means any Person authorized by the Issuer to pay the principal of (and premium, if any) or interest on any Note on behalf of the Issuer.

“Performance References” has the meaning set forth for such term in the definition of Derivative Instrument.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash or Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with Section 4.10 hereof.
“Permitted Holders” means, (a) each Sponsor, (b) the Management Investors, (c) any Person who is acting solely as an underwriter in connection with a public or private offering of Equity Interests of any parent entity of the Issuer or the Issuer, acting in such capacity and (d) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members if a majority of the Equity Interests owned by the group is owned by Permitted Holders under clause (a) or (b) above.
“Permitted Intercompany Activities” means any transactions (A) between or among the Issuer and its Restricted Subsidiaries that are entered into in the ordinary course of business or consistent with past practice of the Issuer and its Restricted Subsidiaries and, in the reasonable determination of the Issuer are necessary or advisable in connection with the ownership or operation of the business of the Issuer and its Restricted Subsidiaries, including (i) payroll, cash management, purchasing, insurance and hedging arrangements; (ii) management, technology and licensing arrangements; and (iii) customary loyalty and rewards programs, (B) [reserved] or (C) constituting Permitted Tax Restructurings.
“Permitted Investments” means:
(1)any Investment in (a) the Issuer or any of its Restricted Subsidiaries (including the Equity Interests of, or guarantees of obligations of, a Restricted Subsidiary) or (b) a Person (including the Capital Stock of any such Person) that will, upon the making of such Investment, become a Restricted Subsidiary;
(2)any Investment in cash and Cash Equivalents or Investment Grade Securities;
(3)any Investment in a Person (including, to the extent constituting an Investment, in assets of a Person that represent substantially all of its assets or a division, business unit or product line or line of business, including research and development and related assets in respect of any product); provided that as a result of such Investment:
(a)such Person, upon the consummation of such purchase or acquisition, will be a Restricted Subsidiary (including as a result of a merger, amalgamation or consolidation between any Subsidiary and such Person); or
(b)such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated or otherwise combined with or into, or transfers or conveys substantially a l of its assets (or a division, business unit or product line, including any research and development and related assets in respect of any product), or is liquidated into, the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation or transfer;
(4)any Investment in securities, promissory notes or other assets not constituting cash, Cash Equivalents or Investment Grade Securities (including earn-outs) and received in connection with an Asset Sale made pursuant to the provisions of Section 4.10 hereof or any other disposition of assets not constituting an Asset Sale;
(5)(a) any Investment existing or made pursuant to binding commitments, agreements or arrangements in effect on the Issue Date or an Investment consisting of any extension, replacement, reinvestment, modification or renewal of any such Investment and (b) any Investment existing on the Issue Date by the Issuer or any Restricted Subsidiary in the Issuer or any Restricted Subsidiary or an Investment consisting of any extension, replacement, reinvestment, modification or renewal of any such Investment; provided that the amount of any such Investment may be increased in such extension, replacement, reinvestment, modification or renewal only (i) as required by the terms of such Investment or binding commitment as in existence on the Issue Date (including in respect of any unused commitment), plus any accrued but unpaid interest (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) and premium payable by the terms of such Investment thereon and fees and expenses associated therewith as of the Issue Date or (ii) as otherwise permitted under this Indenture;
(6)any Investment (including debt obligations and Equity Interests) acquired by the Issuer or any of its Restricted Subsidiaries:
(a)consisting of extensions of trade credit and accommodation guarantees in the ordinary course of business including extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit;
(b)in exchange for any other Investment or accounts receivable, endorsements for collection or deposit held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable (including any trade creditor or customer);

(c)in satisfaction of judgments against other Persons;
(d)as a result of a foreclosure, perfection or enforcement by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
(e)received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment; or

(f)received in settlement, compromise or resolution of debts created in the ordinary course of business or consistent with past practice or industry practice;
(7)Hedging Obligations not prohibited by Section 4.09 hereof;
(8)any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed the greater of $81.3 million and 15.0% of LTM EBITDA at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments (without duplication for purposes of Section 4.07 hereof of any amounts increasing the sum of subclauses (a)-(f) of clause (2) of Section 4.07(a)) with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value; provided, however, that if any Investment pursuant to this clause (8) is made in any Person that is not the Issuer or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes the Issuer or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (3) above and shall cease to have been made pursuant to this clause (8);
(9)Investments and other acquisitions the payment for which consists of Equity Interests (other than Disqualified Stock) of the Issuer, any Parent Entity or Unrestricted Subsidiary;
(10)(i) Indebtedness and guarantees of Indebtedness permitted under Section 4.09 hereof and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business or consistent with past practice, and the creation of Liens on the assets of the Issuer or any Restricted Subsidiary in compliance with Section 4.12 hereof and Restricted Payments permitted under Section 4.07 hereof (other than by reference to this clause (10)) and (ii) performance guarantees and Contingent Obligations with respect to obligations that are permitted by this Indenture;
(11)any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 4.11(b) hereof (except transactions described in Sections 4.11(b)(2) and (5) hereof) or Section 5.01 hereof;
(12)to the extent that they constitute Investments, purchases and other acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses, sublicenses, cross-licenses, assignments, contributions, leases, or subleases of other assets, intellectual property, receivables owing to the Issuer or any Restricted Subsidiary or other rights, in each case in the ordinary course of business;
(13)additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding, not to exceed the greater of $325.2 million and 60.0% of LTM EBITDA at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments (without duplication for purposes of Section 4.07 hereof of increasing the sum of subclauses (a)-(f) of clause (2)of Section 4.07(a) hereof) with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value; provided, however, that if any Investment pursuant to this clause (13) is made in any Person that is not the Issuer or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes the Issuer or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (3) above and shall cease to have been made pursuant to this clause (13);

(14)Investments relating to a Receivables Subsidiary that, in the good faith determination of the Issuer are necessary or advisable to effect any Receivables Facility, distributions or payments of Receivables Fees or any repurchase obligation in connection therewith including, without limitation, Investments of funds held in accounts permitted or required by the arrangements governing such Receivables Facilities or any related Indebtedness;
(15)advances to, or guarantees of Indebtedness of, employees not in excess of the greater of
$54.2 million and 10.0% of LTM EBITDA outstanding at any one time, in the aggregate;
(16)(x) loans and advances to officers, directors and employees of any Parent Entity, the Issuer and its Restricted Subsidiaries (i) for business-related travel expenses, entertainment, moving expenses and other similar expenses for ordinary business purposes, (ii) to fund such Person’s purchase of Equity Interests of the Issuer or any direct or indirect parent company thereof and (iii) for payroll payments and
(y) Investments in the form of Recruitment Notes and other recruiting costs to certain employees or financial advisors in the ordinary course of business;
(17)[reserved];
(18)contributions to a “rabbi” trust for the benefit of employees, directors, officers, consultants, contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Issuer, and Investments relating to non-qualified deferred payment plans in the ordinary course of business or consistent with past practice;
(19)any other Investment; provided that on a pro forma basis after giving effect to such Investment (i) the Consolidated First Lien Net Debt Ratio would be equal to or less than 7.75 to 1.00 or (ii) the Consolidated First Lien Net Debt Ratio would not be higher than it was immediately prior to such Investment;

(20)[reserved];
(21)Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements (or any comparable or similar provisions in other applicable jurisdictions) with customers in the ordinary course of business or consistent with past practices or industry practice;
(22)loans and advances to any Parent Entity (x) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to such companies in accordance with Sections 4.07(a) and (b) hereof and (y) to the extent the proceeds thereof are contributed or loaned or advanced to the Issuer or a Restricted Subsidiary;
(23)Investments (A) for utilities, security deposits, leases and similar prepaid expenses incurred in the ordinary course of business and (B) trade accounts created, or prepaid expenses accrued, in the ordinary course of business;
(24)non-cash Investments in connection with tax planning and reorganization activities, and Investments in connection with Permitted Intercompany Activities and Permitted Tax Restructurings;
(25)any Investment in any Subsidiary or any joint venture (including in connection with intercompany cash management arrangements, cash pooling arrangements, intercompany loans or related activities) arising in the ordinary course of business or consistent with past practice or industry practice;

(26)Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”;
(27)Investments (including debt obligations and equity interests) (a) in connection with Settlements, (b) in exchange for any other Investment or accounts receivable, endorsements for collection or deposit held by the Issuer or any Restricted Subsidiary, (c) as a result of foreclosure, perfection or enforcement of any Lien, (d) in satisfaction of judgments or (e) pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor or litigation, arbitration or other disputes or otherwise with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
(28)Investments (a) consisting of purchases and acquisitions of assets or services in the ordinary course of business or consistent with past practice, (b) made in the ordinary course of business or consistent with past practice or industry practice in connection with obtaining, maintaining or renewing client, franchisee and customer contacts and loans, (c) advances, loans, extensions of credit (including the creation of receivables) or prepayments made to, and guarantees with respect to obligations of, franchisees, distributors, suppliers, lessors, licensors and licensees in the ordinary course of business or consistent with past practice or (d) consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by this Indenture;
(29)Investments in receivables owing to the Issuer or any Restricted Subsidiary created or acquired in the ordinary course of business or consistent with past practice;
(30)Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged or amalgamated into or consolidated with the Issuer or merged or amalgamated into or consolidated with a Restricted Subsidiary after the Issue Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;
(31)repurchases of the Notes and Indebtedness (other than Subordinated Indebtedness) under the Credit Facilities;
(32)guaranty and indemnification obligations arising in connection with surety bonds issued in the ordinary course of business or consistent with past practice;
(33)Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business or consistent with past practice;
(34)Investments made from casualty insurance proceeds in connection with the replacement, substitution, restoration or repair of assets on account of a Casualty Event; and
(35)to the extent constituting Investments, advances in respect of transfer pricing and cost- sharing arrangements (i.e., “cost-plus” arrangements) that are (a) in the ordinary course of business and consistent with the Issuer’s and the Guarantors’ historical practices and (b) funded not more than 120 days in advance of the applicable transfer pricing and cost-sharing payment.

“Permitted Liens” means, with respect to any Person:
(1)Liens incurred or pledges, deposits or security (a) in connection with workers’ or workmen’s compensation, payroll taxes, unemployment insurance, employers’ health tax, social security, retirement and other similar security laws or legislation, or other insurance-related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto), (b) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instrument for the benefit of) insurance carriers providing property, casualty or liability insurance to the Issuer or any Restricted Subsidiary or otherwise supporting the payment of items set forth in the foregoing clause (a) or (c) good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;
(2)Liens with respect to outstanding motor vehicle fines and Liens arising or imposed by law or regulation, such as landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, architects, or construction contractors’ Liens and other similar Liens, in each case for sums not yet overdue for a period of more than 60 days or being contested in good faith by appropriate proceedings or, if more than 60 days overdue, are unfiled and no other action has been taken to enforce such Liens or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP (or other applicable accounting principles) or for property Taxes on property of the Issuer or one of its Subsidiaries that such Person has determined to abandon if the sole recourse for such Tax is to such property;
(3)Liens for Taxes, assessments or other governmental charges that are not overdue for a period of more than 60 days, not yet payable or subject to penalties for nonpayment or that are being contested in good faith by appropriate proceedings for which adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(4)Liens incurred or deposits made to secure the performance of bids, trade contracts, governmental contracts and leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds, bankers acceptance facilities and other obligations of a like nature (including those to secure health, safety and environmental obligations) and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, in each case incurred in the ordinary course of business or consistent with past practices;
(5)(a) survey exceptions, encumbrances, charges, easements (including reciprocal easement agreements), ground leases, covenants, conditions, rights-of-way, licenses, servitudes, survey exceptions, restrictions, encroachments, protrusions, by-law, reservations of, or rights of others for licenses, drains, cable television lines, sewers, electric lines, telegraph and telephone lines and other similar purposes, zoning or other restrictions (including defects and irregularities in title and similar encumbrances) and other similar encumbrances and title defects or irregularities affecting real property, exceptions on title policies insuring Liens granted on any mortgaged properties or any other collateral or Liens incidental to the conduct of the business of such Person or to the ownership of its properties, including servicing agreements, development agreements, site plan agreements, subdivision agreements, facilities sharing agreements, cost sharing agreements and other similar agreements, charges or encumbrances that, in the aggregate, do not materially interfere with the ordinary conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole, (b) rights of recapture of unused real property in favor of the seller of property set forth in customary purchase agreements and related arrangements with any governmental, statutory or regulatory authority, (c) Liens arising from the right of distress enjoyed by landlords or Liens otherwise granted to landlords, in either case, to secure the payment of arrears of rent in respect of leased properties, so long as such Liens are not exercised, (d) servicing agreements, development agreements, site plan agreements and other agreements with any governmental authority pertaining to the use or development of any of the assets of the Person, provided that the same are complied with in all material respects and do not materially reduce the value of the assets of the Person or materially interfere with the use of such assets in the operation of the business of such Person, (e) the reservations in any original grants from the crown of any land or interest therein and statutory exceptions to title and (f) other Liens on real property (including ground leases in respect of real property on which facilities owned or leased by the Issuer or any of the Restricted Subsidiaries are located);
(6)Liens securing Obligations relating to any Indebtedness permitted to exist or to be incurred pursuant to clause (4), (12), (13), subclause (i) of the first proviso to clause (14), (29) or (32) of Section 4.09(b) hereof; provided that Liens securing Indebtedness permitted to exist or to be incurred pursuant to clauses (14) or (32) are solely on acquired property or the assets of the acquired entity, as the case may be;
(7)Liens existing on the Issue Date, including Liens securing the Credit Agreement (with respect to the Indebtedness outstanding thereunder on the Issue Date) and any Liens securing any Refinancing Indebtedness of any Indebtedness secured by such Liens;
(8)(a) Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary and (b) and Liens existing on property or shares of stock or other assets at the time of its acquisition, including any acquisition by means of a merger, amalgamation, consolidation or other business combination transaction with or into the Issuer or any Restricted Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger or consolidation; provided, further, however, that such Liens may not extend to any other property or other assets owned by the Issuer or any of its Restricted Subsidiaries (other than any replacements of such property or assets and additions and accessions thereto, the proceeds or products thereof and other than after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted under this Indenture that require or include, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition);
(9)Liens (a) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted under this Indenture to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment or any Asset Sale permitted under this Indenture (including any letter of intent or purchase agreement with respect to such Investment or Asset Sale), (b) consisting of an agreement to sell, transfer or dispose of any property in an Asset Sale permitted under this Indenture, in each case, solely to the extent such Investment or Asset Sale, as the case may be, would have been permitted on the date of the creation of such Lien and
(c) solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement or other acquisitions permitted under this Indenture;
(10)Liens securing Indebtedness or other obligations of the Issuer or a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary, or Liens in favor of the Issuer or any Restricted Subsidiary or Trustee;
(11)(a) Liens securing Hedging Obligations or on cash or Cash Equivalents securing Hedging Obligations or Cash Management Obligations; (b) Liens on cash and Cash Equivalents used to satisfy or discharge Indebtedness; provided such satisfaction or discharge is permitted under this Indenture; and (c) Liens on cash and Cash Equivalents or other marketable securities securing letters of credit of the Issuer or any Guarantor (which indebtedness represented by such letters of credit is permitted to be incurred under this Indenture) that are cash collateralized in an amount of cash, Cash Equivalents or other marketable securities with a fair market value of up to 105% of the face amount of such letters of credit being secured;
(12)Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s accounts payable or obligations in respect of bankers’ acceptances or trade letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)(a) leases, subleases, licenses or sublicenses of assets (including real property, intellectual property, software and other technology rights), in each case entered into in the ordinary course of business, consistent with past practice or, with respect to intellectual property, software and other technology rights that do not materially interfere with the operation of the business of the Issuer or any of its Restricted Subsidiaries, taken as a whole, (b) any interest or title of a lessor or licensee under any lease or license entered into by the Issuer or any Restricted Subsidiary in the ordinary course of its business or consistent with past practice and (c) Liens arising from grants of non-exclusive licenses or sublicenses of intellectual property made in the ordinary course of business or consistent with past practice;
(14)Liens arising from UCC (or equivalent statute) financing statement filings regarding operating leases or consignments entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business or consistent with past practice and other Liens arising solely from precautionary UCC financing statements or similar filings;
(15)Liens in favor of the Issuer or any Guarantor;
(16)Liens on vehicles or equipment of the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business or consistent with past practice;
(17)Liens on accounts receivable and related assets incurred in connection with a Receivables
Facility;
(18)Liens securing Refinancing Indebtedness incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under this Indenture; provided that any such Lien is limited to all or part of the same property or assets (plus property and assets affixed or appurtenant thereto and additions, improvements, accessions, proceeds, dividends or distributions thereof, including after-acquired property that is (i) affixed or incorporated into the property or assets covered by such Lien, (ii) after-acquired property or assets subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets and (iii) the proceeds and products thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Obligations relating to the Indebtedness or other obligations being refinanced or is in respect of property or assets that is or could be the security for or subject to a Permitted Lien hereunder;
(19)(a) deposits made or other security provided in the ordinary course of business or consistent with past practice or industry practice to secure liability to insurance carriers and (b) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(20)Liens securing Indebtedness and other Obligations in an aggregate principal amount not to exceed the greater of $162.6 million and 30.0% of LTM EBITDA at the time incurred;
(21)Liens securing, or otherwise arising from, judgments, decrees, attachments, orders or awards for the payment of money not constituting an Event of Default under Section 6.01(a)(5) hereof;
(22)Liens in favor of customs and revenue authorities arising a s a matter of law to secure payment of customs duties in connection with the importation of goods;
(23)Liens (a) of a collection bank arising under applicable law, including Section 4-210 of the UCC, or any comparable or successor provision, on items in the course of collection; (b) attaching to pooling, commodity or securities trading accounts or other commodity or securities brokerage accounts incurred in the ordinary course of business; or (c) in favor of a banking or other financial institution or entity, or electronic payment service provider, arising as a matter of law or under customary terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and which are within the general parameters customary in the banking or finance industry or arising pursuant to such banking or financial institution’s general terms and conditions (including Liens in favor of deposit banks or securities intermediaries securing customary fees, expenses or charges in connection with the establishment, operation or maintenance of deposit accounts or securities accounts);
(24)Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 4.09 hereof, including Liens deemed to exist in connection with Investments in repurchase agreements under clause (12) of the definition of the term “Cash Equivalents”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;
(25)Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business or consistent with past practice or industry practice and not for speculative purposes;
(26)Liens that are contractual rights of setoff, banker’s lien, netting agreements and other Liens (a) relating to deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of Indebtedness, including letters of credit, bank guarantees or other similar instruments, (b) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or consistent with past practice or industry practice of the Issuer and its Restricted Subsidiaries or (c) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business or consistent with past practice or industry practice;
(27)Liens securing (a) Indebtedness and other Obligations permitted to be incurred under any Credit Facility, including any letter of credit facility relating thereto, that was permitted by the terms of this Indenture to be incurred pursuant to clause (1) of Section 4.09(b) hereof and (b) obligations of the Issuer or any Subsidiary in respect of any Cash Management Obligation or Hedging Obligation provided by any lender party to any Credit Facility or any Affiliate of such lender (or any Person that was a lender or an Affiliate of a lender at the time the applicable agreements pursuant to which such Cash Management Obligation or Hedging Obligation are provided were entered into) or any other Person designated for such purchase under any Credit Facility;
(28)Liens incurred to secure Obligations in respect of any Indebtedness permitted to be incurred pursuant to Section 4.09 hereof; provided that, with respect to Liens securing Obligations permitted under this clause (28), at the time of incurrence and after giving pro forma effect thereto (including a pro forma application of the net proceeds from such Indebtedness), (x) in the case of Indebtedness secured by a Lien on the Collateral (other than Indebtedness secured by the Collateral with Junior Lien Priority relative to the Notes and the Note Guarantees), the Consolidated First Lien Net Debt Ratio would be no greater than 6.00 to 1.00 outstanding at any one time, (y) in the case of Indebtedness secured by Lien on the Collateral with Junior Lien Priority relative to the Notes and the Note Guarantees, the Consolidated Secured Net Debt Ratio would be no greater than 7.75 to 1.00 outstanding at any one time, or (z) in the case of any such Indebtedness described in the foregoing clauses (x) or (y) incurred to finance any investment or acquisition or incurred as a result of Person being acquired by the Issuer or any Restricted Subsidiary or merged into or consolidated with the Issuer or a Restricted Subsidiary in accordance with the terms of this Indenture, the Consolidated First Lien Net Debt Ratio or Consolidated Secured Net Debt Ratio, respectively, would be equal to or less than it was immediately prior to such acquisition or merger, in each case as of the date on which such additional Indebtedness is incurred, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom);
(29)Settlement Liens;

(30)Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Issuer or any of its Subsidiaries or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments;
(31)Liens on Capital Stock or other securities or assets of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;
(32)Receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;
(33)Liens on Equity Interests of any joint venture securing financing arrangement, joint venture or similar arrangement (a) securing obligations of such joint venture securing financing arrangement, joint venture or similar arrangement or (b) pursuant to the relevant joint venture securing financing arrangement, joint venture agreement or similar arrangement or agreement;
(34)Liens arising out of conditional sale, title retention, consignment, hire purchase or similar arrangements for the sale or purchase of goods entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business or consistent with past practice;
(35)the rights reserved or vested in any Person or government, statutory or regulatory authority by the terms of any lease, license, franchise, grant or permit held by the Issuer or any Restricted Subsidiary thereof or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;
(36)Liens on assets or property of a Restricted Subsidiary that is not a Guarantor securing Indebtedness and other Obligations of any Restricted Subsidiary that is not a Guarantor;
(37)Liens (a) securing Capitalized Lease Obligations, or Purchase Money Obligations, or securing the payment of all or a part of the purchase price of, or securing Indebtedness or other Obligations incurred to finance or refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that (i) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be incurred under this Indenture and (ii) any such Liens may not extend to any assets or property of the Issuer or any Restricted Subsidiary other than assets and property affixed or appurtenant thereto and accessions, additions, improvements, proceeds, dividends or distributions thereof, including after-acquired property that is (A) affixed or incorporated into the property or assets covered by such Lien, (B) after-acquired property or assets subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets and (C) the proceeds and products thereof and (b) any interest or title of a lessor, sublessor, franchisor, licensor or sublicensor or secured by a lessor’s, sublessor’s, franchisor’s, licensor’s or sublicensor’s interest under any Capitalized Lease Obligations or Non-Financing Lease Obligations;
(38)(a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Issuer or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar arrangements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property;
(39)Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;
(40)Liens securing Indebtedness and other Obligations of any Non-Guarantor Subsidiary covering only assets of such Subsidiary;

(41)Liens deemed to exist in connection with Investments permitted under clause (4) of the definition of “Cash Equivalents”;
(42)Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise permitted by this Indenture;
(43)Liens then existing with respect to assets of an Unrestricted Subsidiary on the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described under the definition of “Unrestricted Subsidiaries”;
(44)restrictive covenants affecting the use to which real property may be put and Liens or covenants restricting or prohibiting access to or from lands abutting on controlled access highways or covenants affecting the use to which lands may be put; provided that such Liens or covenants do not interfere with the ordinary conduct of the business of the Issuer or any Restricted Subsidiary;
(45)Liens on property, assets or Permitted Investments used to defease or to satisfy or discharge Indebtedness; provided that such defeasance, satisfaction or discharge is not prohibited by this Indenture;
(46)Liens relating to escrow arrangements securing Indebtedness, including (i) Liens on escrowed proceeds from the issuance of Indebtedness for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters, arrangers, trustee or collateral agent thereof) and (ii) Liens on cash or Cash Equivalents set aside at the time of the incurrence of any Indebtedness, in either case to the extent such cash or Cash Equivalents prefund the payment of interest or premium or discount on such Indebtedness (or any costs related to the issuance of such Indebtedness) and are held in an escrow account or similar arrangement to be applied for such purpose;
(47)Liens securing the Notes (other than any Additional Notes) and the related Note Guarantees;
(48)Liens arising in connection with any Permitted Intercompany Activities and Permitted Tax Restructurings;
(49)Liens in connection with Sale and Lease-Back Transactions;
(50)Liens on cash and Cash Equivalents used to satisfy or discharge Indebtedness; provided such satisfaction or discharge is not prohibited under this Indenture;
(51)rights of consignors of goods, whether or not perfected by the filing of a financing statement or other registration, record or filing;
(52)restrictions on dispositions of assets to be disposed of pursuant to merger agreements, stock or asset purchase agreements and similar agreements, in each case, solely to the extent such disposition would not be prohibited by this Indenture; and
(53)Liens on ABL Priority Collateral securing any Obligations under any ABL Facility permitted to be incurred in accordance with this Indenture, which Liens may be senior in priority to the Liens on the Collateral securing the Notes Obligations solely with respect to such ABL Priority Collateral.
For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.
In the event that a Permitted Lien meets the criteria of more than one of the types of Permitted Liens (at the time of incurrence or at a later date), the Issuer in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Lien in any manner that complies with this Indenture and such Permitted Lien shall be treated as having been made pursuant only to the clause or clauses of the definition of Permitted Lien to which such Permitted Lien has been classified or reclassified.
“Permitted Plan” means any employee benefits plan of the Issuer or any of its Affiliates and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.
“Permitted Tax Restructuring” means any reorganizations and other activities related to Tax planning and Tax reorganization entered into prior to, on or after the Issue Date so long as such Permitted Tax Restructuring is not materially adverse to the Holders of the Notes (as reasonably determined by the Issuer).
“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.
“Private Placement Legend” means the legend set forth in Section 2.06(g)(i) hereof to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.
“Public Issuer Costs” means, as to any Person, costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and costs relating to compliance with the provisions of the Securities Act and the Exchange Act or any other comparable body of laws, rules or regulations, as companies with listed equity, directors’ compensation, fees and expense reimbursement, costs relating to enhanced accounting functions and investor relations, stockholder meetings and reports to stockholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, listing fees and other transaction costs, in each case to the extent arising solely by virtue of the listing of such Person’s equity securities on a national securities exchange or issuance of public debt securities.
“Purchase Money Obligations” means any Indebtedness incurred to finance or refinance the acquisition, leasing, expansion, construction, installation, replacement, repair or improvement of property (real or personal), equipment or assets (including Equity Interests), and whether acquired through the direct acquisition of such property or assets, or the acquisition of the Equity Interests of any Person owning such property or assets, or otherwise.
“QIB” means a “qualified institutional buyer” as defined in Rule 144A.
“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Issuer in good faith.
“Qualified Securitization Facility” means any Securitization Facility that meets the following conditions:
(a)the board of directors of the Issuer shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the applicable Securitization Subsidiary and (b) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer).
“Rating Agencies” means Moody’s, S&P and Fitch or if Moody’s, S&P or Fitch (or any combination thereof) shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s, S&P or Fitch (or such combination thereof), as the case may be.
“Ratings Decline Period” means the period that (i) begins on the earlier of (a) a Change of Control or

(b)the first public notice of the intention by the Issuer to affect a Change of Control and (ii) extends 30 days following the consummation of such Change of Control; provided, that such period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies.

“Ratings Event” means (x) a downgrade by one or more gradations (including gradations within ratings categories as well as between categories) or withdrawal of the rating of the Notes within the Ratings Decline Period by two or more Rating Agencies if each such Rating Agency shall have put forth a statement to the effect that such downgrade is attributable to the applicable Change of Control and (y) the Notes do not have a rating of Investment Grade from any such Rating Agency; provided that a Ratings Event otherwise arising by virtue of a particular reduction in rating shall not be deemed a Ratings Event for purposes of the definition of “Change of Control Repurchase Event” if the applicable Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Ratings Event ).
“Receivables Assets” means accounts receivable, royalty and other similar rights to payment and any other assets related thereto subject to a Receivables Facility that are customarily sold or pledged in connection with receivables transactions and the proceeds thereof.
“Receivables Facility” means any of one or more receivables securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non- recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Issuer or any of its Restricted Subsidiaries sells or grants a security interest in its accounts receivable or assets related thereto that are customarily sold or pledged in connection with securitization transactions to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.
“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.
“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related or incidental thereto.
“Record Date” for the interest payable on any applicable Interest Payment Date means May 15 or November 15 (whether or not a Business Da y) next preceding such Interest Payment Date.
“Recruitment Notes” means forgivable promissory notes issued from time to time by a Restricted Subsidiary to certain employees or financial advisors in the ordinary course of business.
“Redemption Date” when used with respect to any Note to be redeemed, means the date fixed for such redemption by or pursuant to this Indenture.
“Regulation S” means Regulation S promulgated under the Securities Act.
“Regulation S Global Note” has the meaning assigned to it in Section 2.01(c).
“Related Taxes” means:
(1)any Taxes, including sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs, net worth, gross receipts, excise, occupancy, intangibles or similar Taxes and other fees and expenses (other than (x)

Taxes measured by income and (y) withholding Taxes), required to be paid (provided such Taxes are in fact paid) by any Parent Entity by virtue of its:
(a)being organized or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than, directly or indirectly, the Issuer or any of the Issuer’s Subsidiaries) or otherwise maintain its existence or good standing under applicable law,
(b)being a holding company parent, directly or indirectly, of the Issuer or any Subsidiaries of the Issuer,
(c)receiving dividends from or other distributions in respect of the Capital Stock of, directly or indirectly, the Issuer or any Subsidiaries of the Issuer, or
(d)having made any payment in respect to any of the items for which the Issuer is permitted to make payments to any Parent Entity pursuant to Section 4.07 hereof; and
(2)any Tax Distributions.
“Requirements of Law” means, with respect to any Person, any statutes, laws, treaties, rules, regulations, statutory instruments, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer” means any officer within the corporate trust department of the Trustee, who shall have direct responsibility for the administration of this Indenture, and any other officer of the Trustee to whom any corporate trust matter relating to this Indenture is referred because of such officer’s knowledge of and familiarity with the particular subject and means, when used with respect to the Notes Collateral Agent, any officer within the corporate trust department of the Notes Collateral Agent, who shall have direct responsibility for the administration of this Indenture, and any other officer of the Notes Collateral Agent to whom any corporate trust matter relating to this Indenture is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.
“Restricted Global Note” means a Global Note bearing the Private Placement Legend.
“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.
“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.” Unless otherwise specified or the context otherwise requires, a reference to a “Restricted Subsidiary” shall be a reference to a Restricted Subsidiary of the Issuer.
“Rule 144” means Rule 144 promulgated under the Securities Act.
“Rule 144A” means Rule 144A promulgated under the Securities Act.
“Rule 903” means Rule 903 promulgated under the Securities Act.
“Rule 904” means Rule 904 promulgated under the Securities Act.
“S&P” means S&P Global Ratings, and any successor or assign Rating Agency.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Issuer or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.
“Screened Affiliate” means any Affiliate of a Holder (i) that makes investment decisions independently from such Holder and any other Affiliate of such Holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such Holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Issuer or its Subsidiaries, (iii) whose investment policies are not directed by such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes, and (iv) whose investment decisions are not influenced by the investment decisions of such Holder or any other Affiliate of such Holder that is acting in concert with such Holders in connection with its investment in the Notes.
“SEC” means the U.S. Securities and Exchange Commission.
“Second Lien Intercreditor Agreement” means an intercreditor agreement (as amended or supplemented from time to time), among the Notes Collateral Agent, the Credit Agreement Collateral Agent and one or more representatives for holders of other Indebtedness secured by the Collateral on a Junior Lien Priority basis that is subject to such intercreditor agreement, which intercreditor agreement is (a) substantially in the form of Exhibit G hereto or (b) in customary form (as determined by the Issuer); provided that in the case of this clause (b), the terms of such intercreditor agreement, taken as a whole, are no less favorable (as determined by the Issuer) to the Noteholder Secured Parties than the terms in the form attached hereto as Exhibit G entered into pursuant to Section 13.09(m).
“Secured Hedge Agreement” means any agreement with respect to Hedging Obligations that (a) is entered into by the Issuer and any Person that, at the time such Person entered into such Secured Hedge Agreement, was (i) is an agent or lender under the Credit Agreement or any of their respective affiliates, (ii) is a lender under the Credit Agreement or an affiliate thereof on the Issue Date, (iii) was an agent or lender under the Credit Agreement or an affiliate of an agent or a lender at the time such obligations were incurred or (iv) designated by the Issuer by written notice to the agent and (b) is secured by the Collateral pursuant to the loan documentation relating to the Credit Agreement.
“Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien other than Indebtedness with respect to Cash Management Obligations.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.
“Securitization Assets” means the accounts receivable, royalty and other similar rights to payment and any other assets related thereto subject to a Qualified Securitization Facility that are customarily sold or pledged in connection with securitization transactions and the proceeds thereof.
“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Qualified Securitization Facilities and other activities reasonably related thereto.
“Senior Indebtedness” means:
(1)all Indebtedness of the Issuer, Holdings or any Guarantor outstanding under any of the Credit Agreement, the Notes and the related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issuer, Holdings or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Issuer, Holdings or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;
(2)all Hedging Obligations (and guarantees thereof) owing to a Lender (as defined in the Credit Agreement) or any Affiliate of such Lender (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into); provided that such Hedging Obligations are permitted to be incurred under the terms of this Indenture;
(3)any other Indebtedness of the Issuer, Holdings or any Guarantor permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any related Note Guarantee; and
(4)all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3);
provided, however, that Senior Indebtedness shall not include:
(a)any obligation of such Person to the Issuer or any of its Subsidiaries;
(b)any liability for federal, state, local or other Taxes owed or owing by such Person;
(c)any accounts payable or other liability to trade creditors arising in the ordinary course of business;
(d)any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or
(e)that portion of any Indebtedness which at the time of incurrence is incurred in violation of this Indenture.
“Settlement” means the transfer of cash or other property with respect to any credit or debit card charge, check or other instrument, electronic funds transfer, or other type of paper-based or electronic payment, transfer, or charge transaction for which a Person acts as a processor, remitter, funds recipient or funds transmitter in the ordinary course of its business.
“Settlement Asset” means any cash, receivable or other property, including a Settlement Receivable, due or conveyed to a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person or an Affiliate of such Person.
“Settlement Indebtedness” means any payment or reimbursement obligation in respect of a Settlement Payment.
“Settlement Lien” means any Lien relating to any Settlement or Settlement Indebtedness (and may include, for the avoidance of doubt, the grant of a Lien in or other assignment of a Settlement Asset in consideration of a Settlement Payment, Liens securing intraday and overnight overdraft and automated clearing house exposure, and similar Liens).
“Settlement Payment” means the transfer, or contractual undertaking (including by automated clearing house transaction) to effect a transfer, of cash or other property to effect a Settlement.
“Settlement Receivable” means any general intangible, payment intangible, or instrument representing or reflecting an obligation to make payments to or for the benefit of a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.
“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02(w)(2) of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.
“Similar Business” means (1) any business, services or other activities conducted or proposed to be conducted by the Issuer or any of its Subsidiaries or any Associates on the Issue Date, (2) any business, services or other activities that are similar, incidental, ancillary, complementary or related to, or an extension, development or expansion of, the businesses, services or other activities in which the Issuer and any of its Subsidiaries or any Associates were engaged on the Issue Date and (3) a Person conducting a business, service or activity specified in clauses (1) and (2), and any Subsidiary thereof. For the avoidance of doubt, any Person that invests in or owns Capital Stock or Indebtedness of another Person that is engaged in a Similar Business shall be deemed to be engaged in a Similar Business.
“Sponsor” means Warburg Pincus LLC or GTCR LLC and each of their respective Affiliates, but not including, however, any portfolio companies of the foregoing.
“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.
“Subordinated Indebtedness” means, with respect to the Notes,
(1)any Indebtedness (other than (i) any permitted intercompany Indebtedness owing to any Parent Entity, the Issuer or any Restricted Subsidiary or (ii) any Indebtedness in an aggregate principal amount not exceeding the greater of $54.2 million and 10% of LTM EBITDA) of the Issuer which is by its terms subordinated in right of payment to the Notes, and
(2)any Indebtedness (other than (i) any permitted intercompany Indebtedness owing to any Parent Entity, the Issuer or any Restricted Subsidiary or (ii) any Indebtedness in an aggregate principal amount not exceeding the greater of $54.2 million and 10% of LTM EBITDA) of any Guarantor which is by its terms subordinated in right of payment to the Note Guarantee of such entity.
“Subsidiary” means, with respect to any Person:
(1)any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and
(2)any partnership, joint venture, limited liability company or similar entity of which
(x)more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise, and

(y)such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity; or
(3)at the election of the Issuer, any partnership, joint venture, limited liability company or similar entity of which such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.
Unless otherwise specified, a reference to “Subsidiaries” shall mean the Subsidiaries of the Issuer.
“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including interest, penalties and other liabilities with respect thereto) that are imposed by any government or other taxing authority.
“Test Period” means, as of any date of determination, the most recently completed four fiscal quarters of the Issuer ending on or prior to such date for which internal financial statements are available immediately preceding such date of determination.
“Total Assets” means, as of any date, the total consolidated assets of the Issuer and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of the Issuer and its Restricted Subsidiaries, determined on a pro forma basis in a manner consistent with the pro forma basis contained in the definition of Fixed Charge Coverage Ratio.
“Trademarks” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all trademarks, service marks, trade names, corporate names, company names, trade dress, logos and other similar source identifiers, in each case subject to the trademark laws of the United States now existing or hereafter adopted or acquired, all registrations therefor, and all registrations and applications filed in connection therewith in the United States Patent and Trademark Office and, (b) all goodwill associated with the use of and symbolized by the items in category (a) of this definition.
“Trademark License” means any written agreement, now or hereafter in effect, granting to any Person any right to use any Trademark now or hereafter owned by any other Person or that any other Person otherwise has the right to license and all rights of any such Person under any such agreement.
“Transaction Costs” means all fees, costs and expenses incurred or payable by the Issuer or any other Subsidiary in connection with the Transactions (including all legal, accounting and other professional fees, costs and expenses).
“Transactions” means (i) the issuance of the Notes offered and the application of proceeds therefrom as described in the Offering Memorandum, (ii) the entry into an amendment to the Credit Agreement (the “ Credit Agreement Amendment”) providing for, among other things, the incurrence of a new term loan under the Credit Agreement (the “New Term Loan”) and (iii) the payment of Transaction Costs, other related transactions as described in the Offering Memorandum and the consummation of any other transaction in connection with any of the foregoing.
“Treasury Rate” means the weekly average for each Business Day during the most recent week that has ended at least two Business Days prior to the Redemption Date of the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Statistical Release H.15 (or, if such statistical release is not so published or available, any publicly available source of similar market data selected by the Issuer in good faith)) most nearly equal to the period from the Redemption Date to June 1, 2027; provided, however, that if the period from the Redemption Date to June 1, 2027 is not equal to the constant maturity of a United States Treasury security for which a yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to such applicable date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.
“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Trustee” means Wilmington Trust, National Association, as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.
“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code (or equivalent statute) as in effect from time to time in the State of New York; provided, however, that at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of a collateral agent’s security interest in any item or portion of the collateral is governed by the Uniform Commercial Code as in effect in a U.S. jurisdiction other than the State of New York, the term “UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.
“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.
“Unrestricted Global Note” means a permanent Global Note, substantially in the form of Exhibit A that bears the Global Note Legend and that has the “Schedule of Increases and Decreases in the Global Note” attached thereto, representing Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means:
(1)any Subsidiary of the Issuer that at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and
(2)any Subsidiary of an Unrestricted Subsidiary.
The Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary; provided that:
(1)such designation is not prohibited by Section 4.07 hereof; and
(2)at the time of such designation, such Subsidiary or any of its Subsidiaries does not own any Equity Interests of the Issuer or any other Subsidiary of the Issuer which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary.
The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, (i) no Default shall have occurred and be continuing and (ii) the Indebtedness is permitted under Section 4.09 hereof (including pursuant to clause (b)(14) thereof treating such redesignation as an acquisition for the purpose of such clause), calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period.
Any such designation by the Issuer shall be notified by the Issuer to the Trustee by an Officer’s Certificate certifying that such designation complied with the foregoing provisions.
“Unsecured Capitalized Lease Obligations” means Capitalized Lease Obligations not secured by a Lien and any other lease obligation that is not required to be accounted for as a financing or capital lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP. For the avoidance of doubt, an operating lease shall be considered an Unsecured Capitalized Lease Obligation.

“Unsecured Capitalized Leases” means all leases underlying Unsecured Capitalized Lease Obligations.
“U.S. Government Securities” means securities that are:
(1)direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2)obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Securities or a specific payment of principal of or interest on any such U.S. Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Securities or the specific payment of principal of or interest on the U.S. Government Securities evidenced by such depository receipt.
“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.
“Voting Stock” of any Person as of any date means the Capital Stock of such Person then outstanding that is at the time entitled to vote in the election of the Board of Directors of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient (in number of years) obtained by dividing:
(1)the sum of the products obtained by multiplying (a) the number of years (calculated to the nearest one-twelfth) from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock, by (b) the amount of such payment; by
(2)the sum of all such payments;
provided that, for purposes of determining the Weighted Average Life to Maturity of any Indebtedness, the effects of any prepayments or amortization made on such Indebtedness prior to the date of such determination will be disregarded.
“Wholly Owned Domestic Subsidiary” means a Domestic Subsidiary of the Issuer, all of the Capital Stock of which is owned by the Issuer or a Guarantor.
“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.
Section 1.02    Other Definitions.

Term	Defined in Section
“Acceptable Commitment”..........................................................................................................	4.10
“Advance Offer” ............................................................................................................................	4.10
“Advance Portion” .........................................................................................................................	4.10
“Affiliate Transaction”..................................................................................................................	4.11
“Alternate Offer” ............................................................................................................................	4.14

“Applicable Premium Deficit”......................................................................................................	8.04
“Asset Sale Offer” ..........................................................................................................................	4.10
“Authentication Order” .................................................................................................................	2.02
“Available Proceeds” .....................................................................................................................	4.10
“Change of Control Offer” ...........................................................................................................	4.14
“Change of Control Payment” ....................................................................................................	4.14
“Change of Control Payment Date”...........................................................................................	4.14
“Contributed Holdings Investments” .........................................................................................	4.07
“Covenant Defeasance” ...............................................................................................................	8.03
“Covenant Suspension Event” ....................................................................................................	4.16
“Declined Excess Proceeds” .........................................................................................................	4.10
“Directing Holder” ..........................................................................................................................	6.01
“Election Date” ...............................................................................................................................	4.07
“Event of Default” .........................................................................................................................	6.01
“Excess Proceeds” ..........................................................................................................................	4.10
“Increased Amount”......................................................................................................................	4.12
“Initial Lien”....................................................................................................................................	4.12
“Investment Grade Status” ..........................................................................................................	4.16

Term	Defined in Section
“LCT Election” ...............................................................................................................................	4.09
“LCT Public Offer” ........................................................................................................................	4.09
“LCT Test Date”.............................................................................................................................	4.09
“Legal Defeasance” .......................................................................................................................	8.02
“Note Register” ...............................................................................................................................	2.03
“Noteholder Direction” ..................................................................................................................	6.01

“Offer Amount”..............................................................................................................................	3.09
“Paying Agent” ...............................................................................................................................	2.03
“Permitted Payments” ...................................................................................................................	4.07
“Position Representation”.............................................................................................................	6.01
“Proceeds Application Period” .....................................................................................................	4.10
“Purchase Date” .............................................................................................................................	3.09
“Refinancing Indebtedness” ........................................................................................................	4.09
“Refunding Capital Stock”...........................................................................................................	4.07
“Registrar” .......................................................................................................................................	2.03
“Reserved Indebtedness Amount”..............................................................................................	4.09
“Restricted Payments” ..................................................................................................................	4.07
“Reversion Date”............................................................................................................................	4.16
“Second Commitment”.................................................................................................................	4.10
“Successor Company” ..................................................................................................................	5.01
“Successor Guarantor” ..................................................................................................................	5.01
“Suspended Covenants” ...............................................................................................................	4.16
“Suspension Period”.......................................................................................................................	4.16
“Tax Distribution” .........................................................................................................................	4.07
“Tax Group”....................................................................................................................................	4.07
“Treasury Capital Stock”..............................................................................................................	4.07
“Verification Covenant” ...............................................................................................................	6.01

Section 1.03    [Reserved].

Section 1.04    Rules of Construction.
Unless the context otherwise requires:
(a)a term has the meaning assigned to it;

(b)an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
(c)“or” is not exclusive;
(d)words in the singular include the plural, and in the plural include the singular;
(e)“will” shall be interpreted to express a command;
(f)provisions apply to successive events and transactions;
(g)references to sections, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;
(h)unless the context otherwise requires, any reference to an “Article,” “Section,” “clause” or “Exhibit” refers to an Article, Section, clause or Exhibit, as the case may be, of this Indenture;
(i)the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause, other subdivision or Exhibit;
(j)all amounts expressed in this Indenture or in any of the Notes in terms of money refer to the lawful currency of the United States of America;
(k)unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person;
(l)“including” means “including, without limitation”;
(m)the terms “property,” “properties,” “asset” and “assets” shall have the same meaning; and
(n)for the avoidance of doubt, the terms “dissolution” and “liquidation” do not include a merger, amalgamation or similar transaction.
Section 1.05 Acts of Holders.
(a)Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and to the Issuer. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section 1.05.
(b)The fact and date of the execution by any Person of any such instrument or writing may be proved by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c)The ownership of Notes shall be proved by the Note Register.

(d)Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.
(e)The Issuer may set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. Unless otherwise specified, if not set by the Issuer prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.
(f)Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this Section 1.05(f) shall have the same effect as if given or taken by separate Holders of each such different part.
(g)Without limiting the generality of the foregoing, a Holder, including DTC that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and DTC that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Notes through the standing instructions and customary practices of DTC.
(h)The Issuer may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by DTC entitled under the procedures of DTC to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date.
ARTICLE 2 THE NOTES
Section 2.01 Form and Dating; Terms.
(a)General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. For the avoidance of doubt, none of the Depositary, the Trustee or any Agent is required to monitor or enforce the minimum authorized amount.
(b)Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Increases and Decreases in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Increases and Decreases in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Increases and Decreases in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect transfers, exchanges, repurchases and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee (or by the Custodian, at the direction of the Trustee) in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.
(c)Regulation S Global Notes. Notes sold outside the United States pursuant to Regulation S under the Securities Act will be issued in the form of one or more permanent Global Notes without interest coupons attached (each, a “Regulation S Global Note”). The Regulation S Global Notes shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as Custodian for the Depositary, and registered in the name of the Depositary, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.
(d)144A Global Notes. Notes sold within the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act will initially be represented by one or more 144A Global Notes without interest coupons attached. The 144A Global Notes shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as Custodian for the Depositary, and registered in the name of the Depositary, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.
(e)Terms. The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.
The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuer, Holdings, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.
The Notes shall be subject to repurchase by the Issuer pursuant to an Asset Sale Offer as provided in Section 4.10 hereof or a Change of Control Offer as provided in Section 4.14 hereof. The Notes shall not be redeemable, other than as provided in Article 3 hereof.
Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Issuer without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise as the Initial Notes, except that the Additional Notes may have different issue prices and will have different issue dates, first Interest Payment Dates and first dates from which interest will accrue; provided that the Issuer’s ability to issue Additional Notes shall be subject to the Issuer’s compliance with Section 4.09 and Section 4.12 hereof; provided further, that any Additional Notes will be issued with a separate CUSIP, ISIN or other identifying number unless the Additional Notes are issued pursuant to a “qualified reopening” of the original series, are otherwise treated as part of the same “issue” of debt instruments as the original series or are issued with less than a de minimis amount of original issue discount, in each case for U.S. federal income tax purposes. The terms of any Additional Notes, to the extent differing from the terms set forth in this Indenture and not otherwise specified in the Global Note or Definitive Note, as applicable, representing such Additional Notes, shall be set forth in an indenture supplemental to this Indenture.
(f)Applicable Procedures. The Applicable Procedures shall be applicable to transfers of beneficial interests in the Global Notes that are held by Participants through DTC.
Section 2.02    Execution and Authentication.
One Officer shall execute the Notes on behalf of each of the Issuer by manual, facsimile or other electronic signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.
A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A attached hereto by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture. Notwithstanding the foregoing, if any Note shall have been authenticated and delivered hereunder but never issued and sold by the Issuer, the Issuer shall deliver such Note to the Trustee for cancellation as provided for in Section 2.11.
On the Issue Date, the Trustee shall, upon receipt of an Issuer Order (an “Authentication Order”), authenticate and deliver the Initial Notes. In addition, at any time, from time to time, the Trustee shall upon receipt of an Authentication Order authenticate and deliver any Additional Notes for an aggregate principal amount specified in such Authentication Order for such Additional Notes issued hereunder.
The Issuer may appoint an authenticating agent acceptable to the Trustee to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer.
Section 2.03    Registrar and Paying Agent.
The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”), an office or agency to facilitate the transfer of the Notes (“Transfer Agent”) and an office or agency where the Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange.
The Issuer may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional paying agent. The Issuer may change any Paying Agent or Registrar without prior notice to any Holder. The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Issuer or any of its Subsidiaries may act as Paying Agent or Registrar.
The Issuer initially appoints DTC to act as Depositary with respect to the Global Notes.
The Issuer initially appoints the Trustee to act as the Paying Agent and Registrar for the Notes. The Trustee hereby accepts such appointment.
Section 2.04    Paying Agent to Hold Money in Trust.
The Issuer shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and shall notify the Trustee of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary) shall have no further liability for the money. If the Issuer or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any insolvency, bankruptcy or reorganization proceedings relating to the Issuer, the Trustee shall serve as Paying Agent for the Notes. A Paying Agent shall not be obliged to pay the Holders of the Notes (or make any other payments) unless and until such time as it has confirmed receipt of funds sufficient to make the relevant payment.

Section 2.05    Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders of the Notes. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least five Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes.

Section 2.06    Transfer and Exchange.
(a)Transfer and Exchange of Global Notes.
(i)Transfer and Exchange of Global Notes. Except as otherwise set forth in this Section 2.06, a Global Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor Depositary or a nominee of such successor Depositary. A beneficial interest in a Global Note may not be exchanged for a Definitive Note unless (A) the Depositary (x) notifies the Issuer that it is unwilling or unable to continue as Depositary for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuer within 180 days of such notice, (B) the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes (provided that Regulation S Global Notes at the Issuer’s election pursuant to this clause may not be exchanged for Definitive Notes prior to (a) the expiration of the Restricted Period and (b) the receipt by the Issuer of any certificates required under the provisions of Regulation S) or (C) there shall have occurred and be continuing an Event of Default with respect to the Notes and the Depositary shall have requested the issuance of Definitive Notes. Upon the occurrence of any of the preceding events in (A), (B) or (C) above, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures).
(ii)General. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the preceding events in (i) above and pursuant to Section 2.06(b)(ii)(B) and 2.06(c) hereof. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof.
(b)Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subclauses (i) or (ii) below, as applicable, as well as one or more of the other following subclauses, as applicable:
(i)Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).
(ii)All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) hereof, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.
(iii)Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) hereof and the Registrar receives the following:
(A)if the transferee will take delivery in the form of a beneficial interest in a 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; or
(B)if the transferee will take delivery in the form of a beneficial interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.
(iv)Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) hereof and the Registrar receives the following:
(A)if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from the transferor substantially in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or
(B)if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from the transferor in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this Section 2.06(b)(iv), if the Registrar or Issuer so request or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
If any such transfer is effected pursuant to this Section 2.06(b)(iv) at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to this Section 2.06(b)(iv).
Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c)Transfer or Exchange of Beneficial Interests for Definitive Notes.
(i)Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events in clause (i) of Section 2.06(a) hereof and receipt by the Registrar of the following documentation:
(A)if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;
(B)if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;
(C)if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;
(D)if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a ) thereof;
(E)if such beneficial interest is being transferred to the Issuer or any of its Restricted Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or
(F)if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuer shall execute and upon receipt of an Authentication Order, the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.
(ii)Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events in clause (i) of Section 2.06(a) hereof and if the Registrar receives the following:
(A)if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or
(B)if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted

Definitive Note, a certificate from such holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case, if the Registrar or Issuer so request or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
(iii)Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events in clause (i) of Section 2.06(a) hereof and satisfaction of the conditions set forth in Section 2.06(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuer shall execute and, upon receipt of an Authentication Order, the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iii) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iii) shall not bear the Private Placement Legend.
(d)Transfer and Exchange of Definitive Notes for Beneficial Interests.
(i)Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:
(A)if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;
(B)if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;
(C)if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;
(D)if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;
(E)if such Restricted Definitive Note is being transferred to the Issuer or any of its Restricted Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or
(F)if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the applicable Restricted Global Note, in the case of clause (B) above, the applicable 144A Global Note, and in the case of clause (C) above, the applicable Regulation S Global Note.
(ii)Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:
(A)if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or
(B)if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this Section 2.06(d)(ii), if the Registrar or Issuer so request or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
Upon satisfaction of the applicable conditions in this Section 2.06(d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.
(iii)Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.
If any such exchange or transfer from a Definitive Note to a beneficial interest in an Unrestricted Global Note is effected pursuant to clauses (ii) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.
(e)Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes for Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e):
(i)Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A)if the transfer will be made pursuant to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;
(B)if the transfer will be made pursuant to Rule 903 or Rule 904 then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; or
(C)if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications required by item (3) thereof, if applicable.
(ii)Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:
(A)if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or
(B)if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this Section 2.06(e)(ii), if the Registrar or Issuer so request, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
(iii)Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f)[Reserved].
(g)Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:
(i)Private Placement Legend.
(A)Except as permitted by subclause (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:
“THIS SECURITY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR

NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.
THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IT IS ACQUIRING THIS NOTE IN AN “OFFSHORE TRANSACTION” PURSUANT TO RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (2) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR FOR WHICH IT HAS PURCHASED SECURITIES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) WHICH IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE OF SUCH SECURITIES, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL SECURITIES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF SUCH SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY),] [IN THE CASE OF SECURITIES SOLD TO NON-U.S. PERSONS IN ACCORDANCE WITH REGULATION S: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE OF THIS SECURITY AND THE DATE ON WHICH SUCH SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S] ONLY (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR IN OFFSHORE TRANSACTIONS OUTSIDE THE UNITED STATES TO NON U.S. PERSONS IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO ANY REQUIREMENT OF LAW THAT THE DISPOSITION OF ITS PROPERTY OR THE PROPERTY OF SUCH INVESTOR ACCOUNT OR ACCOUNTS BE AT ALL TIMES WITHIN ITS OR THEIR CONTROL AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS AND ANY APPLICABLE LOCAL LAWS AND REGULATIONS AND FURTHER SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHTS PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (I) PURSUANT TO CLAUSE (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM AND (II) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS SECURITY IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.”
(B)Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subclauses (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii), or (e)(iii) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii)Global Note Legend.
Each Global Note shall bear a legend in substantially the following form:
“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(h) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”
(iii)[Reserved.]
(iv)ERISA Legend. Each Global Note shall bear a legend in substantially the following form:
“THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF REPRESENTS AND WARRANTS THAT EITHER (I) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO PURCHASE OR HOLD THE NOTES (OR ANY INTEREST THEREIN) CONSTITUTES ASSETS OF ANY (A) EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), (B) PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) , (C) ANY GOVERNMENTAL, NON-U.S. OR OTHER PLAN OR RETIREMENT ARRANGEMENT THAT IS SUBJECT TO THE PROVISIONS OF ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO TITLE I OF ERISA OR SECTION 4975 OF THE CODE (COLLECTIVELY, “SIMILAR LAWS”), OR (D) ANY ENTITY OR ACCOUNT WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN

ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT DESCRIBED IN CLAUSE (A) OR (B) (EACH OF THE FOREGOING CLAUSES (A), (B) (C) AND (D), REFERRED TO AS A “PLAN”) OR (II) (A) THE PURCHASE AND HOLDING OF THE NOTES (OR ANY INTEREST THEREIN) WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS AND (B) NONE OF THE ISSUER, THE GUARANTOR, OR THEIR RESPECTIVE AFFILIATES IS ACTING AS A FIDUCIARY, OR PROVIDING ANY INVESTMENT OR OTHER ADVICE, TO SUCH PURCHASER OR TRANSFEREE WITH RESPECT TO THE DECISION TO PURCHASE OR HOLD THE NOTES, AND (C) NONE OF THE INITIAL PURCHASERS OR ANY OF THEIR RESPECTIVE AFFILIATES IS ACTING AS A FIDUCIARY, OR PROVIDING ANY INVESTMENT OR OTHER ADVICE, TO SUCH PURCHASER OR TRANSFEREE WITH RESPECT TO THE DECISION TO PURCHASE OR HOLD THE NOTES.”
(h)Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee, or by the Depositary at the direction of the Trustee, to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee, or by the Depositary at the direction of the Trustee, to reflect such increase.
(i)General Provisions Relating to Transfers and Exchanges.
(i)To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.
(ii)No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.07, 2.10, 3.06, 3.09, 4.10, 4.14 and 9.05 hereof).
(iii)Neither the Registrar nor the Issuer shall be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.
(iv)All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.
(v)The Issuer shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer, an Asset Sale Offer or other tender offer, in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date.
(vi)Prior to due presentment for the registration of a transfer of any Note, the Trustee, the Notes Collateral Agent, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Notes and for all other purposes, and none of the Trustee, the Notes Collateral Agent, any Agent or the Issuer shall be affected by notice to the contrary.
(vii)Upon surrender for registration of transfer of any Note at the office or agency of the Issuer designated pursuant to Section 4.02 hereof, the Issuer shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.
(viii)At the option of the Holder, Notes may be exchanged for other Notes in any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and deliver, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 2.02 hereof.
(ix)All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.
(x)Neither the Trustee nor any Agent shall have any responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in, the Depositary or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner, or other Person (other than the Depositary) of any notice (including any notice of redemption or purchase) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes through the facilities of the Depositary. The Trustee and the Agents may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants, and any beneficial owners.
(xi)Neither the Trustee nor any Agent shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among the Depositary’s participants, members, or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof. Neither the Trustee, any Agent nor any of their agents shall have any responsibility for any actions taken or not taken by the Depositary.
Section 2.07    Replacement Notes.
If any mutilated Note is surrendered to the Trustee, the Registrar, or the Issuer and the Trustee receives evidence to its satisfaction of the ownership and destruction, loss or theft of any Note, the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee to protect the Trustee and its agents and in the judgment of the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer may charge for its expenses in replacing a Note, including the Trustee’s expenses.
Every replacement Note is a contractual obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.
Section 2.08    Outstanding Notes.
The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.
If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.
If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.
If the Paying Agent (other than the Issuer, a Subsidiary or an Affiliate of any thereof) holds, on a Redemption Date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.
Section 2.09    Treasury Notes.
In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, or by any Affiliate of the Issuer, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Issuer or any obligor upon the Notes or any Affiliate of the Issuer or of such other obligor.
Section 2.10 Temporary Notes.
Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.
Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.
Section 2.11 Cancellation.
The Issuer at any time may deliver Notes to the Trustee for cancellation. Each Agent shall forward to the Trustee any Notes surrendered to it for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of cancelled Notes (subject to the record retention requirement of the Exchange Act) in accordance with its customary procedures. Certification of the cancellation of all cancelled Notes shall be delivered to the Issuer upon its written request. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12 Defaulted Interest.
If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuer shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Issuer shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Issuer shall promptly notify the Trustee of such special record date and payment date. At least 15 days before the special record d ate, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) shall send or cause to be sent to each Holder a notice in accordance with Section 12.02 that states the special record date, the related payment date and the amount of such interest to be paid.
Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.
Section 2.13 CUSIP and ISIN Numbers.
The Issuer in issuing the Notes may use ISIN and CUSIP numbers (if then generally in use) and, if so, the Trustee shall use such numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of ISIN or CUSIP numbers either as printed on the Notes or as contained in any notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer shall as promptly as practicable notify the Trustee of any change in the ISIN and CUSIP numbers.

Section 2.14    Deposit of Moneys.
No later than noon (New York City time) on each interest payment date, the maturity date or the redemption date of the Notes and on the Business Day immediately following any acceleration of the Notes pursuant to Section 6.02 hereof, the Issuer will deposit with the Paying Agent, in immediately available funds, money sufficient to make cash payments, if any, on such day or date, as the case may be. Subject to actual receipt of such funds as provided by this Section 2.14 by the Paying Agent, the Paying Agent shall remit such payment in a timely manner to the Holders on such day or date, as the case may be, to the Persons and in the manner set forth in paragraph 2 of the Notes. The Issuer shall promptly notify the Trustee and the Paying Agent of its failure to act.

Section 2.15    Agents.
(a)The rights, powers, duties and obligations and actions of each Agent under this Indenture are several and not joint or joint and several.
(b)The Issuer and the Agents acknowledge and agree that in the event of a Default or Event of Default, the Trustee may, by notice in writing to the Issuer and the Agents, require that the Agents act as agents of, and take instructions exclusively from, the Trustee.
(c)Any obligations the Agents may have to publish a notice to Holders of Global Notes on behalf of the Issuer will be met upon delivery of the notice to the relevant Depositary.

(d)In the event that instructions given to any Agent are not reasonably clear, then such Agent shall be entitled to seek clarification from the Issuer or other party entitled to give the Agents instructions under this Indenture by written request promptly. If an Agent has sought clarification in accordance with this Section 2.15, then such Agent shall be entitled to take no action until such clarification is provided, and shall not incur any liability for not taking any action pending receipt of such clarification.
(e)No Agent shall be under any fiduciary duty or other obligation towards, or have any relationship of agency or trust, for or with any person other than the agency relationships with the Issuer established pursuant to and subject to the terms of this Indenture.
(f)No monies held by any Agent need be segregated except as may be required by law and in no event shall any Agent be liable for any interest on (or the investment of) any money received by it hereunder.
ARTICLE 3 REDEMPTION
Section 3.01    Notices to Trustee.
If the Issuer elects to redeem Notes pursuant to Section 3.07 hereof, it shall furnish to the Trustee, at least 10 days but not more than 60 days before a Redemption Date (except that redemption notices may be delivered more than 60 days prior to a Redemption Date if the notice is issued in connection with a Legal Defeasance of the Notes or a satisfaction and discharge of this Indenture), an Officer’s Certificate setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the Redemption Date, (iii) the principal amount of the Notes to be redeemed and (iv) the redemption price, if then ascertainable. Any optional redemption referenced in such Officer’s Certificate may be canceled by the Issuer at any time prior to a notice of redemption being sent to any Holder and thereafter shall be null and void.
Section 3.02    Selection of Notes to Be Redeemed.
(a)If less than all of the Notes are to be redeemed at any time, such Notes shall be selected for redemption by the Trustee (1) if the Notes are listed on an exchange, as certified to the Trustee, by the Issuer, in compliance with the requirements of such exchange or in the case of Global Notes, in accordance with Applicable Procedures of the Depositary or (2) on a pro rata basis to the extent practicable, or, if the pro rata basis is not practicable for any reason, by lot or by such other method as the Trustee deems fair and appropriate in accordance with the Depositary procedures.
(b)Notes and portions of Notes selected shall be in minimum amounts of $2,000 or whole multiples of $1,000 in excess thereof; no Notes of $2,000 or less can be redeemed in part, except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed.
Except as provided in this Section 3.02(b), provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.
(c)The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed.
(d)The Trustee shall not be responsible for any actions taken or not taken by the Depositary pursuant to the Applicable Procedures.
Section 3.03 Notice of Redemption.
The Issuer shall send or cause to be sent notices of redemption electronically or by first-class mail, postage prepaid, at least 10 days but not more than 60 days before the Redemption Date to each Holder of

Notes to be redeemed (with a copy to the Trustee) at such Holder’s registered address or otherwise in accordance with the Applicable Procedures of the Depositary, except that redemption notices may be delivered electronically or mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with Article 8 or Article 11 hereof. Notices of redemption may be conditional.
The notice shall identify the Notes to be redeemed and shall state:
(a)the Redemption Date;
(b) the redemption price including the amount of accrued interest, if any, to be paid, in each case to the extent available at the time of delivery of the notice of redemption;
(c)if any Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note representing the same indebtedness to the extent not redeemed shall be issued in the name of the Holder of the Notes upon cancellation of the original Note;
(d)the name and address of the Paying Agent;
(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;
(f)that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;
(g)the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;
(h)that no representation is made as to the correctness or accuracy of the CUSIP number or ISIN number, if any, listed in such notice or printed on the Notes;
(i)if such redemption is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the Redemption Date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied (or waived by the Issuer in its sole discretion), or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions are not satisfied (or waived by the Issuer in its sole discretion) by the Redemption Date, or by the Redemption Date as so delayed, or at any time in the Issuer’s discretion if in the good faith judgment of the Issuer any or all of such conditions will not be satisfied; and
(j)payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.
At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at its expense; provided that the Issuer shall have delivered written notice to the Trustee, at least 5 Business Days prior to the date on which notice of redemption is to be sent (unless a shorter period shall be agreed to by the Trustee) in the form of an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in this Section 3.03.

Section 3.04    Effect of Notice of Redemption.
Once notice of redemption is sent in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the Redemption Date at the redemption price, unless such redemption is conditioned on the happening of a future event. The notice, if sent in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05 hereof, on and after the Redemption Date, interest ceases to accrue on Notes or portions of Notes called for redemption.

Section 3.05    Deposit of Redemption or Purchase Price.
Prior to noon (New York City time) on the redemption or purchase date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent shall promptly return to the Issuer upon written request any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.
If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the redemption or purchase date shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest accrued to the redemption or purchase date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06    Notes Redeemed or Purchased in Part.
Upon surrender of a Definitive Note that is redeemed or purchased in part, the Issuer shall issue and the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same indebtedness to the extent not redeemed or purchased; provided that each new Note shall be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Note.

Section 3.07    Optional Redemption.
(a)At any time prior to June 1, 2027, the Issuer may redeem the Notes, in whole or in part, at its option, on one or more occasions, upon such notice as is described under Section 3.03 hereof, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, thereon to, but excluding, the Redemption Date, subject to the rights of Holders of such Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date.
(b)At any time and from time to time on or after June 1, 2027, the Issuer may redeem the Notes, in whole or in part, at its option, on one or more occasions, upon notice as described under Section 3.03 hereof, at the redemption prices (expressed as percentages of principal amount of such Notes to be redeemed) set forth in this Section 3.07(b), plus accrued and unpaid interest, thereon to, but excluding, the applicable Redemption Date (provided that if the Redemption Date is on or after the Record Date and on or before the corresponding Interest Payment Date, then Holders in whose names the Notes are registered at the close of business on such Record Date will receive interest on the Redemption Date) if redeemed during the twelve-month period beginning on June 1 of each of the years indicated below:

Year	Percentage

2027....................................................................................................................	103.688%
2028...................................................................................................................	101.844%
2029 and thereafter............................................................................................	100.000%
(c)In addition, at any time and from time to time prior to June 1, 2027, the Issuer may, at its option, on one or more occasions, redeem up to 40% of the aggregate principal amount of the Notes issued under this Indenture (including the principal amount of any applicable Additional Notes issued under this Indenture) at a redemption price equal to 107.375% of the aggregate principal amount thereof, plus accrued and unpaid interest, thereon, to, but excluding, the applicable Redemption Date (provided that, in each case, if the Redemption Date is on or after the Record Date and on or before the corresponding Interest Payment Date, then Holders in whose names the Notes are registered at the close of business on such Record Date will receive interest on the Redemption Date) with an amount equal to the net cash proceeds received by the Issuer from one or more Equity Offerings; provided that (a) at least 40% of the aggregate principal amount of the then-outstanding Notes issued under this Indenture (including any Additional Notes) (other than Notes or Additional Notes held by the Issuer or any of its Restricted Subsidiaries) remain outstanding immediately after the occurrence of each such redemption, unless all such Notes are redeemed substantially concurrently and (b) each such redemption occurs not later than 180 days after the date of closing of each such Equity Offering.
(d)In addition, at any time and from time to time on or before June 1, 2027, the Issuer may, at its option, on one or more occasions during each of the twelve-month periods ending after the Issue Date, redeem up to 10% of the then outstanding aggregate principal amount of the Notes issued under this Indenture, upon such notice provided in accordance with Section 3.03 hereof, at a redemption price equal to 103.000% of the aggregate principal amount thereof, plus accrued and unpaid interest, thereon to, but excluding, the Redemption Date.
(e)Notwithstanding the foregoing, in connection with any tender offer for the Notes, including a Change of Control Offer, Alternate Offer or Asset Sale Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not validly withdraw such Notes in such tender offer and the Issuer, or any third party making such tender offer in lieu of the Issuer, purchases all of the Notes validly tendered and not validly withdrawn by such Holders, all of the Holders of the Notes will be deemed to have consented to such tender or other offer and accordingly, the Issuer or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder (excluding any early tender or incentive fee) in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, thereon, to, but excluding the Redemption Date. In determining whether the Holders of at least 90% of the aggregate principal amount of the then outstanding Notes have validly tendered and not validly withdrawn Notes in a tender offer, Change of Control Offer, Alternate Offer or Asset Sale Offer, as applicable, Notes owned by an Affiliate of the Issuer or by funds controlled or managed by any Affiliate of the Issuer, or any successor thereof, shall be deemed to be outstanding for the purposes of such tender offer, Change of Control Offer, Alternate Offer or Asset Sale Offer, as applicable.
(f)Any notice of any redemption may be given prior to the redemption thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, without limitation, the consummation or occurrence of an incurrence or issuance of debt or equity, a Change of Control, an Asset Sale or other transaction or event. If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the Redemption Date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied (or waived by the Issuer in its sole discretion). Such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions are not satisfied (or waived by the Issuer in its sole discretion) by the Redemption Date, or by the Redemption Date as so delayed, or at any time in the Issuer’s discretion if in the good faith judgment of the Issuer any or all of such conditions will not be satisfied. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

(g)If any Redemption Date for the Notes is on or after a Record Date and on or before the corresponding Interest Payment Date, the accrued and unpaid interest, thereon to, but excluding, the Redemption Date will be paid on the Redemption Date to the Holder in whose name the Note is registered at the close of business on such Record Date in accordance with the applicable procedures of DTC, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Issuer.
(h)Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.
Section 3.08    Mandatory Redemption.
The Issuer shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes under Sections 4.10 and 4.14. The Issuer may at any time and from time to time purchase Notes in the open market or otherwise.
Section 3.09    Offers to Repurchase by Application of Excess Proceeds.
(a)In the event that, pursuant to Section 4.10 hereof, the Issuer shall be required to commence an Asset Sale Offer, it shall follow the procedures specified below.
(b)If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest up to but excluding the Purchase Date, shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.
(c)Upon the commencement of an Asset Sale Offer, the Issuer shall send electronically or by first -class mail, a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instruct ions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders. The notice, which shall govern the terms of the Asset Sale Offer, shall state:
(i)that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer shall remain open;
(ii)the Asset Sale payment amount, the Asset Sale Offer price for the Notes and the date on which Notes tendered and accepted for payment shall be purchased, which date shall be at least 10 days and not later than 60 days from the date such notice is sent (the “Purchase Date”);
(iii)that any Note not tendered or accepted for payment shall continue to accrue interest;
(iv)that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest on and after the Purchase Date;
(v)that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in minimum amounts of $2,000 or whole multiples of $1,000 in excess thereof only;
(vi)that Holders electing to have any Notes purchased pursuant to an Asset Sale Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed to the Paying Agent at the address specified in the notice (or, in the case of Global Notes, Holders electing to have any Notes purchased pursuant to an Asset Sale Offer will be required to t ender the Note in accordance with the Applicable Procedures), in each case, prior to the close of business on the third Business Day preceding the Purchase Date;

(vii)that Holders will be entitled to withdraw their election if the Issuer receives a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing its election to have the Notes purchased (or, in the case of Global Notes, a notice of withdrawal is delivered in accordance with the Applicable Procedures), in each case, not later than the close of business on the second Business Day preceding the Purchase Date; and
(viii)that, if the aggregate principal amount of Notes and Pari Passu Indebtedness surrendered by the holders thereof exceeds the amount of Excess Proceeds (the “Offer Amount”), the Issuer shall select the Notes (while the Notes are in global form, pursuant to the procedures of the Depositary) and the Issuer shall select such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in denominations of $2,000, or integral multiples of
$1,000 in excess thereof shall remain outstanding after such purchase); and
(ix)that Holders whose Definitive Notes were purchased only in part shall be issued new Definitive Notes equal in principal amount to the unpurchased portion of the Definitive Notes surrendered representing the same indebtedness to the extent not repurchased.
(d)On or before the Purchase Date, the Issuer shall, to the extent lawful, (1) accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof validly tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered and (2) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof so tendered.
(e)The Issuer, the Depositary or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes properly tendered by such Holder and accepted by the Issuer for purchase, and the Issuer shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered representing the same indebtedness to the extent not repurchased; provided, that each such new Note shall be in a minimum denomination of $2,000, or integral multiples of $1,000 in excess thereof. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof.

ARTICLE 4 COVENANTS
Section 4.01    Payment of Notes.
The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest, on the Notes on the dates and in the manner provided in the Notes and this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Issuer or a Subsidiary, holds as of noon (New York City time) on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest, then due.
The Issuer shall pay interest on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest on overdue installments of interest at the same rate to the extent lawful.
Section 4.02    Maintenance of Office or Agency.

The Issuer shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, the Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served.
The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made at the Corporate Trust Office of the Trustee.
The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency for such purposes. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.03 hereof; provided that no service of legal process on the Issuer or any Guarantor may be made at any office of the Trustee.
Section 4.03    Reports and Other Information.
(a)The Issuer shall deliver to the Trustee, within 15 days after the time periods specified below:
(1)within 125 days after the end of each fiscal year of the Issuer ending after the Issue Date (or if such day is not a Business Day, on the next succeeding Business Day), the financial statements of the Issuer for such year prepared in accordance with GAAP, together with a report thereon by the Issuer’s independent auditors, and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to such financial statements substantially in the form which would be included in an Annual Report on Form 10-K (as in effect on the Issue Date) filed with the SEC by the Issuer (if the Issuer were required to prepare and file such form) but subject to exceptions consistent with the presentation of information in the Offering Memorandum;
(2)within 60 days after the end of each of the first three fiscal quarters in each fiscal year of the Issuer (or if such day is not a Business Day, on the next succeeding Business Day), beginning with the first such fiscal quarter ending after the Issue Date, the financial statements of the Issuer for such quarter prepared in accordance with GAAP, together with a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to such financial statements substantially in the form which would be included in a Quarterly Report on Form 10-Q (as in effect on the Issue Date) filed with the SEC by the Issuer (if the Issuer were required to prepare and file such form) but subject to exceptions consistent with the presentation of information in the Offering Memorandum; and
(3)promptly (and not required to be sooner than the filing deadlines applied to a Current Report on Form 8-K (as in effect on the Issue Date)) after the occurrence of any of the following events, information substantially in the form of the information that would be required to be included in a Current Report on Form 8- K (as in effect on the Issue Date) filed with the SEC by the Issuer (if the Issuer were required to prepare and file such form) but subject to exceptions consistent with the presentation of information in the Offering Memorandum; provided that the foregoing shall not obligate the Issuer to make available (i) any information regarding the occurrence of any of the following events if the Issuer determines in its reasonable determination that such event that would otherwise be required to be disclosed is not material to the Holders or the business, assets, operations, financial positions or prospects of the Issuer and its Restricted Subsidiaries taken as a whole, (ii) an exhibit or a summary of the terms of, any employment or compensatory arrangement, agreement, plan or understanding between the Issuer or any of its Subsidiaries and any director, manager or executive officer of the Issuer or any of its Subsidiaries, (iii) copies of any agreements, financial statements or other items that would be required to be filed as exhibits to a current report on Form 8-K or (iv) any trade secrets, privileged or confidential information obtained from another Person and competitively sensitive information:

(A)the entry into or termination of material agreements;
(B)significant acquisitions or dispositions (which shall only be with respect to acquisitions or dispositions that are significant pursuant to the definition of “ Significant Subsidiary”);
(C)bankruptcy;
(D)cross-default under direct material financial obligations;
(E)a change in the Issuer’s certifying independent auditor;
(F)the appointment or departure of directors or executive officers (with respect to the principal executive officer, president, principal financial officer, principal accounting officer and principal operating officer only);
(G)non-reliance on previously issued financial statements; and
(H)change of control transactions.
In addition, to the extent not satisfied by the foregoing, for so long as the Notes remain outstanding, the Issuer shall furnish to Holders thereof and prospective investors in such Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) (as in effect on the Issue Date) of the Securities Act.
(b)Notwithstanding the foregoing, the Issuer shall not be required to provide (i) segment reporting and disclosure (including any required by FASB Accounting Standards Codification Topic 280), (ii) separate financial statements or other information contemplated by Rules 3-03(e), 3-05, 3-09, 3-10, 3-16 or 4-08 of Regulation S-X (or any successor provisions) or any schedules required by Regulation S-X, (iii) information required by Regulation G under the Exchange Act or Item 10, Item 302, Item 402 or Item 601 of Regulation S-K (or any successor provision), (iv) XBRL exhibits, (v) earnings per share information, (vi) information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, or (vii) other information customarily excluded from an offering memorandum, including any information that is not otherwise of the type and form currently included in the Offering Memorandum relating to the Notes. In addition, notwithstanding the foregoing, the Issuer will not be required to (i) comply with Sections 302, 906 and 404 of the Sarbanes-Oxley Act of 2002, as amended, or (ii) otherwise furnish any information, certificates or reports required by Items 307 or 308 of Regulation S-K (or any successor provision). To the extent any such information is not so filed or furnished, as applicable, within the time periods specified above and such information is subsequently filed or furnished, as applicable, the Issuer will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured; provided that such cure shall not otherwise affect the rights of the Holders under Section 6.01 hereof if Holders of at least 30% in aggregate principal amount of the outstanding Notes have declared the principal, premium, if any, interest and any other monetary obligations on all the outstanding Notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure.
(c)The requirements set forth in Section 4.03(a) hereof may be satisfied by (i) delivering such information electronically to the Trustee, (ii) the Issuer filing such information with the SEC via the EDGAR filing system (or any successor system) or (iii) the Issuer using commercially reasonable efforts to post copies of such information on a website (which may be nonpublic and may be maintained by the Issuer or a third party, or may also be the Issuer’s website) to which access (if required) will be given to Holders and prospective purchasers of the Notes (which prospective purchasers shall be limited to QIBs or Non-U.S. Persons that certify their status as such to the reasonable satisfaction of the Issuer). To the extent the Issuer determines in good faith that it cannot make such reports available in the manner described in the preceding sentence after the use of its commercially reasonable efforts, the Issuer shall furnish such reports to the Holders, upon their request. The Issuer may condition the delivery of any such reports to such Holders and prospective purchasers of the Notes on the agreement of such Persons to (i) treat all such reports (and the information contained there) and information as confidential, (ii) not use such reports (and the information contained therein) and information for any purpose other than their investment or potential investment in the Notes and (iii) not publicly disclose any such reports (and the information contained therein) and information.
(d)The Issuer may satisfy its obligations in this Section 4.03 with respect to financial and other information relating to the Issuer by furnishing financial and other information relating to a Parent Entity; provided that to the extent such information relates to such Parent Entity, if and for so long as such Parent Entity will have material assets (other than Equity Interests of the Issuer or one or more other Parent Entities) or operations, the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent Entity, on the one hand, and the information relating to the Issuer and its Restricted Subsidiaries on a standalone basis, on the other hand. For the avoidance of doubt, the consolidating information referred to in the proviso in the preceding sentence need not be audited. The obligations under this Section 4.03 will be deemed satisfied by having the applicable entity (i) furnish reports containing the information contemplated hereby to the Holders of the Notes or (ii) file the applicable reports containing the information contemplated hereby with the SEC.
(e)If the Issuer has designated any of its Subsidiaries as an Unrestricted Subsidiary and such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would constitute a Significant Subsidiary of the Issuer, then the annual and quarterly information required by Sections 4.03(a)(1) and (2) will include a presentation of selected financial metrics (in the Issuer’s sole discretion) of such Unrestricted Subsidiaries as a group in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
(f)Delivery of reports, information and documents to the Trustee hereunder is for informational purposes only and the information and the Trustee’s receipt of such information and documents pursuant to this Indenture shall not constitute actual or constructive notice or knowledge of any information contained therein, or determinable from information contained therein including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate). The Trustee shall have no duty to review or analyze reports delivered to it. The Trustee shall have no liability whatsoever to determine whether any financial information has been filed with the SEC or posted on the EDGAR system (or any successor electronic delivery procedure) or any website or have any duty to monitor or determine whether the Issuer has delivered the reports described under this Section 4.03 or otherwise complied with its obligations to deliver reports as described above.
(g)Notwithstanding anything herein to the contrary, the Issuer shall not be deemed to have failed to comply with any of its obligations hereunder for purposes of Section 6.01(a)(3) until 270 days after the date any report hereunder is due.

Section 4.04    Compliance Certificate.
(a)The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year ending after the Issue Date, a certificate from the principal executive officer, principal financial officer or principal accounting officer stating that in the course of the performance by the signer of his or her duties as an Officer of the Issuer he or she would normally have knowledge of any Default and whether the signer knows of any Default that occurred during the previous year and is continuing as of the date of such certificate (and, if any such Default shall have occurred and is continuing, describing all such Defaults of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto).
(b)When any Default has occurred and is continuing under this Indenture, the Issuer shall, within 30 days after any Officer of the Issuer becoming aware thereof (unless such Default is no longer continuing at the expiration of such 30 day period), deliver to the Trustee written notice specifying such event, its status and what actions the Issuer is taking or proposes to take with respect thereto.

Section 4.05    [Reserved].
Section 4.06    [Reserved].
Section 4.07    Limitation on Restricted Payments.
(a)The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:
(I)declare or pay any dividend or make any payment or distribution on account of the Issuer’s, or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger, amalgamation or consolidation other than:
(A)dividends, payments or distributions payable in Equity Interests (other than Disqualified Stock) of the Issuer or a Parent Entity or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Stock);
(B)dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary of the Issuer, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities; or
(C)dividends or distributions payable to any Parent Entity to fund interest payments in respect of Indebtedness of such Parent Entity which is guaranteed by the Issuer or any Restricted Subsidiary; provided that the net proceeds of such Indebtedness of such Parent Entity shall be contributed to the Issuer or any Restricted Subsidiary;
(II)purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any Parent Entity, including in connection with any merger, amalgamation or consolidation, in each case held by Persons other than the Issuer or a Restricted Subsidiary;
(III)make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:
(A)Indebtedness permitted under clauses (7), (8) and (9) of Section 4.09(b) hereof;
or
(B)prepayments, redemptions, repurchases, defeasance and other payments, acquisitions or retirements in respect of Subordinated Indebtedness prior to their scheduled maturity purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of such prepayment, redemption, purchase, repurchase, defeasance or other acquisition or retirement; and
(IV)make any Restricted Investment;
(all such payments and other actions set forth in clauses (I) through (IV) (other than any exception thereto) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:
(1)other than in the case of a Restricted Investment, immediately after giving effect to such Restricted Payment on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness under Section 4.09(a) hereof; and

(2)such Restricted Payment, together with the aggregate amount of all other Restricted Payments made (and not returned or rescinded) by the Issuer and its Restricted Subsidiaries after October 1, 2019 (and including Restricted Payments in reliance on Section 4.07(b)(1) hereof (without duplication), but excluding a l other Restricted Payments in reliance on Section 4.07(b) hereof), is less than the sum of (without duplication):
(a)50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) beginning on October 1, 2019 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment(which amount shall not be less than zero); plus
(b)100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property received by the Issuer and its Restricted Subsidiaries after December 13, 2019 or that becomes part of the capital of the Issuer or any Restricted Subsidiary through consolidation, amalgamation or merger following December 13, 2019 (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of Section 4.09(b) hereof) from the issue or sale of:
(i)(A) Equity Interests of the Issuer, including Treasury Capital Stock, but excluding cash proceeds and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property received from the sale of:
(x)Equity Interests to any future, present or former employees, directors, officers, members of management, distributors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer or any Parent Entity after December 13, 2019 to the extent such amounts have been applied to Restricted Payments made in accordance with Section 4.07(b)(4) hereof; and
(y)Designated Preferred Stock; and
(B) to the extent such net cash proceeds or other property are actually contributed to the capital of the Issuer or any Restricted Subsidiary (without the issuance of additional Equity Interests of such Restricted Subsidiary), Equity Interests of any Parent Entity (excluding Contributed Holdings Investments (as defined below) and contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with Section 4.07(b)(4) hereof); or
(ii)debt securities of the Issuer or any Restricted Subsidiary that have been converted into or exchanged for such Equity Interests of the Issuer or any Parent Entity;
provided, however, that this clause (b) shall not include the proceeds from (W) Refunding Capital Stock (as defined below) applied in accordance with Section 4.07(b)(2), (X) Equity Interests or convertible debt securities of the Issuer sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus
(c)100% of the aggregate amount of cash, Cash Equivalents and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property contributed to the capital of the Issuer after December 13, 2019 (including the aggregate principal amount of any Indebtedness contributed to the Issuer or its Restricted Subsidiaries for cancellation) or that becomes part of the capital of the Issuer through consolidation, amalgamation or merger after December 13, 2019, in each case not involving cash consideration payable by the Issuer (other than net cash proceeds to the extent such net cash proceeds (i) have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of Section 4.09(b) hereof, (ii) are contributed by a Restricted Subsidiary or (iii) constitute Excluded Contributions and Contributed Holdings Investments); plus
(d)100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property received by the Issuer or a Restricted Subsidiary by means of:
(i)the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of, or other returns of Investments from, Restricted Investments made by the Issuer or its Restricted Subsidiaries (including cash distributions and cash interest received in respect of Restricted Investments) and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries (other than by the Issuer or a Restricted Subsidiary) and repayments of loans advances and releases of guarantees that constitute Restricted Investments made by the Issuer or its Restricted Subsidiaries, in each case after December 13, 2019; or
(ii)the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of the Equity Interests of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than, in each case, to the extent of the amount of the Investment in such Unrestricted Subsidiary that was made by the Issuer or a Restricted Subsidiary pursuant to Section 4.07(b)(11) hereof or to the extent of the amount of such Investment that constituted a Permitted Investment and will increase the amount available under Section 4.07(b)(11) or the applicable clause of the definition of “Permitted Investment,” as the case may be) or a dividend from an Unrestricted Subsidiary, in each case, after December 13, 2019; plus
(e)in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary after December 13, 2019, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred), as determined in good faith by the Issuer at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation, consolidation or transfer of assets or transfer of assets (after taking into consideration any Indebtedness associated with the Unrestricted Subsidiary so designated or merged, amalgamated or consolidated or Indebtedness associated with the assets so transferred), other than to the extent of the amount of the Investment in such Unrestricted Subsidiary that was made by the Issuer or a Restricted Subsidiary pursuant to Section 4.07(b)(11) hereof or to the extent of the amount of such Investment that constituted a Permitted Investment made after December 13, 2019 and will increase the amount available under Section 4.07(b)(11) hereof or the applicable clause of the definition of “Permitted
Investment,” as the case may be; plus
(f)the greater of $189.7 million and 35.0% of LTM EBITDA.
(b)The provisions of Section 4.07(a) hereof shall not prohibit any of the following (collectively, “Permitted Payments”):
(1)the payment of any dividend or other distribution or the consummation of any redemption, repurchase or retirement within 60 days after the date of declaration of such dividend or other distribution or giving of the redemption notice with respect to such redemption, as the case may be, if at the date of declaration or notice, the payment of such dividend or other distribution or in respect of such redemption, repurchase or retirement, as the case may be, would have complied with the provisions of this Indenture;

(2)(A) the prepayment, redemption, purchase, repurchase, defeasance, discharge, retirement or other acquisition of any (i) Equity Interests (“Treasury Capital Stock”) of the Issuer or any Restricted Subsidiary, including any accrued and unpaid dividends thereon, or Subordinated Indebtedness of the Issuer or any Guarantor or (ii) Treasury Capital Stock of any Parent Entity, including any accrued and unpaid dividends thereon, in the case of each of clause (i) and (ii), in exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale (other than to the Issuer or a Restricted Subsidiary) of, Equity Interests of the Issuer or any Parent Entity to the extent contributed to the Issuer or any Restricted Subsidiary (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”), (B) the declaration and payment of dividends on the Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of the Refunding Capital Stock and (C) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of Section 4.07(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any Parent Entity) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;
(3)the prepayment, defeasance, discharge, redemption, purchase, repurchase, exchange or other acquisition or retirement for value of (i) Subordinated Indebtedness of the Issuer or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness, Preferred Stock or Disqualified Stock of the Issuer or a Guarantor, (ii) Preferred Stock or Disqualified Stock of the Issuer or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Preferred Stock or Disqualified Stock, as applicable, of the Issuer or a Guarantor or (iii) Preferred Stock or Disqualified Stock of a Restricted Subsidiary that is not a Guarantor made by exchange for, or out of the proceeds of the sale or issuance of, Preferred Stock or Disqualified Stock, as applicable, of a Restricted Subsidiary that is not a Guarantor, that, in each case with respect to clauses (i) through (iii), is incurred in compliance with Section 4.09 hereof;
(4)Restricted Payments to pay for the prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition of Equity Interests or Indebtedness of the Issuer or any Parent Entity held by any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries or any Parent Entity pursuant to any management equity plan, stock option plan, phantom equity plan or any other management, employee benefit or other compensatory plan or agreement (and any successor plans or arrangements thereto), employment, termination or severance agreement, or any stock subscription or equity holder agreement (including, for the avoidance of doubt, any principal and interest payable on any Indebtedness issued by the Issuer or any Parent Entity in connection with such prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition), including any Equity Interests rolled over, accelerated or paid out by or to any employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries or any Parent Entity in connection with any transaction; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed the greater of $27.1 million and 5.0% of LTM EBITDA in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of the greater of $54.2 million and 10.0% of LTM EBITDA in any calendar year); provided that such amount in any calendar year may be increased by an amount not to exceed:
(a)the cash proceeds from the sale of Equity Interests(other than Disqualified Stock) of the Issuer and, to the extent contributed to the Issuer, the cash proceeds from the sale of Equity Interests of any Parent Entity, in each case to any future, present or former employees, directors, officers, managers, contractors, distributors, advisors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Issuer, any of its Subsidiaries or any Parent Entity after December 13, 2019, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (2) of Section 4.07(a); plus
(b)the cash proceeds of key man life insurance policies received by the Issuer (or by any Parent Entity to the extent contributed to the Issuer) or its Restricted Subsidiaries after December 13, 2019; plus
(c)the amount of any bona fide cash bonuses otherwise payable to any future, present or former directors, consultants, officers, employees, managers, advisors or contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Issuer, any of its Subsidiaries or any Parent Entity that are foregone in return for the receipt of Equity Interests, the fair market value of which is equal to or less than the amount of such cash bonuses, which, if not used in any year, may be carried forward to any subsequent fiscal year; less
(d)the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a), (b) and (c) of this clause (4);
provided, further, that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by sub-clauses (a), (b) and (c) of this clause (4) in any fiscal year; provided, further, that (i) cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from any future, present or former directors, consultants, officers, employees, managers or contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Issuer, any Restricted Subsidiary or any Parent Entity in connection with a repurchase of Equity Interests of the Issuer or any Parent Entity and (ii) the repurchase of Equity Interests deemed to occur upon the exercise of options, warrants or similar instruments if such Equity Interests represent all or a portion of the exercise price thereof and payments, in lieu of the issue of fractional shares of such Equity Interests or withholding to pay other taxes payable in connection therewith, in the case of each of clauses (i) and (ii), will not be deemed to constitute a Restricted Payment for purposes of this Indenture;
(5)the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary, in each case issued in accordance with Section 4.09 hereof;
(6)(a) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Issuer or any of its Restricted Subsidiaries after the Issue Date;
(b)the declaration and payment of dividends to any Parent Entity, the proceeds of which shall be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such Parent Entity issued after the Issue Date, provided that the amount of dividends paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to the capital of the Issuer from the sale of such Designated Preferred Stock; or
(c)the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to Section 4.07(b)(2) hereof;
(7)Restricted Payments by any Restricted Subsidiary to the Issuer or any Parent Entity to the extent the proceeds of such Restricted Payments are contributed or loaned or advanced to the Issuer or another Restricted Subsidiary;
(8)the declaration and payment of dividends or the payment of other distributions by the Issuer or a Restricted Subsidiary to, or the making of loans or advances to, any Parent Entity to allow payments by the Issuer or any Parent Entity in respect of withholding or similar Taxes payable in connection with any grant or vesting of an Equity Interest to or by, or repurchase, or dividend or other distribution to facilitate a repurchase, of an Equity Interest from, any future, present or former employee, director, officer, manager, contractor or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof), or in connection with any purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Equity Interests in consideration of such payments, including deemed repurchases in connection with the exercise, conversion or exchange of stock options, warrants or other incentive interests and the vesting of restricted stock and restricted stock units or any deemed repurchases of Equity Interests, representing a portion of the exercise, conversion or exchange price of such options or warrants or other incentive interest;
(9)(a) the declaration and payment of dividends on the common stock or Equity Interests of the Issuer or any Parent Entity (and any equivalent declaration and payment of a distribution of any security exchangeable for such common stock or Equity Interests to the extent required by the term s of any such exchangeable securities and any Restricted Payment to any such Parent Entity to fund the payment by such Parent Entity of dividends on such entity’s Equity Interests), in an amount in any fiscal year not to exceed the sum of (i) up to 6.0% of the aggregate proceeds from any Equity Offering received by or contributed to the Issuer or any of its Restricted Subsidiaries on or after November 24, 2020 and (ii) 4.0% of Market Capitalization; or (b) in lieu of all or a portion of the dividends permitted by clause (a), any prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition of the Issuer’s Equity Interests (and any equivalent declaration and payment of a distribution of any security exchangeable for such common stock or Equity Interests to the extent required by the terms of any such exchangeable securities and any Restricted Payment to any such Parent Entity to fund the payment by such Parent Entity of dividends on such entity’s Capital Stock) for aggregate consideration that, when taken together with dividends permitted by clause (a), does not exceed the amount contemplated by clause (a);
(10)Restricted Payments that are made (a) in an amount not to exceed the amount of Excluded Contributions or (b) in an amount equal to the amount of net cash proceeds from an asset sale or disposition in respect of property or assets acquired, if the acquisition of such property or assets was financed with Excluded Contributions;
(11)Restricted Payments(including loans or advances) in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (11) not to exceed the greater of $81.3 million and 15.0% of LTM EBITDA;
(12)distributions or payments of Receivables Fees, sales contributions and other transfers of Receivables Assets and purchases of Receivables Assets pursuant to any repurchase obligation related thereto, in each case in connection with a Receivables Facility;
(13)Restricted Payments made in connection with the Transactions and any fees, costs and expenses (including all legal, accounting and other professional fees, costs and expenses) related thereto, including Transaction Costs, or used to fund amounts owed to Affiliates in connection with the Transactions (including dividends to any Parent Entity to permit payment by such Parent Entity of such amounts);
(14)(A) the repurchase, redemption, defeasance, discharge or other acquisition or retirement for value of any Subordinated Indebtedness in accordance with the provisions similar to those described under Sections 4.10 and 4.14 hereof; provided that all Notes validly tendered by Holders in connection with such Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed, acquired or retired for value; and (B) consisting of Acquired Indebtedness (other than Indebtedness incurred (i) to provide a l or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Issuer or a Restricted Subsidiary or (ii) otherwise in connection with or contemplation of such acquisition);

(15)the declaration and payment of dividends or the payment of other distributions by the Issuer or a Restricted Subsidiary to, or the making of loans or advances to the Issuer or any Parent Entity required for, any Parent Entity to pay, in each case without duplication,
(a)franchise, excise and similar taxes and other fees, taxes and expenses required to maintain their corporate or other legal existence;
(b)(i) with respect to any taxable period in which the Issuer and/or any of its Subsidiaries is a member of (or the Issuer is a disregarded entity for U.S. federal income tax purposes wholly owned by a member of) a consolidated, combined, unitary or similar tax group (a “Tax Group”) for U.S. federal and/or applicable foreign, state or local income tax purposes of which the Issuer or Parent Entity of the Issuer is the common parent, the portion of U.S. federal, state and/or local income Taxes of such Tax Group for such taxable period that is attributable to the Issuer and/or its consolidated subsidiaries; provided that, for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate will not exceed the amount of such Taxes that the Issuer and/or its applicable subsidiaries would have been required to pay if they were a stand-alone Tax Group with the Issuer as the corporate common parent of such stand-alone Tax Group and (ii) with respect to any taxable period for which the Issuer or a Restricted Subsidiary is (or the Issuer or a Restricted Subsidiary is a disregarded entity for U.S. federal income tax purposes wholly-owned by) a partnership for U.S. federal and/or applicable state or local income tax purposes (a “Partnership”), the portion of the U.S. federal, state or local income Taxes of the Partnership’s direct owner(s) (or, where a direct owner is a pass-through entity, indirect owner(s)) for such taxable period that is attributable to the Issuer or such Restricted Subsidiary, as applicable, in an amount not to exceed the product of (x) the highest combined marginal federal and applicable state and/or local statutory tax rate (after taking into account the deductibility of state and local income tax for U.S. federal income tax purposes and the character of the income in question) applicable to any direct (or, where the direct owner is a pass-through entity, the first indirect non pass-through) equity owner of the Partnership for the taxable period in question and (y) the taxable income of the Partnership (if the Issuer or Restricted Subsidiary is an entity disregarded from the Partnership, to the extent such taxable income is attributable to the Issuer or its Subsidiaries) for such period that is included in the taxable income of such equity owners of the Partnership under the U.S. federal income tax principles, reduced by all taxable losses of the Partnership with respect to any prior taxable year of the Partnership to the extent such losses were not previously taken into account for purposes of computing distributions permitted under this clause (b) and such losses are of a character that would permit such losses to be deducted by the direct or indirect owners of the Partnership against the current taxable income of the Partnership; provided that, in either the case of (i) or (ii), any amounts distributed hereunder shall be without duplication of any such taxes paid or withheld with respect to the same taxable income to the extent such payment or withholding actually reduces the tax liability of the applicable Tax Group or the applicable Partnership’s direct or indirect owners, as applicable; provided, further, that, in either the case of (i) or (ii), any amounts distributed hereunder in respect of any Taxes attributable to the income of Unrestricted Subsidiaries may be made only to the extent that such subsidiaries have made cash payments to the Issuer, any Guarantors or any Restricted Subsidiary for the purpose of such distribution (any distributions permitted under this clause (b) collectively, “Tax Distributions”);

(c)salary, bonus, severance and other benefits payable to, and indemnities provided to or on behalf of, employees, directors, officers, consultants, contractors and managers of any Parent Entity and any payroll, social security or similar Taxes thereof and obligations of any Parent Entity in respect of director and officer insurance (including premiums therefor) to the extent relating to the ownership or operation of the Issuer and its Subsidiaries;
(d)(1) general corporate or other operating, administrative, legal, compliance, professional and overhead costs and expenses (including expenses relating to auditing and other accounting matters) of any Parent Entity and (2) Public Issuer Costs;

(e)fees and expenses (including ongoing compliance costs and listing expenses) related to any equity or debt offering of a Parent Entity (whether or not consummated);
(f)indemnification claims made by future, present or former directors or officers, employees, directors, managers, consultants or contractors of such parent entity attributable to the ownership or operations of the Issuer and its Restricted Subsidiaries;
(g)fees and expenses (x) due and payable by the Issuer and its Restricted Subsidiaries related to the Transactions and (y) otherwise permitted to be paid by the Issuer and any Restricted Subsidiaries under this Indenture;
(h)to the extent constituting a Restricted Payment, amounts due and payable pursuant to any investor management agreement entered into after the Issue Date in an amount in any fiscal year not to exceed 2.5% of LTM EBITDA for the immediately preceding fiscal year;
(i)to finance any Investment that, if made by the Issuer, would be permitted by this Indenture; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) any Parent Entity shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests but not including any loans or advances made pursuant to clause (16) of the definition of “Permitted Investments”) to be contributed to the Issuer or its Restricted Subsidiaries or (2) the Person formed or acquired to merge into or amalgamate or consolidate with the Issuer or any of its Restricted Subsidiaries to the extent such merger, amalgamation or consolidation is permitted under Section 5.01 hereof in order to consummate such Investment (any such property or assets so contributed, merged or amalgamated shall constitute “Contributed Holdings Investments” and shall be disregarded for purposes of determining any amount calculated under this Indenture with respect to contributions to the capital of the Issuer or any of its Restricted Subsidiaries); and
(j)amounts that would otherwise be permitted to be paid pursuant to Section 4.11 hereof;
(16)any Restricted Payment made in connection with Permitted Intercompany Activities;
(17)the distribution, by dividend or otherwise, or other transfer or disposition of shares of Equity Interests in one or more Unrestricted Subsidiaries, or Indebtedness owed to any Parent Entity, the Issuer or any Restricted Subsidiary by Unrestricted Subsidiaries (or a Restricted Subsidiary that owns one or more Unrestricted Subsidiaries and no other material assets) (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);
(18)any Restricted Payment; provided that (x) with respect to a Restricted Payment that is not a Restricted Investment, no Event of Default pursuant to Sections 6.01(1), (6) or (7) shall have occurred and be continuing or would result therefrom and (y) on a pro forma basis after giving effect to such Restricted Payment, the Consolidated Total Net Debt Ratio would be equal to or less than 6.50 to 1.00;
(19)redemptions in whole or in part of any of its Equity Interests for another class of its Equity Interests (other than Disqualified Stock) or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests;
(20)payments to the Issuer, or loans, advances, dividends or distributions to any Parent Entity, to permit such Person (a) to make payments in lieu of fractional Equity Interests to holders of Equity Interests of the Issuer or any Parent Entity and (b) to honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and make payments on convertible Indebtedness in accordance with its terms;

(21)payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, that complies with Section 5.01 hereof;
(22)the conversion of any Subordinated Indebtedness to Equity Interests (other than Disqualified Stock) of the Issuer or any Parent Entity, and any payment that is intended to prevent any Subordinated Indebtedness from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code;
(23)mandatory redemptions of Disqualified Stock issued as a Restricted Payment or as consideration for a Permitted Investment;
(24)Investments or other Restricted Payments in an aggregate amount not to exceed an amount equal to the sum of Total Leverage Excess Proceeds and Declined Excess Proceeds; and
(25)(i) the redemption, defeasance, repurchase, exchange or other acquisition or retirement of Subordinated Indebtedness of the Issuer or any Guarantor in an aggregate amount outstanding at the time made, taken together with all other redemptions, defeasances, repurchases, exchanges or other acquisitions or retirements of Subordinated Indebtedness made pursuant to this clause (25), not to exceed the greater of $108.4 million and 20.0% of LTM EBITDA at such time, and (ii) the redemption, defeasance, repurchase, exchange or other acquisition or retirement of Subordinated Indebtedness of the Issuer or any Guarantor, so long as (x) no Event of Default pursuant to Sections 6.01(1), (6) or (7) shall have occurred and be continuing or would result therefrom and (y), immediately after giving pro forma effect to the payment of any such Restricted Payment and the incurrence of any Indebtedness the net proceeds of which are used to make such Restricted Payment, the Consolidated Total Net Debt Ratio shall be no greater than 7.00 to 1.00.
(c ) For purposes of determining compliance with this Section 4.07, in the event that a Restricted Payment or Investment (or a portion thereof) meets the criteria of more than one of clauses (1) through (25) of Section 4.07(b) hereof or is entitled to be made pursuant to Section 4.07(a) hereof and/or one or more of the clauses contained in the definition of “Permitted Investments,” the Issuer shall be entitled to divide, classify and subsequently divide and reclassify such Restricted Payment or Investment (or portion thereof) between such clauses (1) through (25) of Section 4.07(b) hereof and Section 4.07(a) hereof and/or one or more of the clauses contained in the definition of “Permitted Investments,” in a manner that otherwise complies with this Section 4.07.
(d)The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment, property or assets other than cash shall be determined conclusively by the Issuer acting in good faith.
(e)In connection with any commitment, definitive agreement or similar event relating to an Investment, the Issuer or applicable Restricted Subsidiary may designate such Investment as having occurred on the date of the commitment, definitive agreement or similar event relating thereto (such date, the “Election Date”) if, after giving pro forma effect to such Investment and all related transactions in connection therewith and any related pro forma adjustments, the Issuer or any of its Restricted Subsidiaries would have been permitted to make such Investment on the relevant Election Date in compliance with this Indenture, and any related subsequent actual making of such Investment will be deemed for all purposes under this Indenture to have been made on such Election Date, including for purposes of calculating any ratio, compliance with any test, usage of any baskets hereunder (if applicable) and EBITDA or LTM EBITDA and for purposes of determining whether there exists any Default or Event of Default (and all such calculations on and after the Election Date until the termination, expiration, passing, rescission, retraction or rescindment of such commitment, definitive agreement or similar event shall be made on a pro forma basis giving effect thereto and all related transactions in connection therewith).

(f)Unrestricted Subsidiaries may use value transferred from the Issuer and its Restricted Subsidiaries in a Permitted Investment to purchase or otherwise acquire Indebtedness or Capital Stock of the Issuer, any Parent Entity or any of the Issuer’s Restricted Subsidiaries, and to transfer value to the holders of the Capital Stock of the Issuer or any Restricted Subsidiary or any Parent Entity and to Affiliates thereof, and such purchase, acquisition, or transfer will not be deemed to be a “direct or indirect” action by the Issuer or its Restricted Subsidiaries.
(g)If the Issuer or a Restricted Subsidiary makes a Restricted Payment which at the time of the making of such Restricted Payment would in the good faith determination of the Issuer be permitted under the provisions of this Indenture, such Restricted Payment shall be deemed to have been made in compliance with this Indenture notwithstanding any subsequent adjustments made in good faith to the Issuer’s financial statements affecting Consolidated Net Income or EBITDA or LTM EBITDA of the Issuer for any period.
(h)For the avoidance of doubt, this covenant shall not restrict the making of, or dividends or other distributions in amounts sufficient to make, any “AHYDO catch-up payment” with respect to any Indebtedness of any Parent Entity, the Issuer or any of its Restricted Subsidiaries permitted to be incurred under this Indenture.

Section 4.08 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.
(a)The Issuer shall not, and shall not permit any of its Restricted Subsidiaries that are not Guarantors to, create or otherwise cause to become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:
(1)(A) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries on its Capital Stock, or
(B) pay any Indebtedness owed to the Issuer or any of the Issuer’s Restricted Subsidiaries that is a Guarantor;
(2)make loans or advances to the Issuer or any of the Issuer’s Restricted Subsidiaries that is a Guarantor; or
(3)sell, lease or transfer any of its properties or assets to the Issuer or any of the Issuer’s Restricted Subsidiaries that is a Guarantor;
provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to the Issuer or any Restricted Subsidiary to other Indebtedness incurred by the Issuer or any Restricted Subsidiary shall not be deemed to constitute such an encumbrance or restriction.
(b)The restrictions contained in Section 4.08(a) hereof shall not prohibit:
(1)contractual encumbrances or restrictions in effect on the Issue Date;
(2)contractual encumbrances or restrictions pursuant to the Credit Facilities, including any Guarantee thereof, the related security documents, any related Intercreditor Agreement and any other related documentation and related Hedging Obligations;
(3)contractual encumbrances or restrictions pursuant to the Notes Documents, the related indentures and any other related documentation;
(4)Purchase Money Obligations and Capitalized Lease Obligations that impose restrictions on the property so acquired;

(5)applicable law or any applicable rule, regulation or order or required by any regulatory authority;
(6)any agreement or other instrument of a Person or relating to Capital Stock or Indebtedness of a Person acquired by or merged, consolidated or otherwise combined with or into the Issuer or any of its Restricted Subsidiaries in existence at the time of such acquisition or at the time it merges with or into the Issuer or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person or at the time such Person was designated as a Restricted Subsidiary (but, in any such case, not created in contemplation thereof);
(7)contracts for the direct or indirect sale or other disposition of assets or the sale of the Issuer or a Subsidiary, including customary restrictions with respect to a Subsidiary of the Issuer pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;
(8)(a) Secured Indebtedness otherwise permitted to be incurred pursuant to Section 4.09 hereof and Section 4.12 hereof and (b) restrictions on transfers of assets subject to Permitted Liens (but, with respect to any such Permitted Lien, only to the extent that such transfer restrictions apply solely to the assets that are the subject of such Permitted Lien);
(9)restrictions on cash (or Cash Equivalents) or other deposits or restrictions on net worth imposed by customers, in each case, under contracts entered into in the ordinary course of business or consistent with past practice or industry practice;
(10)other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred or issued subsequent to the Issue Date pursuant to the provisions of Section 4.09 hereof;
(11)customary provisions in joint venture agreements or arrangements and other similar agreements relating to such joint venture;
(12)customary provisions contained in leases, sub-leases, licenses, sub-licenses, equity holder agreements, asset sale agreements, organizational documents or other similar agreements, including with respect to intellectual property and other agreements;
(13)restrictions created in connection with any Receivables Facility that, in the good faith determination of the Issuer, are necessary or advisable to effect such Receivables Facility;
(14)restrictions on cash (or Cash Equivalents) or other deposits imposed by agreements entered into in the ordinary course of business or consistent with past practice (or other restrictions on cash or deposits constituting Permitted Liens);
(15)customary provisions restricting subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract or agreement, or the assignment or transfer of any lease, license or other contract or agreement;
(16)customary net worth provisions contained in real property leases entered into by Subsidiaries, so long as the Issuer has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Issuer and its Subsidiaries to meet their ongoing obligations;
(17)restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Issuer or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business or consistent with past practice or industry practice; provided that such agreement prohibits the encumbrance of solely the property or assets of the Issuer or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Issuer or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;
(18)any encumbrance or restriction arising pursuant to an agreement or instrument which, if it relates to any Indebtedness, shall only be permitted if such Indebtedness is permitted to be incurred pursuant to Section 4.09 hereof if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole (i) are not materially less favorable to the Holders than the encumbrances and restrictions contained in the Credit Agreement, together with the security documents associated therewith, this Indenture, or other Credit Facilities, in each case as in effect on the Issue Date (as determined by the Issuer) or (ii) either (A) the Issuer determines at the time of entry into such agreement or instrument that such encumbrances or restrictions shall not adversely affect, in any material respect, the Issuer’s ability to make principal or interest payments on the Notes or (B) such encumbrance or restriction applies only during the continuance of a default relating to such agreement or instrument;
(19)any encumbrance or restriction with respect to a Guarantor or a Foreign Subsidiary or Receivables Subsidiary which was previously an Unrestricted Subsidiary pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Issuer or any other Restricted Subsidiary other than the assets and property of such Subsidiary ;
(20)any encumbrance or restriction contained in mortgages, pledges, charges or other security agreements permitted under this Indenture or securing Indebtedness of the Issuer or a Restricted Subsidiary permitted under this Indenture to the extent such encumbrances or restrictions restrict the transfer or encumbrance of the property or assets subject to such mortgages, pledges, charges or other security agreements;
(21)pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Issuer or any Restricted Subsidiary;
(22)any encumbrance or restriction existing by reason of any lien permitted under Section 4.12 hereof; and
(23)any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of Section 4.08(a) hereof imposed by any amendments, extensions, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (22) of this Section 4.08(b); provided that such amendments, extensions, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no less favorable in any material respect to the Holders with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, extension, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
Section 4.09    Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.
(a)The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, incur any Indebtedness (including Acquired Indebtedness) and the Issuer shall not issue any shares of Disqualified Stock and shall not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Issuer and its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if either (i) the Fixed Charge Coverage Ratio on a consolidated basis for the Issuer and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, as if the additional

Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period, or (ii) the Consolidated Total Net Debt Ratio would have been no greater than 7.75 to 1.00, in each case determined on a pro forma basis (including a pro forma application of the net proceeds therefrom but without giving effect to any simultaneous incurrence of Indebtedness pursuant to Section 4.09(b)(1)(b) hereof); provided, however, that, on a pro forma basis, together with any amounts incurred or issued, as applicable, and outstanding by Non -Guarantor Subsidiaries pursuant to Sections 4.09(b)(12)(b) and (14) hereof, no more than the greater of $108.4 million and 20.0% of LTM EBITDA of Indebtedness, Disqualified Stock or Preferred Stock at any one time outstanding and incurred or issued, as applicable, pursuant to this Section 4.09(a) shall be incurred or issued, as applicable, by Non-Guarantor Subsidiaries; provided, further, however, that the foregoing limitation shall not apply to Indebtedness of any Person that becomes a Restricted Subsidiary in connection with an acquisition or any other Investment not prohibited by the provisions of Section 4.07 hereof (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into the Issuer or a Restricted Subsidiary) if such Indebtedness is outstanding prior to such Person becoming a Restricted Subsidiary and to the extent such Indebtedness is not incurred in contemplation of such acquisition or Investment.
(b)The provisions of Section 4.09(a) hereof shall not apply to:
(1)the incurrence of Indebtedness under any Credit Facilities by the Issuer or any of its Restricted Subsidiaries and Guarantees in respect of such Indebtedness and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof); provided that, immediately after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (1) and outstanding at any one time does not exceed the sum of (a) $1,950.0 million, when aggregated with the amount of Refinancing Indebtedness in respect of Indebtedness incurred under this clause (1)(a) that is outstanding pursuant to Section 4.09(b)(13) hereof plus (b) the greater of $542.0 million and 100.0% of LTM EBITDA, when aggregated with the amount of Refinancing Indebtedness in respect of Indebtedness incurred under this clause (1)(b) that is outstanding pursuant to Section 4.09(b)(13) hereof plus (c) an additional amount after all amounts have been incurred under clauses (1)(a) and (1)(b) of this Section 4.09(b), if after giving pro forma effect to the incurrence of such additional amount and the application of the proceeds therefrom, (x) in the case of Indebtedness secured by a Lien on the Collateral (other than Indebtedness secured by the Collateral with Junior Lien Priority relative to the Notes and the Note Guarantees), the Consolidated First Lien Net Debt Ratio would be no greater than 6.00 to 1.00, (y) in the case of Indebtedness secured by Lien on the Collateral with Junior Lien Priority relative to the Notes and the Note Guarantees, the Consolidated Secured Net Debt Ratio would be no greater than 7.75 to 1.00 or (z) in the case of any such Indebtedness described in the foregoing clauses (x) or (y) incurred to finance any investment or acquisition or incurred as a result of Person being acquired by the Issuer or any Restricted Subsidiary or merged into or consolidated with the Issuer or a Restricted Subsidiary in accordance with the terms of this Indenture, the Consolidated First Lien Net Debt Ratio or Consolidated Secured Net Debt Ratio, respectively, would be equal to or less than it was immediately prior to such acquisition or merger, in each case as of the date on which such additional Indebtedness is incurred, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom but without giving effect to any simultaneous incurrence of Indebtedness pursuant to clauses (1)(a) and (1)(b)) of this Section 4.09(b);
(2)the incurrence by the Issuer and any Guarantor of Indebtedness represented by the Notes issued on the Issue Date (including any Note Guarantees thereof and any replacement Notes and Note Guarantees of such replacement Notes therefor) (for avoidance of doubt, other than any Additional Notes);
(3)the incurrence of Indebtedness of the Issuer and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness incurred or deemed incurred on the Issue Date pursuant to clause (1) or described in clause (2) of this Section 4.09(b)) and any Guarantee thereof;

(4)the incurrence of (a) Indebtedness (including Capitalized Lease Obligations and Purchase Money Obligations), Disqualified Stock and Preferred Stock incurred by the Issuer or any of its Restricted Subsidiaries, to finance the purchase, lease, expansion, construction, installation, replacement, repair or improvement of property (real or personal), equipment or other assets, including assets that are used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets; provided that, at the time of any such incurrence of Indebtedness, Disqualified Stock or Preferred Stock (and after giving pro forma effect thereto), the aggregate amount of Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (4)(a), when aggregated with the amount of Refinancing Indebtedness in respect of Indebtedness initially incurred in reliance on this clause (4)(a) that is outstanding pursuant to Section 4.09(b)(13) below, does not exceed the greater of $216.8 million and 40.0% of LTM EBITDA at the time of incurrence (for the avoidance of doubt, Unsecured Capitalized Leases shall be permitted in an unlimited amount pursuant to clause (31) of this Section 4.09(b)) and (b) Attributable Indebtedness;
(5)(a) Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit, bank guarantees, banker’s acceptances, warehouse receipts, or similar instruments issued or entered into, or relating to obligations or liabilities incurred, in the ordinary course of business or consistent with past practice or industry practice, including in respect of workers’ compensation claims, performance, completion or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, unemployment insurance or other social security legislation or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, performance completion or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, unemployment insurance or other social security legislation and (b) the incurrence of Indebtedness by the Issuer or any Restricted Subsidiary as an account party in respect of letters of credit, bank guarantees or similar instruments in favor of suppliers, trade creditors or other Persons incurred in the ordinary course of business or consistent with past practice or industry practice;
(6)Indebtedness consisting of obligations under deferred compensation (including indemnification obligations, obligations in respect of purchase price adjustments, earn-outs, incentive non- competes and other contingent obligations), guarantees or other similar arrangements incurred or assumed in connection with any acquisition or other investment or any disposition;
(7)Indebtedness of the Issuer owing to a Restricted Subsidiary (or to any Parent Entity which is substantially contemporaneously transferred to the Issuer or any Restricted Subsidiary); provided that any subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon) shall be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such Indebtedness is then outstanding) not permitted by this clause (7);
(8)Indebtedness of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary (or to any Parent Entity which is substantially contemporaneously transferred to the Issuer or any Restricted Subsidiary); provided that any subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon) shall be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such Indebtedness is then outstanding) not permitted by this clause (8);
(9)shares of Preferred Stock or Disqualified Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of such shares of Preferred Stock not permitted by this clause (9);
(10)Hedging Obligations not entered into for speculative purposes;

(11)obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds, performance, banker’s acceptance facilities and completion guarantees, statutory, export or import indemnities, customs and completion guarantees (not for borrowed money) and similar obligations provided by the Issuer or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business or consistent with past practice;
(12)(a) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate outstanding principal amount, when aggregated with the amount of Refinancing Indebtedness in respect of Indebtedness incurred in reliance on this clause (12)(a) that is outstanding pursuant to Section 4.09(b)(13) below, up to 100.0% of the net cash proceeds (i) received by the Issuer since immediately after the Issue Date from the issue or sale of Equity Interests of or otherwise contributed to the capital of the Issuer or (ii) contributed to the capital of any Restricted Subsidiary without the issuance of additional Equity Interests of such Restricted Subsidiary (in the case of each of clauses (i) and (ii), other than Excluded Contributions or proceeds of Disqualified Stock or sales of Equity Interests to the Issuer or any of its Subsidiaries) as determined in accordance with clauses (2)(b) and (2)(c) of Section 4.07(a) to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 4.07(b) or to make Permitted Investments (other than Permitted Investments specified in clauses
(1) and (3) of the definition thereof) and (b) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate outstanding principal amount or liquidation preference, which when aggregated with the amount of Refinancing Indebtedness in respect of Indebtedness incurred in reliance on this clause (12)(b) that is outstanding pursuant to Section 4.09(b)(13) below, does not, at the time of any such incurrence of Indebtedness (and after giving pro forma effect thereto), exceed the greater of $271.0 million and 50% of LTM EBITDA at the time of incurrence;
(13)the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness or issuance by the Issuer or any Restricted Subsidiary of Disqualified Stock or the issuance by any Restricted Subsidiary of Preferred Stock which serves to refund, refinance, replace, exchange, renew, repay, extend or defease (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance” and “refinances,” with “refinanced” and “refinancing” having a correlative meaning) any Indebtedness (or unutilized commitment in respect of Indebtedness), incurred (or established) or Disqualified Stock or Preferred Stock issued in connection with the Indebtedness described under Section 4.09(a) hereof and clauses (1), (2), (3), (4) and (12) of this Section 4.09(b), this clause (13) and clauses (14) and (20) of this Section 4.09(b) or any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to so extend, replace, refund, refinance, renew or defease such Indebtedness Disqualified Stock or Preferred Stock (including such Indebtedness, Disqualified Stock or Preferred Stock of the Issuer that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Issuer or another Restricted Subsidiary), including Indebtedness that refinances Refinancing Indebtedness, and Indebtedness incurred pursuant to a commitment that refinances any Indebtedness or unutilized commitment (the “ Refinancing Indebtedness”); provided, however, that such Refinancing Indebtedness:
(A)has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased (or requires no or nominal payments in cash (other than interest payments) prior to the date that is 91 days after the maturity date of the Notes),
(B)to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (i) Indebtedness subordinated in right of payment to the Notes or any Note Guarantee thereof, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Note Guarantee thereof at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (ii)

Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and
(C)shall not include:
(i)Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer;
(ii)Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or
(iii)Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;
provided, further, that (A) subclause (a) of this clause (13) does not apply to any refunding or refinancing of any outstanding Secured Indebtedness and (B) subclauses (a), (b) and (c) of this clause (13) do not apply to any refunding or refinancing of any Indebtedness outstanding pursuant to Section 4.09(b)(1) above;
(14)Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer or a Restricted Subsidiary incurred or issued to finance any investment or acquisition or (y) Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into, amalgamated or consolidated with the Issuer or a Restricted Subsidiary in accordance with the terms of this Indenture; provided that, such Indebtedness, Disqualified Stock or Preferred Stock is in an aggregate amount outstanding not to exceed, (i) when aggregated with the amount of Refinancing Indebtedness in respect of Indebtedness initially incurred in reliance on this subclause (i) that is outstanding pursuant to Section 4.09(b)(13), the greater of $162.6 million and 30.0% of LTM EBITDA at the time of incurrence, plus (ii) unlimited additional Indebtedness if after giving pro forma effect to such acquisition, investment, merger, amalgamation or consolidation either:
(a)the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to Section 4.09(a) hereof; or
(b)the Fixed Charge Coverage Ratio of the Issuer and its Restricted Subsidiaries would be equal to or greater than or the Consolidated Total Net Debt Ratio would be equal to or less than it was immediately prior to such acquisition or merger, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom but without giving effect to any simultaneous incurrence of Indebtedness pursuant to clause (i) of this proviso above); or
(c)such Indebtedness constitutes Acquired Indebtedness (other than Indebtedness incurred in contemplation of the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Issuer or a Restricted Subsidiary); provided that, in the case of this clause (c), the only obligors with respect to such Indebtedness shall be those Persons who were obligors of such Indebtedness prior to such acquisition, merger, amalgamation or consolidation;
provided, however that the foregoing limitation shall not apply to Indebtedness of any Person that becomes a Restricted Subsidiary in connection with an acquisition or any other Investment not prohibited under Section 4.07 hereof (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into the Issuer or a Restricted Subsidiary) if such Indebtedness is outstanding prior to such Person becoming a Restricted Subsidiary and to the extent such Indebtedness is not incurred in contemplation of such acquisition or Investment;

(15)Indebtedness in respect of (a) customer deposits and advance payments (including progress premiums) received in the ordinary course of business or consistent with past practice or industry practice from customers for the purchase of goods or services or (b) Cash Management Obligations, Bank Products provided by banks or other financial institutions to the Issuer and its Restricted Subsidiaries in the ordinary course of business or consistent with past practice or industry practice and other Indebtedness in respect of netting services, automated clearinghouse arrangements, overdraft protections, credit or debit card, purchase card, electronic funds transfer, cash pooling or setting off arrangements and similar arrangements, in each case, in connection with deposit accounts or from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or consistent with past practice or industry practice;
(16)Indebtedness of the Issuer or any of its Restricted Subsidiaries supported by a letter of credit or bank guarantee issued pursuant to any Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;
(17)any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of the Issuer or any Restricted Subsidiary so long as the incurrence of such Indebtedness or other obligations incurred by the Issuer or such Restricted Subsidiary is permitted under the terms of this Indenture or any guarantee by or co-borrower obligation of a Restricted Subsidiary of Indebtedness or other obligations of the Issuer so long as the incurrence of such Indebtedness incurred by the Issuer is permitted under the terms of this Indenture;
(18)Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements;
(19)Indebtedness consisting of Indebtedness issued by the Issuer or any of its Restricted Subsidiaries to future, current or former officers, directors, employees, managers, consultants and contractors thereof, their respective Controlled Investment Affiliates or Immediate Family Members and permitted transferees thereof, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any Parent Entity that is not prohibited by Section 4.07 hereof;
(20)Indebtedness of Non-Guarantor Subsidiaries; provided that, at the time of any such incurrence of Indebtedness (and after giving pro forma effect thereto), the aggregate amount outstanding of Indebtedness incurred under this clause (20), when aggregated with the amount of Refinancing Indebtedness of any Non- Guarantor Subsidiary in respect of Indebtedness initially incurred in reliance on this clause (20), that is outstanding pursuant to clause (13) above, does not exceed the greater of $81.3 million and 15.0% of LTM EBITDA at the time of incurrence; provided, further, that the foregoing limitation shall not apply to Indebtedness of any Person that becomes a Restricted Subsidiary in connection with an Investment not prohibited under this Indenture (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into the Issuer or a Restricted Subsidiary) if such Indebtedness is outstanding prior to such Person becoming a Restricted Subsidiary and to the extent such Indebtedness is not incurred in contemplation of such Investment ;
(21)Indebtedness representing deferred compensation or stock-based compensation owed to employees of any Parent Entity, the Issuer or its Restricted Subsidiaries incurred in the ordinary course of business or consistent with past practice or industry practice or in connection with any Investment or any acquisition (by merger, consolidation, amalgamation or otherwise);
(22)Settlement Indebtedness;
(23)customer deposits and advance payments received in the ordinary course of business or consistent with past practice from customers for the purchase of goods inductor services;
(24)(i) Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business or consistent with past practice or industry practice on arm’s length commercial terms and (ii) Indebtedness in respect of any Receivables Facility;
(25)any obligation, or guaranty of any obligation, of the Issuer or any Restricted Subsidiary to reimburse or indemnify a Person extending credit to customers of the Issuer or a Restricted Subsidiary incurred in the ordinary course of business or consistent with past practice or industry practice for all or any portion of the amounts payable by such customers to the Person extending such credit;
(26)Indebtedness to a customer to finance the acquisition of any equipment necessary to perform services for such customer; provided that the terms of such Indebtedness are consistent with those entered into with respect to similar Indebtedness prior to the Issue Date, including, if so consistent, that (i) the repayment of such Indebtedness is conditional upon such customer ordering a specific amount of goods or services and (ii) such Indebtedness does not bear interest or provide for scheduled amortization or maturity;
(27)Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries to the extent that the net proceeds thereof are promptly deposited with the Trustee to satisfy or discharge the Notes or exercise the Issuer’s Legal Defeasance or Covenant Defeasance option, in each case, in accordance with this Indenture;
(28)Indebtedness of the Issuer or any of its Restricted Subsidiaries arising pursuant to any Permitted Intercompany Activities or Permitted Tax Restructurings;
(29)Indebtedness in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause (29) and then outstanding, will not exceed the Available RP Capacity Amount (determined on the date of such incurrence);
(30)Indebtedness incurred in connection with any Sale and Lease-Back Transaction;
(31)Unsecured Capitalized Leases;
(32)Indebtedness to the seller of any business or assets permitted to be acquired by the Issuer or any Restricted Subsidiary under this Indenture and any Refinancing in respect thereof; provided that the aggregate amount of Indebtedness incurred pursuant to this clause (32) and then outstanding will not exceed the greater of $108.4 million and 20.0% of LTM EBITDA;
(33)obligations in respect of Disqualified Stock in an amount outstanding not to exceed the greater of $54.2 million and 10.0% of LTM EBITDA at the time of incurrence and any Refinancing in respect thereof;
(34)Indebtedness incurred for the benefit of joint ventures in an aggregate outstanding principal amount not to exceed the greater of $189.7 million and 35.0% of LTM EBITDA at the time of incurrence, and any Refinancing Indebtedness in respect thereof; and
(35)all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (1) through (34).
(d)For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness incurred pursuant to and in compliance with, this Section 4.09:
(1)in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) at any time, whether at the time of incurrence or upon the application of all or a portion of the proceeds thereof or subsequently, meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (35) of Section 4.09(b) hereof or is entitled to be incurred pursuant to Section 4.09(a) hereof, the Issuer, in its sole discretion, may divide and classify and may subsequently re-divide and reclassify such item of

Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and shall only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock (or a portion thereof) in one of the above clauses in Section 4.09(b) hereof or in Section 4.09(a) hereof (it being understood that any Indebtedness incurred pursuant to one of the clauses of Section 4.09(b) hereof shall cease to be deemed incurred or outstanding for purposes of such clause but shall be deemed incurred for the purposes of Section 4.09(a) hereof from and after the first date on which the Issuer or its Restricted Subsidiaries could have incurred such Indebtedness under Section 4.09(a) hereof) and at the time of incurrence or reclassification, the Issuer will be entitled, in its sole discretion, to divide and classify or re-divide or reclassify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above on one or more occasions (based on circumstances existing on the date of any such re-division and re-classification); provided that all Indebtedness outstanding under the Credit Agreement on the Issue Date shall be treated as incurred on the Issue Date under clause (1)(a) of Section 4.09(b) hereof and may not be reclassified; provided further, that any ratio calculated for purposes of determining incurrence under clause (1) shall be calculated on a pro forma basis after giving effect to the incurrence and the use of proceeds thereof (deducting in calculating the numerator of any leverage ratio the cash proceeds thereof to the extent such proceeds are not promptly applied), but without giving effect to any simultaneous incurrence under clauses (1)(a) and/or (1)(b) of Section 4.09(b). Indebtedness may be incurred under any or all of clauses (1)(a), (1)(b) and/or (1)(c) of Section 4.09(b), and proceeds from any such incurrence may be utilized in a single transaction by first calculating the incurrence under clause (1)(c) of Section 4.09(b) and then calculating the incurrence under clauses (1)(a) and/or (1)(b) of Section 4.09(b) (if any) (or, at the Issuer’s election, vice versa) (and if both clauses are available and the Issuer does not make an election, the Issuer will be deemed to have elected clause (1)(c) of Section 4.09(b)); provided that any such Indebtedness originally incurred in reliance on clause (1)(a) and/or (1)(b) of Section 4.09(b) shall cease to be deemed outstanding under clauses (1)(a) or (1)(b) of Section 4.09(b), as applicable, and shall instead be deemed to be outstanding pursuant to clause (1)(c) of Section 4.09(b) from and after the first date on which the Issuer could have incurred the aggregate principal amount of such Indebtedness in reliance on clause (1)(c) of Section 4.09(b);
(2)at the time of incurrence or reclassification, the Issuer shall be entitled to divide and classify or re-divide or reclassify an item of Indebtedness in more than one of the types of Indebtedness described in Sections 4.09(a) and 4.09(b) hereof;
(3)in the event that the Issuer or a Restricted Subsidiary enters into or increases commitments under a Credit Facility, the Fixed Charge Coverage Ratio, the Consolidated First Lien Secured Net Debt Ratio, the Consolidated Secured Net Debt Ratio or the Consolidated Total Net Debt Ratio, as applicable, for purposes of borrowings and reborrowings thereunder (and including issuance and creation of letters of credit and bankers’ acceptances thereunder) shall be determined on the date of such Credit Facility or such increase in commitments (assuming that the full amount thereof has been borrowed as of such date), and, if such Fixed Charge Coverage Ratio, Consolidated First Lien Secured Net Debt Ratio, Consolidated Secured Net Debt Ratio or Consolidated Total Net Debt Ratio, as applicable, test is satisfied with respect thereto at such time, any borrowing or reborrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) shall be permitted under this covenant irrespective of the Fixed Charge Coverage Ratio, the Consolidated First Lien Secured Net Debt Ratio, the Consolidated Secured Net Debt Ratio or the Consolidated Total Net Debt Ratio, as applicable, at the time of any borrowing or reborrowing thereunder (or the issuance or creation of letters of credit or bankers’ acceptances thereunder) (the committed amount permitted to be borrowed or reborrowed (and the issuance and creation of letters of credit and bankers’ acceptances) on a date pursuant to the operation of this clause (3) shall be the “Reserved Indebtedness Amount” as of such date for purposes of the Fixed Charge Coverage Ratio, the Consolidated First Lien Secured Net Debt Ratio, the Consolidated Secured Net Debt Ratio or the Consolidated Total Net Debt Ratio, as applicable);
(4)in the event that the Issuer or a Restricted Subsidiary incurs Indebtedness in connection with any Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence, issuance or assumption of Indebtedness and the use of proceeds thereof, the incurrence or creation of Liens, repayments, Restricted Payments and Asset Sales) in accordance with the terms of this Indenture, when calculating the availability under any basket or ratio under this Indenture or compliance with any provision of this Indenture, at the option of the Issuer (the

Issuer’s election to exercise such option, an “LCT Election”), the date of determination for availability under any such basket or ratio, including the Fixed Charge Coverage Ratio, the Consolidated First Lien Secured Net Debt Ratio, the Consolidated Secured Net Debt Ratio or the Consolidated Total Net Debt Ratio, as applicable, and whether any such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including as to the absence of any continuing Default or Event of Default)) under this Indenture shall, at the option of the Issuer, be deemed to be the date (the “LCT Test Date”) that a definitive agreement for such Limited Condition Transaction is entered into (or if applicable, the date of delivery of an irrevocable declaration of a Restricted Payment or similar event); provided, that (a) if financial statements for one or more subsequent fiscal quarters shall have become available, the Issuer may elect, in its sole discretion, to redetermine all such ratios, tests or baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be the applicable LCT Test Date for purposes of such ratios, tests or baskets, (b) except as contemplated in the foregoing clause (a), compliance with such ratios, test or baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction and any actions or transaction related thereto (including acquisitions, Investments, the incurrence, issuance or assumption of Indebtedness and the use of proceeds thereof, the incurrence or creation of Liens, repayments, Restricted Payments and Asset Sales) and (c) Consolidated Interest Expense for purposes of the Fixed Charge Coverage Ratio will be calculated using an assumed interest rate as reasonably determined by the Issuer.
For the avoidance of doubt, if the Issuer has made an LCT Election: (1) if any of the ratios, tests or baskets, including the Fixed Charge Coverage Ratio, the Consolidated First Lien Secured Net Debt Ratio, the Consolidated Secured Net Debt Ratio or the Consolidated Total Net Debt Ratio, as applicable, after giving pro forma effect to such Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence, issuance or assumption of Indebtedness and the use of proceeds thereof, the incurrence or creation of Liens, repayments, Restricted Payments and Asset Sales) and any related pro forma adjustments, for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in such ratio, test or basket (including due to fluctuations in the EBITDA or Total Assets of the Issuer or the Person subject to such Limited Condition Transaction), such ratios, tests or baskets shall not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations; (2) if any related requirements and conditions (including as to the absence of any continuing Default or Event of Default) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of an Default or Event of Default), such requirements and conditions shall not be deemed to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing); and (3) in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Limited Condition Transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes (or, if applicable, the irrevocable notice is terminated, expires or passes or, as applicable, the offer in respect of an LCT Public Offer for, such acquisition is terminated), as applicable, without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be determined or tested giving pro forma effect to such Limited Condition Transaction;
(5)accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, or the reclassification of commitments or obligations not treated as Indebtedness due to a change in GAAP will not be deemed to be an incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock for purposes of Section 4.09 hereof;
(6)for purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;
(7)the principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing;
(8)in the case of any Refinancing Indebtedness, the amount of Indebtedness being incurred to finance the aggregate amount of accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses(including original issue discount, upfront fees or similar fees) in connection with such refinancing shall not be deemed to be an incurrence or issuance of Indebtedness for purposes of this covenant;
(9)notwithstanding anything in this Section 4.09 to the contrary, in the case of any Indebtedness incurred to refinance Indebtedness initially incurred in reliance on a clause of Section 4.09(b) hereof, measured by reference to a percentage of LTM EBITDA at the time of incurrence, if such refinancing would cause the percentage of LTM EBITDA restriction to be exceeded if calculated based on the percentage of LTM EBITDA on the date of such refinancing, such percentage of LTM EBITDA restriction shall not be deemed to be exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, costs, fees and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing;
(10)Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the termination of a particular amount of Indebtedness shall not be included;
(11)this Indenture shall not treat (x) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (y) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral or is secured by different collateral or because it is guaranteed by different obligors;
(12)if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are incurred pursuant to any Credit Facility and are being treated as incurred pursuant to any clause of the second paragraph above or the first paragraph above and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;
(13)the principal amount of any Disqualified Stock of the Issuer or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;
(14)Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

(15)the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.
(e)If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date.
Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Issuer or a Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.
Notwithstanding anything to the contrary herein, (i) if any incurrence-based financial ratios or tests (including, without limitation, the Fixed Charge Coverage Ratio, the Consolidated First Lien Secured Net Debt Ratio, the Consolidated Secured Net Debt Ratio or the Consolidated Total Net Debt Ratio) (“Financial Incurrence Tests”) would be satisfied in any subsequent fiscal quarter following the utilization of either (x) fixed baskets, exceptions or thresholds (including any related builder or grower component) that do not require compliance with a financial ratio or test (“Fixed Amounts”) or (y) baskets, exceptions and thresholds that require compliance with a financial ratio or test (including, without limitation, any Fixed Charge Coverage Ratio, Consolidated First Lien Secured Net Debt Ratio, Consolidated Secured Net Debt Ratio or Consolidated Total Net Debt Ratio tests) (any such amounts, “Incurrence- Based Amounts”), then the reclassification of actions or transactions(or portions thereof), including the reclassification of utilization of any Fixed Amounts as incurred under any available Incurrence-Based Amounts, shall be deemed to have automatically occurred even if not elected by the Issuer (unless the Issuer otherwise determines) and (ii) in calculating any Incurrence-Based Amounts (including any Financial Incurrence Tests), any amounts incurred, or transactions entered into or consummated, in reliance on a Fixed Amount in a concurrent transaction, a single transaction or a series of related transactions with the amount incurred, or transaction entered into or consummated, under the applicable Incurrence-Based Amount, shall not be given effect in calculating the applicable Incurrence- Based Amount (but giving pro forma effect to all applicable and related transactions (including the use of proceeds of all Indebtedness to be incurred and any repayments, repurchases and redemptions of Indebtedness) and all other pro forma adjustments made in accordance with this Indenture).
Section 4.10 Asset Sales.
(a)The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:
(1)the Issuer or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (at the time of contractually agreeing to such Asset Sale), as determined in good faith by the Issuer, of the assets subject to such Asset Sale; and
(2)except in the case of a Permitted Asset Swap, if the property or assets sold or otherwise disposed have a fair market value in excess of the greater of $271.0 million and 50.0% of LTM EBITDA, at least 75% of the consideration from such Asset Sale, together with all other Asset Sales since the Issue Date (with the percentage of such consideration calculated on a cumulative basis for such Asset Sale and all such other Asset Sales) (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise of the type described in clause (a) below) received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that each of the following will be deemed to be cash or Cash Equivalents for purposes of this clause (2):
(A)any liabilities, contingent or otherwise, of the Issuer or such Restricted Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the Notes that (x) are assumed by the transferee of any such assets (or a third party in connection with such transfer) or
(y) are otherwise cancelled or terminated in connection with the transaction with such transferee (other than intercompany debt owed to the Issuer or its Restricted Subsidiaries)

and, in each case, for which the Issuer and all of its Restricted Subsidiaries have been released;
(B)any securities, notes or other obligations or assets received by the Issuer or such Restricted Subsidiary from such transferee or in connection with such Asset Sale (including earnouts and similar obligations) that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) or by their terms are required to be satisfied for cash or Cash Equivalents within 180 days following the closing of such Asset Sale;
(C)Indebtedness of any Restricted Subsidiary that ceases to be a Restricted Subsidiary as a result of such Asset Sale (other than intercompany debt owed to the Issuer or any Restricted Subsidiary), to the extent that the Issuer and each other Restricted Subsidiary are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Sale;
(D)consideration consisting of Indebtedness of the Issuer (other than intercompany debt owed to the Issuer or any Restricted Subsidiary and other than Subordinated Indebtedness) received after the Issue Date from Persons who are not the Issuer or any Restricted Subsidiary;
(E)any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, as determined by the Issuer in good faith, taken together with all other Designated Non-cash Consideration received pursuant to this clause (E) that is at that time outstanding, not to exceed the greater of $217.0 million and 40.0% of LTM EBITDA at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each such item of Designated Non-cash Consideration being measured pursuant to this clause (E) at the Issuer’s option, either at the time of contractually agreeing to such Asset Sale or at the time received and, in either case, without giving effect to subsequent changes in value); and
(F)any Investment, Capital Stock, assets, property or capital or other expenditure of the kind referred to in clause (2) of Section 4.10(b) hereof.
(b)Within 540 days after the later of (i) the date of such Asset Sale and (ii) receipt of any Net Proceeds of any such Asset Sale (as may be extended by an Acceptable Commitment or a Second Commitment as set forth below, the “Proceeds Application Period”), the Issuer or such Restricted Subsidiary, at its option, may apply an amount equal to the Applicable Percentage of such Net Proceeds (the “Available Proceeds”) from such Asset Sale:
(1)to reduce, prepay, repay or purchase:
(A)to the extent such Available Proceeds are from an Asset Sale of Collateral, Obligations with Pari Passu Lien Priority (including any Credit Facilities with Pari Passu Lien Priority) or any Refinancing Indebtedness in respect thereof, and, in the case of revolving obligations, to correspondingly reduce commitments with respect thereto, provided that, to the extent either the Issuer or any Restricted Subsidiary shall so repay any such Indebtedness (other than the Notes), the Issuer shall reduce Obligations under the Notes on a pro rata basis by, at its option, (i) redeeming Notes as provided under Section 3.07 hereof, (ii) purchasing Notes through open-market purchases or (iii) by making an offer (in accordance with the procedures set forth herein for an Asset Sale Offer) to all Holders to purchase their Notes at a purchase price equal to or higher than 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, on the principal amount of the Notes to be repurchased to the date of repurchase;
(B)to the extent such Available Proceeds resulted from an Asset Sale not consisting of Collateral (or, at any time obligations under an ABL Facility are outstanding, not consisting of Notes Priority Collateral), Obligations in respect of other Secured Indebtedness (including the Notes), and, in the case of revolving commitments, to correspondingly reduce commitments with respect thereto;
(C)Obligations in respect of the Notes or any other Indebtedness (other than Subordinated Indebtedness) of the Issuer or any Restricted Subsidiary (and, in the case of revolving commitments, to correspondingly reduce commitments with respect thereto), provided that, to the extent either the Issuer or any Restricted Subsidiary shall so repay any such Indebtedness (other than the Notes), the Issuer shall reduce Obligations under the Notes on a pro rata basis by, at its option, (i) redeeming Notes as provided under Section 3.07 hereof, (ii) purchasing Notes through open-market purchases or (iii) by making an offer (in accordance with the procedures set forth herein for an Asset Sale Offer) to all Holders to purchase their Notes at a purchase price equal to or higher than 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, on the principal amount of the Notes to be repurchased to the date of repurchase; or
(D)Obligations in respect of Indebtedness of a Non-Guarantor Subsidiary, other than Indebtedness owed to the Issuer or another Restricted Subsidiary;
provided, in the case of clause (C) of this Section 4.10(b)(1), (i) if an offer to purchase any Indebtedness of the Issuer or any Restricted Subsidiary is made, such amount shall be deemed repaid to the extent of the amount of such offer, whether or not accepted by the holders of such Indebtedness, and no Available Proceeds in the amount of such offer shall be deemed to exist following such offer, and (ii) if the holder of any Indebtedness of a Restricted Subsidiary of the Issuer declines the repayment of such Indebtedness owed to it from such Available Proceeds, such amount shall be deemed repaid to the extent of the declined Available Proceeds; or
(2)(i) to invest (including capital expenditures) in or commit to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary); or (ii) to invest (including capital expenditures) in any one or more businesses, properties or assets that replace the businesses, properties and/or assets that are the subject of such Asset Sale, with any such investment made by way of a capital or other lease valued at the present value of the minimum amount of payments under such lease (as reasonably determined by the Issuer); provided that, in the case of this clause (2), a binding commitment shall be treated as a permitted application of the Available Proceeds from the date of such commitment so long as the Issuer or such other Restricted Subsidiary enters into such commitment or intent with the good faith expectation that such Available Proceeds shall be applied to satisfy such commitment within 180 days of such commitment (or, if later, 540 days after the receipt of such Available Proceeds) (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Available Proceeds are applied in connection therewith, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination (or, if later, 540 days after the receipt of such Available Proceeds); provided further that if any Second Commitment is later cancelled or terminated for any reason before such Available Proceeds are applied, then such Available Proceeds shall constitute Excess
Proceeds on the date of such cancellation or termination; or
(3)any combination of the foregoing;
provided that (1) pending the final application of the amount of any such Available Proceeds pursuant to this Section 4.10, the Issuer or the applicable Restricted Subsidiaries may apply such Available Proceeds temporarily to reduce Indebtedness (including under the Credit Agreement) or otherwise apply such Available Proceeds in any manner not prohibited by this Indenture, and (2) the Issuer (or any Restricted Subsidiary, as the case may be) may elect to invest in Additional Assets prior to receiving the Available Proceeds attributable to any given Asset Sale (provided that such investment shall be made no earlier than execution of a definitive agreement for the relevant Asset Sale, and consummation of the relevant Asset Sale) and deem the amount so invested to be applied pursuant to and in accordance with Section 4.10(b)(2) with respect to such Asset Sale.

(c)To the extent that any portion of Net Proceeds or Available Proceeds payable in respect of the Notes is denominated in a currency other than Dollars, the amount thereof payable in respect of the Notes shall not exceed the net amount of funds in Dollars that is actually received by the Issuer upon converting such portion into Dollars.
(d)Notwithstanding any other provisions of this covenant, (i) to the extent that any of or all the Available Proceeds of any Asset Sale received or deemed to be received by a Foreign Subsidiary (a “ Foreign Disposition”) is (x) prohibited or delayed by applicable local law, (y) restricted by applicable organizational documents or any agreement or (z) subject to other onerous organizational or administrative impediments from being repatriated under applicable local law, an amount equal to the portion of such Net Proceeds so affected shall not be required to be applied in compliance with this covenant, and such amounts shall not be so applied so long, but only so long, as the applicable local law, documents or agreements shall not permit repatriation (the Issuer hereby agrees to use reasonable efforts (as determined in the Issuer’s reasonable business judgment) to otherwise cause the applicable Foreign Subsidiary to within one year following the date on which the respective payment would otherwise have been required, promptly take all actions reasonably required by the applicable local law, applicable organizational impediments or other impediment to permit such repatriation), and if within one year following the date on which the respective payment would otherwise have been required, such repatriation of any of such affected Net Proceeds is permitted under the applicable local law, applicable organizational impediment or other impediment, an amount equal to such Net Proceeds (net of additional Taxes that would be payable or reserved against as a result of such repatriation but only to the extent such Taxes do not reduce Net Proceeds pursuant to the definition thereof) shall be promptly (and in any event not later than five Business Days after such repatriation could be made) applied in compliance with this covenant and (ii) to the extent that the Issuer has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Disposition would have an adverse Tax consequence (which for the avoidance of doubt, includes, but is not limited to, any prepayment out of such Net Proceeds whereby doing so the Issuer, any of its Subsidiaries, any Parent Entity or any of their respective affiliates and/or equity owners would incur a Tax liability, including a Tax dividend, deemed dividend pursuant to Code Section 956 or a withholding Tax), an amount equal to the Net Proceeds so affected may be retained by the applicable Foreign Subsidiary. The non-application of any prepayment amounts as a consequence of the foregoing provisions shall not, for the avoidance of doubt, constitute a Default or an Event of Default.
(e)When the Available Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in Section 4.10(b) (it being understood that any portion of such Available Proceeds used to make an offer to purchase Notes as described in clauses (b)(1)(A) or (b)(1)(C) of this Section 4.10 shall be deemed to have been so applied whether or not such offer is accepted) exceeds the greater of $216.8 million and 40.0% of LTM EBITDA (such amount of Available Proceeds that are less than or equal to the greater of $216.8 million and 40.0% of LTM EBITDA, “Declined Excess Proceeds,” and such amount of Available Proceeds that are in excess of the greater of $216.8 million and 40.0% of LTM EBITDA, “Excess Proceeds”), then subject to the limitations with respect to Foreign Dispositions set forth above, the Issuer shall make an offer (an “ Asset Sale Offer”) to all Holders of the Notes and, at the option of the Issuer, to any holders of any Pari Passu Indebtedness, to purchase the maximum aggregate principal amount of the Notes and such Pari Passu Indebtedness that is, in the case of the Notes, in an amount equal to at least $2,000 or an integral multiple of $1,000 in excess thereof, that may be purchased out of the Excess Proceeds at an offer price, in the case of the Notes, in cash in an amount equal to 100.0% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest, thereon to, but excluding, the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture (and, in respect of such Pari Passu Indebtedness, such other price, if any, as may be provided for by the terms of such Pari Passu Indebtedness). The Issuer shall commence an Asset Sale Offer with respect to Excess Proceeds within 30 days after the expiration of the Proceeds Application Period by delivering the notice required pursuant to the terms of this Indenture, with a copy to the Trustee and the Paying Agent. The Issuer may, at its option, satisfy the foregoing obligations with respect to any Available Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Available Proceeds prior to the expiration of the Proceeds Application Period (the “Advance Offer”) with respect to all or a part of the Available Proceeds (the “Advance Portion”) in advance of being required to do so by this Indenture or with respect to any Declined Excess Proceeds.

(f)To the extent that the aggregate principal amount (or accreted value, as applicable) of Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds (or in the case of an Advance Offer, the Advance Portion), the Issuer may include any remaining Excess Proceeds (or in the case of an Advance Offer, the Advance Portion) in Declined Excess Proceeds, and use such Declined Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount (or accreted value, as applicable) of Notes or the Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion), the Issuer shall select the Notes (while the Notes are in global form, pursuant to the Applicable Procedures of the Depositary) and such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or aggregate principal amount of the Notes or such Pari Passu Indebtedness tendered; provided that no Notes shall be selected and purchased in an unauthorized denomination. Upon completion of any such Asset Sale Offer, the amount of Available Proceeds and Excess Proceeds(or in the case of an Advance Offer, the Advance Portion) shall be reset to zero. An Asset Sale Offer may be made at the same time as consents are solicited with respect to an amendment, supplement or waiver of this Indenture, Notes and/or Note
Guarantees (but the Asset Sale Offer may not condition tenders on the delivery of such consents).
(g)The notice to Holders, if sent in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. If (A) the notice is sent in a manner herein provided and (B) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect. The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof. The Issuer may rely on any no-action letters issued by the SEC indicating that the staff of the SEC will not recommend enforcement action in the event a tender offer satisfies certain conditions.
(h)The provisions hereunder relating to the Issuer’s obligation to make an offer to repurchase the Notes as a result of an Asset Sale may be waived or modified in accordance with Section 9.02 hereof (at any time, including after the Issuer’s obligations to make an Asset Sale Offer have arisen) with the written consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding.
Section 4.11    Transactions with Affiliates.
(a)The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, enter into or conduct any transaction with any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of the greater of $54.2 million and 10.0% of LTM EBITDA, unless:
(1)such Affiliate Transaction taken as a whole is on terms that are not materially less favorable to the Issuer or its relevant Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a Person who is not such an Affiliate; and
(2)in the event such Affiliate Transaction involves an aggregate value in excess of the greater of
$81.3 million and 15.0% of LTM EBITDA, the terms of such transaction have been approved by a majority of the Board of Directors of the Issuer.
Any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this Section 4.11(a) if such Affiliate Transaction is approved by a majority of the Disinterested Directors of the Issuer, if any.
(b)The provisions of Section 4.11(a) hereof shall not apply to the following:

(1)(a) transactions between or among the Issuer, any Restricted Subsidiary and/or any entity that becomes a Restricted Subsidiary as a result of such transaction, or between or among Restricted Subsidiaries and
(b) any merger, amalgamation or consolidation with any Parent Entity; provided that such Parent Entity shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuer and such merger, amalgamation or consolidation is otherwise permitted under this Indenture;
(2)Restricted Payments or other transactions permitted to be made or undertaken by the provisions of this Indenture described in Section 4.07 hereof (including Permitted Payments) and the definition of “Permitted Investments”;
(3)the payment of management, consulting, monitoring, refinancing, transaction, advisory, indemnities and other fees, costs and expenses to any Permitted Holder (whether directly or indirectly), including to its affiliates or its designees, pursuant to any management services or similar agreements or the management services or other relevant provisions in an investor rights agreement, limited partnership agreement, limited liability company agreement or other equityholders’ agreement, as the case may be, as in effect from time to time (plus any unpaid management, consulting, monitoring, refinancing, transaction, advisory, indemnities and other fees, costs and expenses accrued in any prior year) and any exit and termination fees (including any such cash lump sum or present value fee upon the consummation of a corporate event, including an initial public offering) pursuant to such agreement, in each case as in effect on the Issue Date or any amendment thereto or replacement thereof (so long as any such amendment or replacement is not materially disadvantageous, in the good faith judgment of the Board of Directors of the Issuer, to the Holders when taken as a whole as compared to the management services or similar agreements in effect immediately prior to such amendment or replacement);
(4)the payment of fees, costs, compensation and expenses paid to, and indemnities (including under insurance policies) and reimbursements, employment and severance arrangements and employee benefit and pension expenses provided on behalf of, or for the benefit of, future, current or former directors, employees, officers, managers, contractors, distributors, advisors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Restricted Subsidiaries or any Parent Entity (whether directly or indirectly and including through their Controlled Investment Affiliates or Immediate Family Members);
(5)transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or stating that such transaction meets the requirements of clause (1) of Section 4.11(a);
(6)the entry into and performance of obligations of the Issuer or any of its Restricted Subsidiaries under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or arrangement as in effect as of the Issue Date, or any amendment, modification, supplement, extension, renewal, refinancing or replacement thereof in accordance with the other terms of this covenant or so long as any such amendment, modification, supplement, extension, renewal, refinancing or replacement is not disadvantageous in any material respect to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date and performance of obligations thereunder;
(7)the existence of, or the performance, by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any equityholders, investor rights or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it (or any Parent Entity) may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries (or any Parent Entity) of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such existing agreement together with all amendments thereto are not otherwise more disadvantageous in any material respect to the Holders when taken as a whole than those in effect on the Issue Date;
(8)transactions with customers, vendors, clients, suppliers, contractors, joint venture partners, distributors or purchasers or sellers of goods or services, in each case in the ordinary course of business or consistent with past practice or industry practice, and which are fair to the Issuer and its Restricted Subsidiaries, in the reasonable determination of the Issuer, or are on terms, taken as a whole, that are not materially less favorable as might reasonably have been obtained at such time from an unaffiliated party;
(9)the issuance, transfer or sale of (a) Equity Interests or other payments, awards or grants in cash, securities or otherwise to any Parent Entity, Permitted Holder or to any future, current or former director, officer, employee, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any Parent Entity or any of its Subsidiaries and issuances of Equity Interests of the Issuer to the extent otherwise permitted by this Indenture and (b) directors’ qualifying shares and shares issued to foreign nationals as required under applicable law;
(10)sales of accounts receivable, or participations therein, Receivables Assets or related assets in connection with any Receivables Facility;
(11)payments by the Issuer or any of its Restricted Subsidiaries to any Permitted Holder (whether directly or indirectly, including through any Parent Entity) made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities (including, without limitation, in connection with acquisitions, divestitures or financing), which payments are approved by a majority of the Board of Directors of the Issuer in good faith or a majority of the Disinterested Directors of the Issuer in good faith;
(12)payments, Indebtedness and Disqualified Stock (and cancellation of any thereof) of the Issuer and its Restricted Subsidiaries and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries or any Parent Entity pursuant to any management equity plan or stock option plan, phantom equity plan or any other management or employee benefit plan or other compensatory plan or agreement or any stock subscription or shareholder agreement, and any employment agreements, termination or severance agreement, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, managers, contractors, consultants or advisors (or their respective Controlled Investment Affiliates or Immediate Family Members) that are, in each case, approved by the Issuer in good faith;
(13)(a) investments by Affiliates in securities or loans of the Issuer or any of its Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the investment is being offered generally to other investors on the same or more favorable terms and (b) payments to Affiliates in respect of securities or loans of the Issuer or any of its Restricted Subsidiaries contemplated in the foregoing subclause (a) or that were acquired from Persons other than the Issuer and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities or loans;
(14)transactions with a Person (including a joint venture or an Unrestricted Subsidiary) that is an Affiliate of the Issuer or an Associate or similar entity solely because the Issuer or a Restricted Subsidiary or any Affiliate of the Issuer or a Restricted Subsidiary or any Affiliate of any Permitted Holder owns an Equity Interest in or controls such Person;
(15)the Transactions and the payments made in connection with the Transactions (including the offering of the Notes), including the payment of fees, costs and expenses, including Transaction Costs;

(16)employment and severance arrangements between the Issuer and its Restricted Subsidiaries and their respective officers and employees in the ordinary course of business or otherwise in connection with the Transactions (including loans and advances pursuant to clause (16) of the definition of Permitted Investments);
(17)payments by the Issuer and its Restricted Subsidiaries or pursuant to any tax sharing agreement or arrangement among any Parent Entity, the Issuer and its Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries, to the extent such payments are permitted by clause 15(b) of Section 4.07(b) hereof;
(18)payments to or from, and transactions with, any Subsidiary or any joint venture in the ordinary course of business or consistent with past practice or industry practice (including, without limitation, any cash management activities or arrangements related thereto);
(19)(i) any lease or sublease entered into between the Issuer or any Restricted Subsidiary, as lessee or sublessee and any Affiliate of the Issuer, as lessor or sublessor and (ii) any operational services or other arrangement entered into between the Issuer or any Restricted Subsidiary and any Affiliate of the Issuer, in each case, which is approved by the Issuer in good faith;
(20)intellectual property licensesor sublicenses (including the provision of software under an open source license) and research and development agreements in the ordinary course of business or consistent with past practice or industry practice;
(21)any transition services arrangement, supply arrangement or similar arrangement entered into in connection with or in contemplation of the disposition of assets or Equity Interests in any Restricted Subsidiary permitted under Section 4.10 or entered into with any Business Successor, in each case, that the Issuer determines in good faith is either fair to the Issuer or otherwise on customary terms for such type of arrangements in connection with similar transactions;
(22)any issuance, sale or transfer of Equity Interests (other than Disqualified Stock or Designated Preferred Stock) of the Issuer, any Parent Entity or any of its Restricted Subsidiaries and the granting of registration and other customary rights (and the performance of the related obligations) in connection therewith or any contribution to capital of the Issuer or any Restricted Subsidiary;
(23)payment to any Permitted Holder of all out of pocket expenses incurred by such Permitted Holder in connection with its direct or indirect investment in the Issuer and its Subsidiaries;
(24)any purchases by the Issuer’s Affiliates of Indebtedness or Disqualified Stock of the Issuer or any of its Restricted Subsidiaries the majority of which Indebtedness or Disqualified Stock is purchased by Persons who are not the Issuer’s Affiliates; provided that such purchases by the Issuer’s Affiliates are on the same terms as such purchases by such Persons who are not the Issuer’s Affiliates;
(25)any management equity plan, stock option plan, phantom equity plan or any other management, employee benefit or other compensatory plan or agreement (and any successor plans or arrangements thereto), employment, termination or severance agreement, or any stock subscription or equityholder agreement between the Issuer or its Restricted Subsidiaries and any distributor, employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) approved by the reasonable determination of the Issuer or entered into in connection with the Transactions;
(26)transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described under the definition of “Unrestricted Subsidiary” and pledges of Capital Stock of Unrestricted Subsidiaries;
(27)the payment of fees, costs and expenses related to registration rights and indemnities provided to equityholders pursuant to equityholders, investor rights, registration rights or similar agreements;

(28)transactions undertaken in the ordinary course of business pursuant to membership in a purchasing consortium; and
(29)Permitted Intercompany Activities, Intercompany License Agreements and related transactions.
(c)If the Issuer or any of its Restricted Subsidiaries (i) purchases or otherwise acquires assets or properties from a Person which is not an Affiliate, the purchase or acquisition by an Affiliate of the Issuer of an interest in all or a portion of the assets or properties acquired shall not be deemed an Affiliate Transaction (or cause such purchase or acquisition by the Issuer or a Restricted Subsidiary to be deemed an Affiliate Transaction) or (ii) sells or otherwise disposes of assets or other properties to a Person who is not an Affiliate, the sale or other disposition by an Affiliate of the Issuer of an interest in all or a portion of the assets or properties sold shall not be deemed an Affiliate Transaction (or cause such sale or other disposition by the Issuer or a Restricted Subsidiary to be deemed an Affiliate Transaction).
Section 4.12    Liens.
The Issuer shall not, and shall not permit any Guarantor to, directly or indirectly, create, incur, assume or permit to exist any Lien (except Permitted Liens) (each, an “Initial Lien”) that secures Obligations under any Indebtedness or any related Guarantee, on any asset or property of the Issuer or any Guarantor, unless:
(1)in the case of Initial Liens on any Collateral, (i) such Initial Lien expressly has Junior Lien Priority on the Collateral relative to the Notes and the Note Guarantees or (ii) such Lien is a Permitted Lien; or
(2)in the case of any Initial Lien on any asset or property that is not Collateral, (i) the Notes or the Note Guarantees are equally and ratably secured with (or on a senior basis to, in the case such Initial Lien secured any Subordinated Indebtedness) the Obligations secured by such Initial Lien until such time as such Obligations are no longer secured by such Initial Lien or (ii) such Initial Lien is a Permitted Lien, except that the foregoing shall not apply to Liens securing the Notes(other than any Additional Notes) and the related Note Guarantees.
Any Lien created for the benefit of Holders of the Notes pursuant to this covenant shall provide by its terms that such Lien will be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.
With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

Section 4.13 Corporate Existence.
Except as otherwise provided in this Article 4, Article 5 hereof and Section 10.06 and subject to the ability of the Issuer or any Restricted Subsidiary to convert (or similar action) to another form of legal entity under the laws of the jurisdiction under which the Issuer or such Restricted Subsidiary then exists, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate or limited liability company existence, as applicable, and the Issuer shall do or cause to be done all things necessary to preserve and keep in fu l force and effect the corporate, limited liability company, partnership or other existence of the Issuer’s Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Issuer or any such Restricted Subsidiary; provided that the Issuer shall not be required to preserve any such corporate, limited liability company, partnership or other existence of any of its Restricted Subsidiaries, if the Issuer in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole.
Section 4.14    Offer to Repurchase Upon Change of Control Repurchase Event.
(a)If a Change of Control Repurchase Event occurs, unless the Issuer has previously or substantially concurrently therewith electronically delivered or mailed a redemption notice with respect to all the outstanding Notes as described under Section 3.07 hereof, the Issuer shall make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, thereon to, but excluding, the date of purchase (provided that if the repurchase date is on or after the Record Date and on or before the corresponding Interest Payment Date, then Holders in whose names the Notes are registered at the close of business on such Record Date shall receive interest on the repurchase date). Within 60 days following any Change of Control Repurchase Event, the Issuer shall send notice of such Change of Control Offer by electronic delivery in accordance with the Applicable Procedures of the Depositary, or first-class mail, with a copy to the Trustee and the Paying Agent, to each Holder of Notes to the address of such Holder appearing in the Note Register or otherwise in accordance with the Applicable Procedures of the Depositary, with the following information:
(1)that a Change of Control Offer is being made pursuant to this Section 4.14, and that all Notes properly tendered pursuant to such Change of Control Offer shall be accepted for payment by the Issuer;
(2)the purchase price and the purchase date, which will be no earlier than 10 days nor later than 60 days from the date such notice is mailed or otherwise delivered (the “Change of Control Payment Date”), subject to extension (in the case where such notice is mailed or otherwise delivered prior to the occurrence of the Change of Control Repurchase Event) in the event that the occurrence of the Change of Control Repurchase Event is delayed;

(3)that any Note not properly tendered shall remain outstanding and continue to accrue interest;
(4)that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on the Change of Control Payment Date;
(5)that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed to the Paying Agent at the address specified in the notice (or, in the case of Global Notes, Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to tender the Note in accordance with the Applicable Procedures), in each case, prior to the close of business on the third Business Day preceding the Change of Control Payment Date;
(6)that Holders will be entitled to withdraw their election if the Issuer receives a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing its election to have the Notes purchased (or, in the case of Global Notes, a notice of withdrawal is delivered in accordance with the Applicable Procedures), in each case, not later than the close of business on the second Business Day preceding the Change of Control Payment Date; and
(7)that Holders whose Definitive Notes are being purchased only in part shall be issued new Definitive Notes and such new Definitive Notes shall be equal in principal amount to the unpurchased portion of the Definitive Notes surrendered. The unpurchased portion of the Definitive Notes must be equal to at least $2,000 or any integral multiple of $1,000 in excess thereof;
(8)if such notice is delivered prior to the occurrence of a Change of Control Repurchase Event, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control

Repurchase Event and describing each such condition, and, if applicable, stating that, in the Issuer’s discretion, the Change of Control Payment Date may be delayed until such time (including more than 60 days after the date the notice of such Change of Control Repurchase Event was mailed or delivered, including by electronic transmission) as any or all such conditions are satisfied (or waived by the Issuer in its sole discretion), or such purchase may not occur and such notice may be rescinded in the event that any or all such conditions are not satisfied (or waived by the Issuer in its sole discretion) by the Change of Control Payment Date, or by the Change of Control Payment Date as so delayed, or such notice may be rescinded at any time in the Issuer’s discretion if in the good faith judgment of the Issuer any or all of such conditions will not be satisfied. In addition, the Issuer may provide in such notice that payment of the purchase price and performance of the Issuer’s obligations with respect to such Change of Control Offer may be performed by another Person; and
(9)the other instructions, as determined by the Issuer, consistent with this Section 4.14, that a Holder must follow in order to have its Notes repurchased.
The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.14. The Issuer may rely on any no- action letters issued by the SEC indicating that the staff of the SEC will not recommend enforcement action in the event a tender offer satisfies certain conditions.
(b)On the Change of Control Payment Date, the Issuer shall, to the extent permitted by law,
(1)accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer,
(2)deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and
(3)deliver, or cause to be delivered, to the Trustee or the Registrar for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.
(c)The Issuer shall not be required to make a Change of Control Offer following a Change of Control Repurchase Event if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer, (ii) a notice of redemption of all outstanding Notes has been given pursuant to Section 3.03 hereof unless and until there is a default in the payment of the redemption price on the applicable Redemption Date or the redemption is not consummated due to the failure of a condition precedent contained in the applicable redemption notice to be satisfied or (iii) in connection with or in contemplation of any Change of Control Repurchase Event, the Issuer (or any Affiliate of the Issuer) has made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all Notes properly tendered in accordance with the terms of the Alternate Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer or Alternate Offer may be made in advance of a Change of Control Repurchase Event, conditional upon such Change of Control Repurchase Event.
(d)Other than as specifically provided in this Section 4.14, any purchase pursuant to this Section 4.14 shall be made pursuant to the provisions of Sections 3.05 and 3.06 hereof.
(e)The Issuer’s obligations to make an offer to repurchase the Notes as a result of a Change of Control Repurchase Event, including the definition of Change of Control, may be waived or modified in accordance with Section 9.02 hereof (at any time, including after a Change of Control Repurchase Event) with the written consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding.

Section 4.15 Limitation on Guarantees of Indebtedness by Restricted Subsidiaries.
The Issuer shall not permit any of its Wholly Owned Domestic Subsidiaries that are Restricted Subsidiaries (and non-Wholly Owned Domestic Subsidiaries if such non-Wholly Owned Domestic Subsidiaries guarantee the Credit Agreement), other than a Guarantor, to guarantee the payment of (i) any syndicated Credit Facility permitted under Section 4.09(b)(1) hereof or (ii) capital markets debt securities of the Issuer or any other Guarantor (any such Indebtedness, “Triggering Indebtedness”), in each case, unless such Restricted Subsidiary within 60 days executes and delivers a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto, providing for a Note Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Guarantor: (x) if the Notes are subordinated in right of payment to such Indebtedness, the Note Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary’s guarantee with respect to such Indebtedness substantially to the same extent as the Notes are subordinated to such Indebtedness and (y) if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Note Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Note Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes or such Guarantor’s Note Guarantee; provided that this covenant shall not be applicable (i) to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (ii) any Excluded Subsidiary. The Issuer may elect, in its sole discretion, to cause or allow, as the case may be, any Subsidiary or any of its Parent Entities that is not otherwise required to be a Guarantor to become a Guarantor, in which case such Subsidiary or Parent Entity shall not be required to comply with the 60 day period described above and such Note Guarantee may be released at any time in the Issuer’s sole discretion so long as any Indebtedness of such Subsidiary (including a Foreign Subsidiary) or Parent Entity then outstanding could have been incurred by such Subsidiary or Parent Entity (either (x) when so incurred or (y) at the time of the release of such Note Guarantee) assuming such
Subsidiary were not a Guarantor at such time).
Each Person that becomes a Guarantor after the Issue Date shall also become a party to the applicable Collateral Documents and shall as promptly as practicable execute and deliver such security instruments, financing statements, mortgages, deeds of trust and other related real estate deliverables (in substantially the same form as those executed and delivered with respect to the Collateral on the Issue Date or on the date first delivered in the case of Collateral that this Indenture provides may be delivered after the Issue Date (to the extent, and substantially in the form, delivered on the Issue Date or the date first delivered, as applicable) but no greater scope) as may be necessary to vest in the Notes Collateral Agent a perfected first-priority security interest (subject to Permitted Liens) in properties and assets that constitute Collateral as may be necessary to have such property or asset added to the Collateral as required under the Collateral Documents and this Indenture, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such properties and assets to the same extent and with the same force and effect.
If any Guarantor becomes an Immaterial Subsidiary or other Excluded Subsidiary, the Issuer shall have the right to cause such Subsidiary to automatically and unconditionally cease to be a Guarantor in accordance with Section 10.06, provided that such Subsidiary shall be required to become a Guarantor if it ceases to be an Excluded Subsidiary (except that if such Subsidiary has been properly designated as an Unrestricted Subsidiary it shall not be so required to become a Guarantor or execute a supplemental indenture); provided, further, that such Subsidiary shall not be permitted to Guarantee any Triggering Indebtedness unless it again becomes a Guarantor.
Section 4.16    Discharge and Suspension of Covenants.
(a)If on any date following the Issue Date (i) the Notes have achieved Investment Grade Ratings from two Rating Agencies (“Investment Grade Status”) and (ii) no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Issuer and its Restricted Subsidiaries will not be subject to Section 4.07 hereof, Section 4.08 hereof, Section 4.09 hereof, Section 4.10 hereof, Section 4.11 hereof, Section 4.14 hereof, Section 4.15 hereof and clause (3) of Section 5.01(a) hereof (collectively, the

“Suspended Covenants”). In addition, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Available Proceeds shall be reset at zero.
(b)In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) the Notes cease to have such Investment Grade Status, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events unless and until the Notes subsequently attain Investment Grade Status (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Status). The period of time between the occurrence of a Covenant Suspension Event and the Reversion Date is referred to in this Indenture as the “ Suspension Period.”
(c)Notwithstanding the foregoing, in the event of any such reinstatement, no action taken or omitted to be taken by the Issuer or any of its Subsidiaries or events occurring prior to such reinstatement, or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date, shall give rise to a Default, Event of Default or breach of any kind under this Indenture, the Notes or the Note Guarantees nor shall the Issuer or any of its Subsidiaries bear any liability for such actions or events. With respect to Restricted Payments made after any such reinstatement, the amount available to be made as Restricted Payments shall be calculated as though Section 4.07 had been in effect prior to, but not during the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period shall not reduce the amount available to be made as Restricted Payments under Section 4.07(a). All Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified as having been incurred or issued pursuant to Section 4.09(b)(3). Any Affiliate Transaction entered into after the Reversion Date pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant to Section 4.11(b)(6). Any encumbrance or restriction on the ability of any Non- Guarantor Subsidiary to take any action described in clauses (1) through (3) of Section 4.08(a) that becomes effective during any Suspension Period shall be deemed to be permitted pursuant to clause (1) of Section 4.08(b). On and after the Reversion Date, all Liens created during the Suspension Period will be considered Permitted Liens pursuant to clause (7) of such definition. No Restricted Subsidiary of the Issuer shall be required to comply with Section 4.15 hereof after such reinstatement with respect to any guarantee entered into by such Restricted Subsidiary during any Suspension Period except that such Restricted Subsidiary shall execute and deliver a supplemental indenture to this Indenture providing for a Note Guarantee by such Restricted Subsidiary pursuant to the provisions of such covenant to the extent required and to the extent such Restricted Subsidiary has not already provided a Note Guarantee.
(d)On and after each Reversion Date, the Issuer and its Subsidiaries shall be permitted to consummate the transactions contemplated by any contract entered into during the Suspension Period, so long as such contract and such consummation would have been permitted during such Suspension Period.
(e)The Issuer shall deliver promptly to the Trustee an Officer’s Certificate notifying it of any such occurrence under this Section 4.16.
(f)The Trustee shall have no duty to monitor the ratings of the Notes, determine whether a Covenant Suspension Event or Reversion Date has occurred or notify Holders of the same.
Section 4.17    Further Instruments and Acts; Information Regarding Collateral; Further Assurances; After- Acquired Property.
(a)[Reserved].
(b)The Issuer shall furnish to the Notes Collateral Agent, with respect to the Issuer, Holdings or any Guarantor (other than where such Person is a non-U.S. Guarantor), prompt written notice of any change in such Person’s (A) organizational name, (B) jurisdiction of organization or formation, (C) identity or organizational structure or (D) organizational identification number, and shall, and shall cause its Subsidiaries to, take any and all actions and make all filings, registrations and recordations (including the filing of UCC financing statements, continuation statements and amendments thereto) required to cause the Collateral Documents to continue and maintain, at all times following such change, as security for the Obligations of the

Issuer, Holdings and the Guarantors to the Noteholder Secured Parties under this Indenture, the Notes, the Guarantees and the Collateral Documents, a valid, legal and perfected Lien and security interest in and on all of the Collateral (subject to the terms of the Collateral Documents), in favor of the Notes Collateral Agent for the benefit of the Noteholder Secured Parties subject to no Liens other than Permitted Liens.

(c)From and after the Issue Date, upon the acquisition by the Issuer, Holdings or any Guarantor of any after-acquired property, the Issuer shall use commercially reasonable efforts to, and shall cause its Subsidiaries to use commercially reasonable efforts to, as soon as practicable following such acquisition, take any and all actions and make all filings, registrations and recordations (including the filing of UCC financing statements, continuation statements and amendments thereto) required to cause the Collateral Documents to create, perfect and maintain, as security for the Notes Obligations of the Issuer, Holdings and the Guarantors to the Noteholder Secured Parties under this Indenture, the Notes, the Note Guarantees and the Collateral Documents, a valid, legal and perfected Lien and security interest in and on all such after-acquired property (subject to the terms of the Collateral Documents), in favor of the Notes Collateral Agent for the benefit of the Noteholder Secured Parties, subject to no Liens other than Permitted Liens, and thereafter added to and deemed Collateral.
(d)Notwithstanding anything herein to the contrary, so long as the Credit Agreement remains in effect, the Issuer, Holdings and the Guarantors shall not be required to take any action to provide for or perfect a security interest in any assets or property in favor of the Notes Collateral Agent unless the Issuer, Holdings or such Guarantor, as applicable, takes the comparable action to provide for or perfect a security interest in such assets or property in favor of the Credit Agreement Collateral Agent.
ARTICLE 5 SUCCESSORS
Section 5.01    Merger, Consolidation or Sale of All or Substantially All Assets.
(a)The Issuer shall not consolidate or merge with or into, or sell, transfer, lease or convey all or substantially all of its assets, in one transaction or a series of related transactions, to any Person, unless:
(1)the Issuer is the surviving Person or the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized or existing under the laws of Canada, the Netherlands, Luxembourg, the Cayman Islands, the Republic of Ireland or the United States, any state thereof, the District of Columbia, or any territory thereof and the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under this Indenture, the Notes, the Collateral Documents and the Intercreditor Agreements pursuant to supplemental indentures or other documents or instruments;
(2)immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing,
(3)immediately after giving pro forma effect to such transaction, either,
(A)the applicable Successor Company or the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to Section 4.09(a), or
(B)(i) the Fixed Charge Coverage Ratio for the Successor Company or the Issuer and its respective Restricted Subsidiaries would not be lower than (x) the Fixed Charge Coverage Ratio for the Issuer immediately prior to such transaction or (y) 2.00 to 1.00 or (ii) the Consolidated Total Net Debt Ratio would not be higher than (x) 7.50 to 1.00 or (y) the Consolidated Total Net Debt Ratio was immediately prior to such transaction;
(4)the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, documents and other instruments, if any, comply with this Indenture; provided that in giving an Opinion of

Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of clauses (2) and (3) above; and
(5)to the extent any assets of the Person which is merged or consolidated with or into the Issuer are assets of the type which would constitute Collateral under the Collateral Documents, the Issuer or the Successor Company, as applicable, will take such action, if any, as may be reasonably necessary to cause such assets to be made subject to the Lien of the applicable Collateral Documents in the manner and to the extent required in this Indenture or the applicable Collateral Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the applicable Collateral Documents.
(b)The Successor Company shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under this Indenture, the Collateral Documents, the Intercreditor Agreements and the Notes, and the Issuer will automatically and unconditionally be released and discharged from its obligations thereunder.
(c)Sections 5.01(a) and (b) shall not apply to the creation of a new Subsidiary as a Restricted Subsidiary.
(d)Any reference in this Indenture to a merger, consolidation, conveyance, disposal, assignment, sale or disposition or similar term, shall be deemed to apply to a division of or by a limited liability company, corporation or partnership, or an allocation of assets to a series of or one or more limited liability companies, partnerships or corporations, or the unwinding of such a division or allocation, as if it were a merger, consolidation, conveyance, disposal, assignment, sale or disposition, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company, corporation or partnership shall be deemed to constitute the formation of a separate Person, and any such division shall constitute a separate Person under this Indenture (and each division of any limited liability company, corporation or partnership that is a subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
(e)[Reserved]
(f)Subject to certain limitations described in this Indenture governing release of a Note Guarantee upon the sale, disposition or transfer of a Guarantor, no Guarantor may consolidate or merge with or into, or sell, transfer, lease or convey all or substantially all of its assets, in one transaction or a series of related transactions, to any Person (other than the Issuer or another Guarantor), unless:
(1)(A) the Person is the Issuer or any other Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction; or either (x) the Issuer or a Guarantor is the continuing Person (the “Successor Guarantor”) or (y) the resulting, surviving or transferee Person expressly assumes all the obligations of the Guarantor under its Note Guarantee and this Indenture; (B) immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing; and (C) to the extent any assets of the Person which is merged or consolidated with or into such Guarantor are assets of the type which would constitute Collateral under the Collateral Documents, such Guarantor or the Successor Guarantor, as applicable, will take such action, if any, as may be reasonably necessary to cause such assets to be made subject to the Lien of the applicable Collateral Documents in the manner and to the extent required in this Indenture or the applicable Collateral Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the applicable Collateral Documents; or
(2)the transaction is not prohibited by Section 4.10(a) hereof.
(g)The Successor Guarantor shall succeed to, and be substituted for, such Guarantor under this Indenture and the Collateral Documents and such Guarantor’s Note Guarantee in accordance with, and subject to, the relevant provisions of this Indenture and the Collateral Documents.
(h)Notwithstanding the foregoing:

(1)the Issuer may consolidate or otherwise combine with, merge into or transfer all or part of its property or assets to a Guarantor;
(2)the Issuer may consolidate or otherwise combine with or merge into an Affiliate of the Issuer for the purpose of reincorporating the Issuer in another jurisdiction, or changing the legal form of the Issuer;
(3)any Guarantor may (i) consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Issuer or another Guarantor (or to a Restricted Subsidiary if that Restricted Subsidiary becomes a Guarantor), (ii) consolidate or otherwise combine with or merge into an Affiliate solely for the purpose of reincorporating the Guarantor in another jurisdiction of organization or changing the legal domicile of the Guarantor, (iii) convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor, (iv) consolidate or amalgamate with or merge into or transfer all or part of its properties and assets to a Restricted Subsidiary that is not a Guarantor so long as (A) to the extent constituting an Investment, such Investment is otherwise permitted under Section 4.07 hereof or (B) to the extent constituting an Asset Sale, such Asset Sale is for fair market value (as determined in good faith by the Issuer) and any promissory note or other non-cash consideration received in respect thereof is a permitted Investment in a Restricted Subsidiary that is not a Guarantor in accordance with Section 4.07 hereof or (v) liquidate or dissolve or change its legal form if the Issuer determines in good faith that such action is in the best interests of the Issuer;
(4)any Restricted Subsidiary that is not a Guarantor may consolidate or otherwise combine with or merge into or transfer all or part of its properties and assets to the Issuer or any other Restricted Subsidiary; and
(5)the Issuer and its Restricted Subsidiaries may consummate any Permitted Tax Restructuring.
(i)A sale, lease or other disposition by the Issuer of any part of its assets shall not be deemed to constitute the sale, lease or other disposition of substantially all of its assets for purposes of this Indenture if the fair market value of the assets retained by the Issuer exceeds 100% of the aggregate principal amount of all outstanding Notes and any other outstanding Indebtedness of the Issuer that ranks equally with, or senior to, the Notes with respect to such assets. Such fair market value shall be established by the delivery to the Trustee of an independent expert’s certificate stating the independent expert’s opinion of such fair market value as of a date not more than 90 days before or after such sale, lease or other disposition. This Section 5.01(i) is not intended to limit the Issuer’s sales, leases or other dispositions of less than substantially all of its assets.
(j)If the Issuer becomes an entity that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia as a result of a transaction contemplated above (such transaction, a “Foreign Domicile Transaction”) and (a) there is a potential withholding tax obligation upon consummation of such Foreign Domicile Transaction, or (b) subsequent to consummation of such Foreign Domicile Transaction, a potential withholding tax obligation arises as a result of a change in law, prior to the first interest payment date (or, if applicable, any earlier redemption, repurchase or other payment date) with respect to which withholding tax will apply, the Issuer shall (x) use commercially reasonable efforts(including listing the Notes on an appropriate exchange) to eliminate the potential withholding tax obligation or (y) if the Issuer cannot eliminate the potential withholding tax obligation in accordance with clause (x) prior to such first applicable payment date, the Issuer shall amend this Indenture prior to such first applicable payment date to add a customary (as determined by the Issuer) tax gross-up or similar provisions for the benefit of the Holders, and a customary (as determined by the Issuer) tax redemption provision .
Section 5.02    Successor Corporation Substituted.
Upon any consolidation or merger, amalgamation or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer in accordance with Section 5.01(a) hereof, the successor corporation formed by such consolidation or into or with which the Issuer is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, amalgamation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the Issuer shall refer instead to the successor corporation and not to the Issuer), and may exercise every right and power of the Issuer, as applicable, under this Indenture with the same effect as if such successor Person had been named as the Issuer, as applicable, herein.
ARTICLE 6 DEFAULTS AND REMEDIES
Section 6.01    Events of Default.
(a)Each of the following is an “Event of Default”:
(1)default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;
(2)default for 30 days or more in the payment when due of interest on or with respect to the Notes;
(3)failure by the Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee on behalf of the Holders or by the Holders of not less than 30% in aggregate principal amount of the then outstanding Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1) and (2) above) contained in this Indenture or the Notes; provided that in the case of a failure to comply with Section 4.03 hereof such period of continuance of such default or breach shall be 270 days after written notice described in this clause (3) has been given;
(4)default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any Significant Subsidiary (or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries) would constitute a Significant Subsidiary) or the payment of which is guaranteed by the Issuer or any Significant Subsidiary (or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries) would constitute a Significant Subsidiary) other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the Issue Date, if both:
(a)such default either (i) results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or
(ii) results in the acceleration of such Indebtedness prior to its stated final maturity; and
(b)the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregates to the greater of $135.5 million and 25.0% of LTM EBITDA or more at any one time outstanding;
(5)failure by the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries) would constitute a Significant Subsidiary) to pa y final non-appealable judgments aggregating in excess of the greater of $162.6 million and 30.0% of LTM EBITDA (net of amounts covered by indemnities provided by, or insurance policies issued by, reputable companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6)Holdings, the Issuer or a Restricted Subsidiary of the Issuer that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:
(i)commences voluntary proceedings to be adjudicated bankrupt or insolvent;
(ii)consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;
(iii)consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property (other than a consent made with respect to the Issuer or a Restricted Entity on a solvent basis);
(iv)makes a general assignment for the benefit of its creditors (other than an assignment made with respect to the Issuer or a Restricted Entity on a solvent basis);
(v)admits in writing that it is unable to pay its debts as they become due; or
(vi)the equivalent of any of the foregoing occurs in any relevant jurisdiction;
(7)a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(i)is for relief against Holdings, the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary, in a proceeding in which the Issuer or any such Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, is to be adjudicated bankrupt or insolvent;
(ii)appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of Holdings, the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary, or for all or substantially all of the property of the Issuer or such Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; or
(iii)orders the liquidation of Holdings, the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;
in each case other than an order, decree or appointment entered with respect to the Issuer or a Restricted Subsidiary on a solvent basis and the order or decree remains unstayed and in effect for 60 consecutive days;
(8)the Note Guarantee of any Significant Subsidiary shall for any reason cease to be in full force and effect, other than by reason of the termination of this Indenture or the release of any such Note Guarantee in accordance with this Indenture; or
(9)(i) the Liens created by the Collateral Documents shall at any time not constitute a valid and perfected Lien on any material portion of the Collateral intended to be covered thereby (unless perfection is not required by this Indenture or the Collateral Documents) other than (A) in accordance with the terms of the relevant Collateral Document or this Indenture, (B) the satisfaction in full of all Obligations under this Indenture or (C) any loss of perfection that results from the failure of the Notes Collateral Agent or Credit Agreement Collateral Agent to maintain possession of certificates delivered to it representing securities pledged under the Collateral Documents or (ii) the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries) would constitute a Significant Subsidiary) shall assert, in any pleading in any court of competent jurisdiction, that any security interest in any Collateral Document is invalid or unenforceable, and in each case of clause (i) and (ii), such default continues for 30 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in aggregate principal amount of the then outstanding Notes.
(b)A Default under clause (3), (4) or (5) of Section 6.01(a) will not constitute an Event of Default until the Trustee or the Holders of at least 30% in principal amount of the outstanding Notes notify the Issuer of the Default and, with respect to clauses (3) and (5) of Section 6.01(a), the Issuer does not cure such Default within the time specified in clause (3) or (5) of Section 6.01(a) after receipt of such notice; provided that a notice of Default may not be given with respect to any action taken, and reported publicly or to Holders, more than two years prior to such notice of Default. Any notice of Default, notice of acceleration or instruction to the Trustee or the Notes Collateral Agent to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders (each a “Directing Holder”) must be accompanied by a written representation from each such Holder delivered to the Issuer and the Trustee that such Holder is not (or, in the case such Holder is DTC or its nominee, that such Holder is being instructed solely by beneficial owners that are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to the delivery of a notice of Default shall be deemed a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder is deemed, at the time of providing a Noteholder Direction, to covenant to provide the Issuer with such other information as the Issuer may reasonably request from time to time in order to verify the accuracy of such Noteholder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the Holder is DTC or DTC’s nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of DTC or DTC’s nominee and DTC shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee or the Notes Collateral Agent.

(c)If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuer determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee and the Notes Collateral Agent, if applicable, an Officer’s Certificate stating that the Issuer has initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default that resulted from the applicable Noteholder Direction, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to such Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuer provides to the Trustee and the Notes Collateral Agent, if applicable, an Officer’s Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to any Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio (other than any indemnity such Directing Holder may have offered the Trustee or the Notes Collateral Agent), with the effect that such Event of Default shall be deemed never to have occurred, acceleration voided and the Trustee and the Notes Collateral Agent, if applicable, shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default.
(d)Notwithstanding anything in Sections 6.01(b) and 6.01(c) to the contrary, any Noteholder Direction delivered to the Trustee or the Notes Collateral Agent during the pendency of an Event of Default as the result of a bankruptcy or similar proceeding shall not require compliance with Sections 6.01(b) and 6.01(c).

(e)The Trustee and the Notes Collateral Agent shall be entitled to conclusively rely on any Noteholder Direction delivered to it in accordance with this Indenture, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officer’s Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise. Neither the Trustee nor the Notes Collateral Agent shall have any liability to the Issuer, any Holder or any other Person in acting in good faith on a Noteholder Direction.
(f)Any time period in this Indenture to cure any actual or alleged Default or Event of Default may be extended or stayed by a court of competent jurisdiction.
Section 6.02 Acceleration.
(a)If any Event of Default (other than of a type specified in Sections 6.01(a)(6) and 6.01(a)(7)) occurs and is continuing under this Indenture, the Trustee by written notice to the Issuer or the Holders of at least 30% in aggregate principal amount of the then total outstanding Notes by written notice to the Issuer and the Trustee may declare the principal of and accrued and unpaid interest, on all the then outstanding Notes to be due and payable immediately. Upon the effectiveness of such declaration, such principal and accrued and unpaid interest, shall be due and payable immediately. Notwithstanding the foregoing, if an Event of Default arising under Sections 6.01(a)(6) and 6.01(a)(7) hereof occurs and is continuing, all outstanding Notes shall become due and payable without further action or notice.
(b)The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of the Holders of all of the Notes waive all past or any existing Default or Event of Default and its consequences under this Indenture (except a continuing Default in the payment of interest or the principal of any Note held by a non-consenting Holder and except a Default in respect of a provision that cannot be amended without the consent of each Holder of a Note affected thereby) and rescind any acceleration with respect to the Notes and its consequences; provided such rescission would not conflict with any judgment of a court of competent jurisdiction. For the avoidance of doubt, the Holders of a majority in aggregate principal amount of the then outstanding Notes may on behalf of the Holders of all of the Notes waive, amend or modify the obligation to make a Change of Control Repurchase Offer, a Change of Control Payment, an Asset Sale Offer or an Asset Sale payment, either before or after such obligation arises; provided that the foregoing shall be without prejudice to the right of the Holders of Notes to receive the principal amount and interest on their Notes if and when due.
(c)(i) If a Default for a failure to report or failure to deliver a required certificate in connection with another default (the “Initial Default”) occurs, then at the time such Initial Default is cured, such Default for a failure to report or failure to deliver a required certificate in connection with another default that resulted solely because of that Initial Default will also be cured without any further action and (ii) any Default or Event of Default for the failure to comply with the time periods prescribed in Section 4.03 or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by such covenant or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Indenture.
Section 6.03 Other Remedies.
If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.
The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults.
(a)Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of the Holders of all of the Notes waive all past or any existing Default or Event of Default and its consequences under this Indenture (except a continuing Default in the payment of interest or the principal of any Note held by a non-consenting Holder and except a Default in respect of a provision that cannot be amended without the consent of each Holder of a Note affected thereby) and rescind any acceleration with respect to the Notes and its consequences; provided such rescission would not conflict with any judgment of a court of competent jurisdiction. For the avoidance of doubt, the Holders of a majority in aggregate principal amount of the then outstanding Notes may on behalf of the Holders of all of the Notes waive, amend or modify the obligation to make a Change of Control Repurchase Offer, a Change of Control Payment, an Asset Sale Offer or an Asset Sale payment, either before or after such obligation arises; provided that the foregoing shall be without prejudice to the right of the
Holders of Notes to receive the principal amount and interest on their Notes if and when due.
(b)If any Event of Default specified in Section 6.01(a)(4) has occurred and is continuing, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 30 days after such Event of Default arose:
(1)the Indebtedness or guarantee that is the basis for such Event of Default has been discharged;
or
(2)Holders thereof have rescinded or waived the acceleration, notice or action (as the case maybe) giving rise to such Event of Default; or
(3)the default that is the basis for such Event of Default has been cured.
Section 6.05    Control by Majority.
Subject to the terms of this Indenture, Holders of a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Notes Collateral Agent or of exercising any trust or power conferred on the Trustee or the Notes Collateral Agent. The Trustee and the Notes Collateral Agent, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee or the Notes Collateral Agent in personal liability (it being understood that the Trustee and the Notes Collateral Agent shall have no duty to determine whether an action is prejudicial to any Holder).
Section 6.06    Limitation on Suits.
Subject to Section 6.07 hereof, no Holder of a Note may pursue any remedy with respect to this Indenture, any Collateral Documents or the Notes unless:
(1)such Holder has previously given the Trustee written notice that an Event of Default is continuing;
(2)Holders of at least 30% in aggregate principal amount of the total outstanding Notes have requested the Trustee to pursue the remedy;
(3)such Holders of the Notes have offered and, if requested, provided to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense;
(4)the Trustee has not complied with such request within 60 days after the receipt of the written request and the offer of security or indemnity; and

(5)Holders of a majority in aggregate principal amount of the total outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60 -day period.
A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.
Section 6.07    Rights of Holders of Notes to Receive Payment.
Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (except in connection with an Asset Sale Offer or a Change of Control Offer), or to institute suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08    Collection Suit by Trustee.
If an Event of Default specified in Section 6.01(a)(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.
Section 6.09    Restoration of Rights and Remedies.
If the Trustee, the Notes Collateral Agent or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee, the Notes Collateral Agent or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuer, the Trustee, the Notes Collateral Agent and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee, the Notes Collateral Agent and the Holders shall continue as though no such proceeding has been instituted.

Section 6.10    Rights and Remedies Cumulative.
Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee, the Notes Collateral Agent or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11    Delay or Omission Not Waiver.
No delay or omission of the Trustee, the Notes Collateral Agent or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee, the Notes Collateral Agent or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee, the Notes Collateral Agent or by the Holders, as the case may be.
Section 6.12    Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Notes Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Notes Collateral Agent, their agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes including Holdings or the Guarantors), its creditors or its property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Notes Collateral Agent, their agents and counsel, and any other amounts due the Trustee or the Notes Collateral Agent under Sections 7.07 and 13.09(aa) hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, the Notes Collateral Agent, their agents and counsel, and any other amounts due the Trustee or Notes Collateral Agent under Sections 7.07 and 13.09(aa) hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.13    Priorities.

If the Trustee collects any money or property pursuant to this Article 6, subject to the Pari Passu Intercreditor Agreement, it shall pay out the money or property in the following order:
(i)to the Trustee, the Notes Collateral Agent, each Agent and each of their respective agents and attorneys for amounts due under Sections 7.07 and 13.09(aa) hereof, including payment of a l compensation, expenses and liabilities incurred, and all advances made, by the Trustee, the Notes Collateral Agent and/or any Agent, and the costs and expenses of collection;
(ii)to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and
(iii)to the Issuer, or to the extent the Trustee collects any amount from any Guarantor, to such Guarantor.
The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.13.
Section 6.14    Undertaking for Costs.
In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.
ARTICLE 7 TRUSTEE

Section 7.01 Duties of Trustee.
(a)If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.
(b)Except during the continuance of an Event of Default:
(i)the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and
(ii)in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).
(c)The Trustee may not be relieved from liabilities for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that:
(i)this Section 7.01(c) does not limit the effect of Section 7.01(b);
(ii)the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was grossly negligent in ascertaining the pertinent facts; and
(iii)the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.
(d)Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to this Section 7.01.
(e)The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders of the Notes, unless the Holders have offered, and if requested, provided to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense.
(f)None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or security or indemnity satisfactory to it against such risk or liability is not assured to it.
(g)The Trustee shall not be liable for interest on (or the investment of) any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.
Section 7.02    Rights of Trustee.
(a)The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.
(b)Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel or both shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.
(c)The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.
(d)The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.
(e)Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer, Holdings or any Guarantor shall be sufficient if signed by one Officer of the Issuer, Holdings or such Guarantor, as applicable.
(f)The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office, and such notice references the Notes and this Indenture.
(g)In no event shall the Trustee be responsible or liable for special, indirect, punitive, incidental or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.
(h)The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, each Agent (including the Notes Collateral Agent), and each other agent, custodian and other Person employed to act hereunder.
(i)The Trustee may request that the Issuer, Holdings and any Guarantor deliver an Officer’s Certificate setting forth the names of the individuals and/or titles of Officers (with specimen signatures) authorized at such times to take specific actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person specified as so authorized in any certificate previously delivered and not superseded.
(j)The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.
(k)The permissive right of the Trustee to take or refrain from taking any actions enumerated herein shall not be construed as a duty.
(l)The Trustee shall have the right to accept and act upon Instructions, including with respect to fund transfers given pursuant to this Indenture and related documents, delivered using Electronic Means. If the Issuer, Holdings or a Guarantor elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling. Each of the Issuer, Holdings and each Guarantor understands and agrees that if the Trustee cannot determine the identity of the actual sender of such Instructions, that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Person have been sent by such Authorized Person. Each of the Issuer, Holdings and each Guarantor shall be responsible for ensuring that only Authorized Persons transmit such Instructions to the Trustee and that each of the Issuer, Holdings and each Guarantor and all Authorized Persons are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords or authentication keys upon receipt by the Issuer, Holdings or a Guarantor, as the case may be.
Section 7.03    Individual Rights of Trustee.
The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest (as defined under the Trust Indenture Act of 1939, as amended), it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign. Any Agent and the Notes Collateral Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.11 hereof.
Section 7.04    Trustee’s Disclaimer.
The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes, the Note Guarantees, any Collateral or any Collateral Document, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, the Notes, the Note Guarantees, any Collateral or any Collateral Document, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture or the other Notes Documents other than its certificate of authentication.
Section 7.05    Notice of Defaults.
If a Default occurs and is continuing and if it is known to the Trustee, the Trustee shall send to Holders of Notes a notice of the Default within the later of 90 days after it occurs or 60 days after a Responsible Officer of the Trustee has obtained actual knowledge thereof. The Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest on any Note, if it determines that withholding the notice is in the interests of the Holders of the Notes. The Trustee shall not be deemed to know of any Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is such a Default is received by the Trustee at the Corporate Trust Office and such notice references this Indenture and states that it is a “notice of default.”
Section 7.06     [Reserved].
Section 7.07    Compensation and Indemnity.
The Issuer shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the Issuer and the Trustee shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer agrees to reimburse the Trustee promptly upon request for all reasonable out-of-pocket disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.
The Issuer, Holdings and the Guarantors, jointly and severally, shall indemnify the Trustee, its officers, directors, employees and agents for, and hold the Trustee harmless against, any and all loss, damage, claim, liability or expense (including attorneys’ fees) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder and under the other Notes Documents (including the costs and expenses of enforcing this Indenture against the Issuer, Holdings or any of the Guarantors (including this Section 7.07) or defending itself against any claim whether asserted by any Holder, the Issuer or any Guarantor, or liability in connection with the acceptance, exercise or performance of any of its rights, powers or duties hereunder). The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer, Holdings or any Guarantor of its obligations hereunder. The Issuer, Holdings and the Guarantors shall defend the claim and the Trustee may have separate counsel and the Issuer, Holdings and the Guarantors shall pay the fees and expenses of such counsel. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct or gross negligence, as determined by a final, non-appealable judgment of a court of competent jurisdiction.
The obligations of the Issuer, Holdings and the Guarantors under this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.
To secure the payment obligations of the Issuer, Holdings and the Guarantors in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.
When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(6) or (7) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.
Section 7.08    Replacement of Trustee.
A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08. The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:
(a)the Trustee fails to comply with Section 7.11 hereof;
(b)the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;
(c)a custodian or public officer takes charge of the Trustee or its property; or
(d)the Trustee becomes incapable of acting.
If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee.
If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuer’s expense), the Issuer or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.
If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.11 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall send a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the obligations of the Issuer, Holdings and the Guarantors under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.
Section 7.09    [Reserved].

Section 7.10    Successor Trustee by Merger, Etc.
If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including its obligations under the Transactions) to, another corporation, the successor corporation without any further act shall be the successor Trustee.
Section 7.11    Eligibility; Disqualification.
There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.
ARTICLE 8
LEGAL DEFEASANCE AND COVENANT DEFEASANCE
Section 8.01    Option to Effect Legal Defeasance or Covenant Defeasance.
The Issuer may, at its option and at any time, elect to have either Section 8.02 or 8.03 hereof applied to a l outstanding Notes upon compliance with the conditions set forth below in this Article 8.
Section 8.02    Legal Defeasance and Discharge.
Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuer, Holdings and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof with respect to the Notes, be deemed to have been discharged from their obligations with respect to all outstanding Notes and the Note Guarantees and the Liens on the Collateral securing the Notes will be released on the date the conditions set forth below are satisfied and all then existing Defaults and Events of Default will be cured (“ Legal Defeasance”). For this purpose, “Legal Defeasance” means that the Issuer shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (a) and (b) below, and to have satisfied all its other obligations under the Notes, the Note Guarantees and this Indenture and the Liens on the Collateral securing the Notes will be released (and the Trustee, on demand of and at the expense of the Issuer, shall execute such instruments reasonably requested by the Issuer acknowledging the same) and to have cured all then existing Defaults and Events of Default, except for the following provisions which shall survive until otherwise terminated or discharged hereunder:
(a)the rights of Holders of Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to this Indenture referred to in Section 8.04 hereof;
(b)the Issuer’s obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;
(c)the rights, powers, trusts, duties and immunities of the Trustee and the Agents, and the obligations of the Issuer, Holdings and the Guarantors in connection therewith; and
(d)this Section 8.02.
Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03    Covenant Defeasance.
Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuer, Holdings and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under the covenants contained in Sections 4.03, 4.04, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14 and 4.15 hereof and Section 5.01 hereof (except Sections 5.01(a)(1) and (a)(2)) with respect to the outstanding Notes and the Note Guarantees and the Liens on the Collateral securing the Notes will be released on and after the date the conditions set forth in Section 8.04 hereof are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, “Covenant Defeasance” means that, with respect to the outstanding Notes, the Issuer may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(a)(3), 6.01(a)(4), 6.01(a)(5), 6.01(a)(6) (solely with respect to Restricted Subsidiaries that are Significant Subsidiaries or a group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer and the Restricted Subsidiaries) would constitute a Significant Subsidiary), 6.01(a)(7) (solely with respect to Restricted Subsidiaries that are Significant Subsidiaries or a group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer and the Restricted Subsidiaries) would constitute a Significant Subsidiary) and 6.01(a)(8) hereof shall not constitute Events of Default.
Section 8.04    Conditions to Legal or Covenant Defeasance.
In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:
(1)the Issuer must irrevocably deposit with the Trustee (or another entity designated or appointed (as agent) by the Issuer for this purpose), in trust, for the benefit of the Holders of the Notes, cash in Dollars, U.S. Government Securities, or a combination thereof, in such amounts as will be sufficient in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee to pay the principal of, premium, if any, and interest due on the Notes on the Stated Maturity date or on the Redemption Date, as the case may be; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee (or another entity designated or appointed (as agent) by the Issuer for this purpose) equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee (or another entity designated or appointed (as agent) by the Issuer for this purpose) on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee at least two Business Days prior to the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;
(2)in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions,
(a)the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or
(b)since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon, such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(3)in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(4)the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer; and
(5)the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that a l conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.
Section 8.05    Deposited Money and U.S. Government Securities to Be Held in Trust; Other Miscellaneous Provisions.
Subject to Section 8.06 hereof, all money and U.S. Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.
The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.
Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the request of the Issuer any money or U.S. Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under clause (1) of Section 8.04 hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06    Repayment to Issuer.
Subject to applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease.

Section 8.07    Reinstatement.
If the Trustee or Paying Agent is unable to apply any United States dollars or U.S. Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided that, if the Issuer makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.
ARTICLE 9
AMENDMENT, SUPPLEMENT AND WAIVER
Section 9.01    Without Consent of Holders of Notes.
(a)Notwithstanding Section 9.02 hereof, the Issuer, Holdings or any Guarantor (with respect to a Note Guarantee or this Indenture), if applicable, the Trustee, the Notes Collateral Agent and the other parties thereto, as the case may be, may amend or supplement any Notes Document without the consent of any Holder to:
(1)cure any ambiguity, omission, mistake, defect, error or inconsistency or reduce the minimum denomination of the Notes;
(2)provide for uncertificated Notes in addition to or in place of certificated Notes or to alter the provisions of this Indenture relating to the form of the Notes (including related definitions) (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code);

(3)comply with Article 5 hereof;
(4)provide for the assumption by a successor Person of the Issuer’s, Holdings’ or any Guarantor’s obligations under any Notes Document;
(5)make any change (including changing the CUSIP, ISIN or other identifying number on any Notes) that would provide any additional rights or benefits to the Holders or that does not materially and adversely affect the rights of any Holder in any material respect;
(6)add or modify covenants or provide for a Note Guarantee for the benefit of the Holders;
(7)at the Issuer’s election, comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act;
(8)evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee or successor Paying Agent hereunder pursuant to the requirements hereof or to provide for the accession by the Trustee or the Notes Collateral Agent, as applicable, to any Notes Document;
(9)provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;
(10)add a Guarantor or a co-obligor of the Notes under this Indenture;
(11)conform the text of the Notes Documents to any provision of the “Description of Notes” section of the Offering Memorandum;

(12)make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided, however, that such amendment does not materially and adversely affect the rights of Holders to transfer Notes;
(13)provide for any Restricted Subsidiary to provide a Note Guarantee in accordance with Section 4.09 hereof to add Note Guarantees with respect to the Notes, to add security to or for the benefit of the Notes, or to confirm and evidence the release, termination, discharge or retaking of any Note Guarantee or Lien with respect to or securing the Notes when such release, termination, discharge or retaking is provided for under this Indenture;
(14)make such provisions as necessary for the issuance of Additional Notes;
(15)comply with the rules and procedures of any applicable securities depositary;
(16)make any amendment to the provisions of the Notes Documents to eliminate the effect of any Accounting Change or in the application thereof as described in the last paragraph of the definition of “GAAP”;
(17)mortgage, pledge, hypothecate or grant a security interest in favor of the Notes Collateral Agent or the Trustee for the benefit of the Noteholder Secured Parties as additional security for the payment and performance of the Issuer’s, Holdings’ or any Guarantor’s obligations under the Notes Documents, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Notes Collateral Agent or the Trustee in accordance with the terms of the Collateral Documents;

(18)add additional parties with Pari Passu Lien Priority to any Collateral Documents;
(19)enter into any intercreditor agreement having substantially similar terms with respect to the Holders as those set forth in the applicable Intercreditor Agreement, taken as a whole, or any joinder thereto;
(20)in the case of any Collateral Document, to include therein any legend required to be set forth therein pursuant to any applicable Intercreditor Agreement or to modify any such legend as required by the Pari Passu Intercreditor Agreement;
(21)make amendments, modifications or changes that are administrative, ministerial, technical or conforming in nature in connection with the entry into (or amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of) any ABL Facility that is not prohibited by this Indenture;
(22)to provide for the succession of any parties to the Collateral Documents (and other amendments, modifications or changes that are administrative, ministerial, technical or conforming in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of the Credit Agreement or any other agreement that is not prohibited by this Indenture;
(23)add (x) a tax gross-up or similar provisions for the benefit of Holders and (y) a tax redemption provision, in each case pursuant to Section 5.01(j).
(b)In addition, the Holders will be deemed to have consented for purposes of the Collateral Documents to any of the following amendments and other modifications to the Collateral Documents :
(1)(a) to add other parties (or any authorized agent thereof or trustee therefor) holding Credit Agreement Obligations that is incurred in compliance with the Credit Agreement, the Indenture, the Collateral Documents and (b) to establish that the Liens on any Collateral securing such Obligations shall be under the Pari Passu Intercreditor Agreement with the Liens on such Collateral securing the Obligations under the Indenture, the Notes and the Note Guarantees, all on the terms provided for in the Pari Passu Intercreditor Agreement in effect immediately prior to such amendment or other modification; and
(2)to establish that the Liens on any Collateral securing any Indebtedness replacing the Credit Agreement permitted to be incurred under the Indenture shall be pari passu to the Liens on such Collateral securing any Obligations under the Indenture, the Notes and the Note Guarantees, all on the terms provided for in the Pari Passu Intercreditor Agreement in effect immediately prior to such amendment or other modification.
(c)Notwithstanding Section 13.01 or any other provision herein to the contrary, in connection with the establishment of an ABL Facility, the Collateral Documents may be amended, amended and restated, modified or supplemented to cause the security interests in the ABL Priority Collateral (but not in any other Collateral) granted to the Notes Collateral Agent pursuant to the Collateral Documents to be made subordinate (on a second-priority basis, subject to Permitted Liens) to the security interests in the ABL Priority Collateral securing the obligations under the ABL Facility, by the Notes Collateral Agent and the Issuer.
(d)Upon the request of the Issuer and upon receipt by the Trustee or the Notes Collateral Agent, if applicable, of the documents described in Section 9.06 hereof, the Trustee and the Notes Collateral Agent, if applicable, shall join with the Issuer, Holdings and the Guarantors, if applicable, in the execution of any amended or supplemental indenture or amendment or supplement to the other Notes Documents authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee or the Notes Collateral Agent, if applicable, shall not be obligated to enter into such amended or supplemental indenture or amendment or supplement to the other Notes Documents that affects its own rights, duties or immunities under this Indenture or otherwise. Notwithstanding the foregoing, no Opinion of Counsel shall be required in connection with the addition of a Guarantor under this Indenture upon (i) execution and delivery by such Guarantor and the Trustee and the Notes Collateral Agent of a supplemental indenture to this Indenture in the form attached as Exhibit D hereto, and (ii) delivery of an Officer’s Certificate complying with the provisions of Sections 9.06, 12.04 and 12.05 hereof; provided, however, that an Opinion of Counsel shall be furnished to the extent that such supplemental indenture contains limitations on such Additional Notes Guarantee requiring modification to the terms of the form of supplemental indenture attached as Exhibit D hereto.

Section 9.02    With Consent of Holders of Notes.
Except as provided below in this Section 9.02, the Issuer, Holdings or the Guarantors (with respect to a Note Guarantee or this Indenture), if applicable, the Trustee, the Notes Collateral Agent, if applicable, and any other parties thereto may amend, supplement or modify the Notes Documents with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained before or after a Change of Control Repurchase Event or in connection with a purchase of, or tender offer or exchange offer for, the Notes), and any existing Default or Event of Default or compliance with any provision of the Notes Documents (except a continuing Default in the payment of interest or the principal of any Note held by a non-consenting Holder and except a Default in respect of a provision that cannot be amended without the consent of each Holder of a Note affected thereby) may be waived with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including consents obtained before or after a Change of Control or in connection with a purchase of, or tender offer or exchange offer for, the Notes). Section 2.08 and Section 2.09 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.
Notwithstanding the foregoing, without the consent of each affected Holder of Notes, an amendment or waiver under this Section 9.02 may not with respect to any Notes held by a non-consenting Holder:
(1)reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;
(2)(a) reduce the principal of or extend the Stated Maturity of any such Note (other than provisions relating to Change of Control and Asset Sales) or (b) reduce the premium payable upon the redemption of any such Note or change the time at which any such Note may be redeemed, in each case with respect to this clause (b) as described above under Section 3.07 hereof;
(3)reduce the rate of or extend the stated time for payment of interest on any Note (other than provisions relating to Change of Control and Asset Sales);
(4)waive a Default or Event of Default with respect to the nonpayment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes outstanding and a waiver of the payment default that resulted from such acceleration;
(5)make any Note payable in currency other than that stated therein;
(6)make any change in these amendment and waiver provisions which required the Holders’ consent described in this sentence;
(7)impair the right of any Holder to institute suit for the enforcement of any payment of principal of and interest on such Holder’s Notes on or after the due dates therefor; and
(8)make any change to or modify the ranking of such Notes that would adversely affect the Holders.
No amendment to, or deletion of, Sections 4.03, 4.07, 4.08, 4.09, 4.11, 4.12, 4.15 or 4.16 hereof, or action taken in compliance with such covenants as in effect at the time of such action, shall be deemed to impair or affect any legal rights of any Holders of the Notes to receive payment of principal of or premium, if any, or interest on the Notes or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes.
Notwithstanding the provisions of Section 9.01 or any other provision of this Section 9.02, without the consent of the Holders of at least 66-2/3% in aggregate principal amount of the Notes then outstanding, no amendment or waiver may (A) make any change in any Collateral Document or the provisions in this Indenture dealing with Collateral or application of trust proceeds of the Collateral with the effect of releasing the Liens on all or substantially all of the Collateral which secure the Obligations in respect of the Notes, or (B) change or alter the priority of the Liens securing the Obligations in respect of the Notes in any material portion of the Collateral in any way materially adverse, taken as a whole, to the Holders, other than, in each case, as provided under the terms of this Indenture (including Sections 9.01(c) and 13.09(l) hereof), the Collateral Documents, or any applicable Intercreditor Agreement.
Upon the request of the Issuer and upon the filing with the Trustee and the Notes Collateral Agent, if applicable, of evidence satisfactory to the Trustee or the Notes Collateral Agent, if applicable, of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee and the Notes Collateral Agent, as applicable, of the documents described in Section 9.06 hereof, the Trustee or the Notes Collateral Agent shall join with the Issuer, Holdings and the Guarantors, if applicable, in the execution of such amended or supplemental indenture or amendment or supplement to the other Notes Documents unless such amended or supplemental indenture or amendment or supplement to the other Notes Documents affects the Trustee’s or Notes Collateral Agent’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee or the Notes Collateral Agent, as applicable, may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture or amendment or supplement to the other Notes Documents.
It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver of any Notes Document, but it shall be sufficient if such consent approves the substance thereof.
After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer shall send to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to send such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

Section 9.03    [Reserved].
Section 9.04    Revocation and Effect of Consents.
Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.
The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.
Section 9.05    Notation on or Exchange of Notes.
The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.
Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.
Section 9.06    Trustee to Sign Amendments, Etc.
The Trustee and Notes Collateral Agent shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee or Notes Collateral Agent. In executing any amendment, supplement or waiver, the Trustee and Notes Collateral Agent, as applicable, shall be entitled to receive and (subject to Section 7.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 12.04 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture or amendment or supplement to the other Notes Documents is authorized or permitted by this Indenture and the other Notes Documents and that such amendment, supplement or waiver is the valid and binding obligation of the Issuer, Holdings and any Guarantors party thereto, enforceable against each of them in accordance with its terms, subject to customary exceptions. Notwithstanding the foregoing and upon satisfaction of the requirements set forth in the last sentence of Section 9.01 hereof, no Opinion of Counsel shall be required for the Trustee to execute any amendment or supplement adding a new Guarantor under this Indenture.

ARTICLE 10 GUARANTEES
Section 10.01 Note Guarantee.
Subject to this Article 10, Holdings and each of the Guarantors hereby, jointly and severally irrevocably and unconditionally guarantees, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee, the Notes Collateral Agent and each of their successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that: (a) the principal of, interest and premium on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuer to the Holders or the Trustee or Notes Collateral Agent hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, Holdings and the Guarantors shall be jointly and severally obligated to pay the same immediately. Holdings and each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.
Holdings and each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that its Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.
Holdings and each Guarantor also agrees to pay any and all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee, the Notes Collateral Agent or any Holder in enforcing any rights under this Section 10.01.
If any Holder, the Trustee or the Notes Collateral Agent is required by any court or otherwise to return to the Issuer, Holdings the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to any of the Issuer, Holdings or the Guarantors, any amount paid either to the Trustee, the Notes Collateral Agent or such Holder, each Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.
Holdings and each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders, the Trustee and/or the Notes Collateral Agent in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Holdings and each Guarantor further agrees that, as between Holdings and the Guarantors, on the one hand, and the Holders, the Trustee and the Notes Collateral Agent, on the other hand,
(x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of its Note Guarantee, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by Holdings and the Guarantors for the purpose of its Note Guarantee. Holdings and the Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantees.
Each Note Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation or reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Note Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned. In case any provision of any Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
The Note Guarantee of Holdings or any Guarantor shall be a general secured senior obligation of Holdings or such Guarantor, as applicable, and shall be pari passu in right of payment with all existing and future Senior Indebtedness of Holdings or such Guarantor, as applicable.
Each payment to be made by Holdings or a Guarantor in respect of its Note Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Section 10.02    Limitation on Guarantor Liability.
Holdings and each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. Notwithstanding any other provision of this Indenture, the obligations of Holdings and each Guarantor under its Note Guarantee shall be limited under the relevant laws applicable to Holdings or such Guarantor, as applicable, and the granting of such Note Guarantees (including laws relating to corporate benefit, capital preservation, financial assistance, fraudulent conveyances and transfers, voidable preferences or transactions under value). To effectuate the foregoing intention, the Trustee, the Notes Collateral Agent, the Holders, Holdings and the Guarantors hereby irrevocably agree that the obligations of such Guarantor, other than those Guarantors incorporated under the laws of a jurisdiction to which specific limitations apply pursuant to Section 10.07 apply (and in respect of which Holdings and the Guarantors only such jurisdiction-specific limitations will apply), will be limited to the maximum amount that would, after specifying in an Officer’s Certificate delivered to the Trustee of such maximum amount and giving effect to such maximum amount and all other contingent and fixed liabilities of Holdings or such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of Holdings or such other Guarantor, as applicable, under this Article 10, not render Holdings’ or the Guarantor’s, as applicable, obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code of 1978 or any comparable provision of foreign or state law to comply with corporate benefit, financial assistance and other laws affecting the rights of creditors generally. Holdings and each Guarantor that makes a payment under its Note Guarantee shall be entitled upon payment in full of all guaranteed obligations under this Indenture to a contribution from Holdings and each other Guarantor, as applicable, in an amount equal to Holdings’ or such other Guarantor’s, as applicable, pro rata portion of such payment based on the respective net assets of Holdings and all the Guarantors at the time of such payment determined in accordance with GAAP.

Section 10.03    Execution and Delivery.
Holdings and each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.
If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantee shall be valid nevertheless.
The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of Holdings and the Guarantors.
If required by Section 4.15 hereof, the Issuer shall cause any newly created or acquired Restricted Subsidiary to comply with the provisions of Section 4.15 hereof and this Article 10, to the extent applicable.
Section 10.04    Subrogation.
Holdings and each Guarantor shall be subrogated to all rights of Holders of Notes against the Issuer in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01 hereof; provided that, if an Event of Default has occurred and is continuing, neither Holdings nor any Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under this Indenture or the Notes shall have been paid in full.
Section 10.05    Benefits Acknowledged.
Holdings and each Guarantor acknowledges that it shall receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

Section 10.06    Release of Note Guarantees.
A Note Guarantee of Holdings or a Guarantor, as applicable, shall be automatically and unconditionally released and discharged:
(A)in the case of any Guarantor, upon any sale, exchange, transfer or other disposition (including by way of merger, amalgamation, consolidation, dividend distribution or otherwise) of (i) the Capital Stock of such Guarantor after which the applicable Guarantor is no longer a Restricted Subsidiary, or (ii) all or substantially all of the assets of such Guarantor (including to the Issuer or another Guarantor), in each case, if such sale, exchange, transfer or other disposition is made in compliance with the applicable provisions of this Indenture;
(B)upon Holdings or such Guarantor being (or being substantially concurrently) released or discharged from:
(a)all of its Guarantees of payment of any Indebtedness of the Issuer under the Credit Agreement; or
(b)in the case of a Guarantor whose Note Guarantee was created as a result of the Guarantee of other Indebtedness of the Issuer or a Guarantor, all of its Guarantees of payment of such other Indebtedness, except in the case of each of clauses (a) and (b), a release or discharge by or as a result of payment under such Guarantee (it being understood that a release subject to a contingent reinstatement is still considered a release) and will constitute a release for the purposes of this provision, and that if any such Guarantee is so reinstated, such Note Guarantee shall also be reinstated (in the case of a Guarantor, to the extent that such Guarantor would then be required to provide a Note Guarantee pursuant to Section 4.09 hereof);
(C)in the case of any Guarantor, upon the designation of such Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of this Indenture or the occurrence of any event after which such Guarantor is no longer a Restricted Subsidiary in compliance with the applicable provisions of this Indenture;
(D)upon the exercise by the Issuer of its Legal Defeasance option or Covenant Defeasance option as provided in Article 8 hereof or the satisfaction and discharge of the Issuer’s obligations under this Indenture as provided in Section 11.01 hereof;
(E)in the case of any Guarantor, (a) to the extent that such Guarantor is not an Immaterial Subsidiary solely due to the operation of clause (i) of the definition of “Immaterial Subsidiary,” upon the release of the Guarantee referred to in such clause, or (b) in accordance with the last paragraph of Section
4.15 (subject to the proviso thereof);
(F)upon the merger, amalgamation or consolidation of Holdings or such Guarantor with and into the Issuer or another Guarantor or upon the liquidation of Holdings or such Guarantor, in each case, in compliance with the applicable provisions of this Indenture;
(G)upon the achievement of Investment Grade Status by the Notes; provided that such Note Guarantee shall be reinstated upon the Reversion Date; and
(H)pursuant to an amendment or supplement entered into in accordance with Article 9 hereof.
Notwithstanding the foregoing, any Note Guarantee by a Parent Entity (other than Holdings) may be automatically and unconditionally released and discharged for any reason at the option of the Issuer.

Section 10.07    Additional Note Guarantees.
The Issuer may from time to time designate a Restricted Subsidiary as an additional Guarantor (an “Additional Guarantor” and the Note Guarantee of such Additional Guarantor, an “Additional Notes Guarantee”) of the Notes by causing it to execute and deliver to the Trustee and the Notes Collateral Agent a supplemental indenture substantially in the form attached to this Indenture, pursuant to which such Restricted Subsidiary will become a Guarantor. The Notes Guarantee of any Restricted Subsidiary who executes and delivers a supplemental indenture substantially in the form of Exhibit D attached hereto and becomes a Guarantor hereunder after the Issue Date is subject to any limitations relating to such Restricted Subsidiary and set out in the relevant supplemental indenture. For avoidance of doubt, any limitations set forth in a supplemental indenture designating an Additional Guarantor apply only to the Additional Notes Guarantee of such Additional Guarantor and any successors (to the extent still applicable), and the inclusion of such limitations in a supplemental indenture does not constitute an amendment of this Indenture for purposes of Article 9 hereof.
ARTICLE 11 SATISFACTION AND DISCHARGE
Section 11.01    Satisfaction and Discharge.
This Indenture, and the rights of the Trustee and the Holders under the Pari Passu Intercreditor Agreement and the Collateral Documents, shall be discharged and shall cease to be of further effect as to all Notes, and the Liens, if any, on the Collateral securing the Notes will be released (except as to surviving rights of transfer or exchange of the Notes and the rights of the Trustee and the Notes Collateral Agent, as expressly provided for in this Indenture), when either:
(1)all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or released, have been delivered to the Trustee for cancellation; or
(2)(A) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or may be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer and the Issuer, Holdings or any Guarantor have deposited or caused to be deposited with the Trustee (or another entity designated or appointed (as agent) by the Issuer for this purpose), in trust, for the benefit of the Holders of the Notes, cash in Dollars, U.S. Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee or the Registrar for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption; provided that, upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee (or another entity designated or appointed (as agent) by the Issuer for this purpose) equal to the Applicable Premium calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee (or another entity designated or appointed (as agent) by the Issuer for this purpose) on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee at least two Business Days prior to the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;
(B)the Issuer has paid or caused to be paid all sums payable by it under this Indenture; and
(C)the Issuer has delivered instructions to the Trustee or the Paying Agent to apply the deposited money toward the payment of the Notes at maturity or the Redemption Date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied; provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (1) and (2)).
Notwithstanding the satisfaction and discharge of this Indenture, the provisions of Sections 7.07 and 13.09(aa) hereof shall survive and, if money shall have been deposited with the Trustee pursuant to subclause (A) of clause (2) of this Section 11.01, the provisions of Section 11.02 and Section 8.06 hereof shall also survive.
Section 11.02    Application of Trust Money.
Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer, Holdings or any Guarantor acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.
If the Trustee or Paying Agent is unable to apply any money or U.S. Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s, Holdings’ and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Issuer has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Securities held by the Trustee or Paying Agent.
ARTICLE 12 MISCELLANEOUS
Section 12.01    [Reserved].
Section 12.02    Notices.
Any notice or communication by the Issuer, Holdings, any Guarantor, the Trustee or the Notes Collateral Agent to the others is duly given if in writing and delivered in person, sent by electronic mail in pdf format or mailed by first-class mail (registered or certified, return receipt requested), fax or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer, Holdings and/or any Guarantor:

Name:    Alex Dimitrief
Company:    Sotera Health Holdings, LLC Address:    9100 South Hills Blvd, Suite 300
Broadview Heights, OH 44147
Attn:    General Counsel, Sotera Health Company Telephone: [***]
E-Mail: [***] with copies to (which shall not constitute notice) to
Name:    Jonathan Lyons and Jason Peterson
Company:    Sotera Health Holdings, LLC Address:    9100 South Hills Blvd, Suite 300

Broadview Heights, OH 44147
Attn:    CFO/Treasurer
Telephone:    [***]
E-Mail:    [***]

with a copy (which shall not constitute notice) to
Name:    Katherine R. Reaves
Company:    Cleary Gottlieb Steen & Hamilton LLP Address:    One Liberty Plaza
New York, NY 10006
Telephone:    212-225-2632 and 212-225-2312
Facsimile:    212-225-3999
Email:    kreaves@cgsh.com If to the Trustee:
Wilmington Trust, National Association Global Capital Markets
277 Park Avenue, 25th Floor New York, NY 10172
Fax: 203-453-1183
Attention: Sotera Health Holdings, LLC Notes Administrator If to the Notes Collateral Agent:
Wilmington Trust, National Association Global Capital Markets
277 Park Avenue, 25th Floor New York, NY 10172
Fax: 203-453-1183
Attention: Sotera Health Holdings, LLC Notes Administrator

The Issuer, Holdings, any Guarantor, the Trustee or the Notes Collateral Agent, by notice to the others, may designate additional or different addresses for subsequent notices or communications.
All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: as of the date so delivered if delivered electronically in pdf format; at the time delivered by hand, if personally delivered; on first date on which publication is made, if by publication; five (5) calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; when receipt acknowledged, if faxed; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; provided that any notice or communication delivered to the Trustee or the Notes Collateral Agent shall be deemed effective upon actual receipt thereof.
Any notice or communication to a Holder shall be delivered to the Holder at the Holder’s address as it is shown on the Note Register kept by the Registrar. Failure to send a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.
Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary pursuant to the standing instructions from the Depositary.
If a notice or communication is sent in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer sends a notice or communication to Holders, it shall send a copy to the Trustee, the Notes Collateral Agent and each Agent at the same time.
The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods. If the Issuer, any Guarantor or any Holder elects to give the Trustee e-mail or facsimile instructions(or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding if such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.
Section 12.03 [Reserved].
Section 12.04    Certificate and Opinion as to Conditions Precedent.
Upon any request or application by the Issuer, Holdings or any of the Guarantors to the Trustee or the Notes Collateral Agent to take any action under this Indenture, the Issuer, Holdings or such Guarantor, as the case may be, shall furnish to the Trustee or, if such action relates to a Collateral Document or an Intercreditor Agreement, the Notes Collateral Agent:
(a)An Officer’s Certificate in form satisfactory to the Trustee or the Notes Collateral Agent, as applicable, (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and
(b)An Opinion of Counsel in form satisfactory to the Trustee or the Notes Collateral Agent, as applicable, (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants, if any, have been complied with.
Section 12.05    Statements Required in Certificate or Opinion.
Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04 hereof) shall include:
(a)a statement that the Person making such certificate or opinion has read such covenant or condition;
(b)a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
(c)a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and
(d)a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with; provided that with respect to matters of fact, an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.
Section 12.06    Rules by Trustee and Agents.
The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.07    No Personal Liability of Directors, Officers, Employees and Stockholders.
No past, present or future director, manager, officer, employee, incorporator, member, partner or stockholder of the Issuer or any of its Subsidiaries, Parent Entities or Affiliates shall have any liability for any obligations of the Issuer, Holdings or the Guarantors under the Notes Documents or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 12.08    Governing Law.
THIS INDENTURE, THE NOTES AND ANY NOTE GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
Section 12.09    Jurisdiction; Agent for Service; Waiver of Immunities.
Each of the parties hereto irrevocably agrees that any suit, action or proceeding arising out of, related to, or in connection with any Notes Documents or the transactions contemplated hereby, and any action arising under U.S. federal or state securities laws, may be instituted in any U.S. federal or state court located in the state and city of New York, borough of Manhattan; irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding; and irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. The Issuer, Holdings and each of the Guarantors hereby appoints the Company as their authorized agent upon whom process may be served in any such suit, action or proceeding which may be instituted in any U.S. federal or state court located in the state and city of New York, borough of Manhattan arising out of or based upon any Notes Documents or the transactions contemplated hereby or thereby, and any action brought under U.S. federal or state securities laws (the “Authorized Agent”). The Issuer, Holdings and the Guarantors agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Issuer, Holdings or the Guarantors, as the case may be, and may be enforced in any court to the jurisdiction of which the Issuer, Holdings or the Guarantors, as the case may be, are subject by a suit upon such judgment.
Section 12.10    Waiver of Jury Trial.
EACH OF THE ISSUER, HOLDINGS THE GUARANTORS, THE TRUSTEE AND THE NOTES COLLATERAL AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDI NG ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES, THE COLLATERAL DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
Section 12.11    Force Majeure.
In no event shall the Trustee or the Notes Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations under any Notes Documents arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, pandemics, epidemics and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility.
Section 12.12    No Adverse Interpretation of Other Agreements.
This Indenture may not be used to interpret any other indenture, loan or debt agreement of Holdings, the Issuer or its Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.
Section 12.13    Successors.

All agreements of the Issuer in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of Holdings and each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.05 hereof.
Section 12.14    Severability.
In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 12.15    Counterpart Originals; Execution.
The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent one and the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture and signature pages for all purposes. Any signature (including, without limitation, (x) any electronic symbol or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record and (y) any facsimile, E-pencil or.pdf signature) hereto, any other Notes Document or to any other certificate, agreement or document related to this Indenture, and any contract formation or record-keeping, in each case, through electronic means, shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law; provided that notwithstanding anything herein to the contrary, the Trustee and the Notes Collateral Agent are not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee or the Notes Collateral Agent, as applicable, pursuant to reasonable procedures approved by the Trustee or the Notes Collateral Agent, as the case may be. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this Indenture; provided that notwithstanding anything herein to the contrary, the Trustee and the Notes Collateral Agent are not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee and the Notes Collateral Agent, as applicable, pursuant to reasonable procedures approved by the Trustee and the Notes Collateral Agent, as applicable. Each of the Issuer, Holdings and the Guarantors represents and warrants to the other parties that it has the corporate capacity and authority to execute this Indenture through electronic means and there are no restrictions for doing so in that party’s constitutive documents.
Section 12.16    Table of Contents, Headings, Etc.
The Table of Contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.
Section 12.17    U.S.A. PATRIOT Act.
The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. PATRIOT Act, each of the Trustee and the Notes Collateral Agent is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee or the Notes Collateral Agent. The parties to this Indenture agree that they will provide the Trustee and the Notes Collateral Agent with such information as the Trustee or the Notes Collateral Agent may reasonably request in order for the Trustee and the Notes Collateral Agent to satisfy the requirements of the U.S.A. PATRIOT Act.
Section 12.18    [Reserved].
ARTICLE 13 COLLATERAL
Section 13.01 Collateral Documents.

The due and punctual payment of the principal of, premium, if any, and interest on the Notes and Note Guarantees when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest on the Notes and Note Guarantees and performance of all other Obligations of the Issuer, Holdings and the Guarantors to the Noteholder Secured Parties under this Indenture, the Notes, the Note Guarantees and the Collateral Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Collateral Documents, which define the terms of the Liens that secure the Obligations, subject to the terms of the Pari Passu Intercreditor Agreement and any other Intercreditor Agreement. The Trustee, the Issuer, Holdings and the Guarantors hereby acknowledge and agree that the Notes Collateral Agent holds the Collateral in trust for the benefit of the Noteholder Secured Parties pursuant to the terms of the Collateral Documents. Each Holder, by accepting a Note, consents and agrees to the terms of the Collateral Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral), as each may be in effect or may be amended from time to time in accordance with their terms and this Indenture and the Pari Passu Intercreditor Agreement (or such other Intercreditor Agreement), and authorizes and directs the Notes Collateral Agent to enter into the Collateral Documents and authorizes and directs the Trustee to enter into the Pari Passu Intercreditor Agreement and any other Intercreditor Agreement and authorizes and directs each of the Notes Collateral Agent and the Trustee to perform its respective obligations and exercise its respective rights under and in accordance with the Collateral Documents, in each case to which it is a party. The Issuer shall deliver to the Notes Collateral Agent copies of all documents required to be filed pursuant to the Collateral Documents, and will do or cause to be done all such acts and things as required by the next sentence of this Section 13.01, to assure and confirm to the Notes Collateral Agent the first-priority security interest in the Collateral contemplated hereby, by the Collateral Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. Subject to Section 4.17(d), Holdings and the Issuer shall, and the Issuer shall cause its Subsidiaries to, take any and all actions and make all filings, registrations and recordations (including the filing of UCC financing statements, continuation statements and amendments thereto) required to cause the Collateral Documents to create, perfect and maintain, as security for the Obligations of the Issuer, Holdings and the Guarantors to the Noteholder Secured Parties under this Indenture, the Notes, the Note Guarantees and the Collateral Documents, a valid and enforceable perfected Lien and security interest in and on all of the Collateral (subject to the terms of the Collateral Documents), in favor of the Notes Collateral Agent for the benefit of the Noteholder Secured Parties subject to no Liens other than Permitted Liens. For the avoidance of doubt, the Trustee and Notes Collateral Agent shall not have a Lien on the Excluded Assets.
Section 13.02 Non-Impairment of Liens.
Any release of Collateral permitted by Section 13.03 hereof will be deemed not to impair the Liens under this Indenture and the Collateral Documents in contravention thereof.
Section 13.03    Release of Collateral.
(a)Subject to Section 13.03(b), notwithstanding anything to the contrary in any Notes Document, the Liens securing the Notes will be automatically released in the following circumstances:
(1)in whole upon:
(i)payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other obligations (other than contingent indemnity obligations for which no demand has been made) under this Indenture, the Note Guarantees under this Indenture and the Collateral Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, is paid;
(ii)all then outstanding Notes being cancelled in full by the Trustee pursuant to the terms of this Indenture;
(iii)satisfaction and discharge of this Indenture as set forth under Article 11; or

(iv)a Legal Defeasance or Covenant Defeasance of this Indenture as set forth under Article 8;
(2)in whole or in part, with the consent of Holders of the Notes in accordance with Article 9 of this Indenture; or
(3)in part, as to any asset constituting Collateral:
(i)that is sold or otherwise disposed of by the Issuer, Holdings or any Guarantor (including Capital Stock) to any Person that is not the Issuer, Holdings or a Guarantor in a transaction not prohibited by this Indenture at the time of such transfer or disposition, including, without limitation, as a result of a transaction of the type permitted under Section 4.10 hereof;
(ii)that is owned or at any time acquired by Holdings or a Guarantor that has been released from its Note Guarantee, concurrently with the release of such Note Guarantee, in accordance with Section 10.06 hereof;
(iii)in the case of Collateral comprised of property leased to the Issuer, Holdings or a Guarantor, upon termination or expiration of such lease;
(iv)in the case of Collateral that is Capital Stock, upon the dissolution or liquidation of the issuer of that Capital Stock that is not prohibited by this Indenture;
(v)that becomes an “Excluded Asset” or that becomes subject to certain Permitted Liens;
(vi)as described under Article 9 and Section 4.15 hereof;
(vii)with respect to (i) any Collateral, upon the release of the Lien on such Collateral securing the Credit Agreement in accordance with its terms (including in cases where a Guarantor becomes an “Unrestricted Subsidiary” or other “Excluded Subsidiary” (other than solely as a result of becoming a non- Wholly Owned Subsidiary), as each such term is defined in the Credit Agreement) and (ii) any ABL Priority Collateral, upon the release of the Lien on such ABL Priority Collateral securing an ABL Facility in accordance with its terms; or
(viii)that is otherwise released in accordance with the applicable provisions of the Collateral Documents, but subject to any restrictions thereon set forth in this Indenture or the Pari Passu Intercreditor Agreement or other Intercreditor Agreement, as applicable;
(b)With respect to any release of Collateral, upon receipt of an Officer’s Certificate and an Opinion of Counsel each stating that all conditions precedent under this Indenture, the Notes and the Collateral Documents, as applicable, to such release have been met and that it is proper for the Trustee or Notes Collateral Agent to execute and deliver the documents requested by the Issuer in connection with such release, and any instruments of termination, satisfaction, discharge or release prepared by the Issuer, the Notes Collateral Agent shall execute, deliver or acknowledge (at the Issuer’s expense and without recourse, representations or warranties) such instruments or releases to evidence the release and discharge of any Collateral permitted to be released pursuant to this In denture or the Collateral Documents, as applicable. Neither the Trustee nor the Notes Collateral Agent shall be liable for any such release undertaken in reliance upon any such Officer’s Certificate or Opinion of Counsel, and notwithstanding any term hereof or in any Collateral Document to the contrary, the Notes Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction, discharge or termination, unless and until it receives such Officer’s Certificate and Opinion of Counsel.
Section 13.04    Suits to Protect the Collateral.

Subject to the provisions of the Collateral Documents and the Intercreditor Agreements, if applicable, the Notes Collateral Agent, without the consent of the Holders, on behalf of the Holders, may take all actions it determines in order to:

(a)enforce any of the terms of the Collateral Documents; and
(b)collect and receive any and all amounts payable in respect of the Obligations hereunder.
Subject to the provisions of the Collateral Documents and the Intercreditor Agreements, if applicable, the Notes Collateral Agent shall have power to institute and to maintain such suits and proceedings as the Notes Collateral Agent may determine to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Collateral Documents or this Indenture, and such suits and proceedings as the Notes Collateral Agent may determine to preserve or protect its interests and the interests of the Holders in the Collateral. Nothing in this Section 13.04 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Notes Collateral Agent.
Section 13.05    Authorization of Receipt of Funds by the Trustee Under the Collateral Documents.
Subject to the provisions of the Intercreditor Agreements, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Collateral Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Section 13.06    Purchaser Protected.
In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Notes Collateral Agent to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article 13 to be sold be under any obligation to ascertain or inquire into the authority of the Issuer, Holdings or the applicable Guarantor to make any such sale or other transfer.
Section 13.07    Powers Exercisable by Receiver or Trustee.
In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 13 upon the Issuer, Holdings or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer, Holdings or a Guarantor or of any Officer or Officers thereof required by the provisions of this Article 13; and if the Notes Collateral Agent shall be in the possession of the Collateral under any provision of any Notes Document, then such powers may be exercised by the Notes Collateral Agent.
Section 13.08    Release Upon Termination of the Issuer’s Obligations.
In connection with the release of the Collateral in connection with termination of the Issuer’s obligations as described in Section 13.03(a)(1), in the event that the Officer’s Certificate and Opinion of Counsel delivered to the Trustee pursuant to Section 13.03(b) states that all conditions precedent to the execution and delivery of such notice by the Trustee have been satisfied, the Trustee shall, subject to and in accordance with Section 13.03(b) deliver to the Issuer and the Notes Collateral Agent a notice stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral (other than with respect to funds held by the Trustee pursuant to Article 8), and any rights it has under the Collateral Documents, and upon receipt by the Notes Collateral Agent of such notice, the Notes Collateral Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Noteholder Secured Parties and shall do or cause to be done all acts reasonably requested by the Issuer to release and discharge such Lien as soon as is reasonably practicable subject to and in accordance with Section 13.03(b).
Section 13.09    Notes Collateral Agent.

(a)By their acceptance of the Notes, the Holders hereby designate and appoint Wilmington Trust, National Association to serve as Notes Collateral Agent and as their agent under this Indenture and the Collateral Documents, as applicable, and each of the Holders, by acceptance of the Notes, hereby irrevocably (i) authorizes the execution and delivery by the Notes Collateral Agent of each Collateral Document, and/or any amendment to the Collateral Documents described in Article 9 and Article 13, (ii) authorizes the Notes Collateral Agent to take such action on their behalf under the provisions of this Indenture and the Collateral Documents, as applicable, and to exercise such powers and perform such duties as are expressly delegated to the Notes Collateral Agent by the terms of this Indenture and the Collateral Documents, as applicable, and (iii) consents and agrees to the terms of each Collateral Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with Article 9. Wilmington Trust, National Association hereby agrees to serve as Notes Collateral Agent under the Collateral Documents, the Pari Passu Intercreditor Agreement, and, subject to Article 9, any other Intercreditor Agreement, as applicable, and acknowledges that the Notes Collateral Agent agrees to act as such on the express conditions contained in this Section 13.09. The provisions of this Section 13.09 are solely for the benefit of the Notes Collateral Agent and, to the extent expressly stated, the Trustee and none of the Holders, any of the Grantors nor any other Person shall have any rights as a third party beneficiary of any of the provisions contained herein other than as expressly provided in Section 13.04 hereof. Each Holder agrees that any action taken by the Notes Collateral Agent in accordance with the provision of this Indenture and the Collateral Documents, and the exercise by the Notes Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture or the Collateral Documents, the duties of the Notes Collateral Agent shall be ministerial and administrative in nature, and the Notes Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the other Notes Documents to which the Notes Collateral Agent is a party, nor shall the Notes Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder, any Grantor or any other Person, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Collateral Documents, as applicable or otherwise exist against the Notes Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Notes Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
(b)The Notes Collateral Agent may perform any of its duties under this Indenture, or the Collateral Documents by or through receivers, agents, employees, attorneys-in-fact or through its Affiliates and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel. The Notes Collateral Agent shall not be responsible for the negligence or willful misconduct of any receiver, agent, employee, attorney-in- fact or Affiliate that it selects as long as such selection was made in good faith.
(c)None of the Notes Collateral Agent or any of its Affiliates shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except to the extent that the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct) or under or in connection with any Collateral Document, or the Intercreditor Agreements, as applicable or the transactions contemplated thereby (except to the extent that the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Issuer, Holdings or any Grantor or Affiliate of any Grantor, or any Officer or Affiliates thereof, contained in this Indenture, or any other Notes Documents, or in any certificate, report, statement or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture, the Collateral Documents, or the Intercreditor Agreements, as applicable, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture, the Collateral Documents, the Intercreditor Agreements, as applicable, or for any failure of any Grantor or any other party to this Indenture, the Collateral Documents, or the Intercreditor Agreements, as applicable to perform its obligations hereunder or thereunder. None of the Notes Collateral Agent or any of its respective Affiliates shall be under any obligation to the Trustee or any Holder to monitor, ascertain or inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture, the

Collateral Documents, or the Intercreditor Agreements, as applicable or to inspect the properties, books, or records of any Grantor or any Grantor’s Affiliates.

(d)The Notes Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Issuer or any Grantor), independent accountants and other experts and advisors selected by the Notes Collateral Agent. The Notes Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, judgment, order, bond, debenture, or other paper or document. The Notes Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture, the Collateral Documents or the Intercreditor Agreements unless it shall first receive such request, direction, instruction or consent of the Issuer in the case of Section 9.01 or any other provision that specifically provides for actions which may be taken without the consent of any Holder, or the Holders of a majority in aggregate principal amount of the Notes, in each case, as it determines and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Notes Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture, the Collateral Documents or the Intercreditor Agreements in accordance with a request, direction, instruction or consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.
(e)The Notes Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Responsible Officer of the Notes Collateral Agent shall have received written notice from the Trustee or the Issuer referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Notes Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article 6 or the Holders of a majority in aggregate principal amount of the outstanding Notes (subject to this Section 13.09 and the terms of the Intercreditor
Agreements).
(f)The Notes Collateral Agent may resign at any time by notice to the Trustee (if the Trustee is not also acting as the Notes Collateral Agent hereunder) and the Issuer, such resignation to be effective upon the acceptance of a successor agent to its appointment as Notes Collateral Agent. If the Notes Collateral Agent resigns, the Issuer shall appoint a successor notes collateral agent. If no successor notes collateral agent is appointed prior to the intended effective date of the resignation of the Notes Collateral Agent (as stated in the notice of resignation), the Holders of a majority of the aggregate principal amount of the Notes then outstanding, may appoint a successor notes collateral agent, subject to the consent of the Issuer (which consent shall not be unreasonably withheld and which shall not be required during a continuing Event of Default). If no successor notes collateral agent is appointed and consented to by the Issuer pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Notes Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor notes collateral agent hereunder, such successor notes collateral agent shall succeed to all the rights, powers and duties of the retiring Notes Collateral Agent, and the term “Notes Collateral Agent” or “Collateral Agent” (as applicable) in the Notes Documents shall mean such successor notes collateral agent, and the retiring Notes Collateral Agent’s appointment, powers and duties as the Notes Collateral Agent shall be terminated. After the retiring Notes Collateral Agent’s resignation hereunder, the provisions of this Section 13.09 (and Section 7.07) shall continue to inure to its benefit and the retiring Notes Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Notes Collateral Agent under this Indenture.
(g)Wilmington Trust, National Association shall initially act as Notes Collateral Agent and shall be authorized to appoint co-Notes Collateral Agents as necessary in its sole discretion. Neither the Notes Collateral Agent nor any of its respective officers, directors, employees or agents or other Affiliates shall be liable to any Grantor or any Noteholder Secured Party for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Notes Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Notes Collateral Agent nor any of its officers, directors, employees, attorneys, representatives or agents shall be responsible for any act or failure to act hereunder, except to the extent such act is found by a final, non- appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct.

(h)By their acceptance of the Notes hereunder, each Holder or a Note is deemed to have authorized and directed each of the Notes Collateral Agent (and the Trustee, as applicable) to (i) enter into the Collateral Documents to which it is party, whether executed on or after the Issue Date, (ii) enter into any Intercreditor Agreement in accordance with Article 9 (including by joinder thereto), (iii) bind the Holders on the terms as set forth in the Collateral Documents and any Intercreditor Agreement, (iv) make the representations of the Holders set forth in the Collateral Documents and any Intercreditor Agreement, (v) perform and observe its obligations under the Collateral
Documents and the Intercreditor Agreements and (vi) release any Collateral in accordance with the terms hereof.
(i)If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture which such funds that a Responsible Officer of the Trustee is notified to be in contravention of the terms of the Intercreditor Agreements, except for any such proceeds or payments received by the Trustee from the Notes Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Notes Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article 7 (or otherwise applied by the Trustee in accordance with Section 6.13 following an Event of Default), the Trustee shall promptly turn the same over to the Notes Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Notes Collateral Agent such proceeds to be applied pursuant to the terms of the Intercreditor Agreements, as applicable.
(j)The Notes Collateral Agent is each Noteholder Secured Party’s agent for the purpose of perfecting the Noteholder Secured Parties’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon request from the Issuer, the Trustee shall notify the Notes Collateral Agent thereof and promptly shall deliver such Collateral to the Notes Collateral Agent or otherwise deal with such Collateral in accordance with the Notes Collateral Agent’s instructions.
(k)The Notes Collateral Agent (and the Trustee) shall have no obligation whatsoever to the Trustee, any of the Holders, any of the Noteholder Secured Parties or any other Person to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that the Notes Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of the Grantor’s property constituting collateral intended to be subject to the Lien and security interest of the Collateral Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Notes Collateral Agent pursuant to this Indenture, any Collateral Document, and the Intercreditor Agreements.
(l)If the Issuer, Holdings or any Guarantor (i) incurs any obligations in respect of ABL Obligations at any time when no ABL Intercreditor Agreement is in effect or at any time when Indebtedness constituting ABL Obligations entitled to the benefit of an existing ABL Intercreditor Agreement is concurrently retired, and (ii) delivers to the Notes Collateral Agent an Officer’s Certificate so stating and requesting the Notes Collateral Agent to enter into an ABL Intercreditor Agreement in favor of a designated agent or representative for the holders of the ABL Obligations so incurred, the Notes Collateral Agent shall (and is hereby authorized and directed to), subject to the terms of (and receipt of the Officer’s Certificate and Opinion of Counsel described in) Section 9.06 enter into such ABL Intercreditor Agreement (at the sole expense and cost of the Issuer, including reasonable legal fees and expenses of the Notes Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder. To the extent an ABL Intercreditor Agreement is already then in existence, if the Issuer, Holdings or any Guarantor (i) incurs any additional Obligations in respect of Indebtedness secured by the Collateral and (ii) delivers to the Notes Collateral Agent an Officer’s Certificate so stating and requesting the Notes Collateral Agent to enter into a joinder to the ABL Intercreditor Agreement in favor of a designated agent or representative for the holders of such Obligations in respect of Indebtedness secured by the Collateral, the Notes Collateral Agent shall (and is hereby authorized and directed to), subject to the terms of (and receipt of the Officer’s Certificate and Opinion of Counsel described in) Section 9.06, enter into such joinder (at the sole expense and cost of the Issuer, including reasonable legal fees and expenses of the Notes Collateral Agent). By its acceptance of the Notes, each Holder shall be deemed to have authorized and directed the Notes Collateral Agent to enter into and perform its obligations under the ABL
Intercreditor Agreement.
(m)If the Issuer, Holdings or any Guarantor (i) incurs any Obligations in respect of Indebtedness secured by the Collateral with Junior Lien Priority relative to the Notes and the Note Guarantees at any time when no Second Lien Intercreditor Agreement is in effect or at any time when Indebtedness constituting Indebtedness secured by the Collateral with Junior Lien Priority relative to the Notes and the Note Guarantees entitled to the benefit of an existing Second Lien Intercreditor Agreement is concurrently retired, and (ii) delivers to the Notes Collateral Agent an Officer’s Certificate so stating and requesting the Notes Collateral Agent to enter into a Second Lien Intercreditor Agreement in favor of a designated agent or representative for the holders of the Obligations in respect of Indebtedness secured by the Collateral with Junior Lien Priority relative to the Notes and the Note Guarantees so incurred, the Notes Collateral Agent shall (and is hereby authorized and directed to), subject to the terms of (and receipt of the Officer’s Certificate and Opinion of Counsel described in) Section 9.06 enter into such Second Lien Intercreditor Agreement (at the sole expense and cost of the Issuer, including reasonable legal fees and expenses of the Notes Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder. To the extent a Second Lien Intercreditor Agreement is already then in existence, if the Issuer, Holdings or any Guarantor (i) incurs any additional Obligations in respect of Indebtedness secured by the Collateral with Junior Lien Priority relative to the Notes and the Note Guarantees and (ii) delivers to the Notes Collateral Agent an Officer’s Certificate so stating and requesting the Notes Collateral Agent to enter into a joinder to the Second Lien Intercreditor Agreement in favor of a designated agent or representative for the holders of such Obligations in respect of Indebtedness secured by the Collateral with Junior Lien Priority relative to the Notes and the Note Guarantees, the Notes Collateral Agent shall (and is hereby authorized and directed to), subject to the terms of (and receipt of the Officer’s Certificate and Opinion of Counsel described in) Section 9.06, enter into such joinder (at the sole expense and cost of the Issuer, including reasonable legal fees and expenses of the Notes Collateral Agent). By its acceptance of the Notes, each Holder shall be deemed to have authorized and directed the Notes Collateral Agent to enter into and perform its obligations under the Second Lien Intercreditor Agreement.
(n)No provision of this Indenture, the Intercreditor Agreements or any Collateral Document will require the Notes Collateral Agent to expend or risk its own funds or incur any liability. The Notes Collateral Agent will be under no obligation to exercise any of its rights or powers under this Indenture, the Intercreditor Agreements or any Collateral Document at the request or direction of any Holders, unless such Holder has offered, and if requested, provided to the Notes Collateral Agent indemnity or security satisfactory to it against any loss, liability or expense. Notwithstanding anything to the contrary contained in this Indenture, the Intercreditor Agreements or the Collateral Documents, in the event the Notes Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Notes Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Notes Collateral Agent has determined that the Notes Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances. The Notes Collateral Agent shall at any time be entitled to cease taking any action described in this clause if it no longer deems any indemnity, security or undertaking from the Issuer or the Holders to be sufficient.
(o)The Notes Collateral Agent shall not shall not be liable for interest on any money received by it except as the Notes Collateral Agent may agree in writing with the Company and may consult with counsel of its selection and the advice or opinion of such counsel shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Notes Collateral Agent shall not be construed to impose duties to act.
(p)In no event shall the Notes Collateral Agent be responsible or liable for any special, indirect, punitive, incidental or consequential loss or damage or any kind whatsoever (including, but not limited to, lost profits) irrespective of whether the Notes Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.
(q)The Notes Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by the Company or any Guarantor or any other Perso n under this Indenture, the Intercreditor Agreements and the Collateral Documents. The Notes Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in this Indenture, the Collateral Documents, the Intercreditor Agreements or in any certificate, report, statement, or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture, the Intercreditor Agreements or any Collateral Document; the execution, validity, genuineness, effectiveness or enforceability of the Intercreditor Agreements and any Collateral Documents of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture, the Intercreditor Agreements and the Collateral Documents. The Notes Collateral Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the Intercreditor Agreements and the Collateral Documents, or the satisfaction of any conditions precedent contained in this Indenture, the Intercreditor Agreements and any Collateral Documents. The Notes Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the Intercreditor Agreements and the Collateral Documents. The Notes Collateral Agent shall have the right at any time to seek instructions from the Holders with respect to the administration of this Indenture, the Collateral Documents and the Intercreditor Agreements.
(r)The parties hereto and the Holders hereby agree and acknowledge that the Notes Collateral Agent shall not assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Intercreditor Agreements, if applicable, and the Collateral Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the Intercreditor Agreements, if applicable, and the Collateral Documents, the Notes Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Notes Collateral Agent in the Collateral, including without limitation the properties constituting real property that constitute Collateral, and that any such actions taken by the Notes Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral, including without limitation the real properties that constitute Collateral, as those terms are defined in Section 101(20)(E) of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq., as amended. In the event that the Notes Collateral Agent or the Trustee is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto which in the Notes Collateral Agent’s or the Trustee’s, as applicable, sole discretion may cause the Notes Collateral Agent or the Trustee to be considered an “owner or operator” under the provisions of Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq., as amended, or otherwise cause the Notes Collateral Agent or the Trustee to incur liability under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq., as amended or any other federal, state or local law, each of the Notes Collateral Agent and the Trustee, as applicable, reserves the right, instead of taking such action, to either resign as the Notes Collateral Agent or the Trustee or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Neither the Notes Collateral Agent nor the Trustee shall be liable to the Issuer, Holdings, the Guarantors or any other Person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Notes Collateral Agent or the Trustee’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time it is necessary or advisable for property to be possessed, owned, operated or managed by any Person (including the Notes Collateral Agent or the Trustee) other than the Issuer, Holdings or the Guarantors, the Holders of a majority in aggregate principal amount of outstanding Notes shall direct the Notes Collateral Agent or the Trustee to appoint an appropriately qualified Person (excluding the Notes Collateral Agent or the Trustee) who they shall designate to possess, own, operate or manage, as the case may be, the property
(s)Upon the receipt by the Notes Collateral Agent of a written request of the Issuer signed by one of its Officers (a “Security Document Order”), the Notes Collateral Agent is hereby authorized to execute and enter into, and if satisfactory in form and substance to the Notes Collateral Agent, execute and enter into, without the further consent of any Holder or the Trustee, any Collateral Document to be executed after the Issue Date. Such Security Document Order shall (i) state that it is being delivered to the Notes Collateral Agent pursuant to, and is a Security Document Order referred to in, this Section 13.09(s), and (ii) instruct the Notes Collateral Agent to execute and enter into such Collateral Document. Any such execution of a Collateral Document shall be at the direction and expense of the Issuer, upon delivery to the Notes Collateral Agent of an Officer’s Certificate and Opinion of Counsel stating that all conditions precedent to the execution and delivery of the Collateral Document have been satisfied. The Holders, by their acceptance of the Notes, hereby authorize and direct the Notes Collateral Agent to execute such Collateral Documents.
(t)Subject to the provisions of the applicable Collateral Documents and the Intercreditor Agreements, each Holder, by acceptance of the Notes, agrees that the Notes Collateral Agent shall execute and deliver the Intercreditor Agreements and the Collateral Documents to which it is a party and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof. For the avoidance of doubt, the Notes Collateral Agent shall have no discretion under this Indenture, the Intercreditor Agreements or the Collateral Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of (i) the Holders of a majority in aggregate principal amount of the then outstanding Notes, (ii) the Trustee (acting pursuant to the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes), or (iii) as expressly set forth herein, the Company, as applicable, subject, in each case, to a l the rights, protections, privileges, indemnities and immunities afforded the Notes Collateral Agent and the Trustee hereunder and under the Collateral Documents.
(u)After the occurrence and continuance of an Event of Default, the Trustee, acting at the direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, may direct the Notes Collateral Agent in connection with any action required or permitted by this Indenture, the Collateral Documents or the Intercreditor Agreements.
(v)The Notes Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Collateral Documents or the Intercreditor Agreements and to the extent not prohibited under the Intercreditor Agreements, for turnover to the Trustee to make further distributions of such funds to the Trustee for further distribution in accordance with the provisions of Section 6.13 and the other provisions of this Indenture.
(w)In each case that Notes Collateral Agent may or is required hereunder or under any Collateral Document to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any Collateral Document, the Notes Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. The Notes Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. If the Notes Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Notes Collateral Agent shall be entitled to refrain from such Action unless and until the Notes Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Notes Collateral Agent shall not incur liability to any Person by reason of so refraining.
(x)Notwithstanding anything to the contrary in this Indenture or any other Note Document, in no event shall the Notes Collateral Agent be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture or the other Notes Documents(including without limitation the filing or continuation of any UCC financing or continuation statements or similar documents or instruments), nor shall the Notes Collateral Agent be responsible for, and the Notes Collateral Agent makes no representation regarding, the validity, effectiveness or priority of any of the Collateral Documents or the security interests or Liens intended to be created thereby. The Notes Collateral Agent makes no representation regarding the validity, effectiveness or enforceability of any Intercreditor Agreement, if applicable or any subsequent intercreditor agreement.
(y)Before the Notes Collateral Agent acts or refrains from acting in each case at the request or direction of the Issuer, Holdings or the Guarantors, or in connection with any Collateral Document or any Intercreditor Agreement, if applicable, it may require an Officer’s Certificate and an Opinion of Counsel, which shall conform to the provisions of Section 12.05 hereof. The Notes Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.
(z)Notwithstanding anything to the contrary contained herein but subject to the terms of any Intercreditor Agreement, the Notes Collateral Agent shall act pursuant to the instructions of the Noteholder Secured Parties as provided in this Indenture solely with respect to the Collateral Documents.
(aa) Each of the Issuer, Holdings and the Guarantors, jointly and severally, shall indemnify the Notes Collateral Agent for, and hold the Notes Collateral Agent harmless for, from and against, any and all loss, damage, claim, liability or expense (including attorneys’ fees) incurred by it in connection with the acceptance or the performance of its duties hereunder and under the other Notes Documents (including the costs and expenses of enforcing any Note Document against the Issuer, Holdings or any of the Guarantors (including this Article 13) or defending itself against any claim whether asserted by any Holder, the Issuer or any Guarantor, any holder of Other Pari Passu Lien Obligations or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder). The Notes Collateral Agent shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Notes Collateral Agent to so notify the Issuer shall not relieve the Issuer, Holdings or any Guarantor of their obligations hereunder. The Issuer, Holdings and the Guarantors shall defend the claim and the Notes Collateral Agent may have separate counsel and the Issuer, Holdings and the Guarantors shall pay the reasonable fees and expenses of such counsel. The Issuer, Holdings and the Guarantors need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Notes Collateral Agent through the result of the Notes Collateral Agent’s own willful misconduct or gross negligence, as determined by a final, non-appealable judgment of a court of competent jurisdiction. The obligations of the Issuer, Holdings and the Guarantors under this Section 13.09(aa) shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Notes Collateral Agent. To secure the payment obligations of the Issuer, Holdings and the Guarantors in this Section 13.09(aa), the Notes Collateral Agent shall have a Lien prior to the Notes and rights of the Holders on a l money or property held or collected by the Trustee or Notes Collateral Agent, except that held in trust to pay principal, premium, if any, and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture. For the avoidance of doubt, the Issuer shall pay compensation to, reimburse expenses of and indemnify the Notes Collateral Agent in accordance with Section 7.07 hereof.
(bb) Notwithstanding anything to the contrary in this Indenture or in any Collateral Document or any Intercreditor Agreement, in no event shall the Notes Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture, the Collateral Documents or the Intercreditor Agreements (including without limitation the filing or continuation of any UCC financing or continuation statements or similar documents or instruments), nor shall the Notes Collateral Agent or the Trustee be responsible for, and neither the Notes Collateral Agent nor the Trustee makes any representation regarding, the validity, effectiveness, perfection or priority of any of the Collateral Documents or the security interests or Liens intended to be created thereby.
(cc) Beyond the exercise of reasonable care in the custody thereof, the Notes Collateral Agent shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Notes Collateral Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Notes Collateral Agent shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Notes Collateral Agent in good faith.

[Signature Pages Follow]

SOTERA HEALTH COMPANY

By:    /s/ Jonathan M. Lyons     Name: Jonathan M. Lyons
Title: Senior Vice President and Chief Financial Officer
SOTERA HEALTH HOLDINGS, LLC

By:    /s/ Jason C. Peterson     Name: Jason C. Peterson
Title: Vice President and Treasurer

SOTERA HEALTH LLC

By:    /s/ Jonathan M. Lyons     Name: Jonathan M. Lyons
Title: Senior Vice President, Chief Financial Officer

STERIGENICS U.S., LLC

By:    /s/ Jason C. Peterson     Name: Jason C. Peterson
Title: Vice President and Treasurer

NELSON LABORATORIES, LLC

By:    /s/ Joseph A. Shrawder     Name: Joseph A. Shrawder
Title: President
SOTERA HEALTH SERVICES, LLC

By:    /s/ Jason C. Peterson     Name: Jason C. Peterson
Title: Vice President and Treasurer

[Signature Page to Indenture]

STERIGENICS RADIATION TECHNOLOGIES HOLDINGS, LLC

By:    /s/ Alan Crompton     Name: Alan Crompton
Title: Vice President, Treasurer and Secretary
STERIGENICS RADIATION TECHNOLOGIES, LLC

By:    /s/ Alan Crompton     Name: Jason C. Peterson
Title: Vice President, Treasurer and Secretary

NELSON LABORATORIES HOLDINGS, LLC

By:    /s/ Joseph A. Shrawder     Name: Joseph A. Shrawder
Title: President
NELSON LABORATORIES FAIRFIELD HOLDINGS, LLC

By:    /s/ Joseph A. Shrawder     Name: Joseph A. Shrawder
Title: President

STERIGENICS RADIATION TECHNOLOGIES IN, INC.

By:    /s/ Alan Crompton     Name: Alan Crompton
Title: Vice President, Treasurer and Secretary
NELSON LABORATORIES BOZEMAN, LLC

By:    /s/ Joseph A. Shrawder     Name: Joseph A. Shrawder
Title: President

[Signature Page to Indenture]

NELSON LABORATORIES FAIRFIELD, INC.

By:    /s/ Joseph A. Shrawder     Name: Joseph A. Shrawder
Title: President and Chief Executive Officer
REGULATORY COMPLIANCE ASSOCIATES INC.

By:    /s/ Joseph A. Shrawder     Name: Joseph A. Shrawder
Title: President

[Signature Page to Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee, as Paying Agent, as Registrar, as Transfer Agent and as Notes Collateral Agent

By:    /s/ Iris Munoz     Name: Iris Munoz
Title: Assistant Vice President

[Signature Page to Indenture]

EXHIBIT A

[Face of Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture] [Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture] [Insert the ERISA Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP[ ] ISIN[ ]
[RULE 144A][REGULATION S] GLOBAL NOTE
7.375% Senior Secured Notes due 2031
No.         Principal Amount $[    ] [as revised by the Schedule of Increases and Decreases in Global
Note attached hereto]
SOTERA HEALTH HOLDINGS, LLC
promises to pay to CEDE & CO. or registered assigns, the principal sum [set forth on the Schedule of Increases and Decreases in the Global Note attached hereto] [of     United States Dollars] on June 1, 2031.
Interest Payment Dates: June 1 and December 1
Record Dates: May 15 and November 15 (whether or not a Business Day)

IN WITNESS HEREOF, the Issuer has caused this instrument to be duly executed.

SOTERA HEALTH HOLDINGS, LLC

By:         Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:
WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee

By:             Authorized Signatory

Dated:

[Back of Note]
7.375% Senior Secured Notes due 2031
Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.
1.INTEREST. Sotera Health Holdings LLC, a Delaware limited liability company (the “ Issuer”) promises to pay interest on the principal amount of this Note at 7.375% per annum from    1 until maturity. The Issuer will pay interest semi-annually in arrears on June 1 and December 1 of each year (each, an “Interest Payment Date”). Notwithstanding the foregoing, if any Interest Payment Date is not a Business Day, the date for payment of interest shall extend to the immediately succeeding Business Day and such extension of time shall not be reflected in computing interest due in respect of such Interest Payment Date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that the first Interest Payment Date shall be     .2 The Issuer will pay interest on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes; it shall pay interest on overdue installments of interest from time to time on demand at the interest rate on the Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
2.METHOD OF PAYMENT. The Issuer will pay interest on the Notes to the Persons who are registered Holders of Notes at the close of business on the May 15 and November 15 (whether or not a Business Day), as the case may be, next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest and premium, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuer or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.
3.PAYING AGENT AND REGISTRAR. Initially, Wilmington Trust, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to the Holders. The Issuer or any of its Subsidiaries may act in any such capacity.
4.INDENTURE. The Issuer issued the Notes under an Indenture, dated as of May 30, 2024 (the “Indenture”), among the Issuer, Holdings the Guarantors named therein, the Trustee and the Notes Collateral Agent. This Note is one of a duly authorized issue of notes of the Issuer designated as its 7.375% Senior Secured Notes due 2031. The Issuer shall be entitled to issue Additional Notes pursuant to Section 2.01 of the Indenture. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.
5.REDEMPTION AND REPURCHASE. The Notes are subject to optional redemption, and may be the subject of a Change of Control Offer and an Asset Sale Offer, as further described in the Indenture. The Issuer shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.
6.DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee

1 May 30, 2024, in the case of the Initial Notes.

2 December 1, 2024, in the case of the Initial Notes

may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer, an Asset Sale Offer, an Alternate Offer or other tender offer, in whole or in part, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.
7.PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.
8.[RESERVED]
9.AMENDMENT, SUPPLEMENT AND WAIVER. The Notes may be amended or supplemented as provided in the Indenture.
10.DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Issuer, Holdings, the Guarantors, the Trustee, the Notes Collateral Agent and the Holders shall be set forth in the applicable provisions of the Indenture.
11.AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.
12.GOVERNING LAW. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THE NOTES AND THE NOTE GUARANTEES.
13.ISIN AND CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused ISIN and CUSIP numbers to be printed on the Notes and the Trustee may use ISIN and CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

ASSIGNMENT FORM
To assign this Note, fill in the form below:
(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)
_________________________________________________________________________________________________
(Insert assignee’s soc. sec. or tax I.D. no.)

_____________________________________________________________________________________________

(Print or type assignee’s name, address and zip code)
and irrevocably appoint     to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)
Signature Guarantee:*
*    Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE
If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:
[ ] Section 4.10    [ ] Section 4.14
If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased (in denominations of $2,000 or integral multiples of $1,000 in excess thereof):
$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)
Tax Identification No.:
Signature Guarantee:*
*    Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF INCREASES AND DECREASES IN THE GLOBAL NOTE*
The initial outstanding principal amount of this Global Note is $    . The following increases and decreases in the aggregate principal amount of this Global Note have been ma de:

Date of Increase or Decrease	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Note Custodian

*    This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Sotera Health Holdings, LLC 9100 South Hills Blvd, Suite 300 Broadview Heights, OH 44147
Attn: Jonathan Lyons, Chief Financial Officer, Sotera Health Company E-Mail: [***]
Wilmington Trust, National Association, as Trustee 277 Park Avenue, 25th Floor
New York, NY 10172 Fax: 203-453-1183
Attention: Sotera Health Holdings, LLC Notes Administrator

Re: Sotera Health Holdings LLC’s 7.375% Senior Secured Notes due 2031
Reference is hereby made to the Indenture, dated as of May [30], 2024 (the “Indenture”), among Sotera Health Holdings, LLC (the “Issuer”), Sotera Health Company, the guarantors named therein, and Wilmington Trust, National Association, as Trustee and Notes Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.
        (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $    in such Note[s] or interests (the “Transfer”), to     (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:
[CHECK ALL THAT APPLY]
1.[ ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN A
144A GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO RULE 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.
2.[ ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN A REGULATION S GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO REGULATION S. The Transfer
is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Indenture and the Securities Act.
3.[ ] CHECK AND COMPLETE IF TRANSFEREE WILLTAKE DELIVERY OF A BENEFICIAL INTEREST IN A DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER
THAN RULE 144A OR REGULATION S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):
(a)[ ] such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;
or
(b)[ ] such Transfer is being effected to the Issuer or a subsidiary thereof;
or
(c)[ ] such Transfer is being effected pursuant to an effective registration statement under the Securities Act and, if applicable, in compliance with the prospectus delivery requirements of the Securities Act.
4.[ ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED DEFINITIVE NOTE.
(a)[ ] CHECK IF TRANSFER IS PURSUANT TO RULE 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.
(b)[ ] CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.
(c)[ ] CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii)

the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.
[Insert Name of Transferor]

By:             Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.The Transferor owns and proposes to transfer the following:
[CHECK ONE OF (a) OR (b)]
(a)[ ] a beneficial interest in the:
(i)[ ] 144A Global Note (CUSIP [ ]), or
(ii)[ ] Regulation S Global Note (CUSIP [ ]), or
(b)[ ] a Restricted Definitive Note.
2.After the Transfer the Transferee will hold:
[CHECK ONE]
(a)[ ] a beneficial interest in the:
(i)[ ] 144A Global Note (CUSIP [ ]), or
(ii)[ ] Regulation S Global Note (CUSIP [ ]), or
(iii)[ ] Unrestricted Global Note (CUSIP [ ]); or
(b)[ ] a Restricted Definitive Note; or
(c)[ ] an Unrestricted Definitive Note, in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Sotera Health Holdings, LLC 9100 South Hills Blvd, Suite 300 Broadview Heights, OH 44147
Attn: Jonathan Lyons, Chief Financial Officer, Sotera Health Company E-Mail: [***]
Wilmington Trust, National Association, as Trustee 277 Park Avenue, 25th Floor
New York, NY 10172 Fax: 203-453-1183
Attention: Sotera Health Holdings, LLC Notes Administrator

Re: Sotera Health Holdings LLC’s 7.375% Senior Secured Notes due 2031
Reference is hereby made to the Indenture, dated as of May 30, 2024 (the “Indenture”), among Sotera Health Holdings, LLC (the “Issuer”), Sotera Health Company, the guarantors named therein, and Wilmington Trust, National Association, as Trustee and Notes Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.
    (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $    in such Note[s] or interests (the “ Exchange”). In connection with the Exchange, the Owner hereby certifies that:
1)EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE
a)[ ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies(i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
b)[ ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED
GLOBAL NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

c)[ ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO
BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
d)[ ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO
UNRESTRICTED DEFINITIVE NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
2)EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES
a)[ ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED
GLOBAL NOTE TO RESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.
b)[ ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO
BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] [ ] 144A Global Note [ ] Regulation S Global Note, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.
[Insert Name of Transferor]
By:         Name:
Title:

Dated:

EXHIBIT D

[FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS]
[    ] Supplemental Indenture (this “Supplemental Indenture”), dated as of     , [between][among] _____________the “Guaranteeing Subsidiary”), a subsidiary of Sotera Health Holdings LLC, a Delaware limited liability company (the “Issuer”), and Wilmington Trust, National Association, as trustee (the “Trustee”) and as collateral agent (the “Notes Collateral Agent”).
W I T N E S S E T H
WHEREAS, each of the Issuer, Sotera Health Company and the guarantors named therein has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of May [30], 2024, providing for the issuance of an unlimited aggregate principal amount of 7.375% Senior Secured Notes due 2031 (the “ Notes”);
WHEREAS, Section 9.01(a)(6) of the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “ Note Guarantee”); and
WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture without the consent of Holders.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
(1)Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
(2)Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to a Guarantor, including Article 10 thereof.
(3)Execution and Delivery. The Guaranteeing Subsidiary agrees that its Note Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.
(4)Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
(5)Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for a l purposes. Any signature (including, without limitation, (x) any electronic symbol or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record and (y) any facsimile, E-pencil or.pdf signature) hereto or to any other certificate, agreement or document related to this Supplemental Indenture, and any contract formation or record-keeping, in each case, through electronic means, shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this Supplemental Indenture. Each of the parties to this Supplemental Indenture represents and warrants to the other parties that it has the corporate capacity and authority to execute this Supplemental Indenture through electronic means and there are no restrictions for doing so in that party’s constitutive documents.
(6)Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
(7)The Trustee and the Notes Collateral Agent. Neither the Trustee nor the Notes Collateral Agent shall be responsible in any manner whatsoever for or in respect of, and the Trustee and the Notes Collateral Agent make no representations with respect to, (i) the validity or sufficiency of this Supplemental Indenture or the Note Guarantee of the Guaranteeing Subsidiary, (ii) the proper authorization hereof by the other parties hereto by corporate action or otherwise, (iii) the due execution hereof by any other party hereto, (iv) the consequences (direct or indirect and whether deliberate or inadvertent) of the amendments provided for herein, (v) the form or substance of this Supplemental Indenture, or (vi) the recitals contained herein, a l of which recitals are made solely by the Guaranteeing Subsidiary. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee and the Notes Collateral Agent shall be applicable in respect of this Supplemental Indenture as fully and with like effect as if set forth herein in full.
(8)Benefits Acknowledged. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the Note Guarantee and waivers made by it pursuant to this Supplemental Indenture are knowingly made in contemplation of such benefits.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.
[GUARANTEEING SUBSIDIARY]

By:         Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee and as Notes Collateral Agent

By:         Name:
Title:

EXHIBIT E

[See attached.]

EXHIBIT E

FORM OF

FIRST LIEN PARI PASSU INTERCREDITOR AGREEMENT
dated as of May 30, 2024 among
SOTERA HEALTH HOLDINGS, LLC
as the Company
SOTERA HEALTH COMPANY (f/k/a SOTERA HEALTH TOPCO, INC.),
as Holdings,
the other GRANTORS party hereto, JPMORGAN CHASE BANK, N.A.,
as First Lien Credit Agreement Collateral Agent for the Credit Agreement Secured Parties,
JPMORGAN CHASE BANK, N.A.,
as Authorized Representative for the Credit Agreement Secured Parties,
WILMINGTON TRUST, NATIONAL ASSOCIATION,
as the Initial Additional First Lien Collateral Agent,
WILMINGTON TRUST, NATIONAL ASSOCIATION,
as the Initial Additional Authorized Representative and
each ADDITIONAL FIRST LIEN COLLATERAL AGENT AND ADDITIONAL SENIOR CLASS DEBT REPRESENTATIVE
from time to time party hereto

EXHIBIT E

FIRST LIEN PARI PASSU INTERCREDITOR AGREEMENT, dated as of May 30, 2024
(as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, this “Agreement”), among SOTERA HEALTH COMPANY, a Delaware corporation (“Holdings”), SOTERA HEALTH HOLDINGS, LLC, a Delaware limited liability company (the “Company”), the other Grantors (as defined below) from time to time party hereto, JPMORGAN CHASE BANK, N.A. (“JPMorgan”), as collateral agent for the Credit Agreement Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Credit Agreement Collateral Agent”), JPMorgan, as First Lien Administrative Agent and Authorized Representative for the Credit Agreement Secured Parties (as each such term is defined below), WILMINGTON TRUST, NATIONAL ASSOCIATION, in its capacity as Notes Collateral Agent (as defined under the Initial Additional First Lien Agreement)(as defined below), as collateral agent for the Initial Additional First Lien Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Initial Additional First Lien Collateral Agent”) and as Authorized Representative (as defined below) for the Initial Additional First Lien Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Additional Authorized Representative”), and each Additional First Lien Collateral Agent (as defined below) and Authorized Representative from time to time party hereto for the other Additional First Lien Secured Parties of the Series (as defined below) with respect to which it is acting in such capacity.
In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Credit Agreement Collateral Agent, the First Lien Administrative Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Initial Additional Authorized Representative (for itself and on behalf of the Initial Additional First Lien Secured Parties), the Initial Additional First Lien Collateral Agent and each additional Authorized Representative (for itself and on behalf of the Additional First Lien Secured Parties of the applicable Series) and Additional First Lien Collateral Agent agree as follows:
ARTICLE I DEFINITIONS
Section 1.01. Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Credit Agreement or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:
“Additional First Lien Collateral Agent” means, with respect to the Shared Collateral (x) for so long as the Initial Additional First Lien Obligations are the only Series of Additional First Lien Obligations outstanding, the Initial Additional First Lien Collateral Agent and (y) thereafter, the Collateral Agent for the Series of Additional First Lien Obligations that constitutes the largest outstanding aggregate principal amount of any then outstanding Series of First Lien Obligations with respect to such Shared Collateral.
“Additional First Lien Documents” means, with respect to the Initial Additional First Lien Obligations or any Series of Additional Senior Class Debt, the notes, credit agreement, indentures, security documents and other operative agreements evidencing or governing such indebtedness and liens securing such indebtedness, including the Initial Additional First Lien Documents and the Additional First Lien Security Documents and each other agreement entered into for the purpose of securing the Initial Additional First Lien Obligations or any Series of Additional Senior Class Debt; provided that, in each case, the Indebtedness thereunder (other than the Initial Additional First Lien Obligations) has been designated as Additional First Lien Obligations pursuant to Section 5.13 hereto.
“Additional First Lien Obligations” means all amounts owing to any Additional First Lien Secured Party (including the Initial Additional First Lien Secured Parties) pursuant to the terms of any Additional First Lien Document (including the Initial Additional First Lien Documents), including, without limitation, all amounts in respect of any principal, premium, interest, fees, expenses (including any interest, fees, and expenses accruing subsequent to the commencement of an Insolvency or Liquidation Proceeding at the rate provided for in the respective Additional First Lien Document, whether or not such interest, fees, and expenses are an allowed claim under any such proceeding or under applicable state, federal or foreign law), penalties, indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts.
“Additional First Lien Secured Party” means the holders of any Additional First Lien Obligations and any Authorized Representative and the Collateral Agent with respect thereto, and shall include the Initial Additional First Lien Secured Parties and the Additional Senior Class Debt Secured Parties.
“Additional First Lien Security Documents” means any collateral agreement (including the Initial Additional First Lien Collateral Agreement), security agreement or any other document now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure the Additional First Lien Obligations.

“Additional Senior Class Debt” has the meaning assigned to such term in Section 5.13.

“Additional Senior Class Debt Collateral Agent” has the meaning assigned to such term in Section 5.13.
“Additional Senior Class Debt Representative” has the meaning assigned to such term in Section 5.13.
“Additional Senior Class Debt Secured Parties” means the holders of any Additional Senior Class Debt, and any Additional Senior Class Debt Representative and Additional Senior Class Debt Collateral Agent with respect thereto.
“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.
“Applicable Authorized Representative” means, with respect to any Shared Collateral, (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the First Lien Administrative Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non- Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative.

“Applicable Collateral Agent” means (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Credit Agreement Collateral Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Additional First Lien Collateral Agent.
“Authorized Representative” means, at any time, (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the First Lien Administrative Agent, (ii) in the case of the Initial Additional First Lien Obligations or the Initial Additional First Lien Secured Parties, the Initial Additional Authorized Representative or the Initial Additional First Lien Collateral Agent, as the context requires, and (iii) in the case of any other Series of Additional First Lien Obligations or Additional First Lien Secured Parties that become subject to this Agreement after the date hereof, the Additional Senior Class Debt Representative named for such Series in the applicable Joinder Agreement.
“Bankruptcy Case” has the meaning assigned to such term in Section 2.05(b). “Bankruptcy Code” means Title 11 of the United States Code, as amended.
“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.
“Collateral” means all assets and properties subject to Liens created pursuant to any First Lien Security Document to secure one or more Series of First Lien Obligations.
“Collateral Agent” means (i) in the case of any Credit Agreement Obligations, the Credit Agreement Collateral Agent, (ii) in the case of the Initial Additional First Lien Obligations, the Initial Additional First Lien Collateral Agent and (iii) in the case of any other Series of Additional First Lien Obligations that become subject to this Agreement after the date hereof, the Additional Senior Class Debt Collateral Agent for such Series named in the applicable Joinder Agreement.
“Collateral Agreement” means that certain First Lien Collateral Agreement, dated as of December 13, 2019, among Holdings, the Company, the other Grantors party thereto and the Credit Agreement Collateral Agent, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.
“Company” has the meaning assigned to such term in the introductory paragraph of this Agreement.
“Controlling Secured Parties” means, with respect to any Shared Collateral, (i) at any time when the Credit Agreement Collateral Agent is the Applicable Collateral Agent, the Credit Agreement Secured Parties and (ii) at any other time, the Series of First Lien Secured Parties whose Authorized Representative is the Applicable Authorized Representative for such Shared Collateral.
“Credit Agreement” means that certain First Lien Credit Agreement, dated as of December 13, 2019, among Holdings, the Company, the lenders from time to time party thereto, JPMorgan, as administrative agent (in such capacity and together with its successors in such capacity, the

“First Lien Administrative Agent”), and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.
“Credit Agreement Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.
“Credit Agreement Collateral Documents” means the Collateral Agreement, the other Security Documents (as defined in the Credit Agreement) and each other agreement entered into in favor of the Credit Agreement Collateral Agent for the purpose of securing any Credit Agreement Obligations.
“Credit Agreement Obligations” means all “Secured Obligations” as defined in the Credit Agreement.
“Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Collateral Agreement.
“DIP Financing” has the meaning assigned to such term in Section 2.05(b). “DIP Financing Liens” has the meaning assigned to such term in Section2.05(b). “DIP Lenders” has the meaning assigned to such term in Section 2.05(b).
“Discharge” means, with respect to any Shared Collateral and any Series of First Lien Obligations, the date on which such Series of First Lien Obligations is no longer secured by such Shared Collateral pursuant to the terms of the documentation governing such Series of First Lien Obligations. The term “Discharged” shall have a corresponding meaning.
“Discharge of Credit Agreement Obligations” means, with respect to any Shared Collateral, the Discharge of the Credit Agreement Obligations with respect to such Shared Collateral; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations with Additional First Lien Obligations secured by such Shared Collateral under an Additional First Lien Document which has been designated in writing by the First Lien Administrative Agent (under the Credit Agreement so Refinanced) to the Additional First Lien Collateral Agent and each other Authorized Representative as the “Credit Agreement” for purposes of this Agreement.
“Event of Default” means an “Event of Default” (or similarly defined term) as defined in any First Lien Debt Document.
“First Lien Administrative Agent” has the meaning assigned to such term in the definition of “Credit Agreement”
“First Lien Debt Document” means (i) the Credit Agreement and each First Lien Loan Document (as such term is defined in the Credit Agreement), (ii) each Initial Additional First Lien Document and (iii) each Additional First Lien Document.

“First Lien Obligations” means, collectively, (i) the Credit Agreement Obligations and (ii) each Series of Additional First Lien Obligations.

“First Lien Secured Parties” means (i) the Credit Agreement Secured Parties and (ii) the Additional First Lien Secured Parties with respect to each Series of Additional First Lien Obligations.
“First Lien Security Documents” means collectively, (i) the Credit Agreement Collateral Documents and (ii) the Additional First Lien Security Documents.
“Grantors” means the Company and each of the Guarantors (as defined in the Credit Agreement), each Intermediate Parent and each other Subsidiary of the Company which has granted a security interest pursuant to any First Lien Security Document to secure any Series of First Lien Obligations (including any Subsidiary which becomes a party to this Agreement as contemplated by Section 5.16). The Grantors existing on the date hereof are set forth in Schedule I hereto.
“Holdings” has the meaning assigned to such term in the introductory paragraph of this Agreement.
“Impairment” has the meaning assigned to such term in Section 1.03.
“Initial Additional Authorized Representative” has the meaning assigned to such term in the introductory paragraph of this Agreement.
“Initial Additional First Lien Agreement” means that certain Indenture, dated as of May 30, 2024, among the Company, the guarantors party thereto from time to time, and Wilmington Trust, National Association, as trustee and Notes Collateral Agent, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.
“Initial Additional First Lien Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.
“Initial Additional First Lien Collateral Agreement” means the notes collateral agreement, dated as of the date hereof, among the Company, the Initial Additional First Lien Collateral Agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.
“Initial Additional First Lien Documents” means the Initial Additional First Lien Agreement, the debt securities, if any, issued thereunder, the Initial Additional First Lien Collateral Agreement, each other Notes Document (as defined in the Initial Additional First Lien Agreement) and any security documents and other operative agreements evidencing or governing the Indebtedness thereunder, and the Liens securing such Indebtedness, including any agreement entered into for the purpose of securing the Initial Additional First Lien Obligations.
“Initial Additional First Lien Obligations” means the “Notes Obligations” as such term is defined in the Initial Additional First Lien Agreement.
“Initial Additional First Lien Secured Parties” means the “Noteholder Secured Parties” as defined in the Initial Additional First Lien Agreement.
“Insolvency or Liquidation Proceeding” means:
(1)any case or proceeding commenced by or against the Company or any other Grantor under any Bankruptcy Law, any other case or proceeding for the reorganization,

recapitalization or adjustment or marshalling of the assets or liabilities of the Company or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Company or any other Grantor or any similar case or proceeding relative to the Company or any other Grantor or its creditors, as such, in each case whether or not voluntary;
(2)any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Company or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or
(3)any other case or proceeding of any type or nature in which substantially all claims of creditors of the Company or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.
“Intermediate Parent” has the meaning assigned to such term in the Credit Agreement. “Intervening Creditor” has the meaning assigned to such term in Section 2.01(a).
“Joinder Agreement” means a joinder to this Agreement substantially in the form of Annex II hereto required to be delivered by an Additional Senior Class Debt Representative and the related Additional Senior Class Debt Collateral Agent pursuant to Section 5.13 hereof in order to establish an additional Series of Additional Senior Class Debt and add Additional First Lien Secured Parties hereunder.
“JPMorgan” has the meaning assigned to such term in the introductory paragraph of this Agreement.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
“Major Non-Controlling Authorized Representative” means, with respect to any Shared Collateral, the Authorized Representative of the Series of Additional First Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of First Lien Obligations with respect to such Shared Collateral.
“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.
“Non-Controlling Authorized Representative” means, at any time with respect to any Shared Collateral, any Authorized Representative that is not the Applicable Authorized Representative at such time with respect to such Shared Collateral.
“Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non-Controlling Authorized Representative, the date which is 120 days (throughout which 120-day period such Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (i) an Event of Default (under and as defined in the Additional First Lien Document under which such Non-Controlling Authorized Representative is the Authorized Representative) and (ii) receipt by each of the Applicable Collateral Agent, each other Collateral Agent, the Applicable Authorized Representative, and

each other Authorized Representative of written notice from such Non-Controlling Authorized Representative certifying that (x) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an Event of Default (under and as defined in the Additional First Lien Document under which such Non-Controlling Authorized Representative is the Authorized Representative) has occurred and is continuing and (y) the Additional First Lien Obligations of the Series with respect to which such Non-Controlling Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Additional First Lien Document; provided that, such Event of Default (under and as defined in the Additional First Lien Document under which such Non-Controlling Authorized Representative is the Authorized Representative) shall be continuing at the end of such 120 -day period; provided, further that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the First Lien Administrative Agent or the Credit Agreement Collateral Agent has commenced and is diligently pursuing any enforcement action with respect to such Shared Collateral or (2) at any time the Grantor which has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.
“Non-Controlling Secured Parties” means, at any time with respect to any Shared Collateral, the First Lien Secured Parties which are not Controlling Secured Parties at such time with respect to such Shared Collateral.
“Possessory Collateral” means any Shared Collateral in the possession of a Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any applicable jurisdiction. Possessory Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments and Chattel Paper, in each case, delivered to or in the possession of a Collateral Agent under the terms of the First Lien Security Documents.
“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable as a claim in any such Insolvency or Liquidation Proceeding.
“Proceeds” has the meaning assigned to such term in Section 2.01(a).

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace, repay, prepay, purchase, redeem or retire, or to issue other indebtedness or enter alternative financing arrangements, in each case in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.
“Series” means (a) with respect to the First Lien Secured Parties, each of (i) the Credit Agreement Secured Parties (in their capacities as such), (ii) the Initial Additional First Lien Secured Parties (in their capacities as such), and (iii) the Additional First Lien Secured Parties that become subject to this Agreement after the date hereof that are represented by a common

Authorized Representative (in its capacity as such for such Additional First Lien Secured Parties) and (b) with respect to any First Lien Obligations, each of (i) the Credit Agreement Obligations,
(ii) the Initial Additional First Lien Obligations, and (iii) the Additional First Lien Obligations incurred pursuant to any Additional First Lien Document, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Additional First Lien Obligations).
“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of First Lien Obligations (or their respective Collateral Agents) hold a valid and perfected security interest at such time. If more than two Series of First Lien Obligations are outstanding at any time and the holders of less than all Series of First Lien Obligations hold a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of First Lien Obligations that hold a valid and perfected security interest in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time.
“Undersecured Obligations” has the meaning assigned to such term in Section 2.11.
Section 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “ include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “ shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “ herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (vi) the term “ or” is not exclusive.
Section 1.03. Impairments. It is the intention of the First Lien Secured Parties of each Series that the holders of First Lien Obligations of such Series (and not the First Lien Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the First Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First Lien Obligations), (y) any of the First Lien Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of First Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First Lien Obligations) on a basis ranking prior to the security interest of such Series of First Lien Obligations but junior to the security interest of any other Series of First Lien Obligations or (ii) the existence of any Collateral for any other Series of First Lien Obligations that is not Shared Collateral for such Series (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of First Lien Obligations, an “Impairment” of such

Series). In the event of any Impairment with respect to any Series of First Lien Obligations, the results of such Impairment shall be borne solely by the holders of such Series of First Lien Obligations, and the rights of the holders of such Series of First Lien Obligations (including, without limitation, the right to receive distributions in respect of such Series of First Lien Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such First Lien Obligations subject to such Impairment.
Additionally, in the event the First Lien Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to such First Lien Obligations or the First Lien Security Documents governing such First Lien Obligations shall refer to such obligations or such documents as so modified.
ARTICLE II
PRIORITIES AND AGREEMENTS WITH RESPECT TO SHARED COLLATERAL
Section 2.01. Priority of Claims.
(a)Anything contained herein or in any of the First Lien Debt Documents to the contrary notwithstanding (but subject to Section 1.03 and the following sentence), if an Event of Default has occurred and is continuing, and the Applicable Collateral Agent or any First Lien Secured Party is taking action to enforce rights or remedies in respect of any Shared Collateral, or any distribution is made in respect of any Shared Collateral in any Insolvency or Liquidation Proceeding of the Company or any other Grantor (including any adequate protection payments) or any First Lien Secured Party receives any payment or distribution pursuant to any intercreditor agreement (other than this Agreement) with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any such Shared Collateral by any First Lien Secured Party on account of such enforcement rights or remedies or received by the Applicable Collateral Agent or any First Lien Secured Party pursuant to any such intercreditor agreement with respect to such Shared Collateral and any such distribution (subject, in the case of any such distribution, proceeds, or payments to the sentence immediately following) to which the First Lien Obligations are entitled under any intercreditor agreement (other than this Agreement) (all such payments, distributions, proceeds of any sale, collection or other liquidation of any Shared Collateral and all proceeds or payments of any such distribution being collectively referred to as “Proceeds”) shall be applied (i) FIRST, to the payment of all amounts owing to each Collateral Agent (in its capacity as such) and each Authorized Representative (in its capacity as such) on a ratable basis pursuant to the terms of the applicable First Lien Debt Documents, (ii) SECOND, subject to Section 1.03, to the payment in full of the First Lien Obligations of each Series secured by a valid and perfected lien on such Shared Collateral on a ratable basis, with such Proceeds from Shared Collateral to be applied to the First Lien Obligations of a given Series in accordance with the terms of the applicable First Lien Debt Documents; provided that following the commencement of any Insolvency or Liquidation Proceeding with respect to the Company or any other Grantor, solely as among the First Lien Secured Parties and solely for purposes of this clause SECOND and not any First Lien Debt Documents, in the event the value of the Shared Collateral is not sufficient for the entire amount of Post-Petition Interest on the First Lien Obligations to be allowed under Section 506(a) and (b) of the Bankruptcy Code or any other applicable provision of the Bankruptcy Code or other Bankruptcy Law in such Insolvency or Liquidation Proceeding, the amount of First Lien Obligations of each Series shall include only the maximum amount of Post-Petition Interest on the First Lien Obligations allowable under Section 506(a) and (b) of the Bankruptcy Code or any other applicable provision of the Bankruptcy Code or other Bankruptcy Law in such Insolvency or Liquidation Proceeding; and (iii) THIRD, after the Discharge of all First Lien Obligations, to the Company and the other Grantors or their successors or assigns, as their interests may appear, or to whosoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct. If, despite the provisions of the Section 2.01(a), any First Lien Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the First Lien Obligations to which it is then entitled in accordance with this Section 2.01(a), such First Lien Secured Party shall hold such payment or recovery in trust for the benefit of all First Lien Secured Parties for distribution in accordance with this Section 2.01(a). Notwithstanding the foregoing, with respect to any Shared Collateral upon which a third party (other than a First Lien Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of First Lien Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of First Lien Obligations (such third party, an “Intervening Creditor”), the value of any Shared Collateral or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of First Lien Obligations with respect to which such Impairment exists.
(b)It is acknowledged that the First Lien Obligations of any Series may, subject to the limitations set forth in the then extant First Lien Debt Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the First Lien Secured Parties of any Series.
(c)Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of First Lien Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the First Lien Debt Documents or any defect or deficiencies in the Liens securing the First Lien Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.03), each First Lien Secured Party hereby agrees that the Liens securing each Series of First Lien Obligations on any Shared Collateral shall be of equal priority and the benefits and proceeds of the Shared Collateral shall be shared among the First Lien Secured Parties as provided herein.
(d)Notwithstanding anything in this Agreement or any other First Lien Security Documents to the contrary, Collateral consisting of cash and cash equivalents pledged to secure Credit Agreement Obligations consisting of reimbursement obligations in respect of letters of credit or otherwise held by the First Lien Administrative Agent or the Credit Agreement Collateral Agent pursuant to Section 2.05(j), 2.11(b), 2.18(e) or 2.22 of the Credit Agreement (or any equivalent successor provision) shall be applied as specified in the Credit Agreement and will not constitute Shared Collateral.
Section 2.02. Actions with Respect to Shared Collateral; Prohibition on Contesting Liens.
(a)Only the Applicable Collateral Agent shall act or refrain from acting with respect to any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral). At any time when the Credit Agreement Collateral Agent is the Applicable Collateral Agent, no Additional First Lien Secured Party shall, or shall instruct any Collateral

Agent to, and neither the Initial Additional First Lien Collateral Agent nor any other Collateral Agent that is not the Applicable Collateral Agent shall, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any Additional First Lien Security Document, applicable law or otherwise, it being agreed that only the Credit Agreement Collateral Agent, acting in accordance with the Credit Agreement Collateral Documents (or any Person authorized by it), shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral at such time.
(b)With respect to any Shared Collateral at any time when the Additional First Lien Collateral Agent is the Applicable Collateral Agent, (i) the Applicable Collateral Agent shall act only on the instructions of the Applicable Authorized Representative or Controlling Secured Parties, as applicable, (ii) the Applicable Collateral Agent shall not follow any instructions with respect to such Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral) from any Non-Controlling Authorized Representative (or any other First Lien Secured Party other than the Applicable Authorized Representative) and (iii) no Non-Controlling Authorized Representative or other First Lien Secured Party (other than the Applicable Authorized Representative) shall, or shall instruct the Applicable Collateral Agent to, commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any First Lien Security Document, applicable law or otherwise, it being agreed that only the Applicable Collateral Agent, acting on the instructions of the Applicable Authorized Representative or Controlling Secured Parties, as applicable and in accordance with the Additional First Lien Security Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral.
(c)Notwithstanding the equal priority of the Liens securing each Series of First Lien Obligations with respect to the Shared Collateral, but subject to Section 2.01, the Applicable Collateral Agent (in the case of the Additional First Lien Collateral Agent, acting on the instructions of the Applicable Authorized Representative or Controlling Secured Parties, as applicable) may deal with the Shared Collateral as if such Applicable Collateral Agent had a senior Lien on such Collateral. No Non-Controlling Authorized Representative or Non-Controlling Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Applicable Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party or any other exercise by the Applicable Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party of any rights and remedies relating to the Shared Collateral, or to cause the Applicable Collateral Agent to do so. The foregoing shall not be construed to limit the rights and priorities of any First Lien Secured Party, the Applicable Collateral Agent or any Authorized Representative with respect to any Collateral not constituting Shared Collateral.
(d)Each of the First Lien Secured Parties agrees that it will not(and hereby waives any right to) question or contest or support any other Person in contesting, in any proceeding(including any Insolvency or Liquidation Proceeding), the creation, perfection, priority, validity, attachment or enforceability of a Lien held by or on behalf of any of the First Lien Secured Parties on all or any part of the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Collateral Agent or any Authorized Representative to enforce this Agreement.
Section 2.03. No Interference; Payment Over.
(a)Each First Lien Secured Party agrees that (i) it will not challenge or question in any proceeding (including any Insolvency or Liquidation Proceeding) the validity, allowability or enforceability of any First Lien Obligations of any Series or any First Lien Security Document or the validity, attachment, perfection or priority of any Lien under any First Lien Security Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement, (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Applicable Collateral Agent, (iii) except as provided in Section 2.02, it shall have no right to (A) direct the Applicable Collateral Agent or any other First Lien Secured Party to exercise, and shall not exercise, any right, remedy or power with respect to any Shared Collateral (including pursuant to any intercreditor agreement) or (B) consent to the exercise by the Applicable Collateral Agent or any other First Lien Secured Party of any right, remedy or power with respect to any Shared Collateral, (iv) it will not institute any suit or assert in any suit, Insolvency or Liquidation Proceeding or other proceeding any claim against the Applicable Collateral Agent or any other First Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, and none of the Applicable Collateral Agent, any Applicable Authorized Representative or any other First Lien Secured Party shall be liable for any action taken or omitted to be taken by the Applicable Collateral Agent, such Applicable Authorized Representative or other First Lien Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement, (v) it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshalled upon any foreclosure or other disposition of such Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of the Applicable Collateral Agent or any other First Lien Secured Party to enforce this Agreement.
(b)Each First Lien Secured Party hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any such Shared Collateral, pursuant to any First Lien Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of each of the First Lien Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other First Lien Secured Parties and promptly transfer such Shared Collateral, proceeds or payment, as the case may be, to the Applicable Collateral Agent, to be distributed in accordance with the provisions of Section 2.01.
Section 2.04. Automatic Release of Liens.
(a)If at any time the Applicable Collateral Agent forecloses upon or otherwise exercises remedies against any Shared Collateral resulting in a sale or disposition thereof, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the other Collateral Agents for the benefit of each Series of First Lien Secured Parties upon such Shared Collateral will automatically be released and discharged as and when, but only to the extent, such Liens of the Applicable Collateral Agent on such Shared Collateral are released and discharged; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01.
(b)Each Collateral Agent or Authorized Representative, as applicable, agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Applicable Collateral Agent to evidence and confirm any release of Shared Collateral provided for in this Section.
Section 2.05. Certain Agreements with Respect to Bankruptcy or Insolvency or Liquidation Proceedings.
(a)This Agreement shall continue in full force and effect notwithstanding the commencement and continuance of any Insolvency or Liquidation Proceeding by or against the Company or any of its Subsidiaries. The relative rights as to the Shared Collateral and proceeds thereof shall continue after the commencement of any Insolvency or Liquidation Proceeding on the same basis as prior to the date of the petition therefor. All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor.

(b)If the Company and/or any other Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code or other Bankruptcy Law and shall, as debtor(s)- in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law and/or the use of cash collateral under Section 363 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, each First Lien Secured Party (other than any Controlling Secured Party or Authorized Representative of any Controlling Secured Party) agrees that it will not raise, join or support any objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) and/or to any use of cash collateral that constitutes Shared Collateral, unless an Authorized Representative of any Controlling Secured Party shall then oppose or object (or join in any objection) to such DIP Financing or such DIP Financing Liens and/or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any First Lien Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the First Lien Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the First Lien Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-à-vis all the other First Lien Secured Parties (other than any Liens of the First Lien Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the First Lien Secured Parties of each Series are granted Liens on any additional or replacement collateral pledged to any First Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing and/or use of cash collateral, with the same priority vis-à-vis the First Lien Secured Parties (other than any Liens of the First Lien Secured Parties constituting DIP Financing Liens) as set forth in this Agreement, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the First Lien Obligations, such amount is applied pursuant to Section 2.01, and (D) if any First Lien Secured Parties are granted adequate protection with respect to the First Lien Obligations, including in the form of periodic payments, in connection with such DIP Financing and/or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01; provided that the First Lien Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First Lien Secured Parties of such Series or their Authorized Representative that shall not constitute Shared Collateral; and provided, further, that the First Lien Secured Parties receiving adequate protection with respect to the First Lien Obligations shall not object to any other First Lien Secured Party receiving adequate protection with respect to the First Lien Obligations comparable to any adequate protection granted to such First Lien Secured Parties in connection with a DIP Financing and/or use of cash collateral.
(c)Each of the First Lien Secured Parties agrees that, in an Insolvency or Liquidation Proceeding or otherwise, none of them will oppose any sale or disposition of any Shared Collateral of any Grantor that is supported by the Controlling Secured Parties or the Applicable Authorized Representative (at the direction of the Controlling Secured Parties); provided that any Proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01.
Section 2.06. Reinstatement. In the event that any of the First Lien Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement or avoidance of a preference, fraudulent transfer, or other avoidance action under the Bankruptcy Code, other applicable Bankruptcy Law, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such First Lien Obligations shall again have been paid in full in cash.
Section 2.07. Insurance. As between the First Lien Secured Parties, the Applicable Collateral Agent shall have the right, subject to the terms of the applicable First Lien Debt Document, to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral.
Section 2.08. Refinancings. The First Lien Obligations of any Series may be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any First Lien Debt Document) of, any First Lien Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Authorized Representative and Collateral Agent for the holders of any such Refinancing indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness.
Section 2.09. Possessory Collateral Agent as Gratuitous Bailee for Perfection.

(a)The Possessory Collateral shall be delivered to the Applicable Collateral Agent and the Applicable Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral that is part of the Shared Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee or non-fiduciary agent, as applicable, for the benefit of each other First Lien Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09; provided that at any time a Collateral Agent ceases to be the Applicable Collateral Agent, such former Applicable Collateral Agent shall, at the request of the new Applicable Collateral Agent, at the sole expense of the Grantors, promptly deliver all such Possessory Collateral to the new Applicable Collateral Agent together with any necessary endorsements (or otherwise allow such new Applicable Collateral Agent to obtain control of such Possessory Collateral). If any Applicable Collateral Agent or Applicable Authorized Representative shall at any time obtain any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, the Applicable Collateral Agent and Applicable Authorized Representative shall also hold such Shared Collateral, or take such actions with respect to such landlord waiver, bailee’s letter or similar agreement or arrangement, as agent or gratuitous bailee for the other First Lien Secured Parties, in each case solely for the purpose of perfecting the Liens granted under the relevant First Lien Security Documents. The Company shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Collateral Agent for loss or damage suffered by such Collateral Agent as a result of such transfer except for loss or damage suffered by such Collateral Agent as a result of its own willful misconduct or gross negligence as determined by a court of competent jurisdiction in a final and nonappealable judgment.
(b)The Applicable Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral, from time to time in its possession, as gratuitous bailee or non-fiduciary agent for the benefit of each other First Lien Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09.
(c)The duties or responsibilities of each Collateral Agent under this Section 2.09 shall be limited solely to holding any Shared Collateral constituting Possessory Collateral as gratuitous bailee or non-fiduciary agent, as applicable, for the benefit of each other First Lien Secured Party for purposes of perfecting the Lien held by such First Lien Secured Parties thereon.
Section 2.10. Amendments to Security Documents.
(a)Without the prior written consent of the Credit Agreement Collateral Agent, each Additional First Lien Secured Party agrees that no Additional First Lien Security Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Additional First Lien Security Document, would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.
(b)Without the prior written consent of the Additional First Lien Collateral Agent, the Credit Agreement Collateral Agent agrees that no Credit Agreement Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Credit Agreement Collateral Document, would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.
(c)In making determinations required by this Section 2.10, each Collateral Agent may conclusively rely on an officer’s certificate of the Company.

Section 2.11 No New Liens
The parties hereto, and each of the Grantors, agree that, so long as the Discharge of Credit Agreement Obligations has not occurred, other than cash collateral granted to secure the Credit Agreement Obligations in accordance with the terms of any First Lien Loan Document, none of the Grantors shall grant or permit any additional Liens on any asset or property of any Grantor to secure any Credit Agreement Obligation or Additional First Lien Obligation unless it has granted, or concurrently therewith grants, or permits the grant of, a Lien on such asset or property of such Grantor to secure each other Series of First Lien Obligations. If any Authorized Representative or any First Lien Secured Party shall hold any Lien on any assets or property of any Grantor securing any Credit Agreement Obligation or Additional First Lien Obligation, as applicable, other than cash collateral granted to secure the First Lien Obligations in accordance with the terms of any First Lien Debt Document, that are not also subject to Liens securing all other First Lien Obligations under the applicable First Lien Security Documents (the “Undersecured Obligations”), subject to Section 1.03, (A) such Authorized Representative or First Lien Secured Party shall be deemed to hold and have held such Lien for the benefit of each Authorized Representative and the other First Lien Secured Parties in respect of Undersecured Obligations as security for such Person’s First Lien Obligations and (B) the Grantors shall notify the Authorized Representative for the Undersecured Obligations promptly upon becoming aware of any Undersecured Obligations and shall promptly grant a similar Lien with the same priority on such assets or property to each Authorized Representative as security for the applicable First Lien Obligations.
ARTICLE III
EXISTENCE AND AMOUNTS OF LIENS AND FIRST LIEN OBLIGATIONS
Section 3.01. Determinations with Respect to Amounts of Liens and First Lien Obligations.
Whenever a Collateral Agent or any Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any First Lien Obligations of any Series, or the Shared Collateral subject to any Lien securing the First Lien Obligations of any Series, it may request that such information be furnished to it in writing by each other Authorized Representative or Collateral Agent and shall be entitled to make such determination or not make any determination on the basis of the information so furnished; provided, however, that if an Authorized Representative or a Collateral Agent shall fail or refuse reasonably promptly to provide the requested information, the requesting Collateral Agent or Authorized Representative shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine (to the extent such method is permitted under the First Lien Debt Documents, including by reliance upon a certificate of the Company). Each Collateral Agent and each Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any First Lien Secured Party or any other Person as a result of such determination.
ARTICLE IV
THE APPLICABLE COLLATERAL AGENT

Section 4.01. Authority.
(a)Notwithstanding any other provision of this Agreement, nothing herein shall be construed to impose any fiduciary or other duty on any Applicable Collateral Agent to any Non- Controlling Secured Party or give any Non-Controlling Secured Party the right to direct any Applicable Collateral Agent, except that each Applicable Collateral Agent shall be obligated to distribute proceeds of any Shared Collateral in accordance with Section 2.01.
(b)In furtherance of the foregoing, each Non-Controlling Secured Party acknowledges and agrees that the Applicable Collateral Agent shall be entitled, for the benefit of the First Lien Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the First Lien Security Documents, as applicable, pursuant to which the Applicable Collateral Agent is the collateral agent for such Shared Collateral, without regard to any rights to which the Non-Controlling Secured Parties would otherwise be entitled as a result of the First Lien Obligations held by such Non-Controlling Secured Parties. Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Applicable Collateral Agent, the Applicable Authorized Representative or any other First Lien Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the First Lien Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any First Lien Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition liquidation. Each of the First Lien Secured Parties waives any claim it may now or hereafter have against any Collateral Agent or the Authorized Representative of any other Series of First Lien Obligations or any other First Lien Secured Party of any other Series arising out of (i) any actions which any Collateral Agent, Authorized Representative or the First Lien Secured Parties take or omit to take (including actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, an y of the Collateral and actions with respect to the collection of any claim for all or any part of the First Lien Obligations from any account debtor, guarantor or any other party) in accordance with the First Lien Security Documents or any other agreement related thereto or to the collection of the First Lien Obligations or the valuation, use, protection or release of any security for the First Lien Obligations, (ii) any election by any Collateral Agent, Applicable Authorized Representative or any holders of First Lien Obligations, in any Insolvency or Liquidation Proceeding, of the application of Section 1111(b) of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law or (iii) subject to Section 2.05, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, the Company or any of its Subsidiaries, as debtor-in- possession. Notwithstanding any other provision of this Agreement, the Applicable Collateral Agent shall not accept any Shared Collateral in full or partial satisfaction of any First Lien Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction, without the consent of each Authorized Representative representing holders of First Lien Obligations for which such Collateral constitutes Shared Collateral.
Section 4.02. Exculpatory Provisions. The Applicable Collateral Agent shall not have any duties or obligations under this Agreement except those expressly set forth herein. Without limiting the generality of the foregoing, the Applicable Collateral Agent:
(a)shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing;

(b)shall not have any duty to take any discretionary action or exercise any discretionary powers (except discretionary rights and powers expressly contemplated hereby; provided, however, that in no circumstance shall the Initial Additional First Lien Collateral Agent have any duty to take any discretionary action or exercise any discretionary powers); provided that the Applicable Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Applicable Collateral Agent to liability or that is contrary to this Agreement or applicable law;
(c)shall not, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to a Grantor or any of its Affiliates that is communicated to or obtained by the Person serving as the Applicable Collateral Agent or any of its Affiliates in any capacity;
(d)shall not be liable for any action taken or not taken by it (1) in the absence of its own gross negligence or willful misconduct or (2) in reliance on a certificate from the Company stating that such action is permitted by the terms of this Agreement (which certificate Company may issue and deliver, or decline to issue or deliver, in its sole discretion). The Applicable Collateral Agent shall be deemed not to have knowledge of any Event of Default under any Series of First Lien Obligations unless and until written notice describing such Event of Default and referencing the applicable First Lien Debt Documents is given to the Applicable Collateral Agent;
(e)shall not be responsible for or have any duty to ascertain or inquire into (1) any statement, warranty or representation made in or in connection with this Agreement or any other First Lien Debt Document, (2) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (3) the performance observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (4) the validity, enforceability, effectiveness or genuineness of this Agreement, any other First Lien Security Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the First Lien Security Documents, (5) the value or the sufficiency of any Collateral for any Series of First Lien Obligations, or (6) the satisfaction of any condition set forth in any First Lien Debt Document, other than to confirm receipt of items expressly required to be delivered to the Applicable Collateral Agent; and
(f)need not segregate money held hereunder from other funds except to the extent required by law and shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing.
ARTICLE V MISCELLANEOUS
Section 5.01. Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(a)if to the Credit Agreement Collateral Agent or the First Lien Administrative Agent, to it at

JPMorgan Chase Bank, N.A.
500 Stanton Christiana Rd. NCC5 / 1st Floor
Newark, DE 19713,
Attention of Himran Aziz

Fax No. [***]
Email: [***];
(b)if to the Additional First Lien Collateral Agent or the Initial Additional Authorized Representative, to it at
Wilmington Trust, National Association Global Capital Markets
277 Park Avenue, 25th Floor New York, NY 10172
Attention of Sotera Health Holdings, LLC Notes Administrator

(c)if to any other Additional Authorized Representative, to it at the address set forth in the applicable Joinder Agreement; and

(d)if to Holdings, the Company or any of the Grantors, to the applicable party at Sotera Health Holdings, LLC
9100 South Hills Blvd, Suite 300
Broadview Heights, OH 44147 Attention of Alexander Dimitrief Tel. No. 440 262 1799
Email: [***]

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).
Section 5.02. Waivers; Amendment; Joinder Agreements.
(a)No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by Section 5.01(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.
(b)Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Authorized Representative and each Collateral Agent (and with respect to any such termination, waiver, amendment or modification which by the terms of this Agreement requires the Company’s consent or which adversely affects the Company or any other Grantor, with the consent of the Company).
(c)Notwithstanding the foregoing, without the consent of any First Lien Secured Party, any Authorized Representative and Collateral Agent may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.13 and upon such execution and delivery, such Authorized Representative and Collateral Agent and the Additional First Lien Secured Parties and Additional First Lien Obligations of the Series for which such Authorized Representative and Collateral Agent is acting shall be subject to the terms hereof and the terms of the Additional First Lien Security Documents applicable thereto.
(d)Notwithstanding the foregoing, without the consent of any other Authorized Representative or First Lien Secured Party, the Collateral Agents may effect amendments and modifications to this Agreement to the extent necessary to reflect any incurrence of any Additional First Lien Obligations in compliance with the Credit Agreement and the other First Lien Debt Documents.
Section 5.03. Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other First Lien Secured Parties, all of which are intended to be bound by, and to be third party beneficiaries of, this Agreement.
Section 5.04. [Reserved.]
Section 5.05. Counterparts; Electronic Signatures. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “execute,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formulations on electronic platforms, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 5.06. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 5.07. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
Section 5.08. Submission to Jurisdiction Waivers; Consent to Service of Process . Each party hereto, on behalf of itself and, as applicable, the First Lien Secured Parties of the Series for which it is acting, irrevocably and unconditionally:
(a)submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or the First Lien Debt Documents shall affect any right that any Representative may otherwise have to bring any action or proceeding relating to any First Lien Debt Document against any Grantor or its respective properties in the courts of any jurisdiction;
(b)waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court;
(c)agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Authorized Representative) at the address set forth in Section 5.01;
(d)as it relates to any Grantor, such Grantor designates, appoints and empowers the Company as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any such action or proceeding and the Company hereby accepts such designation and appointment; and
(e)waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any special, exemplary, punitive or consequential damages.
Section 5.09. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY FIRST LIEN DEBT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE

THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.09.
Section 5.10. Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
Section 5.11. Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the First Lien Security Documents or any of the other First Lien Debt Documents, the provisions of this Agreement shall control.
Section 5.12. Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Secured Parties in relation to one another. None of the Company, any other Grantor or any creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement, and none of the Company or any other Grantor may rely on the terms hereof (other than Sections 2.04, 2.05, 2.09, 5.02(b) and 5.12). Notwithstanding anything in this Agreement to the contrary (other than Sections 2.04, 2.05, 2.09, 5.02(b), and 5.12), nothing in this Agreement is intended to or will amend, waive or otherwise modify the provisions of the Credit Agreement, any other First Lien Debt Document, or permit the Company or any Grantor to take any action, or fail to take any action, to the extent such action or failure would otherwise constitute a breach of, or default under, the Credit Agreement or any other First Lien Debt Document or obligate the Company or any Grantor to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the Credit Agreement or any other First Lien Debt Document. Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the First Lien Obligations as and when the same shall become due and payable in accordance with their terms.
Section 5.13. Additional Senior Debt. To the extent, but only to the extent, permitted by the provisions of the then extant Credit Agreement and the Additional First Lien Documents, the Company may incur additional indebtedness after the date hereof that is permitted by the Credit Agreement and the Additional First Lien Documents to be incurred and secured on an equal and ratable basis by the Liens securing the then extant First Lien Obligations (such indebtedness referred to as “Additional Senior Class Debt”). Any such Additional Senior Class Debt may be secured by a Lien and may be Guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Additional First Lien Documents, if and subject to the condition that the Authorized Representative of any such Additional Senior Class Debt (each, an “Additional Senior Class Debt Representative”), and the collateral agent, collateral trustee or similar representative for the holders of such Additional Senior Class Debt (each, an “ Additional Senior Class Debt Collateral Agent”), in each case, acting on behalf of the holders of such Additional Senior Class Debt becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iv) of the immediately succeeding paragraph.
In order for an Additional Senior Class Debt Representative and the related Additional Senior Class Debt Collateral Agent to become a party to this Agreement,
(i)such Additional Senior Class Debt Representative and Additional Senior Class Debt Collateral Agent shall have executed and delivered a Joinder Agreement substantially in the form of Annex II (with such changes as may be reasonably approved by the Applicable Authorized Representative and the Company and such Additional Senior Class Debt Representative), and provided a copy of such executed Joinder Agreement to each Authorized Representative pursuant to which such Additional Senior Class Debt Representative becomes an “Authorized Representative” hereunder, such Additional Senior Class Debt Collateral Agent becomes a “Collateral Agent” hereunder and the Additional Senior Class Debt in respect of which such Additional Senior Class Debt Representative is the Authorized Representative and the related Additional Senior Class Debt Secured Parties become subject hereto and bound hereby;
(ii)the Company shall have (x) delivered to each Authorized Representative true and complete copies of each of the Additional First Lien Documents relating to such Additional Senior Class Debt, certified as being true and correct by a responsible officer of the Company, and (y) identified in a certificate of an authorized officer the obligations to be designated as Additional First Lien Obligations and the initial aggregate principal amount or face amount thereof and stating that such obligations are permitted to be incurred and secured on a pari passu basis with the Liens securing the then-existing First Lien Obligations and by the terms of the then-existing First Lien Debt Documents;
(iii)all filings, recordations and/or amendments or supplements to the First Lien Security Documents necessary or desirable in the reasonable judgment of such Additional Senior Class Debt Representative to confirm and perfect the Liens securing the relevant obligations relating to such Additional Senior Class Debt shall have been made, executed and/or delivered (or, with respect to any such filings or recordations, acceptable provisions to perform such filings or recordations shall have been taken in the reasonable judgment of such Additional Senior Class Debt Representative), and all fees and taxes in connection therewith shall have been paid (or acceptable provisions to make such payments shall have been taken in the reasonable judgment of such Additional Senior Class Debt Representative); and
(iv)the Additional First Lien Documents, as applicable, relating to such Additional Senior Class Debt shall provide, in a manner reasonably satisfactory to each Collateral Agent, that each Additional Senior Class Debt Secured Party with respect to such Additional Senior Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional Senior Class Debt.
Section 5.14. Agent Capacities. Except as expressly provided herein or in the Credit Agreement Collateral Documents, JPMorgan is acting in the capacities of First Lien Administrative Agent and Credit Agreement Collateral Agent solely for the Credit Agreement Secured Parties. Except as expressly provided herein or in the Initial Additional First Lien Documents, Wilmington Trust, National Association is acting in the capacity of Initial Additional First Lien Collateral Agent solely for the Initial Additional First Lien Secured Parties. Except as expressly set forth herein, none of the First Lien Administrative Agent, the Credit Agreement Collateral Agent, the Initial Additional Authorized Representative or the Additional First Lien Collateral Agent shall have any duties or obligations in respect of any of the Collateral, all of such duties and obligations, if any, being subject to and governed by the applicable First Lien Debt Documents. It is understood and agreed that Wilmington Trust, National Association is entering into this Agreement in its capacity as Notes Collateral Agent under the Initial Additional First Lien Documents and the provisions of the Initial Additional First Lien Documents granting or extending any rights, protections, privileges, indemnities and immunities to Wilmington Trust, National Association thereunder shall also apply to its acting as Initial Additional First Lien Collateral Agent and Initial Additional Authorized Representative hereunder.
Section 5.15. Integration. This Agreement together with the other First Lien Debt Documents and the First Lien Security Documents represents the entire agreement of each of the Grantors and the First Lien Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Grantor, any Collateral Agent, any Authorized Representative or any other First Lien Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other First Lien Debt Documents or the First Lien Security Documents.
SECTION 5.16 Additional Grantors. Each of Holdings and the Company agrees that, if any Subsidiary or other Person shall become a Grantor after the date hereof, it will promptly cause such Subsidiary or other Person to become party hereto by executing and delivering an instrument in the form of Annex I. Upon such execution and delivery, such Subsidiary or other Person will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Applicable Authorized Representative and the Applicable Collateral Agent. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement. The Company will deliver copies of each such instrument to each Authorized Representative.

SECTION 5.17 No Fiduciary Duty. No Collateral Agent shall be deemed to owe any fiduciary duty to any party hereto, any Authorized Representative or any other First Lien Secured Party.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

JPMORGAN CHASE BANK, N.A.,
as Credit Agreement Collateral Agent
By:             Name:
Title:

By:             Name:
Title:

JPMORGAN CHASE BANK, N.A.,
as Authorized Representative for the Credit Agreement Secured Parties
By:             Name:
Title:

By:             Name:
Title:

[Signature Page to First Lien Pari Passu Intercreditor Agreement]

WILMINGTON TRUST, NATIONAL
ASSOCIATION, as Additional First Lien Collateral Agent
By:             Name:
Title:

WILMINGTON TRUST, NATIONAL
ASSOCIATION, as Initial Additional Authorized Representative
By:             Name:
Title:

[Signature Page to First Lien Pari Passu Intercreditor Agreement]

SOTERA HEALTH COMPANY, as
Holdings
By:             Name:
Title:
SOTERA HEALTH HOLDINGS, LLC,
as Company
By:             Name:
Title:
SOTERA HEALTH LLC, as a Grantor

By:
Name: Jonathan M. Lyons
Title: Senior Vice President, Chief Financial Officer

STERIGENICS U.S., LLC, as a Grantor By:
Name: Michael P. Rutz
Title: President
NELSON LABORATORIES, LLC, as a
Grantor
By:             Name: Jarremy Morgan
Title: Vice President

SOTERA HEALTH SERVICES, LLC, as
a Grantor

By:             Name: Jason Peterson
Title: Vice President, Treasurer

[Signature Page to First Lien Pari Passu Intercreditor Agreement]

STERIGENICS RADIATION TECHNOLOGIES HOLDINGS, LLC, as
a Grantor

By:             Name: Alan Crompton
Title: Vice President, Treasurer and Secretary
STERIGENICS RADIATION
TECHNOLOGIES, LLC, as a Grantor

By:             Name: Alan Crompton
Title: Vice President, Treasurer and
Secretary

NELSON LABORATORIES
HOLDINGS, LLC, as a Grantor

By:             Name: Jarremy Morgan
Title: Vice President and Secretary
NELSON LABORATORIES FAIRFIELD HOLDINGS, LLC, as a
Grantor

By:             Name: Jarremy Morgan
Title: Vice President and Secretary
STERIGENICS RADIATION TECHNOLOGIES IN, INC., as a Grantor

By:             Name: Alan Crompton
Title: Vice President, Treasurer and Secretary

[Signature Page to First Lien Pari Passu Intercreditor Agreement]

NELSON LABORATORIES
BOZEMAN, LLC, as a Grantor

By:             Name: Jarremy Morgan
Title: Vice President, Treasurer and Secretary
NELSON LABORATORIES
FAIRFIELD, INC., as a Grantor

By:             Name: Jarremy Morgan
Title: Vice President
REGULATORY COMPLIANCE
ASSOCIATES INC. as a Grantor

By:
Name: Jarremy Morgan
Title: Vice President, Treasurer and Secretary

[Signature Page to First Lien Pari Passu Intercreditor Agreement]

Schedule I

Grantors
1.Sotera Health Company
2.Sotera Health Holdings, LLC
3.Sotera Health LLC
4.Sterigenics U.S., LLC
5.Nelson Laboratories, LLC
6.Sotera Health Services, LLC
7.Sterigenics Radiation Technologies Holdings, LLC
8.Sterigenics Radiation Technologies, LLC
9.Nelson Laboratories Holdings, LLC
10.Nelson Laboratories Fairfield Holdings, LLC
11.Sterigenics Radiation Technologies IN, Inc.
12.Nelson Laboratories Bozeman, LLC
13.Nelson Laboratories Fairfield, Inc.
14.Regulatory Compliance Associates Inc.

ANNEX I
ACKNOWLEDGMENT OF AND CONSENT TO FIRST LIEN PARI PASSU INTERCREDITOR AGREEMENT
(Company and the Other Grantors)
Each of the undersigned Grantors (the “New Grantors”) has read the First Lien Pari Passu Intercreditor Agreement, dated as of May 30, 2024, by and among SOTERA HEALTH COMPANY, a Delaware corporation (“Holdings”), SOTERA HEALTH HOLDINGS, LLC, a Delaware limited liability company (the “Company”), certain subsidiaries and affiliates of the Company (each a “Grantor”), JPMORGAN CHASE BANK, N.A., in its capacity as Credit Agreement Collateral Agent and First Lien Administrative Agent, WILMINGTON TRUST, NATIONAL ASSOCIATION, in its capacity as Initial Additional First Lien Collateral Agent and Initial Additional Authorized Representative (as amended, renewed, extended, supplemented, restated, replaced or otherwise modified from time to time, the “First Lien Pari Passu Intercreditor Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the First Lien Pari Passu Intercreditor Agreement.
1.Each of the New Grantors executes and delivers this instrument to evidence its acknowledgment of and consent to the First Lien Pari Passu Intercreditor Agreement (such instrument, the “Grantor Consent”). Each of the New Grantors agrees that, except with respect to those provisions of which the Company or any other Grantor is an intended third party beneficiary, no First Lien Secured Party shall have any liability to the Grantors for acting in accordance with the provisions of the First Lien Pari Passu Intercreditor Agreement and the other documents referred to therein. Each of the New Grantors understands that neither the Company nor any Grantor is an intended beneficiary or third party beneficiary of the First Lien Pari Passu Intercreditor Agreement except that it is an intended beneficiary and third party beneficiary thereof with the right and power to enforce with respect to the applicable provisions set forth in Section 5.12 (Provisions Solely to Define Relative Rights) of the First Lien Pari Passu Intercreditor Agreement.
2.Notwithstanding anything to the contrary in the First Lien Pari Passu Intercreditor Agreement or provided herein, each of the undersigned acknowledges that it shall not have any right to consent to or approve any amendment, renewal, extension, supplement, modification or waiver of any provision of the First Lien Pari Passu Intercreditor Agreement except to the extent set forth in Section 5.02(b) of the First Lien Pari Passu Intercreditor Agreement.
3.THIS GRANTOR CONSENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
[Remainder of this page intentionally left blank.]

Annex I-1

[NEW GRANTORS]
By:          Name:
Title:

Annex I-2

Acknowledged by:
[APPLICABLE AUTHORIZED REPRESENTATIVE]
By:      Name:
Title:

Annex I-3

Acknowledged by:
[APPLICABLE COLLATERAL AGENT]
By:      Name:
Title:

Annex I-4

ANNEX II
[FORM OF] JOINDER NO. [ ] (this “Joinder”) dated as of [ ], 20[ ] to the FIRST LIEN PARI PASSU INTERCREDITOR AGREEMENT dated as of May 30, 2024 (the “First Lien Pari Passu Intercreditor Agreement”), among SOTERA HEALTH COMPANY, a Delaware corporation (“Holdings”), SOTERA HEALTH HOLDINGS, LLC, a Delaware limited liability company (the “Company”), certain subsidiaries and affiliates of the Company (each a “Grantor”), JPMORGAN CHASE BANK, N.A., as Credit Agreement Collateral Agent for the Credit Agreement First Lien Secured Parties under the First Lien Security Documents (in such capacity, the “Credit Agreement Collateral Agent”), JPMORGAN CHASE BANK, N.A., as First Lien Administrative Agent and Authorized Representative for the Credit Agreement Secured Parties, WILMINGTON TRUST, NATIONAL ASSOCIATION, as Initial Additional First Lien Collateral Agent, WILMINGTON TRUST, NATIONAL ASSOCIATION, as Initial Additional Authorized Representative, and the additional Authorized Representatives from time to time a party thereto.
A.Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the First Lien Pari Passu Intercreditor Agreement.
B.As a condition to the ability of the Company to incur Additional First Lien Obligations and to secure such Additional Senior Class Debt with the liens and security interests created by the Additional First Lien Security Documents, the Additional Senior Class Debt Representative in respect of such Additional Senior Class Debt is required to become an Authorized Representative, the Additional Senior Class Debt Collateral Agent in respect of such Additional Senior Class Debt is required to become a Collateral Agent and such Additional Senior Class Debt and the Additional Senior Class Debt Secured Parties in respect thereof are required to become subject to and bound by the First Lien Pari Passu Intercreditor Agreement. Section 5.13 of the First Lien Pari Passu Intercreditor Agreement provides that such Additional Senior Class Debt Representative may become an Authorized Representative, such Additional Senior Class Debt Collateral Agent may become a Collateral Agent and such Additional Senior Class Debt and such Additional Senior Class Debt Secured Parties may become subject to and bound by the First Lien Pari Passu Intercreditor Agreement, upon the execution and delivery by the Additional Senior Class Debt Representative and the Additional Senior Class Debt Collateral Agent of an instrument in the form of this Joinder and the satisfaction of the other conditions set forth in Section 5.13 of the First Lien Pari Passu Intercreditor Agreement. The undersigned Additional Senior Class Debt Representative (the “New Representative”) and Additional Senior Class Debt Collateral Agent (the “New Collateral Agent”) are executing this Joinder in accordance with the requirements of the First Lien Pari Passu Intercreditor Agreement and the First Lien Security Documents.
Accordingly, the New Representative and the New Collateral Agent agree as follows: SECTION 1. In accordance with Section 5.13 of the First Lien Pari Passu Intercreditor
Agreement, the New Representative by its signature below becomes an Authorized Representative under, the New Collateral Agent by its signature below becomes a Collateral Agent under, and the related Additional Senior Class Debt and Additional Senior Class Debt Secured Parties become subject to and bound by, the First Lien Pari Passu Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as an Authorized Representative and the New Collateral Agent had originally been named therein as a Collateral
Agent, and each of the New Representative and the New Collateral Agent, on its behalf and on behalf of such Additional Senior Class Debt Secured Parties, hereby agrees to all the terms and provisions of the First Lien Pari Passu Intercreditor Agreement applicable to it as Authorized Representative or Collateral Agent, as applicable, and to the Additional Senior Class Debt Secured Parties that it represents as Additional First Lien Secured Parties.
Each reference to an “Authorized Representative” in the First Lien Pari Passu Intercreditor Agreement shall be deemed to include the New Representative. Each reference to a “ Collateral Agent” in the First Lien Pari Passu Intercreditor Agreement shall be deemed to include the New Collateral Agent. The First Lien Pari Passu Intercreditor Agreement is hereby incorporated herein by reference.
SECTION 2. Each of the New Representative and the New Collateral Agent represents and warrants to the Company and each Grantor, each Collateral Agent, each Authorized Representative and the other First Lien Secured Parties, individually, that (i) it has full power and authority to enter into this Joinder, in its capacity as [agent] [trustee] under [describe new debt facility], (ii) this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, and (iii) the Additional First Lien Documents relating to such Additional Senior Class Debt provide that, upon its entry into this Joinder, the Additional Senior Class Debt Secured Parties in respect of such Additional Senior Class Debt will be subject to and bound by the provisions of the First Lien Pari Passu Intercreditor Agreement as Additional First Lien Secured Parties.
SECTION 3. This Joinder may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder shall become effective when each Collateral Agent shall have received a counterpart of this Joinder that bears the signatures of the New Representative and the New Collateral Agent. Delivery of an executed signature page to this Joinder by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Joinder.
SECTION 4. Except as expressly supplemented hereby, the First Lien Pari Passu Intercreditor Agreement shall remain in full force and effect.
SECTION 5. THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
SECTION 6. In case any one or more of the provisions contained in this Joinder should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the First Lien Pari Passu Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the First Lien Pari Passu Intercreditor Agreement. All communications and notices hereunder to the New Representative or the New Collateral Agent shall be given to it at its address set forth below its signature hereto.
SECTION 8. The Company agrees to reimburse each Collateral Agent and each Authorized Representative for its reasonable out-of-pocket expenses in connection with this Joinder, including the reasonable fees, other charges and disbursements of counsel.
[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, each of the New Representative and the New Collateral Agent has duly executed this Joinder to the First Lien Pari Passu Intercreditor Agreement as of the day and year first above written.
[NAME OF NEW REPRESENTATIVE], as
[    ] for the holders of [    ],
By:             Name:
Title: Address for notices:

attention of:
Telecopy:
[NAME OF NEW COLLATERAL AGENT],
By:             Name:
Title:
Address for notices:

attention of:      Telecopy:

Acknowledged by:

SOTERA HEALTH HOLDINGS, LLC,
as Company
By:             Name:
Title:

EXHIBIT F

[See attached.]

EXHIBIT F

[FORM OF]

ABL INTERCREDITOR AGREEMENT
among

SOTERA HEALTH HOLDINGS, LLC,
the other Pledgors party hereto, [    ],
as ABL Representative,

JPMORGAN CHASE BANK, N.A.,
as First Lien Collateral Agent, Designated Senior Representative, and First Lien/Second Lien Intercreditor Representative
[    ], as Second Lien Collateral Agent and Designated Second Priority Representative

dated as of
[ mm] [dd ] , [yyyy]

TABLE OF CONTENTS
Page
SECTION 1. DEFINITIONS; TERMS GENERALLY    2
1.1Definitions    2
1.2Terms Generally    17
SECTION 2. PRIORITIES AND AGREEMENTS WITH RESPECT TO COLLATERAL    18
1.1Priority of Claims    18
1.2Actions with Respect to Collateral; Prohibition on Contesting Liens    20
1.3Confirmation of Lien Priorities in Junior Secured Obligations Collateral Documents 21
1.4No Duties of Senior Agents; Provision of Notice    22
1.5No Interference; Payment Over; Avoidance Issues    23
1.6Automatic Release of Junior Liens    25
1.7Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings    26
1.8Reinstatement    30
1.9Entry Upon Premises by the ABL Representative    31
1.10Insurance    32
1.11Amendments to Security Documents    33
1.12Refinancings    33
1.13Pledged Collateral Agent as Gratuitous Bailee/Gratuitous Agent for Perfection    33
1.14Rights as Unsecured Creditors    34
SECTION 3. EXISTENCE AND AMOUNTS OF LIENS AND OBLIGATIONS    35
SECTION 4. MISCELLANEOUS    35
1.1Notices    35
1.2Amendments; Waivers    36
1.3Parties in Interest    36
1.4Effectiveness of Agreement    36
1.5Counterparts    37
1.6Continuing Nature of This Agreement; Severability    37
1.7Governing Law; Jurisdiction; Consent to Service of Process; Waivers    37
1.8WAIVER OF JURY TRIAL    38
1.9Headings    38
1.10Conflicts    38
1.11Relative Rights    39
1.12Agent Capacities    39
1.13Requirements for Additional Obligations    40
1.14Intercreditor Agreements    41
1.15Further Assurances    41

EXHIBITS:

Exhibit A-1	Acknowledgement of and Consent to the ABL Intercreditor Agreement (Company and the Other Pledgors)
Exhibit A-2	Consent and Acknowledgment (ABL Obligations)
Exhibit A-3	Consent and Acknowledgment (Other First Lien Secured Obligations)
Exhibit A-4	Consent and Acknowledgment (Other Second Lien Secured Obligations)

ABL INTERCREDITOR AGREEMENT
ABL INTERCREDITOR AGREEMENT, dated as of [mm] [dd], [yyyy] (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, this “Agreement”), among SOTERA HEALTH COMPANY, a Delaware corporation (“Holdings”), SOTERA HEALTH HOLDINGS, LLC, a Delaware limited liability company (together with its successors in such capacity and as provided in Section 4.4 (Effectiveness of Agreement), the “Company”), the other Pledgors (as defined below) that have executed a Company Consent (as defined below) from time to time, [    ] (“[ ]”), in its capacity as the ABL Representative, JPMORGAN CHASE BANK, N.A. (“JPMorgan”), in its capacities as the First Lien Collateral Agent, the Designated Senior Representative, and the First Lien/Second Lien Intercreditor Representative; [ ] (“[ ]”), solely in its capacity as Second Lien Collateral Agent under the Second Lien [Credit Agreement][Indenture], as the Designated Second Priority Representative; and acknowledged and consented to (a) by each Other First Lien Obligations Agent, for itself and on behalf of the relevant Other First Lien Obligations Secured Parties, that has executed and delivered an applicable Consent and Acknowledgement and (b) by each Other Second Lien Obligations Agent, for itself and on behalf of the relevant Other Second Lien Obligations Secured Parties, that has executed and delivered an applicable Consent and Acknowledgement. Capitalized terms used but not defined in the preamble or the recitals to this Agreement have the meanings set forth in Section 1.1 below.
BACKGROUND
A.WHEREAS, the Company (i) is a party to that certain First Lien Credit Agreement dated as of December 13, 2019 (as amended, renewed, extended, supplemented, restated, replaced or otherwise modified from time to time) among Holdings, the Company, the lenders party thereto from time to time, and JPMorgan Chase Bank, N.A. as first lien administrative agent and first lien collateral agent, (ii) is a party to that certain First Lien Credit Agreement dated as of February [ ], 2023 (as amended, renewed, extended, supplemented, restated, replaced or otherwise modified from time to time) among Holdings, the Company, the lenders party thereto from time to time, and JPMorgan Chase Bank, N.A., as first lien administrative agent and first lien collateral agent, and (iii) to the extent provided in Section 4.13, may become a party to Other First Lien Obligations Credit Documents from time to time hereafter;
B.WHEREAS, the Company (i) is a party to that certain Second Lien [Credit Agreement][Indenture] dated as of [mm] [dd], [yyyy] among Holdings, the Company, the lenders party thereto from time to time, and [ ], as trustee and Second Lien Collateral Agent, and (ii) to the extent provided in Section 4.13, may become a party to Other Second Lien Obligations Credit Documents from time to time hereafter;
C.WHEREAS, the Company is a party to that certain [Asset-Based Revolving Credit Agreement] dated as of [mm] [dd], [yyyy] among Holdings, the Company, the lenders party thereto from time to time, and [    ], as [administrative agent and collateral agent], and;
D.WHEREAS, the Existing First Lien Collateral Agent and the Additional First Lien Collateral Agent have previously entered into that certain First Lien Pari Passu Intercreditor

Agreement dated as of February [ ], 2023 (as amended, renewed, extended, supplemented, restated, replaced or otherwise modified from time to time, the “First Lien Pari Passu Intercreditor Agreement”);
E.WHEREAS, the First Lien Collateral Agent, the Designated Senior Representative, the Second Lien Collateral Agent and the Designated Second Priority Representative, have previously entered into that certain First Lien/Second Lien Intercreditor Agreement dated as of [mm] [dd], [yyyy] (as amended, renewed, extended, supplemented, restated, replaced or otherwise modified from time to time, the “ First Lien/Second Lien Intercreditor Agreement”); and
F.WHEREAS, this Agreement governs the relationship between the ABL Obligations Secured Parties as a group on the one hand, and the Non-ABL Obligations Secured Parties as a group on the other, with respect to the Shared Collateral, while the First Lien/Second Lien Intercreditor Agreement governs the relationship between the First Lien Obligations Secured Parties as a group, on the one hand, and the Second Lien Obligations Secured Parties as a group, on the other, with respect to the Shared Collateral, and while the First Lien Pari Passu Intercreditor Agreement governs the relationship among the First Lien Obligations Secured Parties with respect to the Shared Collateral.
Accordingly, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
SECTION 1. Definitions; Terms Generally.
1.1Definitions.
(a)As used in this Agreement, the following terms have the meanings specified below:
“ABL Facility Agreement” means that certain [Asset-Based Revolving Credit Agreement] dated as of [mm] [dd], [yyyy], among the Company, Holdings, the lenders party thereto from time to time and the ABL Representative, as amended, restated, supplemented, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, refinanced, extended or otherwise modified from time to time, including any agreement extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, (including in this definition any refinancing, replacement, restructuring or new debt facility designated by the Company as “ABL Facility Agreement” pursuant to Section 4.13).
“ABL Facility Collateral Agreement” means (a) the [ABL Collateral Agreement] dated as of [mm] [dd], [yyyy], among the Company, each other Pledgor party thereto and the ABL Representative, as amended, restated, supplemented or otherwise modified from time to time, and

(b)any other collateral agreement entered into from time to time in respect of any ABL Facility Agreement and designated by the Company as an “ABL Facility Collateral Agreement,” as amended, restated, supplemented or other modified from time to time.
“ABL Obligations” means all [“Obligations”] (as such term is defined in the ABL Facility Agreement) of the Company and the other Pledgors including all obligations outstanding under, and all other obligations in respect of, any ABL Obligations Documents, to pay principal, premium (if any), interest (including interest, fees and other amounts accruing after the commencement of any Insolvency or Liquidation Proceeding, regardless of whether or not allowed or allowable in such proceeding), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to any letters of credit and bankers’ acceptance), damages and other liabilities payable under or in connection with the ABL Obligations Documents.
“ABL Obligations Collateral Documents” means, collectively, the ABL Facility Collateral Agreement, any of the other [“Security Documents”] (or comparable terms) as defined in the ABL Facility Agreement and any other documents now existing or entered into after the date hereof that grant Liens on any assets or properties of any Pledgor to secure any ABL Obligations.
“ABL Obligations Documents” means, collectively, the documentation in respect of the ABL Obligations, including the ABL Facility Agreement, the ABL Obligations Collateral Documents and any other “Loan Documents” or comparable terms as defined in the ABL Facility Agreement.
“ABL Obligations Secured Parties” means, at any time, the persons holding any ABL Obligations, including the ABL Representative.
“ABL Priority Collateral” means all Shared Collateral consisting of the following:
(a)all Accounts (except for Accounts which constitute identifiable Proceeds of Non-ABL Priority Collateral);
(b)all Inventory;
(c)to the extent evidencing, governing or securing the items referred to in the preceding clauses (a) and (b), all (i) General Intangibles (other than intellectual property and the equity interests of any subsidiary of a Pledgor), (ii) Chattel Paper, (iii) Instruments, (iv) Commercial Tort Claims and (v) Documents; provided, that to the extent any of the foregoing also relates to Non-ABL Priority Collateral, only the portion related to the items referred to in the preceding clauses (a) and (b) shall be included in the ABL Priority Collateral;
(d)to the extent relating to any of the items referred to in the preceding clauses (a) through (c) constituting ABL Priority Collateral, all Supporting Obligations;
(e)(i) all Deposit Accounts, and all deposits of cash, checks, other negotiable instruments, funds and other evidence of payments held in any such accounts or credited thereto (other than all deposits of cash, checks other negotiable instruments, funds and other evidence of payments constituting separately identified Proceeds of Non-ABL Priority Collateral) and (ii)
all Securities, Security Entitlements and Securities Accounts; provided, that any of the foregoing in this clause (e) that consists of identifiable Proceeds of Non-ABL Priority Collateral shall not be included in the ABL Priority Collateral;
(f)books and records related to the foregoing; and
(g)all ABL Priority Proceeds;
All capitalized terms used in this definition and not defined elsewhere in this Agreement have the meanings assigned to them in the UCC.
“ABL Priority Pledged Collateral” means ABL Priority Collateral that is Pledged
Collateral.
“ABL Priority Proceeds” means all products and proceeds of ABL Priority
Collateral described in clauses (a) through (f) of the definition thereof, in whatever form received, including proceeds of insurance policies related to Inventory of any Pledgor and proceeds of business interruption insurance, in each case (i) except to the extent constituting identifiable products and proceeds of Non-ABL Priority Collateral that would not otherwise constitute ABL Priority Collateral pursuant to clauses (a) through (f) and (ii) excluding, in all instances, any property that is acquired with cash proceeds of such ABL Priority Collateral and doe s not otherwise constitute ABL Priority Collateral.
“ABL Representative” means the collateral agent for the ABL Obligations Secured Parties, together with its successors or co-agents in substantially the same capacity as may from time to time be appointed pursuant to the ABL Facility Agreement. As of the date hereof, [
] shall be the ABL Representative.
“Account” shall mean, with respect to a person, any of such person’s now owned and hereafter acquired or arising accounts (as defined in the Uniform Commercial Code), and whether or not constituting “accounts” (as defined in the Uniform Commercial Code) any rights to payment for the sale or lease of inventory (as defined in the Uniform Commercial Code), including Inventory, or rendition of services, whether or not they have been earned by performance, whether such rights to payment constitute payment intangibles, letter-of-credit rights or any other classification of property, or are evidenced in whole or in part by instruments, chattel paper, general intangibles or documents.
“Additional First Lien Collateral Agent” has the meaning assigned to such term in the definition of “First Lien Credit Agreements”.

“Agreement” has the meaning assigned to such term in the preamble hereof. “Applicable Junior Representative” means (a) with respect to the ABL Priority
Collateral, the First Lien/Second Lien Intercreditor Representative, and (b) with respect to the Non-ABL Priority Collateral, the ABL Representative.

“Applicable Pledged Collateral Agent” means (a) with respect to the ABL Priority Pledged Collateral, the ABL Representative, and (b) with respect to the Non-ABL Priority Pledged Collateral, the First Lien/Second Lien Intercreditor Representative.
“Applicable Senior Representative” means (a) with respect to the ABL Priority Collateral, the ABL Representative, and (b) with respect to the Non-ABL Priority Collateral, the First Lien/Second Lien Intercreditor Representative.
“Bankruptcy Case” has the meaning assigned to such term in Section 2.7(b). “Bankruptcy Code” means Title 11 of the United States Code.
“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign bankruptcy, insolvency or receivership law for the relief of debtors.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.
“Class” has the meaning assigned to such term in the definition of Senior Secured
Obligations.
“Collateral” means all assets and properties now or hereafter acquired by any
Pledgor upon which a Lien in favor of any Secured Party is created by any of the ABL Obligations Collateral Documents, the First Lien Obligations Collateral Documents or the Second Lien Obligations Collateral Documents, as applicable.

“Company” has the meaning assigned to such term in the preamble hereof.
“Company Consent” means an Acknowledgement of and Consent to the ABL Intercreditor Agreement, in form and substance substantially similar to Exhibit A-1 hereto, pursuant to which the Company and each of the other Pledgors acknowledges this Agreement and consent to the terms hereof.
“Consent and Acknowledgment” means, as applicable, either (a) an instrument in form and substance substantially similar to Exhibit A-2 hereto or another instrument reasonably satisfactory to the First Lien/Second Lien Intercreditor Representative and the Company, pursuant to which any new ABL Representative acknowledges this Agreement and consents to be bound by the terms hereof in accordance with Section 4.13, (b) an instrument in form and substance substantially similar to Exhibit A-3 hereto or another instrument reasonably satisfactory to the ABL Representative, the Designated Senior Representative, the Designated Second Priority Representative and the Company, pursuant to which any Other First Lien Obligations Secured Party, through its Other First Lien Obligations Agent, acknowledges this Agreement and consents to be bound by the terms hereof in accordance with Section 4.13 or (c) an instrument in form and substance substantially similar to Exhibit A-4 hereto or another instrument reasonably satisfactory to the ABL Representative, the Designated Senior Representative, the Designated Second Priority Representative and the Company, pursuant to which any Other Second Lien Obligations Secured Party, through its Other Second Lien Obligations Agent, acknowledges this Agreement and consents to be bound by the terms hereof in accordance with Section 4.13 and as contemplated by such instrument.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” have meanings correlative thereto.
“Designated Second Priority Representative” has the meaning assigned to such term in the First Lien/Second Lien Intercreditor Agreement.
“Designated Senior Representative” has the meaning assigned to such term in the First Lien/Second Lien Intercreditor Agreement.

“DIP Financing” has the meaning assigned to such term in Section 2.7(b)(i). “Discharge” means, with respect to any Secured Obligations, except to the extent otherwise provided in Section 2.5(c) (Avoidance Issues) or Section 2.8 (Reinstatement) below, (a)
payment in full in immediately available funds of the principal of, and interest (including interest accruing on or after the commencement of an Insolvency or Liquidation Proceeding, whether or not such interest would be allowed in the proceeding) accrued on, all outstanding Indebtedness included in such series of Secured Obligations after or concurrently with the termination of all commitments to extend credit thereunder, (b) with respect to any letters of credit that may be outstanding in respect of any series of Secured Obligations, termination or delivery of cash collateral, backstop letters of credit or other credit support in respect thereof in an amount and manner in compliance with the applicable Documents, and (c) payment in full in immediately available funds of any other Secured Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than in respect of contingent indemnification and expense reimbursement claims not then due); provided, that (i) the Discharge of the ABL Obligations shall not be deemed to have occurred if such payments are made with the proceeds of a facility designated by the Company pursuant hereto as an ABL Facility Agreement or a Refinancing of the ABL Obligations, (ii) the Discharge of the First Lien Facility Obligations shall not be deemed to have occurred if such payments are made with the proceeds of a facility designated by the Company pursuant hereto as a First Lien Facility or a Refinancing of the First Lien Facility Obligations, (iii) the Discharge of any Other First Lien Obligations shall not be deemed to have occurred if such payments are made with the proceeds of any obligations that are designated by the Company pursuant hereto as a Refinancing of such Other First Lien Obligations, (iv) the Discharge of the Second Lien Facility Obligations shall not be deemed to have occurred if such payments are made with the proceeds of a facility designated by the Company pursuant hereto as a Second Lien Facility or a Refinancing of the Second Lien Facility Obligations and (v) the Discharge of any Other Second Lien Obligations shall not be deemed to have occurred if such payments are made with the proceeds of any obligations that are designated by the Company pursuant hereto as a Refinancing of such Other Second Lien Obligations. The term “Discharged” has a correlative meaning to the foregoing.

“Dispose” or “Disposed of” means to convey, sell, lease, sell and leaseback, assign, farm-out, transfer or otherwise dispose of any property, business or assets. The term “Disposition” has a correlative meaning to the foregoing.
“Documents” means, collectively, the ABL Obligations Documents and the Non- ABL Obligations Documents, or any of the foregoing.
“Enforcement Notice” means a written notice delivered, at a time when an Event of Default has occurred and is continuing, by either (a) in the case of an Event of Default under the ABL Facility Agreement, the ABL Representative to the First Lien/Second Lien Intercreditor Representative or (b) in the case of any other Event of Default, the First Lien/Second Lien Intercreditor Representative to the ABL Representative.
“Event of Default” means an “Event of Default” under and as defined in the ABL Facility Agreement, the First Lien Credit Agreements, any other applicable First Lien Facility Credit Document, any applicable Other First Lien Obligations Credit Document, the Second Lien [Credit Agreement][Indenture], any other applicable Second Lien Facility Credit Document or any applicable Other Second Lien Obligations Credit Document, as the context may require.
“Existing First Lien Collateral Agent” has the meaning assigned to such term in the definition of “First Lien Credit Agreements”.
“First Lien Collateral Agent” means the Applicable Collateral Agent under and as defined in the First Lien Pari Passu Intercreditor Agreement for the First Lien Facility Obligations Secured Parties, together with its successors or co-agents in substantially the same capacity as may from time to time be appointed pursuant to the applicable First Lien Facility. [As of the date hereof, JPMorgan shall be the First Lien Collateral Agent.]
“First Lien Credit Agreements” means (i) that certain First Lien Credit Agreement dated as of December 13, 2019, among the Company, Holdings, the lenders party thereto from time to time and JPMorgan as successor to Jefferies Finance LLC, as first lien collateral agent (in such capacity and together with its successors in such capacity, the “Existing First Lien Collateral Agent”), as amended, restated, supplemented, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, refinanced, extended or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof (except to the extent any such refinancing, replacement or restructuring is designated by the Company to not be included in the definition of “First Lien Credit Agreements”), and (ii) that certain First Lien Credit Agreement dated as of February [ ], 2023, among the Company, Holdings, the lenders party thereto from time to time and JPMorgan, as collateral agent (in such capacity and together with its successors in such capacity, the “Additional First Lien Collateral Agent”), as amended, restated, supplemented, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, refinanced, extended or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof (except to the extent any such refinancing, replacement or restructuring is designated by the Company to not be included in the definition of “First Lien Credit Agreements”).
“First Lien Facility” means (i) each of the First Lien Credit Agreements, and (ii) when the facilities referred to in clause (i) are no longer outstanding, if designated by the Company to be included in the definition of “First Lien Facility” and subject to the satisfaction of the applicable requirements set forth in Section 4.13, (A) a debt facility or commercial paper facility providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indenture or other form of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances) or (C) instrument or agreement evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.
“First Lien Facility Collateral Agreements” means (a) each of (x) the First Lien Collateral Agreement dated as of December 13, 2019, among the Company, each other Pledgor party thereto and the Existing First Lien Collateral Agent, as amended, restated, supplemented or otherwise modified from time to time, and (y) the First Lien Collateral Agreement dated as of February [ ], 2023, among the Company, each other Pledgor party thereto and the Additional First Lien Collateral Agent, as amended, restated, supplemented or otherwise modified from time to time, and (b) any other collateral agreement entered into from time to time in respect of any First Lien Facility described in clause (ii) of the definition thereof and designated by the Company as a “First Lien Facility Collateral Agreement,” as amended, restated, supplemented or other modified from time to time.
“First Lien Facility Collateral Documents” means, collectively, the First Lien Facility Collateral Agreements, any of the other “Security Documents” (or comparable terms) as defined in the applicable First Lien Facility Credit Documents, and any other documents now existing or entered into after the date hereof that grant Liens on any assets or properties of any Pledgor to secure any First Lien Facility Obligations.
“First Lien Facility Credit Documents” means (i) the First Lien Credit Agreements and (ii) the instrument, agreement or other document evidencing or governing any other First Lien Facility described in clause (ii) of the definition thereof.
“First Lien Facility Documents” means, collectively, the documentation in respect of the First Lien Facility Obligations, including the First Lien Credit Agreements, any other First Lien Facility Credit Document, the First Lien Facility Collateral Documents and any other “First Lien Loan Documents” or comparable terms as defined in the applicable First Lien Facility.
“First Lien Facility Obligations” means all “Secured Obligations” (as such term is defined in a First Lien Facility), including all obligations of the Company and other obligors outstanding under, and all other obligations in respect of, any First Lien Facility Documents, to pay principal, premium (if any), interest (including interest, fees and other amounts accruing after the commencement of any Insolvency or Liquidation Proceeding, regardless of whether or not allowed or allowable in such proceeding), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to any letters of credit and bankers’ acceptance), damages and other liabilities payable under or in connection with any First Lien Facility Documents.
“First Lien Facility Obligations Secured Parties” means the persons holding any First Lien Facility Obligations, including the First Lien Collateral Agent.
“First Lien Obligations” means, collectively, the First Lien Facility Obligations and the Other First Lien Obligations, or any of the foregoing.
“First Lien Obligations Collateral Documents” means, collectively, the First Lien Facility Collateral Documents and the Other First Lien Obligations Collateral Documents.
“First Lien Obligations Credit Documents” means, collectively, the First Lien Facility Credit Documents and the Other First Lien Obligations Credit Documents.
“First Lien Obligations Documents” means, collectively, the First Lien Facility Documents and the Other First Lien Obligations Documents.
“First Lien Obligations Representative” means each of the First Lien Collateral Agent and each Other First Lien Obligations Agent.
“First Lien Obligations Secured Parties” means, collectively, the First Lien Facility Obligations Secured Parties and the Other First Lien Obligations Secured Parties, or any of the foregoing.
“First Lien Pari Passu Intercreditor Agreement” has the meaning assigned to such term in the recitals.
“First Lien/Second Lien Intercreditor Agreement” has the meaning assigned to such term in the recitals.
“First Lien/Second Lien Intercreditor Representative” means (a) until the Discharge of First Lien Obligations has occurred, the Designated Senior Representative, and (b) following the Discharge of First Lien Obligations, the Designated Second Priority Representative acting on behalf of the Second Lien Obligations Secured Parties. [As of the date hereof, JPMorgan, in its capacities as the First Lien Collateral Agent and the Designated Senior Representative, shall act as the First Lien/Second Lien Intercreditor Representative for purposes of this Agreement.]
“Holdings” has the meaning assigned to such term in the preamble hereof.
“Indebtedness” means and includes all obligations that constitute “Indebtedness”, “Debt” or other comparable terms as defined in the ABL Facility Agreement, any First Lien Credit Agreement, any First Lien Facility Credit Document, the Second Lien [Credit Agreement][Indenture], any Second Lien Facility Credit Document, any Other First Lien

Obligations Credit Document or any Other Second Lien Obligations Credit Document, as applicable.
“Insolvency or Liquidation Proceeding” means (a) any voluntary or involuntary case or proceeding under any Bankruptcy Law with respect to any Pledgor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Pledgor or with respect to any of its assets, (c) any liquidation, dissolution, reorganization or winding up of any Pledgor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy (except to the extent permitted by the applicable Documents) or (d) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of any Pledgor.
“JPMorgan” has the meaning assigned to such term in the preamble hereof.
“Junior Agent” means (a) with respect to the ABL Priority Collateral, each of the First Lien Collateral Agent, the Other First Lien Obligations Agents, the Second Lien Collateral Agent and the Other Second Lien Obligations Agents, and (b) with respect to the Non -ABL Priority Collateral, the ABL Representative.
“Junior Secured Obligations” means (a) with respect to the ABL Priority Collateral, the Non-ABL Obligations, and (b) with respect to the Non-ABL Priority Collateral, the ABL Obligations.
“Junior Secured Obligations Collateral” means, (a) with respect to the ABL Obligations, the Non-ABL Priority Collateral, and (b) with respect to the Non-ABL Obligations, the ABL Priority Collateral.
“Junior Secured Obligations Collateral Documents” means, (a) with respect to the ABL Priority Collateral, the Non-ABL Obligations Documents, and (b) with respect to the Non-ABL Priority Collateral, the ABL Obligations Documents.
“Junior Secured Obligations Secured Parties” means (a) with respect to the ABL Priority Collateral, the Non-ABL Obligations Secured Parties, and (b) with respect to the Non- ABL Priority Collateral, the ABL Obligations Secured Parties.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar monetary encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided, that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien
“Non-ABL Obligations” means, collectively, the First Lien Obligations and the Second Lien Obligations, or any of the foregoing.
“Non-ABL Obligations Documents” means, collectively, the First Lien Obligations Documents and the Second Lien Obligations Documents.

“Non-ABL Obligations Secured Parties” means, collectively, the First Lien Obligations Secured Parties and the Second Lien Obligations Secured Parties, or any of the foregoing.
“Non-ABL Priority Collateral” means the portion of Shared Collateral that is not ABL Priority Collateral, including all real estate, equipment, or intellectual property of any Pledgor and any equity interests of any subsidiary of any Pledgor and all substitutions, replacements, accessions, products and proceeds of any or all of the foregoing.
“Non-ABL Priority Pledged Collateral” means Non-ABL Priority Collateral that is Pledged Collateral.
“obligations” means any principal, interest (including interest accruing after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable in such proceeding), penalties, fees, indemnifications, reimbursements (including, if applicable, reimbursement obligations with respect to any letters of credit and bankers’ acceptance), damages and other liabilities payable under the documentation governing any Indebtedness.
“Other First Lien Obligations” means all obligations of the Company and the other Pledgors (other than the First Lien Facility Obligations) to pay principal, premium (if any), interest (including interest, fees and other amounts accruing after the commencement of any Insolvency or Liquidation Proceeding, regardless of whether or not allowed or allowable in such proceeding), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to any letters of credit and bankers’ acceptance), damages and other liabilities payable under or in connection with the applicable Other First Lien Obligations Documents, in each case, (x) that are designated by the Company as Other First Lien Obligations pursuant to Section 4.13 and (y) the Representative with respect to which has duly executed and delivered an applicable Consent and Acknowledgment.
“Other First Lien Obligations Agent” means, with respect to any Series of Other First Lien Obligations or any separate facility within such Series, the person elected, designated or appointed as the administrative agent and/or collateral agent, trustee or similar representative of such Series or such separate facility within such Series by or on behalf of the holders of such Series of Other First Lien Obligations or such separate facility within such Series, and its respective successors in substantially the same capacity as may from time to time be appointed.
“Other First Lien Obligations Collateral Documents” means, collectively, the security agreements (if different from the First Lien Facility Collateral Agreements) or any other documents now existing or entered into after the date hereof that create Liens on any assets or properties of any Pledgor to secure any Other First Lien Obligations.
“Other First Lien Obligations Credit Document” means any (a) instruments, agreements or documents evidencing debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (b) debt securities, indentures and/or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances) or (c) instruments or agreements evidencing any other Indebtedness, in each case of the foregoing clauses to the extent that the obligations in respect thereof constitute Other First Lien Obligations.
“Other First Lien Obligations Documents” means, collectively, the Other First Lien Obligations Credit Documents and the Other First Lien Obligations Collateral Documents related thereto.
“Other First Lien Obligations Secured Parties” means, collectively, the persons holding any Other First Lien Obligations who have, directly or indirectly through their respective Other First Lien Obligations Agents, become party to and bound by this Agreement pursuant to a Consent and Acknowledgment in accordance with the provisions of Section 4.13 hereof.
“Other Second Lien Obligations” means all obligations of the Company and the other Pledgors (other than the Second Lien Facility Obligations) to pay principal, premium (if any), interest (including interest, fees and other amounts accruing after the commencement of any Insolvency or Liquidation Proceeding, regardless of whether or not allowed or allowable in such proceeding), penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under or in connection with the applicable Other Second Lien Obligations Documents, in each case, (x) that are designated by the Company as Other Second Lien Obligations pursuant to Section 4.13 and (y) the Representative with respect to which has duly executed and delivered an applicable Consent and Acknowledgment.
“Other Second Lien Obligations Agent” shall mean, with respect to any Series of Other Second Lien Obligations or any separate facility within such Series, the person elected, designated or appointed as the administrative agent and/or collateral agent, trustee or similar representative of such Series or such separate facility within such Series by or on behalf of the holders of such Series of Other Second Lien Obligations or such separate facility within such Series, and its respective successors in substantially the same capacity as may from time to time be appointed.
“Other Second Lien Obligations Collateral Documents” means, collectively, the security agreements (if different from the Second Lien Facility Collateral Agreement) or any other documents now existing or entered into after the date hereof that create Liens on any assets or properties of any Pledgor to secure any Other Second Lien Obligations.
“Other Second Lien Obligations Credit Document” means any (a) instruments, agreements or documents evidencing debt facilities or commercial paper facilities, providing for revolving credit loans or term loans, (b) debt securities, indentures and/or other forms of debt financing (including convertible or exchangeable debt instruments) or (c) instruments or agreements evidencing any other Indebtedness, in each case of the foregoing clauses to the extent that the obligations in respect thereof constitute Other Second Lien Obligations.
“Other Second Lien Obligations Documents” means, collectively, the Other Second Lien Obligations Credit Documents and the Other Second Lien Obligations Collateral Documents related thereto.

“Other Second Lien Obligations Secured Parties” means, collectively, the persons holding any Other Second Lien Obligations who have, directly or indirectly through their respective Other Second Lien Obligations Agents, become party to and bound by this Agreement pursuant to a Consent and Acknowledgment in accordance with the provisions of Section 4.13 hereof.
“Permitted Remedies” means, with respect to any Junior Secured Obligations:
(a)filing a claim or statement of interest with respect to such Obligations; provided, that an Insolvency or Liquidation Proceeding has been commenced by or against any Pledgor;
(b)taking any action (not adverse to the Liens securing any Senior Secured Obligations, the priority status thereof, or the rights of the Applicable Senior Representative or any of the Senior Secured Obligations Secured Parties to exercise rights, powers and/or remedies in respect thereof) in order to create, perfect, preserve or protect (but not enforce) its Lien on any of the Collateral;
(c)filing any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of the Junior Secured Obligations Secured Parties, including any claims secured by the Junior Secured Obligations Collateral, in each case in accordance with the terms of this Agreement;
(d)filing any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Pledgors arising under either any Insolvency or Liquidation Proceeding or applicable non-Bankruptcy Law, in each case not inconsistent with the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction);
(e)voting on any Plan of Reorganization, filing any proof of claim, making other filings and making any arguments, obligations, and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement; and
(f)with respect to the ABL Representative only, the exercise of rights and/or remedies under any account control agreement during a [“Cash Dominion Period”] (or comparable terms) as defined in the ABL Facility Agreement.
“Plan of Reorganization” means any plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement proposed in or in connection with any Insolvency or Liquidation Proceeding.
“Pledged Collateral” means the Shared Collateral in the possession or control of any Representative (or its agents or bailees), to the extent that possession or control thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction.
“Pledged Collateral Agent” means, with respect to any Pledged Collateral, the Representative having possession or control (including through its agents or bailees) thereof.

“Pledgors” means Holdings, the Company and each of its subsidiaries that shall have granted any Lien in favor of any Representative on any of its assets or properties to secure any of the Secured Obligations.
“Post-Petition Claims” means, collectively, interest, fees, costs, expenses and other charges that pursuant to any ABL Obligations Document, any First Lien Obligations Document or any Second Lien Obligations Document continue to accrue after the commencement of an Insolvency or Liquidation Proceeding.

“Recovery” has the meaning assigned to such term in Section 2.5(c).
“Refinance” means, in respect of any Indebtedness, to amend, restate, supplement, waive, replace (whether or not upon termination, and whether with the original parties or otherwise), restructure, repay, refund, refinance or otherwise modify from time to time (including by means of any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the obligations under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof). “Refinanced” and “Refinancing” have correlative meanings.
“Representative” means, (a) in respect of the ABL Obligations or the ABL Obligations Secured Parties, the ABL Representative, (b) in respect of the First Lien Facility Obligations or the First Lien Facility Obligations Secured Parties under (x) the Credit Agreement (as defined in the First Lien Pari Passu Intercreditor Agreement), the Credit Agreement Collateral Agent (as defined in the First Lien Pari Passu Intercreditor Agreement), and (y) the Initial Additional First Lien Agreement (as defined in the First Lien Pari Passu Intercreditor Agreement), the Initial Additional First Lien Collateral Agent (as defined in the First Lien Pari Passu Intercreditor Agreement),(c) in respect of the Second Lien Facility Obligations or the Second Lien Facility Obligations Secured Parties, the Second Lien Collateral Agent, (d) in respect of any Series of Other First Lien Obligations or the relevant Other First Lien Obligations Secured Parties, the Other First Lien Obligations Agent of such Series and (e) in respect of any Series of Other Second Lien Obligations or the relevant Other Second Lien Obligations Secured Parties, the Other Second Lien Obligations Agent of such Series.
“Second Lien Collateral Agent” means the collateral agent for the secured parties under the Second Lien [Credit Agreement][Indenture], together with its successors or co-agents in substantially the same capacity as may from time to time be appointed pursuant to the Second Lien [Credit Agreement][Indenture]. [As of the date hereof, [ ] shall be the Second Lien Collateral Agent.]
“Second Lien [Credit Agreement][Indenture]” means that certain Second Lien [Credit Agreement][Indenture], dated as of [mm] [dd], [yyyy], among the Company, Holdings, the guarantors identified therein and [ ], as [administrative agent][trustee] and as Second Lien Collateral Agent, as amended, restated, supplemented, replaced (whether or not upon termination, and whether with the original holders or otherwise), restructured, refinanced, extended or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof.
“Second Lien Facility” means (i) the Second Lien [Credit Agreement][Indenture], and (ii) when the facility referred to in clause (i) is no longer outstanding, if designated by the Company to be included in the definition of “Second Lien Facility” and subject to the satisfaction of the applicable requirements set forth in Section 4.13, (A) a debt facility or commercial paper facility providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indenture or other form of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances) or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.
“Second Lien Facility Collateral Agreement” means (a) the Second Lien Collateral Agreement dated as of [mm] [dd ], [yyyy], among the Company, each other Pledgor party thereto and the Second Lien Collateral Agent, as amended, restated, supplemented or otherwise modified from time to time, and (b) any other collateral agreement entered into from time to time in respect of any Second Lien Facility described in clause (ii) of the definition thereof and designated by the Company as a “Second Lien Facility Collateral Agreement,” as amended, restated, supplemented or other modified from time to time.
“Second Lien Facility Collateral Documents” means, collectively, the Second Lien Facility Collateral Agreement, any of the other “Security Documents” (or comparable terms) as defined in the Second Lien Facility Credit Documents, and any other documents now existing or entered into after the date hereof that grant Liens on any assets or properties of any Pledgor to secure any Second Lien Facility Obligations.
“Second Lien Facility Credit Documents” means (i) the Second Lien [Credit Agreement][Indenture] and (ii) the instrument, agreement or other document evidencing or governing any other Second Lien Facility described in clause (ii) of the definition thereof.
“Second Lien Facility Documents” means, collectively, the documentation in respect of the Second Lien Facility Obligations, including the Second Lien [Credit Agreement][Indenture], any other Second Lien Facility Credit Document, the Second Lien Facility Collateral Documents and any other “Loan Documents” or comparable terms as defined in the applicable Second Lien Facility.
“Second Lien Facility Obligations” means all “Secured Obligations” (as such term is defined in the Second Lien Facility Collateral Agreement), including all obligations of the Company and other obligors outstanding under, and all other obligations in respect of, any Second Lien Facility Documents, to pay principal, premium(if any), interest (including interest, fees and other amounts accruing after the commencement of any Insolvency or Liquidation Proceeding, regardless of whether or not allowed or allowable in such proceeding), penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under or in connection with the Second Lien Facility Documents.

“Second Lien Facility Obligations Secured Parties” means the persons holding any Second Lien Facility Obligations, including the Second Lien Collateral Agent.
“Second Lien Obligations” means, collectively, the Second Lien Facility Obligations and the Other Second Lien Obligations, or any of the foregoing.
“Second Lien Obligations Collateral Documents” means, collectively, the Second Lien Facility Collateral Documents and the Other Second Lien Obligations Collateral Documents.
“Second Lien Obligations Documents” means, collectively, the Second Lien Facility Documents and the Other Second Lien Obligations Documents.
“Second Lien Obligations Representative” means each of the Second Lien Collateral Agent and each Other Second Lien Obligations Agent.
“Second Lien Obligations Secured Parties” means, collectively, the Second Lien Facility Obligations Secured Parties and the Other Second Lien Obligations Secured Parties, or any of the foregoing.
“Secured Obligations” means, collectively, the ABL Obligations, the First Lien Facility Obligations, any Other First Lien Obligations, the Second Lien Facility Obligations and any Other Second Lien Obligations, or any of the foregoing.
“Secured Parties” means, collectively, the ABL Obligations Secured Parties, the First Lien Facility Obligations Secured Parties, any Other First Lien Obligations Secured Parties, the Second Lien Facility Obligations Secured Parties and any Other Second Lien Obligations Secured Parties, or any of the foregoing.
“Senior Agent” means, (a) with respect to the Non-ABL Priority Collateral, each First Lien Obligations Representative and (b) with respect to the ABL Priority Collateral, the ABL Representative.
“Senior Secured Obligations” means, (a) with respect to the Non-ABL Priority Collateral, the Non-ABL Obligations, and (b) with respect to the ABL Priority Collateral, the ABL Obligations. The Non-ABL Obligations shall, collectively, constitute one “ Class” of Senior Secured Obligations and the ABL Obligations shall, collectively, constitute a separate “Class” of Senior Secured Obligations.
“Senior Secured Obligations Collateral” means, (a) with respect to the ABL Obligations, the ABL Priority Collateral, and (b) with respect to the Non-ABL Obligations, the Non-ABL Priority Collateral.
“Senior Secured Obligations Collateral Documents” means each Senior Secured Obligations Document pursuant to which a Lien is now or hereafter granted securing any Senior Secured Obligations or under which rights or remedies with respect to such Liens are at any time governed.

“Senior Secured Obligations Documents” means, (a) with respect to the Non- ABL Priority Collateral, the First Lien Obligations Documents and the Second Lien Obligations Documents and, (b) with respect to the ABL Priority Collateral, the ABL Obligations Documents.
“Senior Secured Obligations Secured Parties” means, (a) with respect to the Non-ABL Priority Collateral, the First Lien Obligations Secured Parties and the Second Lien Obligations Secured Parties and, (b) with respect to the ABL Priority Collateral, the ABL Obligations Secured Parties.
“Series” means, as applicable,
(a)each of the ABL Obligations;
(b)each of the First Lien Facility Obligations and each series of Other First Lien Obligations, each of which shall constitute a separate series of the Class of Secured Obligations constituting Non-ABL Obligations. The First Lien Obligations Secured Parties with respect to each series of First Lien Obligations shall constitute a separate series of First Lien Obligations Secured Parties; and
(c)each of the Second Lien Facility Obligations and each series of Other Second Lien Obligations, each of which shall constitute a separate series of the Class of Secured Obligations constituting Non-ABL Obligations. The Second Lien Obligations Secured Parties with respect to each series of Second Lien Obligations shall constitute a separate series of Second Lien Obligations Secured Parties;
provided, that notwithstanding the foregoing, all Series of First Lien Obligations and all Series of Second Lien Obligations shall collectively constitute a single Class vis-à-vis the ABL Obligations, and all First Lien Obligations Secured Parties and all Second Lien Obligations Secured Parties shall constitute a single Class vis-à-vis the ABL Obligations Secured Parties, in each case, for purposes of this Agreement.
“Shared Collateral’ means the portion of the Collateral granted or purported to be granted to secure both one or more Series of the ABL Obligations and one or more Series of the Non-ABL Obligations.
“subsidiary” means, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of any Representative’s or Secured Party’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.
1.2Terms Generally.
The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (b) any reference herein to any person shall be construed to include such person’s successors and assigns, but shall not be deemed to include the subsidiaries of such person unless express reference is made to such subsidiaries, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Exhibits shall be construed to refer to Sections and Exhibits of this Agreement, (e) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) the term “or” is not exclusive.
SECTION 2. Priorities and Agreements with Respect to Collateral.
1.1Priority of Claims. (a) Anything contained herein or in any of the ABL Obligations Documents or Non-ABL Obligations Documents to the contrary notwithstanding, if an Event of Default has occurred and is continuing, and any Representative is taking action to exercise remedies in respect of any Shared Collateral (whether in an Insolvency or Liquidation Proceeding or otherwise), the proceeds of such Shared Collateral shall be applied as follows:
(i)In the case of the Non-ABL Priority Collateral,
FIRST, with respect to the Non-ABL Obligations, until the Discharge of Non-ABL Obligations has occurred to the First Lien/Second Lien Intercreditor Representative for distribution in accordance with the First Lien/Second Lien Intercreditor Agreement or any other applicable Non-ABL Obligations Documents until Discharge    of    Non-ABL    Obligations;

THEREAFTER, to the payment in full of the ABL Obligations in accordance with the ABL Facility Agreement until Discharge of ABL Obligations; and

THEREAFTER, the balance, if any, to the Pledgors or as a court of competent jurisdiction may otherwise direct to be applied.
(ii)In the case of the ABL Priority Collateral,
FIRST, to the payment in full of the ABL Obligations in accordance with the ABL Facility Agreement until Discharge of ABL Obligations;
THEREAFTER, with respect to the Non-ABL Obligations, until the Discharge of Non-ABL Obligations has occurred to the First Lien/Second Lien Intercreditor Representative for distribution in accordance with the First Lien/Second Lien Intercreditor Agreement or any other applicable Non-ABL Obligations Documents until Discharge of Non-ABL Obligations; and
THEREAFTER, the balance, if any, to the Pledgors or as a court of competent jurisdiction may otherwise direct to be applied.
(b)It is acknowledged and agreed that (i) the aggregate amount of any Senior Secured Obligations may be Refinanced as contemplated by Section 2.12 from time to time, all without affecting the priorities set forth in this Section 2.1 or the provisions of this Agreement defining the relative rights of the ABL Obligations Secured Parties vis-a-vis the Non-ABL Obligations Secured Parties, and (ii) a portion of the Senior Secured Obligations consists or may consist of Indebtedness that is revolving in nature, and the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed. The priorities provided for herein shall not be altered or otherwise affected by any Refinancing of either the Junior Secured Obligations (or any part thereof) or the Senior Secured Obligations (or any part thereof), by the release of any Collateral or of any guarantees for any Senior Secured Obligations or any Junior Secured Obligations or by any action that any Representative or Secured Party may take or fail to take in respect of any Collateral.
(c)Notwithstanding (u) the date, time, method, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted on the Shared Collateral to secure any ABL Obligations or any Non-ABL Obligations, as the case may be, (v) any provision of the UCC, any Bankruptcy Law or any other applicable law, (w) any provision of any ABL Obligations Documents or any Non-ABL Obligations Documents, (x) whether any Secured Party, either directly or through agents, holds possession of, or has control over, all or any part of the Shared Collateral, (y) the fact that any Liens granted to secure any ABL Obligations or any Non-ABL Obligations may be subordinated, voided, avoided, invalidated or lapsed or (z) any other circumstance of any kind or nature whatsoever:
(i) the Liens on the Non-ABL Priority Collateral securing the Non-ABL Obligations will rank senior to any Liens on the Non-ABL Priority Collateral securing the ABL Obligations; and

(ii) the Liens on the ABL Priority Collateral securing the ABL Obligations will rank senior to any Liens on the ABL Priority Collateral securing the Non-ABL Obligations.
(d) Each Representative agrees that prior to an Enforcement Notice or commencement of an Insolvency or Liquidation Proceeding with respect to any Pledgor, any proceeds of Collateral, whether or not deposited in an account subject to an account control agreement, shall not (as between the ABL Obligations Secured Parties and the Non -ABL Obligations Secured Parties) be treated as proceeds of Collateral for purposes of determining the relative priorities in the Collateral. The parties further agree that notwithstanding anything herein to the contrary prior to an issuance of an Enforcement Notice from the First Lien/Second Lien Intercreditor Representative to the ABL Representative or commencement of an Insolvency or Liquidation Proceeding with respect to any Pledgor, all funds deposited in a deposit account or securities account that constitutes ABL Priority Collateral subject to an account control agreement and then applied to the ABL Obligations shall be treated as ABL Priority Collateral; provided that any such proceeds received after an issuance of an Enforcement Notice from the First Lien/Second Lien Intercreditor Representative to the ABL Representative or commencement of an Insolvency or Liquidation Proceeding with respect to any Pledgor shall be treated as Non-ABL Priority Collateral.
2.2         Actions with Respect to Collateral; Prohibition on Contesting
Liens.
(a)Each of the ABL Representative and the First Lien/Second Lien
Intercreditor Representative, other Representatives and the Secured Parties, acknowledges and agrees that, until the Discharge of Senior Secured Obligations of a particular Class has occurred, (i) only the Applicable Senior Representative (or any person authorized by it) shall have the ability and option to act or refrain from acting with respect to the Senior Secured Obligations Collateral of such Class, (ii) no Representative shall follow any instructions with respect to such Senior Secured Obligations Collateral from the Applicable Junior Representative, any Junior Agent or any other Junior Secured Obligations Secured Party, (iii) the Applicable Junior Representative, the Junior Agents and the other Junior Secured Obligations Secured Parties shall not, and shall not instruct any Representative to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its interest in or realize upon, or take any other action available to it in respect of, any Senior Secured Obligations Collateral, whether under any ABL Obligations Document, any Non-ABL Obligations Document, applicable law or otherwise, it being agreed that (A) only the Applicable Senior Representative (or any person authorized by it), acting in accordance with the ABL Obligations Collateral Documents or the First Lien Facility Collateral Documents, as applicable, shall be entitled to take any such actions or exercise any such remedies, or to cause any Representative to do so and (B) notwithstanding the foregoing, the Applicable Junior Representative, the Junior Agents and the other Junior Secured Obligations Secured Parties may take any Permitted Remedies, and (iv) each of the Applicable Junior Representative, the Junior Agents and the other Junior Secured Obligations Secured Parties, hereby waive any right of subrogation any of them may acquire as a result of any payment hereunder until the Discharge of the Senior Secured Obligations has occurred. The Applicable Senior Representative and each Senior Agent may deal with the Senior Secured

Obligations Collateral as if they had a senior Lien on such Collateral; provided, that with respect to the First Lien/Second Lien Intercreditor Representative, the First Lien Collateral Agent or any Other First Lien Obligations Agent, the provisions of any First Lien/First Lien Intercreditor Agreement and the First Lien/Second Lien Intercreditor Agreement, in each case to the extent not in contravention of this Agreement, shall also be complied with. Furthermore, the Applicable Junior Representative, for itself and on behalf of the Junior Secured Obligations Secured Parties, acknowledges and agrees that it and they will not contest, protest or object to any foreclosure proceeding or action brought by the Applicable Senior Representative, any Senior Agent or any other Senior Secured Obligations Secured Party, or any other exercise by the Applicable Senior Representative, any Senior Agent or any other Senior Secured Obligations Secured Party of any rights and remedies relating to the Senior Secured Obligations Collateral.
(b)(i) The First Lien/Second Lien Intercreditor Representative, for itself and on behalf of the Non-ABL Obligations Secured Parties, and any other Representative for itself and on behalf of any other Non-ABL Obligations Secured Party, agrees that it will not(and hereby waives any right to) contest or support any other person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any ABL Obligations Secured Party on all or any part of the Collateral, or the provisions of this Agreement.
(ii) The ABL Representative, for itself and on behalf of the ABL Obligations Secured Parties agrees that it will not (and hereby waives any right to) contest or support any other person in contesting, in any proceeding(including any Insolvency or Liquidation Proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any First Lien Obligations Secured Party or any Second Lien Obligations Secured Party on all or any part of the Collateral, or the provisions of this Agreement;
provided, that nothing in this Agreement shall be construed to prevent or impair the rights of any ABL Obligations Secured Party, any First Lien Obligations Secured Party or any Second Lien Obligations Secured Party to enforce this Agreement.
(c)The parties hereto agree to execute, acknowledge and deliver a memorandum of intercreditor agreement, together with such other documents in furtherance hereof or thereof, in each case, in proper form for recording in connection with any mortgages and in form and substance reasonably satisfactory to each of the Representatives, in those jurisdictions where such recording is reasonably recommended or requested by local real estate counsel and/or the title insurance company, or as otherwise deemed reasonably necessary or proper by the parties hereto.
2.3     Confirmation of Lien Priorities in Junior Secured Obligations Collateral Documents.

Each of the Applicable Junior Representative and the Junior Agents agrees that the Pledgors may cause (and the Pledgors agree to cause) each applicable Junior Secured Obligations Collateral Document entered into concurrently with or after this Agreement, unless otherwise agreed to by the Applicable Senior Representative, to include the following language (or language to similar effect approved by the relevant Applicable Senior Representative):
“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to [applicable Junior Agent] for the benefit of the [applicable Junior Secured Obligations Secured Parties] pursuant to this Agreement and (ii) the exercise of any right or remedy by [applicable Junior Agent] hereunder or the application of proceeds (including insurance proceeds and condemnation proceeds) of any Shared Collateral, are subject to the provisions of that certain ABL Intercreditor Agreement dated as of [mm] [dd], [yyyy] (as amended, supplemented, restated, replaced, extended or otherwise modified from time to time, the “ABL Intercreditor Agreement”), between [    ], as the ABL Representative, JPMORGAN CHASE BANK, N.A., as the First Lien Collateral Agent, the Designated Senior Representative and the First Lien/Second Lien Intercreditor Representative, [ ], as the Second Lien Collateral Agent and the Designated Second Priority Representative, and SOTERA HEALTH COMPANY and certain of its subsidiaries. In the event of any conflict between the terms of the ABL Intercreditor Agreement and the terms of this Agreement, the terms of the ABL Intercreditor Agreement shall govern.”
2.4        No Duties of Senior Agents; Provision of Notice.
(a)Each of the Applicable Junior Representative, the Junior Agents and other Junior Secured Obligations Secured Parties acknowledges and agrees that:
(i)the Applicable Senior Representative, the Senior Agents and the other Senior Secured Obligations Secured Party shall not have any duties or other obligations to the Applicable Junior Representative, the Junior Agents or the other Junior Secured Obligations Secured Parties with respect to any Senior Secured Obligations Collateral, other than to transfer to the Applicable Junior Representative any proceeds of any such Collateral that constitutes Shared Collateral remaining in its possession following any Disposition of such Collateral (in each case, unless the Junior Secured Obligations have been Discharged prior to or concurrently with such Disposition, payment or satisfaction) and the Discharge of the Senior Secured Obligations secured thereby, or if any Senior Agent shall be in possession of all or any part of such Collateral after such payment and satisfaction in full and termination, such Collateral or any part thereof remaining, in each case without any representation or warranty on the part of such Senior Agent or any other Senior Secured Obligations Secured Party; and
(ii)without limiting the foregoing, none of the Applicable Senior Representative, the Senior Agents or any other Senior Secured Obligations Secured Party shall have any duty or obligation first to marshal or realize upon any type of Senior Secured Obligations Collateral (or any other collateral securing the Senior Secured Obligations), or to Dispose of or otherwise liquidate all or any portion of such Collateral (or any other collateral securing the Senior Secured Obligations), in any manner that would maximize the return to the Junior Secured Obligations Secured Parties, notwithstanding that the order and timing of any such realization, Disposition or liquidation may affect the amount of proceeds actually received by the Junior Secured Obligations Secured Parties from such realization, Disposition or liquidation.
Each of the Applicable Junior Representative, the Junior Agents and other Junior Secured Obligations Secured Parties waives any claim it or any other Junior Secured Obligations Secured Party may now or hereafter have against the Applicable Senior Representative, any Senior Agent or any other Senior Secured Obligations Secured Parties (or their Representatives) arising out of (x) any actions which the Applicable Senior Representative, such Senior Agent or any such other Senior Secured Obligations Secured Parties (or their Representatives) takes or omits to take (including actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, Disposition, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the Senior Secured Obligations from any account debtor, guarantor or any other party) in accordance with the relevant Senior Secured Obligations Documents or any other agreement related thereto or to the collection of the Senior Secured Obligations or the valuation, use, protection or release of any security for the Senior Secured Obligations, (y) any election by the Applicable Senior Representative, any Senior Agent or any other Senior Secured Obligations Secured Parties (or their Representative), in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (z) subject to Section 2.7 (Certain Agreements With Respect to Bankruptcy or Insolvency Proceedings), any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code by, the Company or any of its subsidiaries, as debtor-in-possession.
(b)The First Lien Collateral Agent shall, at the Company’s request, after it no longer is the First Lien/Second Lien Intercreditor Representative, notify the Company, the ABL Representative, each other First Lien Obligations Representative, the Designated Second Priority Representative and each other Second Lien Obligations Representative of the same.
2.5     No Interference; Payment Over; Avoidance Issues. (a) Each of the Applicable Junior Representative, the Junior Agents and any other Junior Secured Obligations Secured Parties agrees that:
(i)it will not challenge or question in any proceeding (x) the validity or enforceability of any ABL Obligations Collateral Documents, any First Lien Obligations Collateral Documents or any Second Lien Obligations Collateral Documents, (y) the validity, attachment, perfection or priority of any Lien under the ABL Obligations Collateral Documents, any ABL Pari Obligations Collateral Documents, any First Lien Obligations Collateral Documents or any Second Lien Obligations Collateral Documents, or (z) the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement;
(ii)it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other Disposition of the Senior Secured Obligations Collateral by the Applicable Senior Representative, any Senior Agent or any other Senior Secured Obligations Secured Party;

(iii)it shall not have any right to (A) direct the Applicable Senior Representative, any Senior Agent or any other Senior Secured Obligations Secured Party to exercise any right, remedy or power with respect to any Senior Secured Obligations Collateral or (B) consent to the exercise by the Applicable Senior Representative, any Senior Agent or any other Senior Secured Obligations Secured Party of any right, remedy or power with respect to any Senior Secured Obligations Collateral;
(iv)it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Applicable Senior Representative, any Senior Agent or any other Senior Secured Obligations Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to, and none of the Applicable Senior Representative, any Senior Agent or any other Senior Secured Obligations Secured Party shall be liable for, any action taken or omitted to be taken by the Applicable Senior Representative, any Senior Agent or any other Senior Secured Obligations Secured Party with respect to any Senior Secured Obligations Collateral;
(v)it will not seek, and hereby waives any right, to have any Senior Secured Obligations Collateral or any part thereof marshaled upon any foreclosure or other Disposition of such Collateral; and
(vi)it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided, that nothing in this Agreement shall be construed to prevent or impair the rights of any ABL Obligations Secured Party, any First Lien Obligations Secured Party or any Second Lien Obligations Secured Party to enforce this Agreement in accordance with its terms.
(b)Each of the Applicable Junior Representative, the Junior Agents and the other Junior Secured Obligations Secured Parties hereby agrees that if it shall obtain possession of any Senior Secured Obligations Collateral or shall realize any proceeds or payment in respect of any such Collateral, pursuant to its exercise of remedies with respect to such Collateral pursuant to any ABL Obligations Collateral Document, any First Lien Obligations Collateral Document or any Second Lien Obligations Collateral Document, or under applicable law or through any other exercise of remedies, at any time prior to the Discharge of the Senior Secured Obligations, then it shall hold such Collateral, proceeds or payment in trust for the Senior Secured Obligations Secured Parties and transfer such Collateral, proceeds or payment, as the case may be, to the Applicable Senior Representative reasonably promptly after obtaining actual knowledge (or notice from the Applicable Senior Representative) that it is in possession of such Collateral, proceeds or payment. Each of the Applicable Junior Representative, Junior Agents and other Junior Secured Obligations Secured Parties agrees that, if at any time it receives notice or obtains actual knowledge that all or part of any payment with respect to any Senior Secured Obligations previously made shall be rescinded for any reason whatsoever, it shall promptly pay over to the Applicable Senior Representative any such payment received by it and then in its possession or under its control in respect of any Senior Secured Obligations Collateral and shall promptly turn over any Senior Secured Obligations Collateral then held by it over to the Applicable Senior Representative, at the Company’s expense, and the provisions set forth in this Agreement shall be reinstated as if such payment had not been made, until the Discharge of the Senior Secured Obligations has occurred.
(c)If any Senior Secured Obligations Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the Company or any other Pledgor (or any trustee, receiver or similar person therefor), because the payment of such amount was declared to be fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff or otherwise, then as among the parties hereto, the relevant Senior Secured Obligations shall be deemed to be reinstated to the extent of such Recovery and to be outstanding as if such payment had not occurred and such Senior Secured Obligations Secured Parties shall be entitled to a Discharge of such Senior Secured Obligations with respect to all such Recovery and shall have all rights hereunder until such time. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto.
2.6    Automatic Release of Junior Liens. (a) The First Lien/Second Lien Intercreditor Representative, for itself and on behalf of the Non-ABL Obligations Secured Parties, agrees that in the event of a Disposition of any ABL Priority Collateral in connection with the foreclosure upon or other exercise of remedies with respect to such ABL Priority Collateral that results in the release of the Liens held by the ABL Representative and/or any other ABL Obligations Secured Party on such ABL Priority Collateral (regardless of whether or not an Event of Default has occurred and is continuing under any Non-ABL Obligations Document at the time of such Disposition), the Liens on such ABL Priority Collateral held by the applicable First Lien Obligations Representatives, the applicable Second Lien Obligations Representatives or any other Non-ABL Obligations Secured Party shall be automatically released; provided, that notwithstanding the foregoing, (A) until the Discharge of the First Lien Obligations has occurred, the First Lien Obligations Secured Parties shall be entitled to a Lien on and any proceeds of a Disposition under this clause (a) that remain after Discharge of the ABL Obligations, (B) until the Discharge of the Second Lien Obligations has occurred, the Second Lien Obligations Secured Parties shall be entitled to a Lien on and any proceeds of a Disposition under this clause (a) that remain after Discharge of the ABL Obligations and after Discharge of the First Lien Obligation and (C) the Liens on such remaining proceeds securing the Non-ABL Obligations shall not be automatically released pursuant to this Section 2.6(a).
(a)The ABL Representative, for itself and on behalf of the ABL Obligations Secured Parties, agrees that in the event of a Disposition of any Non-ABL Priority Collateral in connection with the foreclosure upon or other exercise of remedies with respect to such Non- ABL Priority Collateral that results in the release of the Liens on such Non -ABL Priority Collateral held by the Designated Senior Representative and/or any other First Lien Obligations Secured Party (regardless of whether or not an Event of Default has occurred and is continuing under any ABL Obligations Documents at the time of such Disposition), the Lien held by the ABL Representative and/or any other ABL Obligations Secured Party on such Non-ABL Priority Collateral shall be automatically released; provided, that notwithstanding the foregoing, until the Discharge of the ABL Obligations has occurred, (A) the ABL Obligations

Secured Parties shall be entitled to a Lien on and any proceeds of a Disposition under this clause (b) that remain after Discharge of the Non-ABL Obligations has occurred, and the (B) Liens on such remaining proceeds securing the ABL Obligations shall not be automatically released pursuant to this Section 2.6(b).
(b)Each of the Applicable Junior Representative, the Junior Agents and the other Junior Secured Obligations Secured Parties agrees to execute and deliver (at the sole cost and expense of the Pledgors) all such authorizations and other instruments as shall reasonably be requested by the Applicable Senior Representative or any Senior Agent acting on behalf of the relevant Senior Secured Obligations Secured Parties to evidence and confirm any release of Junior Secured Obligations Collateral provided for in this Section 2.6.
2.7     Certain Agreements with Respect to Bankruptcy or Insolvency
Proceedings.
(a)This Agreement shall continue in full force and effect notwithstanding the commencement of any Insolvency or Liquidation Proceeding by or against the Company or any of its subsidiaries. Without limiting the generality of the foregoing, the provisions of this Agreement are intended to be and shall be enforceable as a “subordination agreement” under Section 510(a) of the Bankruptcy Code.
(b)If the Company or any of its subsidiaries shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code:
if the ABL Representative desires to permit the use of cash collateral or to permit the Company and/or any of its subsidiaries to obtain financing under Section 363 or Section 364 of the Bankruptcy Code or under any other similar law (“DIP Financing”) either secured by a Lien on, or constituting the proceeds of, the ABL Priority Collateral, then the First Lien/Second Lien Intercreditor Representative, for itself and on behalf of the Non-ABL Obligations Secured Parties, hereby agrees: (A) not to object to such use of cash collateral or DIP Financing or to request adequate protection (except as otherwise expressly permitted by the terms of this Agreement) or any other relief in connection therewith so long as the Non-ABL Obligations Secured Parties retain the benefit of their Liens on the ABL Priority Collateral, including proceeds thereof arising after the commencement of such Bankruptcy Case (to the extent provided for under applicable law), with the same priority vis-à-vis the ABL Obligations Secured Parties (other than with respect to any Liens granted thereto securing such DIP Financing) as existed prior to the commencement of such Bankruptcy Case and (B) to the extent the Liens on the ABL Priority Collateral securing the ABL Obligations are subordinated to, or pari passu with, such DIP Financing, to subordinate its Liens on the ABL Priority Collateral to the Liens granted to the lenders providing such DIP Financing (and all obligations relating thereto, including any “carve- out” from the ABL Priority Collateral granting administrative priority status or Lien priority to secure the payment of fees and expenses of the United States Trustee or professionals retained by any debtor or creditors’ committee agreed to by the ABL Representative or the other ABL Obligations Secured Parties) and to any adequate protection Liens granted to the ABL Representative or any other ABL Obligations Secured Party on the same basis as the Liens on such ABL Priority Collateral securing the ABL Obligations are subordinated to such DIP Financing or to confirm the priorities with respect to such ABL Priority Collateral as set forth herein, as applicable; and

(i)if the First Lien/Second Lien Intercreditor Representative desires to permit the Company and/or any of its subsidiaries to obtain any DIP Financing secured by a Lien on, or constituting the proceeds of, Non-ABL Priority Collateral, then the ABL Representative, for itself and on behalf of the ABL Obligations Secured Parties, hereby agrees: (A) not to object to such use of cash collateral or DIP Financing or to request adequate protection (except as otherwise expressly permitted by the terms of this Agreement) or any other relief in connection therewith so long as the ABL Obligations Secured Parties retain the benefit of their Liens on the Non-ABL Priority Collateral, including proceeds thereof arising after the commencement of such Bankruptcy Case (to the extent provided for under applicable law), with the same priority vis-à-vis the First Lien Obligations Secured Parties and the Second Lien Obligations Secured Parties (other than with respect to any DIP Financing Liens granted thereto) as existed prior to the commencement of such Bankruptcy Case and (B) to the extent the Liens on Non -ABL Priority Collateral securing the First Lien Obligations and/or the Second Lien Obligations are subordinated to, or pari passu with, such DIP Financing, to subordinate its Liens on the Non-ABL Priority Collateral to the Liens granted to the lenders providing such DIP Financing (and all obligations relating thereto, including any “carve-out” from the Non- ABL Priority Collateral granting administrative priority status or Lien priority to secure the payment of fees and expenses of the United States Trustee or professionals retained by any debtor or creditors’ committee agreed to by the First Lien/Second Lien Intercreditor Representative or the other Non-ABL Obligations Secured Parties), to any adequate protection Liens granted to the Designated Senior Representative or any other First Lien Obligations Secured Party and to any adequate protection Liens granted to the Designated Second Priority Representative or any other Second Lien Obligations Secured Party, on the same basis as the Liens on such Non-ABL Priority Collateral securing the First Lien Obligations and the Liens on such Non-ABL Priority Collateral securing the Second Lien Obligations, respectively, are subordinated to such DIP Financing in each case, or to confirm the priorities with respect to such Non-ABL Priority Collateral as set forth herein, as applicable.
(c)Each of the Applicable Junior Representative, the Junior Agents and the other Junior Secured Obligations Secured Parties agrees that it will not object to and will not otherwise contest: (i) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of the Senior Secured Obligations made by the Applicable Senior Representative, any Senior Agent or any other Senior Secured Obligations Secured Party; (ii) any lawful exercise by any holder of claims in respect of any Senior Secured Obligations of the right to credit bid such claims under Section 363(k) of the Bankruptcy Code or any other applicable provision of the Bankruptcy Code or in any sale in foreclosure of Collateral that is Senior Secured Obligations Collateral with respect to such claims; (iii) any other request for judicial relief made in any court by the Applicable Senior Representative, any Senior Agent or any other Senior Secured Obligations Secured Party relating to the lawful enforcement of any Lien on the Senior Secured Obligations Collateral; or (iv) any Disposition of any Senior Secured Obligations Collateral (or any portion thereof) under Section 363 of the Bankruptcy Code or any other applicable provision of the Bankruptcy Code if the Senior Secured Obligations Secured Parties of any Series (or the relevant Senior Agent acting on their behalf) shall have consented to such Disposition of such Senior Secured Obligations Collateral and the applicable order approving such Disposition provides that, to the extent the Disposition is to be free and clear of Liens, the Liens securing the Senior Secured Obligations and the Junior Secured Obligations will attach to the proceeds of the Disposition on the same basis of priority as the Liens securing such Obligations on the assets being Disposed of, in accordance with this Agreement.
(d)Each of the Applicable Junior Representative, the Junior Agents and the other Junior Secured Obligations Secured Parties agree that it will not seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding with respect to Senior Secured Obligations Collateral without the prior consent of the Applicable Senior Representative.
(e)Each of the Applicable Junior Representative, the Junior Agents and the other Junior Secured Obligations Secured Parties hereby agrees that it will not object to and will not otherwise contest (or support any other person contesting):
(i)any request by the Applicable Senior Representative or any Senior Secured Obligations Secured Party (or any Senior Agent acting on its behalf) for adequate protection in any form with respect to the applicable Senior Secured Obligations Collateral, or
(ii)any objection by the Applicable Senior Representative or any Senior Secured Obligations Secured Party (or any Senior Agent acting on its behalf) to any motion, relief, action or proceeding based on the Applicable Senior Representative or any Senior Secured Obligations Secured Party (or any Senior Agent acting on its behalf) claiming a lack of adequate protection with respect to the applicable Senior Secured Obligations Collateral.
Notwithstanding the foregoing, in any Insolvency or Liquidation Proceeding: (I)(x) if the Senior Secured Obligations Secured Parties (or any
subset thereof) are granted adequate protection with respect to the applicable Senior
Secured Obligations Collateral in the form of a Lien on additional or replacement collateral, then the Applicable Junior Representative may seek or request adequate protection with respect to such applicable Senior Secured Obligations Collateral in the form of a Lien on such additional or replacement collateral, so long as, with respect to the Senior Secured Obligations Collateral, such Lien is subordinated to the adequate protection Lien granted to the applicable Senior Secured Obligations Secured Parties, on the same basis as the other Liens securing the Junior Secured Obligations on the Senior Secured Obligations Collateral are subordinated to the Liens on the Senior Secured Obligations Collateral securing the Senior Secured Obligations under this Agreement and (y) each of the Applicable Junior Representative, the Junior Agents and the other Junior Secured Obligations Secured Parties hereby agrees that in the event the Applicable Junior Representative is granted adequate protection with respect to the applicable Senior Secured Obligations Collateral in the form of a Lien on additional or replacement collateral, then the Senior Secured Obligations Secured Parties (or the Applicable Senior Representative or the relevant Senior Agents acting on their behalf) shall also be granted a Lien on such additional or replacement collateral as adequate protection for the Senior Secured Obligations and that any adequate protection Lien on such additional or replacement collateral that constitutes Senior Secured Obligations Collateral securing the Junior Secured Obligations shall be subordinated to the adequate protection Liens on such collateral granted to the relevant Senior Secured Obligations Secured Parties and any other Liens on the Senior Secured Obligations Collateral granted to the Senior Secured Obligations Secured Parties on the same basis as the Liens securing the Junior Secured Obligations are so subordinated to the Liens securing the Senior Secured Obligations under this Agreement, and
(II)(x) if the Senior Secured Obligations Secured Parties (or any subset thereof) are granted adequate protection with respect to the applicable Senior Secured Obligations Collateral in the form of a superpriority administrative claim, then the Applicable Junior Representative may seek or request adequate protection with respect to such applicable Senior Secured Obligations Collateral in the form of a superpriority administrative claim, so long as such claim is subordinated to the adequate protection superpriority claim granted to the applicable Senior Secured Obligations Secured Parties on the same basis as the other claims with respect to the Junior Secured Obligations are subordinated to the claims with respect to the Senior Secured Obligations under this Agreement and (y) each of the Applicable Junior Representative, the Junior Agents and the other Junior Secured Obligations Secured Parties hereby agrees that in the event that the Applicable Junior Representative is granted adequate protection with respect to the applicable Senior Secured Obligations Collateral in the form of a superpriority administrative claim, then the Senior Secured Obligations Secured Parties (or the Applicable Senior Representative or the relevant Senior Agents acting on their behalf) shall also be granted a superpriority administrative claim with respect to such applicable Senior Secured Obligations Collateral and that any claim granted with respect to the Junior Secured Obligations shall be subordinated to the superpriority administrative claim granted with respect to the Senior Secured Obligations as adequate protection on the same basis as the claims with respect to the Junior Secured Obligations are so subordinated to the claims with respect to the Senior Secured Obligations under this Agreement.

(f) Each of the Applicable Junior Representative, the Junior Agents and the other Junior Secured Obligations Secured Parties hereby agrees that (i) it will not oppose or seek to challenge any claim by the Applicable Senior Representative, any Senior Agent or any other Senior Secured Obligations Secured Party for allowance of the Senior Secured Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Applicable Senior Representative’s Lien on the Senior Secured Obligations Collateral, without regard to the existence of the Lien of the Junior Secured Obligations Secured Parties on the Senior Secured Obligations Collateral; and (ii) until the Discharge of Senior Secured Obligations has occurred, the Applicable Junior Representative, the Junior Agents and the other Junior Secured Obligations Secured Parties will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code senior to or on a parity with the Liens on the Senior Secured Obligations Collateral securing the Senior Secured Obligations for costs or expenses of preserving or disposing of any Collateral.

(g)The First Lien/Second Lien Intercreditor Representative, for itself and on behalf of the Non-ABL Obligations Secured Parties, and the ABL Representative, for itself and on behalf of the ABL Obligations Secured Parties, acknowledge and intend that: the grants of Liens pursuant to the First Lien Obligations Collateral Documents and the Second Lien Obligations Collateral Documents, on the one hand, and the ABL Obligations Collateral Documents, on the other hand, constitute separate and distinct grants of Liens, and because of, among other things, their differing rights in the Collateral, the ABL Obligations are fundamentally different from the First Lien Obligations and the Second Lien Obligations and must be separately classified in any Plan of Reorganization proposed or confirmed(or approved) in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the ABL Obligations Secured Parties and the claims of the Non-ABL Obligations Secured Parties in respect of any Collateral constitute claims in the same class (rather than separate classes of secured claims), then the ABL Obligations Secured Parties and the Non-ABL Obligations Secured Parties hereby acknowledge and agree that all distributions from the Shared Collateral shall be made as if there were separate classes of ABL Obligations and Non-ABL Obligations against the Pledgors (with the effect being that, to the extent that the aggregate value of the ABL Priority Collateral or the Non-ABL Priority Collateral is sufficient (for this purpose ignoring all claims held by the other Class of Secured Parties for whom such Collateral is Junior Secured Obligations Collateral), the ABL Obligations Secured Parties or the Non-ABL Obligations Secured Parties, respectively, shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of Post-Petition Claims that are available from the applicable Senior Secured Obligations Collateral for each of the ABL Obligations Secured Parties and the Non-ABL Obligations Secured Parties (regardless of whether any such Post-Petition Claims may or may not be allowed or allowable in whole or in part as against the Company or any of the other Pledgors in the applicable Insolvency or Liquidation Proceeding(s) pursuant to Section 506(b) of the Bankruptcy Code or otherwise), respectively, before any distribution is made in respect of any claims in respect of the Junior Secured Obligations from, or with respect to, such applicable Senior Secured Obligations Collateral, with the holder of such claims hereby acknowledging and agreeing to turn over to the respective other Secured Parties amounts otherwise received or receivable by them from, or with respect to, such applicable Senior Secured Obligations Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing their aggregate recoveries.
(h)If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a Plan of Reorganization or similar dispositive restructuring plan, both on account of the ABL Obligations and on account of the Non-ABL Obligations, then, to the extent the debt obligations distributed on account of the ABL Obligations and on account of the Non -ABL Obligations are secured by Liens upon the Shared Collateral, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the debt obligations so distributed, to the Liens securing such debt obligations and the distribution of proceeds thereof.
2.8 Reinstatement. If, at any time after the Discharge of ABL Obligations or the Discharge of Non-ABL Obligations has occurred, the Company incurs or designates in writing pursuant to and in accordance with Section 4.13 any ABL Obligations or any Non-ABL Obligations, then, at the Company’s election, such Discharge of ABL Obligations or such Discharge of Non-ABL Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such incurrence or designation as a result of the occurrence of such first Discharge), and the applicable agreement governing such ABL Obligations or such Non-ABL Obligations shall automatically be treated as the ABL Facility Agreement or the First Lien Obligations Credit Document, as the case may be, for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of the Shared Collateral set forth herein. Upon receipt of notice of such designation (including the identity of any new Representative), each Representative shall promptly (i) enter into such documents and agreements, including amendments or supplements to this Agreement, as the Company or such new Representative shall reasonably request in writing in order to provide to such new Representative the rights contemplated hereby and (ii) to the extent then held by the Applicable Junior Agents or any Junior Secured Obligations Secured Parties, deliver to such new Representative any Pledged Collateral that is Shared Collateral, together with any necessary endorsements (or otherwise allow such new Representative to obtain possession or control of such Pledged Collateral), it being understood that all reasonable and documented out- of-pocket expenses incurred by any Secured Parties (and their respective representatives) in connection with the execution and delivery of such documents and instruments shall be borne by the Pledgors.
2.9    Entry Upon Premises by the ABL Representative. (a) If the ABL Representative takes any enforcement action with respect to the ABL Priority Collateral, the Non- ABL Obligations Secured Parties shall permit and direct each First Lien Obligations Representative and each Second Lien Obligations Representative to permit the ABL Representative (and its employees, agents, advisers and representatives), at the sole cost and expense of the ABL Obligations Secured Parties and upon reasonable advance notice, to enter upon and use the Non-ABL Priority Collateral (including (x) equipment, processors, computers and other machinery related to the storage or processing of records, documents or files and (y) intellectual property), for a period not to exceed 120 days after the taking of such enforcement action, for purposes of (A) assembling and storing the ABL Priority Collateral and completing the processing of and turning into finished goods of any ABL Priority Collateral consisting of work- in-process, (B) disposing of any or all of the ABL Priority Collateral located on premises constituting Non-ABL Priority Collateral, whether in bulk, in lots or to customers in the ordinary course of business or otherwise, (C) removing any or all of the ABL Priority Collateral located on premises constituting Non-ABL Priority Collateral, or (D) taking reasonable actions to protect, secure, and otherwise enforce the rights of the ABL Representative and the other ABL Obligations Secured Parties in and to the ABL Priority Collateral; provided, however, that nothing contained in this Agreement shall restrict the rights of the First Lien/Second Lien Intercreditor Representative or any other First Lien Obligations Representative or, if applicable, any Second Lien Obligations Representative from disposing of any Non-ABL Priority Collateral prior to the expiration of such 120-day period if the purchaser, assignee or transferee thereof agrees to be bound by the provisions of this Section 2.9. If any stay or other order prohibiting the exercise of remedies with respect to the ABL Priority Collateral has been entered by a court of competent jurisdiction, such 120-day period shall be tolled during the pendency of any such stay or other order. If the ABL Representative conducts a public auction or private sale of the ABL Priority Collateral at any of the real property that constitute Non-ABL Priority Collateral, the ABL Representative shall use reasonable efforts to hold such auction or sale in a manner which would not unduly disrupt the use of such real property by the First Lien/Second Lien Intercreditor Representative, any other First Lien Obligations Representative or any Second Lien Obligations Representative for the benefit of the Non-ABL Obligations Secured Parties.
(b)During the period of actual occupation, use or control by the ABL Representative or the ABL Obligations Secured Parties of any Non-ABL Priority Collateral, the ABL Obligations Secured Parties shall be obligated to repair at their expense any physical damage to such Non-ABL Priority Collateral or other assets or property resulting from such occupancy, use or control, and to leave such Non-ABL Priority Collateral or other assets or property in substantially the same condition as it was at the commencement of such occupancy, use or control, ordinary wear and tear excepted. The ABL Representative and the ABL Obligations Secured Parties shall (to the extent that there are sufficient available proceeds of ABL Priority Collateral for the purposes of paying such indemnity) indemnify and hold harmless the First Lien Collateral Agent, First Lien Obligations Secured Parties, Second Lien Collateral Agent and the Second Lien Obligations Secured Parties for any injury or damage to persons or property caused by the acts or omissions of persons under its control. Notwithstanding the foregoing, in no event shall the ABL Obligations Secured Parties have any liability to the Non- ABL Obligations Secured Parties pursuant to this Section 2 .9 as a result of any condition (including any environmental condition, claim or liability) on or with respect to the Non-ABL Priority Collateral existing prior to the date of the exercise by the ABL Obligations Secured Parties (or their agents or representatives) of their rights under this Section 2.9 and the ABL Obligations Secured Parties shall have no duty or liability to maintain the Non-ABL Priority Collateral in a condition or manner better than that in which it was maintained prior to the use thereof by the ABL Obligations Secured Parties (or their agents or representatives), or for any diminution in the value of the Non-ABL Priority Collateral that results solely from ordinary wear and tear resulting from the use of the Non-ABL Priority Collateral by the ABL Obligations Secured Parties (or their agents or representatives) in the manner and for the time periods specified under this Section 2.9. Without limiting the rights granted in this paragraph, the ABL Obligations Secured Parties shall cooperate with the First Lien/Second Lien Intercreditor Representative in connection with any efforts made by the First Lien/Second Lien Intercreditor Representative to cause the Non-ABL Priority Collateral to be sold.
(c)In addition, the First Lien Obligations Secured Parties, the Second Lien Obligations Secured Parties and their respective Representatives hereby grant the ABL Representative and the other ABL Obligations Secured Parties a non-exclusive worldwide license or right to use, to the maximum extent permitted by applicable law and to the extent of their interest therein, exercisable without payment of royalty or other compensation, any of the Non-ABL Priority Collateral consisting of intellectual property in connection with the liquidation, collection, Disposition or other realization upon the ABL Priority Collateral pursuant to any enforcement action by the ABL Representative and the other ABL Obligations Secured Parties.
2.10    Insurance. As between the ABL Representative, on the one hand, and the First Lien/Second Lien Intercreditor Representative, any other First Lien

Obligations Representative and any Second Lien Obligations Representative, on the other hand, until the Discharge of the Senior Secured Obligations has occurred and following an Event of Default, only the Applicable Senior Representative will have the right (subject to the rights of the Pledgors under the ABL Obligations Documents and the Non-ABL Obligations Documents) to adjust or settle any insurance policy or claim covering or constituting Senior Secured Obligations Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting Senior Secured Obligations. To the extent that an insured loss covers or constitutes ABL Priority Collateral and Non-ABL Priority Collateral, then the ABL Representative and the First Lien/Second Lien Intercreditor Representative will work jointly and in good faith to collect, adjust or settle (subject to the rights of the Pledgors under the First Lien Obligations Documents, the ABL Facility Documents, the Second Lien Facility Documents, Other First Lien Obligations Documents or Other Second Lien Obligations Documents) under the relevant insurance policy.
2.11    Amendments to Security Documents. So long as the Discharge of Senior Secured Obligations has not occurred, without the prior written consent of the Applicable Senior Representative, no Junior Secured Obligations Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent that any provisions therein as so amended, supplemented or modified, or the terms of any new Junior Secured Obligations Collateral Document, would be prohibited by any of the terms of this Agreement.
2.12    Refinancings. Any Series of Secured Obligations may be Refinanced with Indebtedness constituting a Series of Secured Obligations of the same Class or another Class, in each case, without notice to or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any applicable Document) of any Secured Party, all without affecting the priorities provided for herein or the other provisions hereof; provided, however, that the requirements set forth in Section 4.13 shall have been satisfied.
2.13    Pledged Collateral Agent as Gratuitous Bailee/Gratuitous Agent for Perfection. (a) Each of the ABL Representative and the First Lien/Second Lien Intercreditor Representative, for itself and on behalf of the relevant Secured Parties, hereby agrees that: (i) each Pledged Collateral Agent shall hold the Pledged Collateral that is in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee and/or gratuitous agent for the benefit of and on behalf of each Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Pledged Collateral, if any, pursuant to the relevant ABL Obligations Collateral Documents, First Lien Obligations Collateral Documents, or Second Lien Obligations Collateral Documents, as applicable, subject to the terms and conditions of this Section 2.13 (such bailment and/or agency being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2), 9-104(a)(2) and 9-313(c) of the UCC); (ii) to the extent any Pledged Collateral is possessed by or is under the control of a Representative (either directly or through its agents or bailees) other than the Applicable Pledged Collateral Agent, such Representative shall deliver such Pledged Collateral to (or shall cause such Pledged Collateral to be delivered to) the Applicable Pledged Collateral Agent and shall take all actions reasonably requested in writing by the Applicable Pledged Collateral Agent to cause the Applicable Pledged Collateral Agent to have possession or control of same; and (iii) pending such delivery to the Applicable Pledged Collateral Agent, each other Representative shall hold any Pledged Collateral as gratuitous bailee and/or gratuitous agent for the benefit of and on behalf of each other Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Pledged Collateral, if any, pursuant to the relevant ABL Obligations Collateral Documents or First Lien Obligations Collateral Documents, as applicable and in each case, subject to the terms and conditions of this Section 2.13 (such bailment and/or agency being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2), 9-104(a)(2) and 9-313(c) of the UCC).
(b)The duties or responsibilities of the Pledged Collateral Agent and each other Representative under this Section 2.13 shall be limited solely to holding the Pledged Collateral as gratuitous bailee and/or gratuitous agent for the benefit of each Secured Party for purposes of perfecting the security interest held by the Secured Parties in the Pledged Collateral.
(c)Upon the Discharge of Non-ABL Obligations, the First Lien/Second Lien Intercreditor Representative shall deliver to the ABL Representative, to the extent that it is legally permitted to do so and at the expense of the Company, the remaining Pledged Collateral (if any) held by it, together with any necessary endorsements (or otherwise allow the ABL Representative to obtain control of such Pledged Collateral) or as a court of competent jurisdiction may otherwise direct. The ABL Representative shall make any reasonable requests to the Company to take such further action as is required to effectuate the transfer contemplated hereby. No First Lien Obligations Representative and no Second Lien Obligations Representative shall be obligated to follow instructions from the ABL Representative in contravention of this Agreement.
(d)Upon the Discharge of ABL Obligations, the ABL Representative shall deliver to the First Lien/Second Lien Intercreditor Representative, to the extent that it is legally permitted to do so and at the expense of the Company, the remaining Pledged Collateral (if any) held by it, together with any necessary endorsements (or otherwise allow the Designated Senior Representative or the Designated Second Priority Representative, as the case may be, to obtain control of such Pledged Collateral) or as a court of competent jurisdiction may otherwise direct. The First Lien/Second Lien Intercreditor Representative shall make any reasonable requests to the Company to take such further action as is required to effectuate the transfer contemplated hereby. The ABL Representative shall not be obligated to follow instructions from the Designated Senior Representative or the Designated Second Priority Representative, as the case may be, in contravention of this Agreement.
2.14    Rights as Unsecured Creditors.

(a)Except as otherwise expressly set forth in this Agreement, the ABL Obligations Secured Parties may exercise rights and remedies as unsecured creditors against the Company or any other Pledgor in accordance with the terms of the ABL Obligations Documents to which such ABL Obligations Secured Parties are party and applicable law, in each case to the extent not inconsistent with the provisions of this Agreement. Except as otherwise set forth in this Agreement, nothing in this Agreement shall prohibit the receipt by the ABL Obligations Secured Parties of the required payments of interest, principal and other amounts in respect of the ABL Obligations so long as such receipt is not the direct or indirect result of the exercise by any ABL Obligations Secured Party of rights or remedies as a secured creditor (including set off) in respect of the Non-ABL Priority Collateral in contravention of this Agreement or enforcement in contravention of this Agreement of any Lien held by any of them. In the event any ABL Obligations Secured Party becomes a judgment lien creditor in respect of Non-ABL Priority Collateral as a result of its enforcement of its rights as an unsecured creditor, such judgment lien shall be subordinated to the Liens securing Non-ABL Obligations, in each case, on the same basis as the other Liens on the Non-ABL Priority Collateral securing the ABL Obligations are so subordinated to such Non-ABL Obligations under this Agreement.
(b)Except as otherwise expressly set forth in this Agreement, the Non-ABL Obligations Secured Parties may exercise rights and remedies as unsecured creditors against the Company or any other Pledgor in accordance with the terms of the Non-ABL Obligations Documents to which such Non-ABL Obligations Secured Parties are party and applicable law, in each case to the extent not inconsistent with the provisions of this Agreement. Except as otherwise set forth in this Agreement, nothing in this Agreement shall prohibit the receipt by the Non-ABL Obligations Secured Parties of the required payments of interest, principal and other amounts in respect of the Non-ABL Obligations so long as such receipt is not the direct or indirect result of the exercise by any Non-ABL Obligations Secured Party of rights or remedies as a secured creditor (including set off) in respect of the ABL Priority Collateral in contravention of this Agreement or enforcement in contravention of this Agreement of any Lien held by any of them. In the event any Non-ABL Obligations Secured Party becomes a judgment lien creditor in respect of ABL Priority Collateral as a result of its enforcement of its rights as an unsecured creditor, such judgment lien shall be subordinated to the Liens securing ABL Obligations, in each case, on the same basis as the other Liens on the ABL Priority Collateral securing the Non- ABL Obligations are so subordinated to such ABL Obligations under this Agreement.
SECTION 3. Existence and Amounts of Liens and Obligations.
Whenever a Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any Senior Secured Obligations (or the existence of any commitment to extend credit that would constitute Senior Secured Obligations) or Junior Secured Obligations, (or the existence of any commitment to extend credit that would constitute Junior Secured Obligations), or the Collateral subject to any such Lien, it may request that such information be furnished to it in writing by the other Representatives and shall be entitled to make such determination on the basis of the information so furnished; provided, however, that if a Representative shall fail or refuse reasonably promptly to provide the requested information, the requesting Representative shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Company. Each Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to the Company or any of its subsidiaries, any Secured Party or any other person as a result of such determination.

SECTION 4. Miscellaneous.
4.1    Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by facsimile, or sent to the e-mail address of the applicable recipient specified below (or the email address of a representative of the applicable recipient designated by such recipient from time to time to the parties hereto), as follows:
(a)if to the ABL Representative, to it at [    ];
(b)if to the First Lien/Second Lien Intercreditor Representative, the Designated Senior Representative and the First Lien Collateral Agent as of the date hereof, to it at [        ];
(c)if to the Designated Second Priority Representative and the Second Lien Collateral Agent as of the date hereof, to it at [    ];
(d)if to any Other First Lien Obligations Agent or Other First Lien Obligations Agent, to it at the address provided in the relevant Consent and Acknowledgment;
(e)if to the Company, to it at [    ]; and
(f)if to any other Pledgor, to it in care of the Company as provided in clause
(e) above.
Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto (and for this purpose a notice to the Company shall be deemed to be a notice to each Pledgor). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by facsimile or e-mail or on the date that is five (5) Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 4.1 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 4.1.
4.2    Amendments; Waivers. (a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by Section 4.2(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) Subject to Section 4.13 hereof, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by (i) the ABL Representative, the Representative of each Series of First Lien Obligations and each Series of Second Lien Obligations and (ii) to the extent such amendment, waiver or modification by the term of this Agreement requires the Company’s consent or which adversely affects the Company or any other Pledgor, the Company and the applicable Pledgor.
4.3    Parties in Interest. This Agreement and the rights and benefits hereof shall inure to the benefit of, and be binding upon, each of the parties hereto and their respective successors and assigns and shall inure to the benefit of each of, and be binding upon, the ABL Obligations Secured Parties, the First Lien Obligations Secured Parties and the Second Lien Obligations Secured Parties. No other person (including the Company, Pledgors, or any trustee, receiver, debtor-in-possession or bankruptcy estate in a bankruptcy or like proceeding) shall have or be entitled to assert rights or benefits hereunder except for the Company and the Pledgors with respect to their rights under Section 4.2(b).
4.4    Effectiveness of Agreement. This Agreement shall become effective when executed and delivered by the parties hereto. All references to the Company or any other Pledgor shall include the Company or any other Pledgor as debtor and debtor-in-possession and any receiver or trustee for such person in any Insolvency or Liquidation Proceeding.
4.5    Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by electronic or facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
4.6    Continuing Nature of This Agreement; Severability.
(a)Subject to Sections 2.5(c) (Avoidance Issues) and 2.8 (Reinstatement), this Agreement shall continue to be effective until the earlier to occur of the Discharge of ABL Obligations or the Discharge of Non-ABL Obligations. This is a continuing agreement of lien subordination and the Senior Secured Obligations Secured Parties may continue, at any time and without notice to the Applicable Junior Representative or any other Junior Secured Obligations Secured Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Company or any other Pledgor constituting Senior Secured Obligations in reliance hereon.
(b)Following the Discharge of First Lien Obligations, the Second Lien Obligations shall be deemed to be “First Lien Obligations” for all purposes of this Agreement and the Second Lien Obligations Secured Parties shall succeed to the rights and obligations of the First Lien Obligations Secured Parties hereunder as if they were First Lien Obligations Secured Parties, and their Obligations constituted First Lien Obligations as of the date hereof, whereupon all provisions herein relating to, or in respect of, the First Lien Obligations or the First Lien Obligations Secured Parties (and any of their Representatives) shall apply, mutatis mutandis, to the Second Lien Obligations and the Second Lien Obligations Secured Parties (and any of their Representatives), and any other provisions relating to, or in respect of, the Second Lien Obligations or the Second Lien Obligations Secured Parties (and any of their Representatives) shall cease to be in force and effect.
(c)Any provision of this Agreement that is held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
4.7    Governing Law; Jurisdiction; Consent to Service of Process; Waivers. (a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement against any Pledgor or its respective properties in the courts of any jurisdiction. (c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)Each party hereto hereby irrevocably consents to service of process in the manner for notices in Section 4.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
(e)Each party hereto hereby irrevocably waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or referred to in this Section 4.7 any special, exemplary, punitive or consequential damages.

4.8    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING

DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.8.
4.9    Headings. Section and Exhibits headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
4.10    Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the ABL Obligations Documents or the Non-ABL Obligations Documents, the provisions of this Agreement shall control.
4.11    Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the ABL Obligations Secured Parties and the Non-ABL Obligations Secured Parties in relation to one another. None of the Company, any other Pledgor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement. Nothing in this Agreement is intended to or shall impair the obligations of the Company or any other Pledgor, which are absolute and unconditional, to pay the Secured Obligations as and when the same shall become due and payable in accordance with their terms. Notwithstanding anything to the contrary herein or in any ABL Obligations Document, any First Lien Obligations Document or any Second Lien Obligations Document, the Pledgors shall not be required to act or refrain from acting ( a) pursuant to this Agreement, any First Lien Obligations Document or any Second Lien Obligations Document, as the case may be, with respect to any ABL Priority Collateral in any manner that would cause a default under any ABL Obligations Document, (b) pursuant to this Agreement, any ABL Obligations Document or any Second Lien Obligations Document, as the case may be, with respect to any Non-ABL Priority Collateral in any manner that would cause a default under any First Lien Obligations Document, or (c) pursuant to this Agreement, any ABL Obligations Document or any First Lien Obligations Document, as the case may be, with respect to any Non -ABL Priority Collateral in any manner that would cause a default under any Second Lien Obligations Document.
4.12            Agent Capacities. Except as expressly set forth herein, the ABL Representative, the First Lien Collateral Agent, the Second Lien Collateral Agent, the Other First Lien Obligations Agents and the Other Second Lien Obligations Agents shall not have any duties or obligations in respect of any of the Collateral, all of such duties and obligations, if any, being subject to and governed by the applicable ABL Obligations Documents, First Lien Obligations Documents or Second Lien Obligations Documents, as the case may be. It is understood and agreed that (i) [        ] is entering into this Agreement in its capacity as administrative agent and collateral agent under the ABL Facility

Agreement, and the ABL Facility Agreement applicable to [    ] as administrative agent and collateral agent thereunder (including its rights, privileges, immunities and indemnities) shall also apply to [    ] as the ABL Representative hereunder, (ii) JPMorgan is entering into this Agreement in its capacity as administrative agent and collateral agent under the First Lien Credit Agreements and the provisions of the First Lien Credit Agreements applicable to JPMorgan as administrative agent and collateral agent thereunder (including its rights, privileges, immunities and indemnities) shall also apply to JPMorgan hereunder and (iii) [ ] is entering into this Agreement in its capacity as trustee and Second Lien Collateral Agent under the Second Lien [Credit Agreement][Indenture] and the provisions of the Second Lien [Credit Agreement][Indenture] applicable to [ ] as [administrative agent][trustee] and Second Lien Collateral Agent thereunder (including its rights, privileges, immunities and indemnities) shall also apply to [ ] hereunder. The First Lien Collateral Agent on behalf of the First Lien Facility Obligations Secured Parties, the Second Lien Collateral Agent on behalf of the Second Lien Facility Obligations Secured Parties, each Other First Lien Obligations Agent on behalf of the Other First Lien Obligations Secured Parties and each Other Second Lien Obligations Agent on behalf of the Other Second Lien Obligations Secured Parties hereby irrevocably designate and appoint the First Lien/Second Lien Intercreditor Representative under this Agreement to exercise such powers and perform such duties as are expressly delegated to the First Lien/Second Lien Intercreditor Representative, together with such powers as are reasonably incidental thereto. The provisions of the First Lien Credit Agreements applicable to JPMorgan as administrative agent and collateral agent thereunder shall also apply to JPMorgan as First Lien/Second Lien Intercreditor Representative and the provisions of the Second Lien [Credit Agreement][Indenture] applicable to [ ] as [administrative agent][trustee] and Second Lien Collateral Agent thereunder shall also apply to [ ] as First Lien/Second Lien Intercreditor Representative.
4.13    Requirements for Additional Obligations.
(a)The Company may designate hereunder in writing obligations as an ABL Facility Agreement, a First Lien Facility, a Second Lien Facility, Other First Lien Obligations or Other Second Lien Obligations, and may specify that any such obligations constitute a Refinancing of any existing Series of Secured Obligations, if the incurrence of such obligations and related Liens (including the priority thereof) is not prohibited under each of the ABL Obligations Documents, First Lien Obligations Documents, Second Lien Obligations Documents and this Agreement.
(b)If not so prohibited and if the Company wishes to so designate, the Company shall (i) notify each Representative in writing of such designation certifying that such designation is permitted by the applicable Documents, (ii) cause the applicable agent for any such additional obligations that are designated as ABL Obligations, Other First Lien Obligations or Other Second Lien Obligations, as applicable, to execute and deliver an applicable Consent and Acknowledgment and (iii) if applicable, cause such agent to indicate in such Consent and Acknowledgment that such ABL Obligations, Other First Lien Obligations or Other Second Lien Obligations constitute a Refinancing of a specified existing Series of Secured Obligations.

(c)Notwithstanding anything to the contrary set forth in this Section 4.13 or in Section 4.2 (Amendments; Waivers) hereof, each Representative shall, at the request and expense of the Company, without the consent of any Secured Parties, execute and deliver the acknowledgement and confirmation of the applicable Consent and Acknowledgment and/or enter into an amendment, an amendment and restatement or a supplement of this Agreement to facilitate the designation of an ABL Facility Agreement, a First Lien Facility, a Second Lien Facility, Other First Lien Obligations or Other Second Lien Obligations, if the incurrence of such obligations and related Liens (including the priority thereof) is not prohibited under each of the ABL Obligations Documents, First Lien Obligations Documents, Second Lien Obligations Documents and this Agreement. Any such amendment may, among other things:
(i)add other parties holding ABL Obligations, First Lien Facility Obligations, Second Lien Facility Obligations, Other First Lien Obligations or Other Second Lien Obligations (or any agent or trustee therefor), as the case may be, to the extent such Indebtedness is not prohibited by the applicable Documents;
(ii)in the case of additional Secured Obligations that are Junior Secured Obligations, (A) establish that the Liens on the Shared Collateral securing such Junior Secured Obligations shall be junior and subordinate in all respects to all Liens on the Shared Collateral securing any present or future Senior Secured Obligations, and (B) provide to holders of such Junior Secured Obligations (or any agent or trustee thereof) the comparable rights and benefits (including any improved rights and benefits that have been consented to by the Applicable Senior Representative or the Senior Agents) as are provided to the Junior Secured Obligations Secured Parties under this Agreement; and
(iii)in the case of additional Obligations that are Senior Secured Obligations,
(A) establish that the Liens on the Shared Collateral securing such Senior Secured Obligations shall be superior and prior in all respects to all Liens on the Shared Collateral securing any present or future Junior Secured Obligations, and (b) provide to the holders of such Senior Secured Obligations (or any agent or trustee thereof) the comparable rights and benefits as are provided to the Senior Secured Obligations Secured Parties under this Agreement.
(d)Any such additional party as described in clause (c) above, each Senior Agent and each Junior Agent shall be entitled to rely on the determination of officers of the Company that such modifications do not violate any applicable Documents, if such determination is set forth in an officer’s certificate delivered by the Company at the request of such party; provided, however, that such determination will not affect whether or not the Company has complied with its undertakings in such Documents.
4.14    Intercreditor Agreements.
Notwithstanding anything to the contrary contained in this Agreement, each party hereto agrees that the First Lien Obligations Secured Parties (as among themselves) and the Second Lien Obligations Secured Parties (as among themselves) may each enter into intercreditor agreements (or similar arrangements) in respect of any or all of the Shared Collateral, the First Lien Facility Collateral Documents, any Other First Lien Obligations Collateral Documents, the Second Lien Facility Collateral Documents and any Other Second

Lien Obligations Collateral Documents, as the case may be, including as to the application of proceeds of any Shared Collateral, voting rights, control of any Shared Collateral and waivers with respect to any Shared Collateral, in each case so long as the terms thereof do not violate or conflict with the provisions of this Agreement, any First Lien Obligations Collateral Documents or any Second Lien Obligations Collateral Documents, as the case may be. In any event, if a respective intercreditor agreement (or similar arrangement) exists, the provisions thereof shall not be (or be construed to be) an amendment, modification or other change to this Agreement and the provisions of this Agreement shall remain in full force and effect in accordance with the terms hereof and thereof (as such provisions may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, including to give effect to any such intercreditor agreement (or similar arrangement)).
4.15    Further Assurances. Each of the ABL Representative, each other ABL Obligations Secured Party, each First Lien Obligations Representative, each other First Lien Obligations Secured Party and, Second Lien Obligations Representative and each other Second Lien Obligations Secured Party, agrees that it and they shall take such further action and shall execute and deliver, at the sole cost and expense of the Company, to the other Applicable Senior Representative and the Secured Parties of the other Class such additional documents and instruments (in recordable form, if requested) as such Applicable Senior Representative or the Company may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement, including, entering into such supplemental agreements (which may each take the form of an amendment, a restatement or a supplement of this Agreement) to facilitate a designation by the Company of (i) a First Lien Facility, (ii) a Second Lien Facility, (iii) an ABL Facility Agreement, (iv) additional obligations as Other First Lien Obligations or (v) additional obligations as Other Second Lien Obligations (including in each case of the foregoing in respect of a reinstatement contemplated by Section 2.8 or a Refinancing contemplated by Section 2.12). The Company in connection with a designation indicated in the foregoing sentence, the Company agrees to pay all reasonable and documented expenses and attorney’s fees incurred by such Representatives in connection with such actions and/or the execution and delivery of such additional documents and instruments pursuant to this Section 4.15.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.
[    ], in its capacity as ABL Representative

By:         Name:
Title:

JPMORGAN CHASE BANK, N.A., in its
capacities as First Lien Collateral Agent, Designated Senior Representative and First Lien/Second Lien Intercreditor Representative

By:         Name:
Title:

[    ], solely in its capacity as Second Lien Collateral Agent, as Designated Second Priority Representative

By:         Name:
Title:

EXHIBIT A-1
ACKNOWLEDGEMENT OF AND CONSENT TO THE ABL INTERCREDITOR AGREEMENT
(Company And The Other Pledgors)
Each of the Company and the other Pledgors has read the ABL Intercreditor Agreement, dated as of [mm] [dd], [yyyy], between [    ] (“[ ]”), in its capacity as ABL Representative, JPMORGAN CHASE BANK, N.A. (“JPMorgan”), in its capacities as First Lien Collateral Agent, Designated Senior Representative, and First Lien/Second Lien Intercreditor Representative and [ ] (“[ ]”) solely in its capacity as Second Lien Collateral Agent, as Designated Second Priority Representative (as amended, renewed, extended, supplemented, restated, replaced or otherwise modified from time to time, the “ABL Intercreditor Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the ABL Intercreditor Agreement.
1.Each of the Company and the other Pledgors executes and delivers this instrument to evidence its acknowledgment of and consent to the ABL Intercreditor Agreement (such instrument, the “Company Consent”). Each of the Company and the other Pledgors agrees that, except with respect to those provisions of which the Company or any other Pledgor is an intended third party beneficiary, no Secured Party shall have any liability to the Pledgors for acting in accordance with the provisions of the ABL Intercreditor Agreement and the other Documents referred to therein. Each of the Company and the other Pledgors understands that neither the Company nor any Pledgor is an intended beneficiary or third party beneficiary of the ABL Intercreditor Agreement except that it is an intended beneficiary and third party beneficiary thereof with the right and power to enforce with respect to the applicable provisions set forth in Section 4.3 (Parties in Interest) and as otherwise provided in the ABL Intercreditor Agreement or otherwise to the extent its rights are affected.
2.Notwithstanding anything to the contrary in the ABL Intercreditor Agreement or provided herein, each of the undersigned acknowledges that neither the Pledgors nor the Company shall have any right to consent to or approve any amendment, renewal, extension, supplement, modification or waiver of any provision of the ABL Intercreditor Agreement except to the extent such amendment, waiver or modification reduces the rights or increases the obligations of any Pledgor, the Company, and the applicable Pledgor.
3.THIS COMPANY CONSENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
[Remainder of this page intentionally left blank.]

SOTERA HEALTH COMPANY

By:          Name:
Title:

SOTERA HEALTH HOLDINGS, LLC

By:      Name:
Title:

[PLEDGORS]

By:          Name:
Title:

[Signature Page to ABL Intercreditor Agreement (Company Consent)]

EXHIBIT A-2

CONSENT AND ACKNOWLEDGMENT
(ABL Obligations)
This CONSENT AND ACKNOWLEDGMENT (this “Consent”) dated as of [mm] [dd], [yyyy], is executed by [ ], as a new ABL Representative (together with its successors and permitted assigns, the “New Agent”), and acknowledged by JPMORGAN CHASE BANK, N.A. (“JPMorgan”), as the First Lien/Second Lien Intercreditor Representative, and SOTERA HEALTH HOLDINGS, LLC (the “Company”) (for itself and on behalf of the Subsidiary Pledgors).
This Consent is with respect to that certain ABL Intercreditor Agreement, dated as of [mm] [dd], [yyyy] (as amended, renewed, extended, supplemented, restated, replaced or otherwise modified from time to time, the “ABL Intercreditor Agreement”), by [    ], in its capacity as ABL Representative, JPMorgan, in its capacities as First Lien Collateral Agent, Designated Senior Representative and First Lien/Second Lien Intercreditor Representative and [
] (“[ ]”) solely in its capacity as Second Lien Collateral Agent, as Designated Second Priority Representative; and acknowledged and consented to (a) by the Company for itself and on behalf of the Pledgors, (b) by each Other First Lien Obligations Agent, for itself and on behalf of such Other First Lien Obligations Secured Parties, that has executed and delivered an applicable Consent and Acknowledgment, and (c) by each Other Second Lien Obligations Agent, for itself and on behalf of such Other Second Lien Obligations Secured Parties, that has executed and delivered an applicable Consent and Acknowledgement. Capitalized terms used but not defined herein shall have the meanings assigned thereto in the ABL Intercreditor Agreement.
Reference is made to [describe new Indebtedness] with respect to which the New Agent is acting as [trustee/collateral agent/authorized representative].
The New Agent hereby (a) represents that it is acting in the capacity of an ABL Representative for the [“Secured Parties”] as defined in and under [    ], and (b) agrees, for itself and on behalf of such Secured Parties, to be bound by the terms of the ABL Intercreditor Agreement as if it were the ABL Representative, and such Secured Parties were ABL Obligations Secured Parties, as of the date of the ABL Intercreditor Agreement.
The address of the New Agent for purposes of all notices and other communications hereunder and under the ABL Intercreditor Agreement is     ,     , Attention of
    (Facsimile No.     , E-mail address:     ).
THIS CONSENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned hereto has caused this Consent to be duly executed by its authorized officer as of the day and year first above written.
[NEW AGENT]

By:         Name:
Title:

Acknowledged and Confirmed by, for purposes of the ABL Intercreditor Agreement:
JPMORGAN CHASE BANK, N.A., as First Lien/Second Lien Intercreditor Representative

By:     Title:
Name:

SOTERA HEALTH HOLDINGS, LLC, for itself and on behalf of the Pledgors

By:
Title:
Name:

EXHIBIT A-3
CONSENT AND ACKNOWLEDGMENT
(Other First Lien Obligations)
This CONSENT AND ACKNOWLEDGMENT (this “Consent”) dated as of [mm] [dd], [yyyy], is executed by[ ], as an Other First Lien Obligations Agent (together with its successors and permitted assigns, the “New Agent”), and acknowledged by [    ] (“ [
]”), as the ABL Representative, JPMORGAN CHASE BANK, N.A. (“JPMorgan”), as the First Lien/Second Lien Intercreditor Representative, and SOTERA HEALTH HOLDINGS, LLC (the “Company”) (for itself and on behalf of the Subsidiary Pledgors).
This Consent is with respect to that certain ABL Intercreditor Agreement, dated as of [mm] [dd], [yyyy] (as amended, renewed, extended, supplemented, restated, replaced or otherwise modified from time to time, the “ABL Intercreditor Agreement”), by [    ], in its capacity as ABL Representative, JPMorgan, in its capacities as First Lien Collateral Agent, Designated Senior Representative and First Lien/Second Lien Intercreditor Representative, and [
] (“[ ]”), solely in its capacity as Second Lien Collateral Agent, as the Designated Second Priority Representative; and acknowledged and consented to (a) by the Company for itself and on behalf of the Pledgors, (b) by each Other First Lien Obligations Agent, for itself and on behalf of such Other First Lien Obligations Secured Parties, that has executed and delivered an applicable Consent and Acknowledgment, and (c) by each Other Second Lien Obligations Agent, for itself and on behalf of such Other Second Lien Obligations Secured Parties, that has executed and delivered an applicable Consent and Acknowledgement. Capitalized terms used but not defined herein shall have the meanings assigned thereto in the ABL Intercreditor Agreement.
Reference is made to [describe new Indebtedness] with respect to which the New Agent is acting as [trustee/collateral agent/authorized representative].
The New Agent hereby (a) represents that it is acting in the capacity of an Other First Lien Obligations Agent for the [“Secured Parties”] as defined in and under [    ], (b) agrees, for itself and on behalf of such Secured Parties, to be bound by the terms of the ABL Intercreditor Agreement as if it were an Other First Lien Obligations Agent, and such Secured Parties were Other First Lien Obligations Secured Parties, as of the date of the ABL Intercreditor Agreement and (c) hereby appoints and authorizes the First Lien Collateral Agent to act as First Lien/Second Lien Intercreditor Representative, together with all such powers as are reasonable incidental thereto.
The address of the New Agent for purposes of all notices and other communications hereunder and under the ABL Intercreditor Agreement is     ,     , Attention of
    (Facsimile No.     , E-mail address:     ).
THIS CONSENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned hereto has caused this Consent to be duly executed by its authorized officer as of the day and year first above written.
[NEW AGENT]

By:         Name:
Title:

Acknowledged and Confirmed by, for purposes of the ABL Intercreditor Agreement: [    ], as ABL Representative
By:     Title:
Name:
JPMORGAN CHASE BANK, N.A., as First Lien/Second Lien Intercreditor Representative By:
Title:
Name:

SOTERA HEALTH HOLDINGS, LLC, for itself and on behalf of the Pledgors By:
Title: Name:

EXHIBIT A-4
CONSENT AND ACKNOWLEDGEMENT
(Other Second Lien Obligations)
This CONSENT AND ACKNOWLEDGMENT (this “Consent”) dated as of [mm] [dd], [yyyy], is executed by [ ], as an Other Second Lien Obligations Agent (together with its successors and permitted assigns, the “New Agent”), and acknowledged by [    ] (“[
]”), as the ABL Representative, JPMORGAN CHASE BANK, N.A. (“JPMorgan”), as the First Lien/Second Lien Intercreditor Representative, and SOTERA HEALTH HOLDINGS, LLC (the “Company”) (for itself and on behalf of the Pledgors).
This Consent is with respect to that certain ABL Intercreditor Agreement, dated as of [mm] [dd], [yyyy] (as amended, renewed, extended, supplemented, restated, replaced or otherwise modified from time to time, the “ABL Intercreditor Agreement”), by [    ], in its capacity as ABL Representative, and JPMorgan, in its capacities as First Lien Collateral Agent, Designated Senior Representative and First Lien/Second Lien Intercreditor Representative, and [ ] (“[ ]”), solely in its capacity as Second Lien Collateral Agent, as the Designated Second Priority Representative; and acknowledged and consented to (a) by the Company for itself and on behalf of the Pledgors, (b) by each Other First Lien Obligations Agent, for itself and on behalf of such Other First Lien Obligations Secured Parties, that has executed and delivered an applicable Consent and Acknowledgment, and (c) by each Other Second Lien Obligations Agent, for itself and on behalf of such Other Second Lien Obligations Secured Parties, that has executed and delivered an applicable Consent and Acknowledgement. Capitalized terms used but not defined herein shall have the meanings assigned thereto in the ABL Intercreditor Agreement.
Reference is made to [describe new Indebtedness] with respect to which the New Agent is acting as [trustee/collateral agent/authorized representative].
The New Agent hereby (a) represents that it is acting in the capacity of an Other Second Lien Obligations Agent for the [“Secured Parties”] as defined in and under [ ], (b) agrees, for itself and on behalf of such Secured Parties, to be bound by the terms of the ABL Intercreditor Agreement as if it were an Other Second Lien Obligations Agent, and such Secured Parties were Other Second Lien Obligations Secured Parties, as of the date of the ABL Intercreditor Agreement and (c) hereby appoints and authorizes the First Lien Collateral Agent to act as First Lien/Second Lien Intercreditor Representative, together with all such powers as are reasonable incidental thereto.
The address of the New Agent for purposes of all notices and other communications hereunder and under the ABL Intercreditor Agreement is     ,     , Attention of
    (Facsimile No.     , E-mail address:     ).
THIS CONSENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned hereto has caused this Consent to be duly executed by its authorized officer as of the day and year first above written.
[NEW AGENT]

By:         Name:
Title:

Acknowledged and Confirmed by, for purposes of the ABL Intercreditor Agreement: [    ], as ABL Representative
By:     Title:
Name:
JPMORGAN CHASE BANK, N.A., as First Lien/Second Lien Intercreditor Representative By:
Title:
Name:
SOTERA HEALTH HOLDINGS, LLC, for itself and on behalf of the Pledgors By:
Title: Name:

EXHIBIT G

[See attached.]

EXHIBIT G

FIRST/SECOND LIEN INTERCREDITOR AGREEMENT
dated as of [mm] [dd], [yyyy] among
SOTERA HEALTH COMPANY, SOTERA HEALTH HOLDINGS, LLC,
THE OTHER GRANTORS PARTY HERETO,

JPMORGAN CHASE BANK, N.A.,
as First Lien Collateral Agent and
[ ],
as the Initial Second Priority Representative

FIRST/SECOND LIEN INTERCREDITOR AGREEMENT dated as of [mm] [dd],
[yyyy] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among SOTERA HEALTH COMPANY, a Delaware corporation (“Holdings”), SOTERA HEALTH HOLDINGS, LLC, a Delaware limited liability company (the “Company”), the other Grantors (as defined below) from time to time party hereto, JPMORGAN CHASE BANK, N.A. (“JPMorgan”), as administrative agent and collateral agent under the First Lien Credit Agreement (in such capacity and together with its successors in such capacity, the “First Lien Collateral Agent”), [ ] (“[]”), solely in its capacity as second lien collateral agent under the Second Lien [Credit Agreement][Indenture] (in such capacity and together with its successors in such capacity, the “Initial Second Priority Representative”), and each additional Second Priority Representative and Senior Representative that from time to time becomes a party hereto pursuant to Section 8.09.
In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the First Lien Collateral Agent (for itself and on behalf of the First Lien Credit Agreement Secured Parties), the Initial Second Priority Representative for itself and on behalf of the Initial Second Priority Debt Parties and each additional Senior Representative (for itself and on behalf of the Additional Senior Debt Parties under the applicable Additional Senior Debt Facility) and each additional Second Priority Representative (for itself and on behalf of the Second Priority Debt Parties under the applicable Second Priority Debt Facility) agree as follows:
ARTICLE I
Definitions
SECTION 1.01. Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the First Lien Credit Agreement or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:
“Additional Senior Debt” means any Indebtedness that is issued or guaranteed by the Company and/or any Guarantor (other than Indebtedness constituting First Lien Credit Agreement Obligations) which Indebtedness and Guarantees are secured by the Senior Collateral (or a portion thereof) on a basis senior to the Second Priority Debt Obligations; provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each then extant Senior Debt Document and not prohibited by any then extant Second Priority Debt Document and (ii) the Representative for the holders of such Indebtedness shall have become party to (A) this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof, and (B) the First Lien Pari Passu Intercreditor Agreement pursuant to, and by satisfying the conditions set forth in, Article VI thereof; provided further that, if such Indebtedness will be the initial Additional Senior Debt incurred by the Company, then the Guarantors, the First Lien Collateral Agent and the Representative for such Indebtedness shall have executed and delivered the First Lien Pari Passu Intercreditor Agreement. Additional Senior Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Guarantors issued in exchange therefor.

“Additional Senior Debt Documents” means, with respect to any series, issue or class of Additional Senior Debt, the promissory notes, credit agreements, indentures, Collateral Documents or other operative agreements evidencing or governing such Indebtedness, including the Senior Collateral Documents.
“Additional Senior Debt Facility” means each credit agreement, indenture or other governing agreement with respect to any Additional Senior Debt.
“Additional Senior Debt Obligations” means, with respect to any series, issue or class of Additional Senior Debt, (a) all principal of, and interest payable with respect to, such Additional Senior Debt, (b) all other amounts payable to the related Additional Senior Debt Parties under the related Additional Senior Debt Documents and (c) any renewals or extensions of the foregoing, including, in each case, without limitation, any interest, fees, expenses and other amounts which accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable as a claim in any such proceeding.
“Additional Senior Debt Parties” means, with respect to any series, issue or class of Additional Senior Debt Obligations, the holders of such obligations, the Representative with respect thereto, any trustee or agent therefor under any related Additional Senior Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Company or any Guarantor under any related Additional Senior Debt Documents.
“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.
“Bankruptcy Code” means Title 11 of the United States Code, as amended. “Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.
“Business Day” means any day other than a Saturday, Sunday, or day on which banks in New York City are authorized or required by law to close.
“Class Debt” has the meaning assigned to such term in Section 8.09. “Class Debt Parties” has the meaning assigned to such term in Section 8.09.
“Class Debt Representatives” has the meaning assigned to such term in Section
8.09.
“Collateral” means the Senior Collateral and the Second Priority Collateral. “Collateral Documents” means the Senior Collateral Documents and the Second
Priority Collateral Documents.
“Company” has the meaning assigned to such term in the introductory paragraph of this Agreement.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Controlled Collateral” has the meaning assigned to such term in Section 5.06(a).
“Credit Agreement Loan Documents” means the First Lien Credit Agreement and the other “First Lien Loan Documents” as defined in the First Lien Credit Agreement.

“Debt Facility” means any Senior Facility and any Second Priority Debt Facility.

“Designated Second Priority Representative” means (i) the Initial Second Priority Representative, until such time as the Second Priority Debt Facility under the Initial Second Priority Debt Documents ceases to be the only Second Priority Debt Facility under this Agreement and (ii) at any time when clause (i) does not apply, the Applicable Collateral Agent (as defined in the Second Lien Pari Passu Intercreditor Agreement) at such time and set forth in a written notice to the Designated Senior Representative and the Company.
“Designated Senior Representative” means (i) if at any time there is only one Senior Representative for a Senior Facility with respect to which the Discharge of Senior Obligations has not occurred, such Senior Representative, and (ii) at any time when clause (i) does not apply, the Applicable Collateral Agent (as defined in the First Lien Pari Passu Intercreditor Agreement) at such time and set forth in a written notice to the Designated Second Priority Representative and the Company.
“DIP Financing” has the meaning assigned to such term in Section 6.01. “Discharge” means, with respect to any Debt Facility, the date on which such Debt Facility and the Senior Obligations or Second Priority Debt Obligations thereunder, as the case may be, are no longer secured by any Shared Collateral pursuant to the terms of the documentation governing such Debt Facility. The term “Discharged” shall have a corresponding meaning.
“Discharge of First Lien Credit Agreement Obligations” means the date on which the Discharge of the First Lien Credit Agreement Obligations occurs with respect to all the Shared Collateral for such Senior Facility; provided that the Discharge of First Lien Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such First Lien Credit Agreement Obligations with an Additional Senior Debt Facility secured by the Shared Collateral under one or more Additional Senior Debt Documents which has been designated in writing by the Senior Representative (under the First Lien Credit Agreement so Refinanced) to the Designated Senior Representative as the “First Lien Credit Agreement” for purposes of this Agreement.
“Discharge of Senior Obligations” means the date on which the Discharge of First Lien Credit Agreement Obligations and the Discharge of each Additional Senior Debt Facility has occurred (other than in respect of any Excluded Senior Obligations).
“Disposition” has the meaning assigned to such term in Section 5.01(a).

“Excluded Senior Obligations” means obligations in respect of principal of Indebtedness under loans and notes outstanding under the Senior Debt Documents (excluding any Secured Cash Management Obligations and Secured Swap Obligations) the amount of which is in excess of the Maximum Senior Principal Amount, together with any interest, fees, prepayment penalties, make-whole, termination fees or other premiums accrued on or with respect to such excess amount.
“First Lien Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor administrative agent and collateral agent as provided in Article VIII of the First Lien Credit Agreement.
“First Lien Collateral Agreement” means that certain First Lien Collateral Agreement, dated as of the date hereof, among Holdings, the Company, the other Grantors party thereto and the First Lien Collateral Agent, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.
“First Lien Credit Agreement” means that certain First Lien Credit Agreement1, dated as of [], among Holdings, the Company, the lenders and issuing banks from time to time party thereto, JPMorgan, as first lien administrative agent and first lien collateral agent, and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.
“First Lien Credit Agreement Obligations” means the “Secured Obligations” as defined in the First Lien Credit Agreement.
“First Lien Credit Agreement Secured Parties” means the “Secured Parties” as defined in the First Lien Collateral Agreement.
“First Lien Pari Passu Intercreditor Agreement” has the meaning assigned to such term in the First Lien Credit Agreement.
“Grantors” means Holdings, the Company, each Intermediate Parent and each Subsidiary of the Company or direct or indirect parent company of the Company which has granted a security interest pursuant to any Collateral Document to secure any Secured Obligations.
“Guarantors” means the “Loan Guarantors” as defined in the First Lien Credit
Agreement.
“Holdings” has the meaning assigned to such term in the introductory paragraph of this Agreement.
_____________________________
1 Note to Draft: To be determined at time of execution, when Second Lien debt incurred. If, at that time, the Credit Agreement (as defined in the First Lien Pari Passu Intercreditor Agreement) is still in effect, then that agreement shall be the "First Lien Credit Agreement" and the Initial Additional First Lien Agreement (as defined in the First Lien Pari Passu Intercreditor Agreement) shall be "Additional Senior Debt". If the Credit Agreement has been terminated, then "First Lien Credit Agreement" shall mean the Initial Additional First Lien Agreement.

“Initial Second Priority Debt” means the Indebtedness of the Company and any other Grantor incurred pursuant to the Initial Second Priority Debt Documents.
“Initial Second Priority Debt Documents” means the Second Lien [Credit Agreement][Indenture] and the other “[Loan][Notes] Documents” as defined in the Second Lien [Credit Agreement][Indenture].
“Initial Second Priority Debt Obligations” means the “[Loan][Notes] Obligations” as defined in the Second Lien [Credit Agreement][Indenture].
“Initial Second Priority Debt Parties” means the “[Secured Parties]” as defined in the Second Lien [Credit Agreement][Indenture].
“Initial Second Priority Representative” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor collateral agent.
“Insolvency or Liquidation Proceeding” means:
(1)any case or proceeding commenced by or against the Company or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Company or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Company or any other Grantor or any similar case or proceeding relative to the Company or any other Grantor or its creditors, as such, in each case whether or not voluntary;
(2)any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Company or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or
(3)any other proceeding of any type or nature in which substantially all claims of creditors of the Company or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.
“Intellectual Property” has the meaning assigned to such term in the First Lien Collateral Agreement.
“Joinder Agreement” means a supplement to this Agreement in the form of Annex II or Annex III hereof required to be delivered by a Representative to the Designated Senior Representative or the Designated Second Priority Representative, as the case may be, pursuant to Section 8.09 hereof in order to include an additional Debt Facility hereunder and to become the Representative hereunder for the Senior Secured Parties or Second Priority Debt Parties, as the case may be, under such Debt Facility.
“JPMorgan” has the meaning assigned to such term in the introductory paragraph of this Agreement.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
“Maximum Senior Principal Amount” means, at any time, (a) $2,442,500,000 plus (b) an aggregate principal amount equal to the amount of any incremental facilities (or First Lien Incremental Equivalent Debt in lieu thereof) and any other secured Indebtedness pari passu or senior to the Senior Obligations that would, at the time of incurrence, be permitted to be incurred and secured on a pari passu basis with or senior to the Senior Obligations under the terms of the First Lien Credit Agreement (as in effect on the date hereof or as amended pursuant to an amendment not prohibited by the Second Priority Debt Documents) plus (c) any additional principal amount of Indebtedness in connection with any refinancing of the foregoing to the extent permitted under the First Lien Credit Agreement (as in effect on the date hereof or as amended pursuant to an amendment not prohibited by the Second Priority Debt Documents), but only to the extent the amount of such refinancing exceeds the refinanced Indebtedness. For the avoidance of doubt, Secured Cash Management Obligations and Secured Swap Obligations shall not be included in any calculations of the Maximum Senior Principal Amount and shall at all times remain Senior Obligations.
“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.
“Officer’s Certificate” has the meaning assigned to such term in Section 8.08. “Parent” has the meaning assigned to such term in the definition of “Subsidiary.”
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Pledged Collateral” has the meaning assigned to such term in Section 5.06(a).

“Proceeds” means the proceeds of any sale, collection or other liquidation of Shared Collateral and any payment or distribution made in respect of Shared Collateral in an Insolvency or Liquidation Proceeding and any amounts received by any Senior Representative or any Senior Secured Party from a Second Priority Debt Party in respect of Shared Collateral pursuant to this Agreement.
“Purchase Event” has the meaning assigned to such term in Section 5.08. “Recovery” has the meaning assigned to such term in Section 6.04.
“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.
“Representatives” means the Senior Representatives and the Second Priority Representatives.
“SEC” means the United States Securities and Exchange Commission and any successor agency thereto.
“Second Lien [Credit Agreement][Indenture]” means that certain [Credit Agreement][Indenture] dated as of the date hereof, among Holdings, the Company, as the issuer, [ ], as trustee and as second lien collateral agent, and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.
“Second Lien Pari Passu Intercreditor Agreement” has the meaning assigned to such term in the Second Lien [Credit Agreement][Indenture].
“Second Priority Class Debt” has the meaning assigned to such term in Section 8.09.
“Second Priority Class Debt Parties” has the meaning assigned to such term in Section 8.09.
“Second Priority Class Debt Representative” has the meaning assigned to such term in Section 8.09.
“Second Priority Collateral” means any “Collateral” (or equivalent term) as defined in any Second Priority Debt Document or any other assets of the Company or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Second Priority Collateral Document as security for any Second Priority Debt Obligation.
“Second Priority Collateral Documents” means the “Security Documents” as defined in the Second Lien [Credit Agreement][Indenture], the Second Lien Pari Passu Intercreditor Agreement (upon and after the initial execution and delivery thereof by the initial parties thereto) and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by the Company or any Grantor for purposes of providing collateral security for any Second Priority Debt Obligation.
“Second Priority Debt” means (a) the Initial Second Priority Debt and (b) any other Indebtedness of the Company or any other Grantor guaranteed by the Guarantors (and not guaranteed by any Subsidiary that is not a Guarantor), which Indebtedness and guarantees are secured by the Second Priority Collateral on a basis junior to the Senior Obligations and the applicable Second Priority Debt Documents with respect to which provide that such Indebtedness and guarantees are to be secured by such Second Priority Collateral on a subordinate basis to the Senior Debt Obligations (and which is not secured by Liens on any assets of the Company or any other Grantor other than the Second Priority Collateral or which are not included in the Senior Collateral); provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each then extant Senior Debt Document and Second Priority

Debt Document and (ii) the Representative for the holders of such Indebtedness shall have become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof; provided further that, if such Indebtedness will be the initial Additional Second Priority Debt incurred by the Company after the date hereof, then the Guarantors, the Initial Second Priority Representative and the Representative for such Indebtedness shall have executed and delivered the Second Lien Pari Passu Intercreditor Agreement. Second Priority Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Guarantors issued in exchange therefor.
“Second Priority Debt Documents” means the Initial Second Lien Priority Debt Documents and, with respect to any series, issue or class of Second Priority Debt, the credit agreements, promissory notes, indentures, collateral documents or other operative agreements evidencing or governing such Indebtedness, including the Second Priority Collateral Documents.
“Second Priority Debt Facility” means each of the Second Lien [Credit Agreement][Indenture] and each indenture or other governing agreement with respect to any other Second Priority Debt.
“Second Priority Debt Obligations” means the Initial Second Priority Debt Obligations and, with respect to any series, issue or class of Second Priority Debt, (a) all principal of, and interest payable with respect to, such Second Priority Debt, (b) all other amounts payable to the related Second Priority Debt Parties under the related Second Priority Debt Documents and (c) any renewals or extensions of the foregoing, including, without limitation, in each case, any interest, fees, expenses and other amounts which accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable as a claim in any such proceeding.
“Second Priority Debt Parties” means the Initial Second Priority Debt Parties and with respect to any series, issue or class of Second Priority Debt, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Second Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Company or any other Grantor under any related Second Priority Debt Documents.
“Second Priority Lien” means the Liens on the Second Priority Collateral in favor of Second Priority Debt Parties under Second Priority Collateral Documents.
“Second Priority Representative” means (i) in the case of the Second Lien [Credit Agreement][Indenture], the Initial Second Priority Representative, and (ii) in the case of any other Second Priority Debt Facility and the Second Priority Debt Parties thereunder the trustee, administrative agent, collateral agent, security agent or similar agent under such Second Priority Debt Facility that is named as the representative in respect of such Second Priority Debt Facility in the applicable Joinder Agreement.
“Second Priority Standstill Period” has the meaning assigned to such term in Section 3.01(a).
“Secured Obligations” means the Senior Obligations and the Second Priority Debt
Obligations.

“Secured Parties” means the Senior Secured Parties and the Second Priority Debt and the Second Priority Debt Obligations.

“Senior Class Debt” has the meaning assigned to such term in Section 8.09.
“Senior Class Debt Parties” has the meaning assigned to such term in Section 8.09.
“Senior Class Debt Representative” has the meaning assigned to such term in Section 8.09.
“Senior Collateral” means any “Collateral” (or equivalent term) as defined in any First Lien Loan Document or any other Senior Debt Document or any other assets of the Company or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Senior Collateral Document as security for any Senior Obligations.
“Senior Collateral Documents” means the First Lien Collateral Agreement and the other “Security Documents” as defined in the First Lien Credit Agreement, the First Lien Pari Passu Intercreditor Agreement (upon and after the initial execution and delivery thereof by the initial parties thereto) and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by Holdings, the Company or any other Grantor for purposes of providing collateral security for any Senior Obligation.
“Senior Debt Documents” means (a) the Credit Agreement Loan Documents and
(b) any Additional Senior Debt Documents.
“Senior Facilities” means the First Lien Credit Agreement and any Additional Senior Debt Facilities.
“Senior Lien” means the Liens on the Senior Collateral in favor of the Senior Secured Parties under the Senior Collateral Documents.
“Senior Obligations” means the First Lien Credit Agreement Obligations and any Additional Senior Debt Obligations; provided that Senior Obligations shall not include Excluded Senior Obligations.
“Senior Representative” means (i) in the case of any First Lien Credit Agreement Obligations or the First Lien Credit Agreement Secured Parties, the First Lien Collateral Agent,
(ii) in the case of any Additional Senior Debt Facility and the Additional Senior Debt Parties thereunder (including with respect to any Additional Senior Debt Facility initially covered hereby on the date of this Agreement), the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional Senior Debt Facility that is named as the representative in respect of such Additional Senior Debt Facility in the applicable Joinder Agreement.
“Senior Secured Parties” means the First Lien Credit Agreement Secured Parties and any Additional Senior Debt Parties.

“Shared Collateral” means, at any time, Collateral in which the holders of Senior Obligations under at least one Senior Facility and the holders of Second Priority Debt Obligations under at least one Second Priority Debt Facility (or their Representatives) hold a security interest or Lien at such time (or, in the case of the Senior Facilities, are deemed pursuant to Article II to benefit from a security interest). If, at any time, any portion of the Senior Collateral under one or more Senior Facilities does not constitute Second Priority Collateral under one or more Second Priority Debt Facilities, then such portion of such Senior Collateral shall constitute Shared Collateral only with respect to the Second Priority Debt Facilities for which it constitutes Second Priority Collateral and shall not constitute Shared Collateral for any Second Priority Debt Facility which does not have a security interest or Lien in such Collateral at such time.
“Subsidiary” with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.
“[ ]2” has the meaning assigned to such term in the introductory paragraph of this

Agreement.
SECTION 1.02.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries
__________________________________
2    Note to draft : Insert defined term for the agent/trustee of the Second Lien [Credit Agreement][Indenture], and realphabetize as appropriate. of such Person unless express reference is made to such subsidiaries, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

ARTICLE II
Priorities and Agreements with Respect to Shared Collateral
SECTION 2.01. Subordination. (a) Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to any Second Priority Representative or any Second Priority Debt Parties on the Shared Collateral or of any Liens granted to any Senior Representative or any other Senior Secured Party on the Shared Collateral (or any actual or alleged defect in any of the foregoing) and notwithstanding any provision of the Uniform Commercial Code as in effect in any applicable jurisdiction, any applicable law, any Second Priority Debt Document or any Senior Debt Document or any other circumstance whatsoever, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby agrees that (a) any Lien on the Shared Collateral securing or purporting to secure any Senior Obligations now or hereafter held by or on behalf of any Senior Representative or any other Senior Secured Party or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Shared Collateral securing or purporting to secure any Second Priority Debt Obligations and (b) any Lien on the Shared Collateral securing or purporting to secure any Second Priority Debt Obligations now or hereafter held by or on behalf of any Second Priority Representative, any Second Priority Debt Parties or any Second Priority Representative or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Shared Collateral securing or purporting to secure any Senior Obligations. All Liens on the Shared Collateral securing or purporting to secure any Senior Obligations shall be and remain senior in all respects and prior to all Liens on the Shared Collateral securing or purporting to secure any Second Priority Debt Obligations for all purposes, whether or not such Liens securing or purporting to secure any Senior Obligations are subordinated to any Lien securing any other obligation of the Company, any Grantor or any other Person or otherwise subordinated, voided, avoided, invalidated or lapsed.
SECTION 2.02.    No Payment Subordination; Nature of Senior Lender
Claims.
(a)Except as otherwise set forth herein, the subordination of Liens securing
Second Priority Debt Obligations to Liens securing Senior Obligations set forth in Section 2.01 affects only the relative priority of those Liens and all Proceeds thereof and does not subordinate the Second Priority Debt Obligations in right of payment to the Senior Obligations; provided, for the avoidance of doubt, that all payments in respect of Shared Collateral and all Proceeds thereof shall be subject to Section 4.01. Except as otherwise set forth herein, nothing in this Agreement will affect the entitlement of the Second Priority Debt Parties to receive and retain required payments of interest, principal, and other amounts in respect of Second Priority Debt Obligations unless the receipt is expressly prohibited by, or results from the Second Priority Debt Parties’ breach of, this Agreement.
(b)Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges that (i) a portion of the Senior Obligations is revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (ii) the terms of the Senior Debt Documents and the Senior Obligations may be amended, supplemented or otherwise modified, and the Senior Obligations, or a portion thereof, may be Refinanced from time to time subject to the provisions of Section 5.03(a), and (iii) subject to the provisions of Section 5.03(a), the aggregate amount of the Senior Obligations may be increased, in each case, without notice to or consent by the Second Priority Representatives or the Second Priority Debt Parties and without affecting the provisions hereof. The Lien priorities provided for in Section
2.01 shall not be altered or otherwise affected by any amendment, supplement or other modification, or any Refinancing, of either the Senior Obligations or the Second Priority Debt Obligations, or any portion thereof. As between the Company and the other Grantors and the Second Priority Debt Parties, the foregoing provisions will not limit or otherwise affect the obligations of the Company and the Grantors contained in any Second Priority Debt Document with respect to the incurrence of additional Senior Obligations.
SECTION 2.03. Prohibition on Contesting Liens. Each of the Second Priority Representatives, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority, allowability, or enforceability of any Lien securing, or claims asserted with respect to, any Senior Obligations held (or purported to be held) by or on behalf of any Senior Representative or any of the other Senior Secured Parties or other agent or trustee therefor in any Senior Collateral. The Senior Representative, for itself and on behalf of each Senior Secured Party under its Senior Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding(including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority, allowability, or enforceability of any Lien securing, or claims asserted with respect to, any Second Priority Debt Obligations held (or purported to be held) by or on behalf of any Second Priority Representative or any of the Second Priority Debt Parties in the Second Priority Collateral. Notwithstanding the foregoing, no provision in this Agreement shall be construed to prevent or impair the rights of any Senior Representative to enforce this Agreement (including the priority of the Liens securing the Senior Obligations as provided in Section 2.01) or any of the Senior Debt Documents.
SECTION 2.04. No New Liens. The parties hereto agree that, so long as the Discharge of Senior Obligations has not occurred, none of the Grantors shall (a) grant or permit any additional Liens on any asset or property of any Grantor to secure any Second Priority Debt Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset or property of such Grantor to secure the Senior Obligations or (b) grant or permit any additional Liens on any asset or property of any Grantor to secure any Senior Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset or property of such Grantor to secure the Second Priority Debt Obligations; and (c) if any Second Priority Representative or any Second Priority Debt Party shall acquire or hold any Lien on any assets or property of any Grantor securing any Second Priority Obligations that are not also subject to the first-priority Liens securing all Senior Obligations under the Senior Collateral Documents, such Second Priority Representative or Second Priority Debt Party (i) shall notify the Designated Senior Representative promptly upon becoming aware thereof and, unless such Grantor shall promptly grant a similar Lien on such assets or property to each Senior Representatives security for the

Senior Obligations, shall assign such Lien to the Designated Senior Representative as security for all Senior Obligations for the benefit of the Senior Secured Parties (but may retain a junior lien on such assets or property subject to the terms hereof) and (ii) until such assignment or such grant of a similar Lien to each Senior Representative, shall be deemed to also hold and have held such Lien for the benefit of each Senior Representative and the other Senior Secured Parties as security for the Senior Obligations. The parties hereto further agree that so long as the Discharge of Senior Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any of the Grantors, if any Second Priority Debt Party shall acquire or hold any Lien on any assets of any Grantor securing any Second Priority Debt Obligation which assets are not also subject to the first priority Lien of the Senior Secured Parties under the Senior Debt Documents, then, without limiting any other rights and remedies available to the Senior Representative or the other Senior Secured Parties, the Second Priority Representative, on behalf of itself and the Second Priority Debt Parties, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens so granted shall be subject to Section 4.02.
SECTION 2.05. Perfection of Liens. Except for the limited agreements of the Senior Representatives pursuant to Section 5.06 hereof, none of the Senior Representatives or the Senior Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Shared Collateral for the benefit of the Second Priority Representatives or the Second Priority Debt Parties. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the Senior Secured Parties and the Second Priority Debt Parties and shall not impose on the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives, the Second Priority Debt Parties or any agent or trustee therefor any obligations in respect of the disposition of Proceeds of any Shared Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.
SECTION 2.06. Certain Cash Collateral. Notwithstanding anything in this Agreement or any other Senior Debt Documents or Second Priority Debt Documents to the contrary, Collateral consisting of cash and cash equivalents pledged to secure Senior Obligations consisting of reimbursement obligations in respect of Letters of Credit or otherwise held by the First Lien Collateral Agent pursuant to Section 2.05(j), 2.11(b), 2.22(a)(ii) or 2.22(a)(v) of the First Lien Credit Agreement (or any equivalent successor provision) shall be applied as specified in the First Lien Credit Agreement and will not constitute Shared Collateral.

ARTICLE III
Enforcement SECTION 3.01. Exercise of Remedies.
(a)So long as the Discharge of Senior Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, (i) neither any Second Priority Representative nor any Second Priority Debt Party will (x) exercise or seek to exercise any rights or remedies (including setoff or recoupment) with respect to any Shared Collateral in respect of any Second

Priority Debt Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (y) contest, protest or object to any foreclosure proceeding or action brought with respect to the Shared Collateral or any other Senior Collateral by any Senior Representative or any Senior Secured Party in respect of the Senior Obligations, the exercise of any right by any Senior Representative or any Senior Secured Party (or any agent or sub-agent on their behalf) in respect of the Senior Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter, if applicable, or similar agreement or arrangement to which any Senior Representative or any Senior Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party of any rights and remedies relating to the Shared Collateral under the Senior Debt Documents or otherwise in respect of the Senior Collateral or the Senior Obligations, or (z) object to the forbearance by the Senior Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Shared Collateral in respect of Senior Obligations, and (ii) except as otherwise provided herein, the Senior Representatives and the Senior Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff or recoupment and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the Shared Collateral without any consultation with or the consent of any Second Priority Representative or any Second Priority Debt Party; provided, however, that any Second Priority Representative or any Second Priority Debt Party may exercise any or all such rights after the passage of a period of 120 days from the date of delivery of a notice in writing to the Designated Senior Representative of such Second Priority Representative’s or Second Priority Debt Party’s intention to exercise its right to take such actions, which notice shall specify that an “Event of Default” as defined in the applicable Second Priority Debt Documents has occurred and, as a result of such “Event of Default”, the principal and interest under such Second Priority Debt Documents have become due and payable (whether as a result of acceleration or otherwise) (the “Second Priority Standstill Period”) unless a Senior Representative has commenced and is diligently pursuing remedies with respect to any material portion of the Shared Collateral (or such exercise of remedies is stayed by applicable law or by any proceeding or any Grantor is then the subject of any Insolvency or Liquidation Proceeding); provided, further, that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Company or any other Grantor, any Second Priority Representative may file a claim, proof of claim, or statement of interest with respect to the Second Priority Debt Obligations under its Second Priority Debt Facility, (B) any Second Priority Representative may take any action (not adverse to the prior Liens on the Shared Collateral securing the Senior Obligations or the rights of the Senior Representatives or the Senior Secured Parties to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Shared Collateral, (C) any Second Priority Representative and the Second Priority Debt Parties may exercise their rights and remedies as unsecured creditors, to the extent as provided in Section 5.05, (D) any Second Priority Representative may exercise the rights and remedies provided for in Section 6.03, (E) any Second Priority Representative and any Second Priority Debt Party may file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding, or other pleading made by any Person objecting to or otherwise seeking the disallowance that is not permitted by this Agreement of the claims or Liens of any Second Priority Debt Party, including any claims secured by the Shared Collateral, (F) any Second Priority Representative and any Second Priority Debt Party

may vote on any plan of reorganization or similar dispositive restructuring plan in a manner that is consistent with, and not in violation of, this Agreement (including Section 6.05(b)), with respect to the Second Priority Debt Obligations and the Shared Collateral, (G) any Second Priority Representative and any Second Priority Debt Party may join (but not exercise any control with respect to) any judicial foreclosure proceeding or other judicial lien enforcement proceeding with respect to the Shared Collateral initiated by the Designated Senior Representative or any other Senior Secured Party to the extent that any such action could not reasonably be expected, in any material respect, to restrain, hinder, limit, delay for any material period or otherwise interfere with the exercise of remedies by the Designated Senior Representative or such other Senior Secured Party (it being understood that neither Designated Second Priority Representative nor any other Second Priority Debt Party shall be entitled to receive any proceeds thereof unless otherwise expressly permitted herein), and (H) any Second Priority Representative and any Second Priority Debt Party may exercise any remedies after the termination of the Second Priority Standstill Period if and to the extent specifically permitted by this Section 3.01(a), in each case (A) through (H) above to the extent such action is not inconsistent with the terms of this Agreement. Any recovery by any Second Priority Debt Party pursuant to the preceding clause (H) shall be subject to the terms of this Agreement. In exercising rights and remedies with respect to the Senior Collateral, the Senior Representatives and the Senior Secured Parties may enforce the provisions of the Senior Debt Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Shared Collateral upon foreclosure, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under the Bankruptcy Laws of any applicable jurisdiction.
(b)So long as the Discharge of Senior Obligations has not occurred, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will not, in the context of its role as a Second Priority Debt Party, take or receive any Shared Collateral or any Proceeds of Shared Collateral in connection with the exercise of any right or remedy (including setoff or recoupment) with respect to any Shared Collateral in respect of Second Priority Debt Obligations. Without limiting the generality of the foregoing, unless and until the Discharge of Senior Obligations has occurred, except as expressly provided in the provisos in Section 3.01(a) and Sections 6.01 and 6.03, the sole right of the Second Priority Representatives and the Second Priority Debt Parties with respect to the Shared Collateral is to hold a Lien on the Shared Collateral in respect of Second Priority Debt Obligations pursuant to the Second Priority Debt Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of Senior Obligations has occurred.
(c)Subject to each proviso in Section 3.01(a), (i) each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that neither such Second Priority Representative nor any such Second Priority Debt Party will take any action that, notwithstanding the expiration of the Second Priority Standstill Period, would hinder, delay or interfere with any exercise of remedies undertaken by any Senior Representative or any Senior Secured Party with respect to the Shared Collateral under the Senior Debt Documents, including any sale, lease, exchange, transfer or other disposition of the Shared Collateral, whether by foreclosure or otherwise, and (ii) each

Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives any and all rights it or any such Second Priority Debt Party may have as a junior lien creditor or otherwise to object to the manner in which the Senior Representatives or the Senior Secured Parties seek to enforce or collect the Senior Obligations or the Liens granted on any of the Senior Collateral, regardless of whether any action or failure to act by or on behalf of any Senior Representative or any other Senior Secured Party is adverse to the interests of the Second Priority Debt Parties.
(d)Each Second Priority Representative hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Second Priority Debt Document shall be deemed to restrict in any way the rights and remedies of the Senior Representatives or the Senior Secured Parties with respect to the Senior Collateral as set forth in this Agreement and the Senior Debt Documents.
(e)Until the Discharge of Senior Obligations, the Designated Senior Representative (or any Person authorized by it) shall have the exclusive right to exercise any right or remedy with respect to the Shared Collateral and shall have the exclusive right to determine and direct the time, method and place for exercising such right or remedy or conducting any proceeding with respect thereto; provided, however, that the Second Priority Representative and the Second Priority Debt Parties may exercise any of their rights or remedies with respect to the Shared Collateral to the extent permitted by the provisos in Section 3.01(a) and Sections 6.01 and 6.03. Following the Discharge of Senior Obligations, the Designated Second Priority Representative(or any Person authorized by it) shall have the exclusive right to exercise any right or remedy with respect to the Collateral, and the Designated Second Priority Representative (or any Person authorized by it) shall have the exclusive right to direct the time, method and place of exercising or conducting any proceeding for the exercise of any right or remedy available to the Second Priority Debt Parties with respect to the Collateral, or of exercising or directing the exercise of any trust or power conferred on the Second Priority Representatives, or for the taking of any other action authorized by the Second Priority Collateral Documents; provided, that nothing in this Section shall impair the ability of the Second Priority Representative and the Second Priority Debt Parties to exercise any of their rights or remedies with respect to the Shared Collateral to the extent permitted by the provisos in Section 3.01(a) or Sections 6.01 and 6.03; provided, further that nothing in this Section shall impair the right of any Second Priority Representative or other agent or trustee acting on behalf of the Second Priority Debt Parties to take such actions with respect to the Collateral after the Discharge of Senior Obligations as may be otherwise required or authorized pursuant to any intercreditor agreement governing the Second Priority Debt Parties or the Second Priority Debt Obligations.
SECTION 3.02. Cooperation. Subject to each proviso in Section 3.01(a), each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that, unless and until the Discharge of Senior Obligations has occurred, it will not commence, or join with any Person (other than the Senior Secured Parties and the Senior Representatives upon the request of the Designated Senior Representative) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Shared Collateral under any of the Second Priority Debt Documents.
SECTION 3.03. Actions upon Breach. Should any Second Priority Representative or any Second Priority Debt Party, contrary to this Agreement, in any way take, attempt to take or threaten to take any action with respect to the Shared Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement) or fail to take any action required by this Agreement, any Senior Representative or other Senior Secured Party (in its or their own name or in the name of the Company or any other Grantor) may obtain relief against such Second Priority Representative or such Second Priority Debt Party by injunction, specific performance or other appropriate equitable relief. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Facility, hereby (i) agrees that the Senior Secured Parties’ damages from the actions of the Second Party Representatives or any Second Priority Debt Party may at that time be difficult to ascertain and may be irreparable and waives any defense that the Company, any other Grantor or the Senior Secured Parties cannot demonstrate damage or be made whole by the awarding of damages and (ii) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any Senior Representative or any other Senior Secured Party.
ARTICLE IV

Payments
SECTION 4.01. Application of Proceeds. After an event of default under any Senior Debt Document has occurred and until such event of default is cured or waived, so long as the Discharge of Senior Obligations has not occurred, the Shared Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such Shared Collateral upon the exercise of remedies shall be applied: (a) first, by the Designated Senior Representative to the Senior Obligations in such order as specified in the relevant Senior Debt Documents until the Discharge of Senior Obligations has occurred (together with, in the case of repayment of any revolving credit or similar loans, a permanent reduction in the commitments thereunder), (b) second, shall be applied by the Designated Second Priority Representative to the Second Priority Debt Obligations until the Discharge of Second Priority Debt Obligations has occurred, (c) third, shall be applied by the Designated Senior Representative to any obligations (including any Excluded Senior Obligations) owed to the Senior Secured Parties in excess of the Maximum Senior Principal Amount and (d) fourth, to the Grantors or as a court of competent jurisdiction may otherwise direct. Upon the Discharge of Senior Obligations, each applicable Senior Representative shall deliver promptly to the Designated Second Priority Representative any Shared Collateral or Proceeds thereof held by it in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Designated Second Priority Representative to the Second Priority Debt Obligations in such order as specified in the relevant Second Priority Debt Documents. Upon the Discharge of Second Priority Debt Obligations, each applicable Second Priority Representative shall deliver promptly to the Designated Senior Representative any Shared Collateral or Proceeds thereof held by it in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Designated Senior Representative to any obligations owed to the Senior Secured Parties in excess of the Maximum Senior Principal Amount in such order as specified in the relevant Senior Debt Documents.
SECTION 4.02. Payments Over. Prior to the Discharge of Senior Obligations, any Shared Collateral or Proceeds thereof received by any Second Priority Representative or any

Second Priority Debt Party in connection with the exercise of any right or remedy (including setoff or recoupment) relating to the Shared Collateral, in any Insolvency or Liquidation Proceeding (except as otherwise set forth in Article VI), or otherwise in contravention of this Agreement shall be segregated and held in trust for the benefit of and forthwith paid over to the Designated Senior Representative for the benefit of the Senior Secured Parties in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. The Designated Senior Representative is hereby authorized to make any such endorsements as agent for each of the Second Priority Representatives or any such Second Priority Debt Party. This authorization is coupled with an interest and is irrevocable.
ARTICLE V

Other Agreements SECTION 5.01.    Releases.
(a)Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that, in the event of a sale, transfer or other disposition of any specified item of Shared Collateral (including all or substantially all of the equity interests of any subsidiary of the Company) (a “Disposition”), the Liens granted to the Second Priority Representatives and the Second Priority Debt Parties upon such Shared Collateral to secure Second Priority Debt Obligations shall terminate or shall be released, automatically and without any further action, concurrently with the termination or release of all Liens granted upon such Shared Collateral to secure Senior Obligations, provided that the parties’ respective Liens shall attach to the net proceeds of such Disposition with the same Lien priorities as provided in this Agreement to the extent such proceeds are not otherwise utilized to permanently reduce the Senior Obligations. Upon delivery to a Second Priority Representative of an Officer’s Certificate or other written document (including any release document from the Designated Senior Representative) stating or providing evidence that any such termination or release of Liens securing the Senior Obligations has become effective (or shall become effective concurrently with such termination or release of the Liens granted to the Second Priority Debt Parties and the Second Priority Representatives) and any necessary or proper instruments of termination or release prepared by the Company or any other Grantor, such Second Priority Representative will promptly execute, deliver or acknowledge, at the Company’s or the other Grantor’s sole cost and expense, such instruments to evidence such termination or release of the Liens; provided, however that such Officer’s Certificate shall not be required for any termination or release in connection with the exercise of remedies following an Event of Default. Nothing in this Section 5.01(a) will be deemed to (x) affect any agreement of a Second Priority Representative, for itself and on behalf of the Second Priority Debt Parties under its Second Priority Debt Facility, to release the Liens on the Second Priority Collateral as set forth in the relevant Second Priority Debt Documents or (y) except in the case of a Disposition in connection with the exercise of secured creditors’ rights and remedies, require the release of Liens granted upon such Shared Collateral to secure Second Priority Debt Obligations if such Disposition is not permitted under the terms of the Second Priority Debt Documents.

(b)Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby irrevocably constitutes and appoints the Designated Senior Representative and any officer or agent of the Designated Senior Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Second Priority Representative or such Second Priority Debt Party or in the Designated Senior Representative’s own name, from time to time in the Designated Senior Representative’s discretion, for the purpose of carrying out the terms of Section 5.01(a), to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of Section 5.01(a), including any termination statements, endorsements or other instruments of transfer or release.
(c)Unless and until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby consents to the application, whether prior to or after an event of default under any Senior Debt Document of Proceeds of Shared Collateral to the repayment of Senior Obligations pursuant to the Senior Debt Documents, provided that nothing in this Section 5.01(c) shall be construed to prevent or impair the rights of the Second Priority Representatives or the Second Priority Debt Parties to receive Proceeds in connection with the Second Priority Debt Obligations not otherwise in contravention of this Agreement.
(d)Notwithstanding anything to the contrary in any Second Priority Collateral Document, in the event the terms of a Senior Collateral Document and a Second Priority Collateral Document each require any Grantor to (i) make payment in respect of any item of Shared Collateral to, (ii) deliver or afford control over any item of Shared Collateral to, or deposit any item of Shared Collateral with, (iii) register ownership of any item of Shared Collateral in the name of, or make an assignment of ownership of any Shared Collateral or the rights thereunder to, (iv) cause any securities intermediary, commodity intermediary or other Person acting in a similar capacity to agree to comply, in respect of any item of Shared Collateral, with instructions or orders from, or to treat, in respect of any item of Shared Collateral, as the entitlement holder, (v) hold any item of Shared Collateral in trust for (to the extent such item of Shared Collateral cannot be held in trust for multiple parties under applicable law), (vi) obtain the agreement of a bailee or other third party to hold any item of Shared Collateral for the benefit of or subject to the control of or, in respect of any item of Shared Collateral, to follow the instructions of or (vii) obtain the agreement of a landlord with respect to access to leased premises where any item of Shared Collateral is located or waivers or subordination of rights with respect to any item of Shared Collateral in favor of, in any case, any Senior Representative or Senior Secured Party and any Second Priority Representative or Second Priority Debt Party, such Grantor may, until the applicable Discharge of Senior Obligations has occurred, comply with such requirement under the Second Priority Collateral Document as it relates to such Shared Collateral by taking any of the actions set forth above only with respect to, or in favor of, the Designated Senior Representative.
SECTION 5.02. Insurance and Condemnation Awards. Unless and until the Discharge of Senior Obligations has occurred, the Designated Senior Representative and the Senior Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the Senior Debt Documents, (a) to adjust settlement for any insurance policy covering the Shared Collateral in the event of any loss thereunder and (b) to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral. Unless and until the Discharge of Senior Obligations has occurred, all proceeds of any such policy and any such award, if in respect of the Shared Collateral, shall be paid (i) first, prior to the occurrence of the Discharge of Senior Obligations, to the Designated Senior Representative for the benefit of Senior Secured Parties pursuant to the terms of the Senior Debt Documents, (ii) second, after the occurrence of the Discharge of Senior Obligations, to the Designated Second Priority Representative for the benefit of the Second Priority Debt Parties pursuant to the terms of the applicable Second Priority Debt Documents, (iii) third, after the occurrence of the Discharge of Second Priority Debt Obligations, to the Designated Senior Representative for the benefit of the Senior Secured Parties pursuant to the terms of the applicable Senior Debt Documents with respect to any obligations owed to the Senior Secured Parties in excess of the Maximum Senior Principal Amount, and (iv) fourth, if no Second Priority Debt Obligations or any obligations to the Senior Secured Parties in excess of the Maximum Senior Principal Amount are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If any Second Priority Representative or any Second Priority Debt Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the Designated Senior Representative in accordance with the terms of Section 4.02.
SECTION 5.03.    Matters Relating to Loan Documents.
(a)The Senior Debt Documents and the terms thereof may be amended, restated, supplemented, waived or otherwise modified (including in connection with the incurrence of any incremental facilities) in accordance with their terms, and the Indebtedness under the Senior Debt Documents may be Refinanced, in each case, without the consent of any Second Priority Debt Parties; provided, however, that, without the consent of the Second Priority Representatives or the Second Priority Debt Parties, no such amendment, restatement, supplement, modification, waiver or Refinancing (or successive amendments, restatements, supplements, modifications, waivers or Refinancings) shall contravene any provision of this Agreement.
(b)Without the prior written consent of the Senior Representative, no Second Priority Debt Document may be amended, restated, supplemented or otherwise modified, or entered into, to the extent such amendment, restatement, supplement or modification, or the terms of such new Second Priority Debt Document, would:
(i)contravene the provisions of this Agreement; or
(ii)unless the resulting Indebtedness would otherwise expressly be permitted under the Senior Priority Debt Documents, change to earlier dates any scheduled dates for payment of principal (including the final maturity date) or of interest on Indebtedness under such Second Priority Debt Document.
SECTION 5.04.    Amendments to Second Priority Collateral Documents.
(a)No Second Priority Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Second Priority Collateral Document, would be prohibited by or inconsistent with any of the terms of this Agreement. The Company agrees to deliver to the Designated Senior Representative copies of (i) any amendments, supplements or other modifications to the Second Priority Collateral Documents and (ii) any new Second Priority Collateral Documents promptly after effectiveness thereof. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that the Grantors may cause (and the Grantors agree to cause) each security agreement included in the Second Priority Collateral Document under its Second Priority Debt Facility to include the following language (or language to similar effect reasonably approved by the Designated Senior Representative):
“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the Second Priority Representative pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted in favor of the Senior Secured Parties (as defined in the Intercreditor Agreement referred to below), including liens and security interests granted to JPMorgan Chase Bank, N.A., as collateral agent, pursuant to or in connection with the First Lien Credit Agreement dated as of [ ] 3 (as amended, restated, supplemented or otherwise modified from time to time), among Sotera Health Company, a Delaware corporation, Sotera Health Holdings, LLC, a Delaware limited liability company, the lenders and issuing banks from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, and(ii) the exercise of any right or remedy by the Second Priority Representative hereunder is subject to the limitations and provisions of the First/Second Lien Intercreditor Agreement dated as of [ ], 20[ ] (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among Sotera Health Company, Sotera Health Holdings, LLC, and its respective subsidiaries and affiliated entities party thereto, JPMorgan Chase Bank, N.A., as the First Lien Collateral Agent and [ ], as the Initial Second Priority Representative. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern.”
(b)In the event that each applicable Senior Representative and/or the Senior Secured Parties enter into any amendment, waiver or consent in respect of any of the Senior Collateral Documents for the purpose of adding to or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Collateral Document or changing in any manner the rights of the Senior Representatives, the Senior Secured Parties, the Company or any other Grantor thereunder (including the release of any Liens in Senior Collateral) in a manner that is applicable to all Senior Facilities, then such amendment, waiver or consent shall apply automatically to any comparable provision of each comparable Second Priority Collateral Document without the consent of any Second Priority Representative or any Second Priority Debt Party and without any action by any Second Priority Representative, the Company or any other Grantor; provided, however, that (A) no such amendment, waiver or consent shall have the
__________________________
3 Note to Draft: To be determined at time of execution, when Second Lien debt incurred. If, at that time, the Credit Agreement (as defined in the First Lien Pari Passu Intercreditor Agreement) is still in effect, then the date shall be the "December 13, 2019.” If the Credit Agreement has been terminated, then the date shall be “February [ ], 2023.”

effect of (i) releasing any Liens of any Second Priority Representative or any Second Priority Debt Party or removing assets subject to the Lien of the Second Priority Collateral Documents, except to the extent that such release is permitted by Section 5.01 and there is a corresponding release of the Lien securing the Senior Obligations, (ii) imposing duties or obligations that are adverse on any Second Lien Representative without its consent or (iii) altering the terms of the Second Lien Debt Documents to permit other Liens on the Collateral not permitted under the terms of the Second Lien Debt Documents as in effect on the date hereof or under Article VI hereof and (B) written notice of such amendment, waiver or consent shall have been given to each Second Priority Representative within 10 Business Days after the effectiveness of such amendment, waiver or consent, provided that the failure to give such notice shall not affect the effectiveness and validity thereof.
SECTION 5.05. Rights as Unsecured Creditors. The Second Priority Representatives and the Second Priority Debt Parties may exercise rights and remedies as unsecured creditors against the Company or the Guarantors in accordance with the terms of the Second Priority Debt Documents and applicable law so long as such rights and remedies do not violate, or are not otherwise inconsistent with, any provision of this Agreement (including any provision prohibiting or restricting the Second Priority Representatives or the Second Priority Debt Parties from taking various actions or making various objections). Nothing in this Agreement shall prohibit the receipt by any Second Priority Representative or any Second Priority Debt Party of the required payments of principal, premium, interest, fees and other amounts due under the Second Priority Debt Documents so long as such receipt is not the direct or indirect result of the exercise by a Second Priority Representative or any Second Priority Debt Party of rights or remedies in respect of Shared Collateral (including any right of setoff or recoupment). In the event any Second Priority Representative or any Second Priority Debt Party becomes a judgment lien creditor in respect of Shared Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Second Priority Debt Obligations, such judgment lien shall be subordinated to the Liens securing Senior Obligations on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement. Nothing in this Agreement shall impair or otherwise adversely affect any rights or remedies the Senior Representatives or the Senior Secured Parties may have with respect to the Senior Collateral.

SECTION 5.06.    Gratuitous Bailee for Perfection.
(a)Each Senior Representative acknowledges and agrees that if it shall at any time hold a Lien securing any Senior Obligations on any Shared Collateral that can be perfected (i) by the possession of such Shared Collateral or of any account in which such Shared Collateral is held, and if such Shared Collateral or any such account is in fact in the possession or under the control of such Senior Representative, or of agents or bailees of such Person (such Shared Collateral being referred to herein as the “Pledged Collateral”), or (ii) by control of any deposit account or securities account constituting Shared Collateral, if any, or in which such Shared Collateral is held, and if any such deposit account or securities account is in fact under the control of such Senior Representative, or of agents or bailees of such Person (such Shared Collateral being referred to herein as the “Controlled Collateral”) or if it shall at any time obtain any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, the applicable Senior Representative (x) shall also hold such Pledged Collateral or Controlled Collateral, or take such actions with respect to such landlord waiver, bailee’s letter or similar agreement or arrangement, as sub-agent or gratuitous bailee for the relevant Second Priority Representatives and (y) acknowledges that it has control of such Controlled Collateral on behalf of the relevant Second Priority Representatives and each Second Priority Debt Party (such bailment and agency being intended, among other things, to satisfy the requirement of Section 8-301(a)(2), 9-104, 9-105, 9-106, 9-107 and 9-313(c) of the Uniform Commercial Code as in effect in any applicable jurisdiction), in each case solely for the purpose of perfecting the Liens granted under the relevant Second Priority Collateral Documents and subject to the terms and conditions of this Section 5.06.
(b)Except as otherwise specifically provided herein, until the Discharge of Senior Obligations has occurred, the Senior Representatives and the Senior Secured Parties shall be entitled to deal with the Pledged Collateral or the Controlled Collateral in accordance with the terms of the Senior Debt Documents as if the Liens under the Second Priority Collateral Documents did not exist. The rights of the Second Priority Representatives and the Second Priority Debt Parties with respect to the Pledged Collateral or the Controlled Collateral shall at all times be subject to the terms of this Agreement.
(c)The Senior Representatives and the Senior Secured Parties shall have no obligation whatsoever to the Second Priority Representatives or any Second Priority Debt Party to assure that any of the Pledged Collateral or the Controlled Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Shared Collateral, except as expressly set forth in this Section 5.06. The duties or responsibilities of the Senior Representatives under this Section 5.06 shall be limited solely to holding or controlling the Shared Collateral and the related Liens referred to in paragraph(a) of this Section 5.06 as sub-agent and gratuitous bailee for the relevant Second Priority Representative for purposes of perfecting the Lien held by such Second Priority Representative and delivering the Shared Collateral upon a Discharge of Senior Obligations as set forth in Section 5.06(e).

(d)The Senior Representatives shall not have by reason of the Second Priority Collateral Documents or this Agreement, or any other document, a fiduciary relationship in respect of any Second Priority Representative or any Second Priority Debt Party, and each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives and releases the Senior Representatives from all claims and liabilities arising pursuant to the Senior Representatives’ roles under this Section 5.06 as sub- agents and gratuitous bailees with respect to the Shared Collateral.
(e)Upon the Discharge of Senior Obligations, each applicable Senior Representative shall, at the Grantors’ sole cost and expense, (i) (A) deliver to the Designated Second Priority Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all Proceeds thereof, held or controlled by such Senior Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged Collateral or the Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, or (B) direct and deliver such Shared Collateral as a court of competent jurisdiction may otherwise direct, (ii) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (iii) notify any governmental authority involved in any condemnation or similar proceeding involving any Grantor that the Designated Second Party Representative is entitled to approve any awards granted in such proceeding. The Company and the other Grantors shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Senior Representative for loss or damage suffered by such Senior Representative as a result of such transfer, except for loss or damage suffered by any such Person as a result of its own willful misconduct, gross negligence or bad faith, or the willful misconduct, gross negligence or bad faith of a Representative, in each case as determined by a court of competent jurisdiction by final and non-appealable judgment. The Senior Representatives have no obligations to follow instructions from any Second Priority Representative or any other Second Priority Debt Party in contravention of this Agreement.
(f)None of the Senior Representatives nor any of the other Senior Secured Parties shall be required to marshal any present or future collateral security for any obligations of the Company or any Subsidiary to any Senior Representative or any Senior Secured Party under the Senior Debt Documents or any assurance of payment in respect thereof, or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.
SECTION 5.07. When Discharge of Senior Obligations is Deemed Not to Have Occurred. If, at any time substantially concurrently with or after the Discharge of Senior Obligations has occurred, the Company or any Subsidiary incurs any Senior Obligations (other than in respect of the payment of indemnities surviving the Discharge of Senior Obligations), then such Discharge of Senior Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such first Discharge of Senior Obligations) and the applicable agreement governing such Senior Obligations shall automatically be treated as a Senior Debt Document for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Shared Collateral set forth herein and the agent, representative or trustee for the holders of such Senior Obligations shall be the Senior Representative for all purposes of this Agreement. Upon receipt of notice of such incurrence(including the identity of the new Senior Representative), each Second Priority Representative (including the Designated Second Priority Representative) shall promptly (a) enter into such documents and agreements (at the expense of the Company), including amendments or supplements to this Agreement, as the Company or such new Senior Representative shall reasonably request in writing in order to provide the new Senior Representative the rights of a Senior Representative contemplated hereby, (b) deliver to such Senior Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all Proceeds thereof, held or controlled by such Second Priority Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged Collateral or the Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral and (c) notify any governmental authority involved in any condemnation or similar proceeding involving a Grantor that the new Senior Representative is entitled to approve any awards granted in such proceeding.
SECTION 5.08.    Purchase Right.
(a)Without prejudice to the enforcement of the Senior Secured Parties’ remedies, the Senior Secured Parties agree that following (a) the acceleration of the Senior Obligations in accordance with the terms of each of the Senior Facilities or (b) the commencement of an Insolvency or Liquidation Proceeding with respect to any Grantor (each, a “Purchase Event”), within thirty (30) days of the Purchase Event, one or more of the Second Priority Debt Parties may request, and the Senior Secured Parties hereby offer the Second Priority Debt Parties the option, to purchase all, but not less than all, of the aggregate amount of Senior Obligations outstanding at the time of purchase at par, plus any premium that would be applicable upon prepayment of the Senior Obligations and all accrued and unpaid interest, fees, and expenses, without warranty or representation or recourse (except for representations and warranties required to be made by assigning lenders pursuant to the Assignment and Assumption(as such term is defined in the First Lien Credit Agreement)). If such right is exercised, the parties shall endeavor to close promptly thereafter but in any event within ten (10) business days of the request. If one or more of the Second Priority Debt Parties exercises such purchase right, it shall be exercised pursuant to documentation mutually acceptable to each of the Senior Representative and the purchasing Second Priority Debt Parties. If more than one Second Priority Debt Party has exercised such purchase right and the aggregate amount of all purchase rights exercised exceeds the amount of the Senior Obligations, the amount with respect to which each exercising Second Priority Debt Party shall be deemed to have exercised its purchase right shall be reduced on a ratable basis according to the amounts of the original exercises of such purchase right by each such Second Priority Debt Party. If none of the Second Priority Debt Parties timely exercise such right, the Senior Secured Parties shall have no further obligations pursuant to this Section 5.08 for such Purchase Event and may take any further actions in their sole discretion in accordance with the Senior Debt Documents and this Agreement.
(b)The purchase and sale of the Senior Obligations under this Section 5.08 will be without recourse and without any representation or warranty whatsoever by the Senior Secured Parties, except that each Senior Secured Party shall severally (i) represent and warrant that (x) the principal of and accrued and unpaid interest on the Senior Obligations, and the fees and expenses owing with respect thereto, are as stated in the applicable assignment, (y) on the date of purchase, immediately before giving effect to the purchase, such Senior Secured Party owns its Senior Obligations free and clear of all Liens and (z) such Senior Secured Party has the full right and power to assign its Senior Obligations and such assignment has been duly authorized by all necessary corporate or other organizational action by such Senior Secured Party.
(c)Each of the Grantors hereby agrees that, so long as each of the Second Priority Secured Parties is an Eligible Assignee (as defined in the First Lien Credit Agreement) under the First Lien Credit Agreement (or equivalent under any other Senior Debt Documents), it shall consent to any assignment or purchase of the Senior Obligations to such Second Priority Secured Parties pursuant to this Section 5.08; provided, however, that the Grantors shall otherwise retain all rights under Section 9.04 of the First Lien Credit Agreement (and any

equivalent provisions under any other Senior Debt Documents) in connection with any subsequent transfers or assignments following the purchase hereunder.
ARTICLE VI
Insolvency or Liquidation Proceedings
SECTION 6.01. Financing Issues. Until the Discharge of Senior Obligations has occurred, if the Company or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and any Senior Representative shall desire to consent (or not object) to the sale, use or lease of cash or other Senior Collateral under Section 363 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law or to consent (or not object) to the Company’s or any other Grantor’s obtaining financing (including, for the avoidance of doubt, from any Senior Secured Party) under Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law (“DIP Financing”), then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will raise no objection to and will not otherwise contest such sale, use or lease of such cash or other Senior Collateral or such DIP Financing and, except to the extent permitted by the provisos in clause (ii) of Section 3.01(a) and Section 6.03, will not request adequate protection or any other relief in connection therewith and, to the extent the Liens securing any Senior Obligations are subordinated or pari passu with such DIP Financing, will subordinate (and will be deemed hereunder to have subordinated) its Liens in the Shared Collateral to (x) such DIP Financing (and all obligations relating thereto) on the same basis as the Liens securing the Second Priority Debt Obligations are so subordinated to Liens securing Senior Obligations under this Agreement, (y) all adequate protection Liens granted to the Senior Secured Parties, and (z) to any “carve-out” for professional and United States Trustee fees or payment of any other amounts agreed to by the Senior Representatives. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, further agrees that, until the Discharge of Senior Obligations has occurred, it will raise no (a) objection to (and will not otherwise contest) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of any Senior Collateral made by any Senior Representative or any other Senior Secured Party, (b) objection to (and will not otherwise contest) any lawful exercise by any Senior Secured Party of the right to credit bid Senior Obligations at any sale in foreclosure of Senior Collateral (including pursuant to Section 363(k) of the Bankruptcy Code or any similar provision under the Bankruptcy Code or any other applicable law in any Insolvency or Liquidation Proceeding), or any exercise of rights under Section 1111(b) of the Bankruptcy Code (or any similar provision under any applicable Bankruptcy Law) with respect to the Senior Collateral, (c) objection to (and will not otherwise contest) any other request for judicial relief made in any court by any Senior Secured Party relating to the lawful enforcement of any Lien on Senior Collateral or (d) objection to (and will not otherwise contest or oppose) any order relating to a sale or other disposition of assets of any Grantor for which any Senior Representative has consented (or does not object to) that provides, to the extent such sale or other disposition is to be free and clear of Liens, that the Liens securing the Senior Obligations and the Second Priority Debt Obligations will attach to the proceeds of the sale on the same basis of priority as the Liens on the Shared Collateral securing the Senior Obligations rank to the Liens on the Shared Collateral securing the Second Priority Debt Obligations pursuant to this Agreement; provided, however, any Second Priority Debt Party may raise any objection to the bidding or related procedures proposed to be utilized in connection with such sale of assets that could be raised by an unsecured creditor of the Grantors, and provided further that the Second Priority Debt Parties are not deemed to have waived any rights to credit bid on the Shared Collateral in any such sale or disposition under Section 363(k) of the Bankruptcy Code (or any similar provision in any Bankruptcy Law), so long as any such credit bid provides for the payment in full in cash of the Senior Obligations. Nothing in this Section 6.01 shall prohibit any Second Priority Debt Party from (i) exercising its rights to vote in favor of or against a plan of reorganization or similar dispositive restructuring plan in a manner consistent with, and not in violation of, this Agreement (including Section 6.05(b)), (ii) proposing a DIP Financing to any Grantor that is junior to the Senior Obligations, or (iii) objecting to any provision in any proposed DIP Financing relating, describing or requiring the material provisions or content of a plan of reorganization or similar dispositive restructuring plan.
Notwithstanding the foregoing, the applicable provisions of this Section 6.01 shall only be binding on the Second Priority Debt Parties with respect to any DIP Financing to the extent the principal amount of such DIP Financing together with the principal amount of any outstanding pre-petition Senior Obligations as of the commencement of such Insolvency or Liquidation Proceeding does not exceed the sum of (i) the Maximum Senior Principal Amount plus (ii) an amount equal to 15% of the Maximum Senior Principal Amount.
SECTION 6.02. Relief from the Automatic Stay. Until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding or take any action in derogation thereof, or support or join, directly or indirectly, any party in doing or performing the same, in each case in respect of any Shared Collateral, without the prior written consent of the Designated Senior Representative.
SECTION 6.03. Adequate Protection. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that none of them shall object, contest or support any other Person objecting to or contesting (a) any request by any Senior Representative or any Senior Secured Parties for adequate protection in any form, (b) any objection by any Senior Representative or any Senior Secured Parties to any motion, relief, action or proceeding based on any claims by a Senior Representative or Senior Secured Party of a lack of adequate protection or (c) the allowance and/or payment of interest, fees, expenses or other amounts of any Senior Representative or any other Senior Secured Party under Section 506(b) or 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law or otherwise as adequate protection. Notwithstanding anything contained in this Section 6.03 or in Section 6.01, in any Insolvency or Liquidation Proceeding, (i) if the Senior Secured Parties (or any subset thereof) are granted adequate protection in the form of a Lien on additional or replacement collateral in connection with any DIP Financing or use of cash collateral under Section 363 or 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law and/or a superpriority administrative claim, then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, may seek or request, without objection by any Senior Secured Party, adequate protection in the form of (as applicable) a Lien on such additional or replacement collateral and/or a super priority administrative claim, which Lien is subordinated to the Liens securing and granted as adequate protection for all Senior Obligations and such DIP

Financing (and all obligations relating thereto) on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to the Liens securing Senior Obligations under this Agreement and which superpriority claim is junior and subordinated to the superpriority administrative claim granted as adequate protection to the Senior Secured Parties; provided, however, that the Second Priority Representative shall have irrevocably agreed, pursuant to Section 1129(a)(9) of the Bankruptcy Code, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, in any stipulation and/or order granting such adequate protection, that such junior superpriority claims may be paid under any plan of reorganization in any combination of cash, debt, equity or other property having a value on the effective date of such plan equal to the allowed amount of such claims, and (ii) in the event any Second Priority Representatives, for themselves and on behalf of the Second Priority Debt Parties under their Second Priority Debt Facilities, seek or request adequate protection and such adequate protection is granted in the form of a Lien on additional or replacement collateral and/or a superpriority administrative claim, then such Second Priority Representatives, for themselves and on behalf of each Second Priority Debt Party under their Second Priority Debt Facilities, agree that each Senior Representative shall also be entitled to seek without objection from any Second Priority Debt Party, a senior Lien on such additional or replacement collateral and/or a superpriority administrative claim as adequate protection for the Senior Obligations, and that any Lien on such additional or replacement collateral granted as adequate protection for the Second Priority Debt Obligations shall be subordinated to the Liens on such collateral securing the Senior Obligations and any such DIP Financing (and all obligations relating thereto) and any other Liens granted to the Senior Secured Parties as adequate protection on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement, and that any superpriority claim granted as adequate protection for the Second Priority Debt Obligations shall be junior and subordinated to the superpriority administrative claim granted as adequate protection to the Senior Secured Parties. Without limiting the generality of the foregoing, to the extent that the Senior Secured Parties are granted adequate protection in the form of payments in the amount of current post-petition fees and expenses, and/or other cash payments, then the Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, shall not be prohibited from seeking adequate protection in the form of payments in the amount of current post-petition fees and expenses, and/or other cash payments (as applicable), subject to the right of the Senior Secured Parties to object to the reasonableness of the amounts of fees and expenses or other cash payments so sought by the Second Priority Debt Parties.

SECTION 6.04. Preference Issues. If any Senior Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay any amount to the estate of the Company or any other Grantor (or any trustee, receiver or similar Person therefor), because the payment of such amount was declared to be or was avoided as fraudulent or preferential or otherwise under Chapter 5 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, in any respect or for any other reason, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff, recoupment or otherwise, then the Senior Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred, and the Senior Secured Parties shall be entitled to the benefits of this Agreement until a Discharge of Senior Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby agrees that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement, the First Lien Credit Agreement and/or the Collateral Documents, as applicable.
SECTION 6.05.    Separate Grants of Security and Separate Classifications.
(a)Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges and agrees that (i) the grants of Liens pursuant to the Senior Collateral Documents and the Second Priority Collateral Documents constitute separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Shared Collateral, the Second Priority Debt Obligations are fundamentally different from the Senior Obligations and must be separately classified in any plan of reorganization or similar dispositive restructuring plan proposed, confirmed or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that any claims of the Senior Secured Parties and the Second Priority Debt Parties in respect of the Shared Collateral constitute a single class of claims (rather than separate classes of senior and junior secured claims), then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby acknowledges and agrees that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Shared Collateral (with the effect being that, to the extent that the aggregate value of the Shared Collateral is sufficient (for this purpose ignoring all claims held by the Second Priority Debt Parties), the Senior Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees, and expenses (whether or not allowed or allowable as a claim in any such proceeding) before any distribution is made from the Shared Collateral in respect of the Second Priority Debt Obligations, with each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby acknowledging and agreeing to turn over to the Designated Senior Representative amounts otherwise received or receivable by them from the Shared Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Priority Debt Parties.
(b)Each Second Priority Debt Party (whether in the capacity of a secured creditor or an unsecured creditor in accordance with Section 506(a) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law) shall not propose, vote in favor of, or otherwise directly or indirectly support any plan of reorganization or similar dispositive restructuring plan that is inconsistent with, or in violation of, the terms of this Agreement, unless such plan is supported by the number of Senior Secured Parties required for class acceptance of a plan under Section 1126(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law (in which event, the Second Priority Debt Parties, may, but are not obligated to, support such plan).

SECTION 6.06. No Waivers of Rights of Senior Secured Parties. Nothing contained herein shall, except as expressly provided herein, prohibit or in any way limit any Senior Representative or any other Senior Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Second Priority Debt Party, including the seeking by any Second Priority Debt Party of adequate protection or the asserting by any Second Priority Debt Party of any of its rights and remedies under the Second Priority Debt Documents or otherwise.
SECTION 6.07. Application. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, shall be effective and enforceable before, during and after the commencement of any Insolvency or Liquidation Proceeding. The relative rights as to the Shared Collateral and Proceeds thereof shall continue after the commencement of any Insolvency or Liquidation Proceeding the same basis as prior to the date of the petition therefor, subject to any court order approving the financing of, or use of cash collateral by, any Grantor. All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor.
SECTION 6.08. Other Matters. To the extent that any Second Priority Representative or any Second Priority Debt Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law with respect to any of the Shared Collateral, such Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees not to assert any such rights without the prior written consent of each Senior Representative, provided that if requested by any Senior Representative, such Second Priority Representative shall timely exercise such rights in the manner requested by the Senior Representatives, including any rights to payments in respect of such rights.
SECTION 6.09. 506(c) Claims. Until the Discharge of Senior Obligations has occurred, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party, agrees that it will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law or seek to recover any amounts that any Grantor may obtain by virtue of any claim under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, in each case, for costs or expenses of preserving or disposing of any Shared Collateral or otherwise. To the extent any Second Priority Debt Party receives any payments or consideration on account of claims under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law in violation of the immediately-preceding sentence, then such Second Priority Debt Party will turn over to the Designated Senior Representative such amounts, even if such turnover has the effect of reducing the claim or recovery of the Second Priority Debt Parties.
SECTION 6.10. Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, equity securities or debt obligations of the reorganized debtor (or any successor or assignee of the debtor) are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of the Second Priority Debt Obligations, so long as not in violation of or inconsistent with this Agreement, such equity securities or debt obligations may be received and retained by the Second Priority Representatives and the Second Priority Debt Parties,

provided, however if any debt securities are secured by Liens upon any property of the reorganized debtor (or any successor or assignee of the debtor) and are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of both the Senior Obligations and the Second Priority Debt Obligations, then, to the extent the debt obligations distributed on account of the Senior Obligations and on account of the Second Priority Debt Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.
SECTION 6.11. Section 1111(b) of the Bankruptcy Code. Until the Discharge of Senior Obligations has occurred, none of the Second Priority Representatives nor any Second Priority Debt Party shall seek to exercise any rights under Section 1111(b) of the Bankruptcy Code or any similar provision under any Bankruptcy Law. All rights of Senior Secured Parties to exercise any rights under Section 1111(b) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, if any, are reserved and unaltered by this Agreement.
SECTION 6.12.    Post-Petition Interest
(a)No Second Priority Debt Party shall oppose or seek to challenge any claim by any Senior Secured Party for allowance in any Insolvency or Liquidation Proceeding of Senior Obligations consisting of claims for post-petition interest, fees, costs, expenses, and/or other charges, under Section 506(b) of the Bankruptcy Code(or any other similar provision of any other Bankruptcy Law) or otherwise (for this purpose ignoring all claims and Liens held by the Second Priority Debt Parties on the Shared Collateral).
(b)No Senior Secured Party shall oppose or seek to challenge any claim by any Second Priority Debt Party for allowance in any Insolvency or Liquidation Proceeding of Second Priority Debt Obligations consisting of claims for post-petition interest, fees, costs, expenses, and/or other charges, under Section 506(b) of the Bankruptcy Code (or any other similar provision of any other Bankruptcy Law) or otherwise, to the extent of the value of the Lien of the Second Priority Representative on behalf of the Second Priority Debt Parties on the Shared Collateral (after taking into account the Senior Obligations and the Liens held by the Senior Secured Parties on the Shared Collateral).

ARTICLE VII
Reliance; etc.
SECTION 7.01. Reliance. The consent by the Senior Secured Parties to the execution and delivery of the Second Priority Debt Documents to which the Senior Secured Parties have consented and all loans and other extensions of credit made or deemed made on and after the date hereof by the Senior Secured Parties to the Company or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges that it and such Second Priority Debt Parties have, independently and without reliance on any Senior Representative or other Senior Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Second Priority Debt Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decision in taking or not taking any action under the Second Priority Debt Documents or this Agreement (it being understood that nothing in this Section 7.01 imposes any obligations on the Initial Second Priority Representative to make any such analyses or decisions beyond that which may be required by the Second Lien [Credit Agreement][Indenture]).
SECTION 7.02. No Warranties or Liability. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges and agrees that neither any Senior Representative nor any other Senior Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Senior Debt Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon. The Senior Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Senior Debt Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Senior Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that the Second Priority Representatives and the Second Priority Debt Parties have in the Shared Collateral or otherwise, except as otherwise provided in this Agreement. Neither any Senior Representative nor any other Senior Secured Party shall have any duty to any Second Priority Representative or Second Priority Debt Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreement with the Company or any Subsidiary (including the Second Priority Debt Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectibility of any of the Senior Obligations, the Second Priority Debt Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) any Grantor’s title to or right to transfer any of the Shared Collateral or (c) any other matter except as expressly set forth in this Agreement.

SECTION 7.03. Obligations Unconditional. All rights, interests, agreements and obligations of the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties hereunder shall remain in full force and effect irrespective of:
(a)any lack of validity or enforceability of any Senior Debt Document or any Second Priority Debt Document;
(b)any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Obligations or Second Priority Debt Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the First Lien Credit Agreement or any other Senior Debt Document or of the terms of any Second Priority Debt Document;

(c)any exchange of any security interest in any Shared Collateral or any other collateral or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Obligations or Second Priority Debt Obligations or any guarantee thereof;
(d)the commencement of any Insolvency or Liquidation Proceeding in respect of the Company or any other Grantor; or
(e)any other circumstances that otherwise might constitute a defense available to, or a discharge of,
(i) the Company or any other Grantor in respect of the Senior Obligations or (ii) any Second Priority Representative or Second Priority Debt Party in respect of this Agreement.
ARTICLE VIII

Miscellaneous
SECTION 8.01. Conflicts. Subject to Section 8.21, in the event of any conflict between the provisions of this Agreement and the provisions of any Senior Debt Document or any Second Priority Debt Document, the provisions of this Agreement shall govern. Notwithstanding the foregoing, (a) the relative rights and obligations of the First Lien Collateral Agent, the Senior Representatives and the Senior Secured Parties (as amongst themselves) with respect to any Senior Collateral shall be governed by the terms of the First Lien Pari Passu Intercreditor Agreement and in the event of any conflict between the First Lien Pari Passu Intercreditor Agreement and this Agreement, the provisions of the First Lien Pari Passu Intercreditor Agreement shall control and (b) the relative rights and obligations of the Second Priority Representatives and the Second Priority Secured Parties (as amongst themselves) with respect to any Second Priority Collateral shall be governed by the terms of the Second Lien Pari Passu Intercreditor Agreement and in the event of any conflict between the Second Lien Pari Passu Intercreditor Agreement and this Agreement, the provisions of the Second Lien Pari Passu Intercreditor Agreement shall control.
SECTION 8.02. Continuing Nature of this Agreement; Severability. Subject to Section 5.07 and Section 6.04, this Agreement shall continue to be effective until the Discharge of Senior Obligations shall have occurred. This is a continuing agreement of Lien subordination, and the Senior Secured Parties may continue, at any time and without notice to the Second Priority Representatives or any Second Priority Debt Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Company or any Subsidiary constituting Senior Obligations in reliance hereon. The terms of this Agreement shall survive and continue in full force and effect in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 8.03.    Amendments; Waivers.

(a)No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by Section 8.03(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.
(b)This Agreement may be amended in writing signed by each Representative (in each case, acting in accordance with the documents governing the applicable Debt Facility), with written notice to the Company; provided that any such amendment, supplement or waiver which by the terms of this Agreement requires the Company’s consent or which adversely affects the Company or any Grantor, shall require the consent of the Company. Any such amendment, supplement or waiver shall be in writing and shall be binding upon the Senior Secured Parties and the Second Priority Debt Parties and their respective successors and assigns.
(c)Notwithstanding the foregoing, without the consent of any Secured Party, any Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 8.09 and upon such execution and delivery, such Representative and the Secured Parties and Senior Obligations or Second Priority Debt Obligations of the Debt Facility for which such Representative is acting shall be subject to the terms hereof.
SECTION 8.04. Information Concerning the Financial Condition of the Company and the Subsidiaries. The Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties shall each be responsible for keeping themselves informed of (a) the financial condition of the Company and the Subsidiaries and all endorsers or guarantors of the Senior Obligations or the Second Priority Debt Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Senior Obligations or the Second Priority Debt Obligations (it being understood that nothing in this Section 8.04 imposes any obligations on the Initial Second Priority Representative to keep itself informed beyond that which may be required by the Second Lien [Credit Agreement][Indenture]). The Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that any Senior Representative, any Senior Secured Party, any Second Priority Representative or any Second Priority Debt Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation to (i) make, and the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.
SECTION 8.05. Subrogation. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby agrees not to assert any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Senior Obligations has occurred.
SECTION 8.06. Application of Payments. Except as otherwise provided herein, all payments received by the Senior Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the Senior Obligations as the Senior Secured Parties, in their sole discretion, deem appropriate, consistent with the terms of the Senior Debt Documents. Except as otherwise provided herein, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, assents to any such extension or postponement of the time of payment of the Senior Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the Senior Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.
SECTION 8.07. Additional Grantors. The Company agrees that, if any Subsidiary shall become a Grantor after the date hereof, it will promptly cause such Subsidiary to become party hereto by executing and delivering an instrument in the form of Annex I. Upon such execution and delivery, such Subsidiary will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Designated Second Priority Representative and the Designated Senior Representative. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.
SECTION 8.08. Dealings with Grantors. Upon any application or demand by the Company or any Grantor to any Representative to take or permit any action under any of the provisions of this Agreement, the Company or such Grantor, as appropriate, shall furnish upon reasonable request by such Representative to such Representative a certificate of an appropriate officer (an “Officer’s Certificate”) stating that all conditions precedent, if any, provided for in this Agreement and the Senior Debt Documents or Second Priority Debt Documents, as the case may be, relating to the proposed action have been complied with, except that in the case of any such application or demand as to which the furnishing of such documents is specifically required by any provision of this Agreement relating to such particular application or demand, no additional certificate or opinion need be furnished.
SECTION 8.09. Additional Debt Facilities. To the extent, but only to the extent, permitted by the provisions of the then extant Senior Debt Documents, the Second Priority Debt Documents and this Agreement, the Company may incur or issue and sell one or more series or classes of Second Priority Debt and one or more series or classes of Additional Senior Debt. Any such additional class or series of Second Priority Debt (the “Second Priority Class Debt”) may be secured by a second priority, subordinated Lien on Shared Collateral, in each case under and pursuant to the relevant Second Priority Collateral Documents for such Second Priority Class Debt, if and subject to the condition that the Representative of any such Second Priority Class

Debt (each, a “Second Priority Class Debt Representative”), acting on behalf of the holders of such Second Priority Class Debt (such Representative and holders in respect of any Second Priority Class Debt being referred to as the “Second Priority Class Debt Parties”), becomes a party to this Agreement by satisfying conditions (i) through (iii), as applicable, in this Section 8.09. Any such additional class or series of Senior Facilities (the “Senior Class Debt”; and the Senior Class Debt and Second Priority Class Debt, collectively, the “Class Debt”) may be secured by a senior Lien on Shared Collateral, in each case under and pursuant to the Senior Collateral Documents, if and subject to the condition that the Representative of any such Senior Class Debt (each, a “Senior Class Debt Representative”; and the Senior Class Debt Representatives and Second Priority Class Debt Representatives, collectively, the “Class Debt Representatives”), acting on behalf of the holders of such Senior Class Debt (such Representative and holders in respect of any such Senior Class Debt being referred to as the “Senior Class Debt Parties; and the Senior Class Debt Parties and Second Priority Class Debt Parties, collectively, the “Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iii), as applicable, in this Section 8.09. In order for a Class Debt Representative to become a party to this Agreement:
(i)such Class Debt Representative shall have executed and delivered a Joinder Agreement substantially in the form of Annex II (if such Representative is a Second Priority Class Debt Representative) or Annex III (if such Representative is a Senior Class Debt Representative) (with such changes as may be reasonably approved by the Designated Senior Representative and such Class Debt Representative) pursuant to which it becomes a Representative hereunder, and the Class Debt in respect of which such Class Debt Representative is the Representative and the related Class Debt Parties become subject hereto and bound hereby;
(ii)the Company shall have delivered to the Designated Senior Representative and Designated Second Priority Representative an Officer’s Certificate stating that the conditions set forth in this Section 8.09 are satisfied with respect to such Class Debt and, if requested, true and complete copies of each of the Second Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt, certified as being true and correct by a Responsible Officer of the Company; and
(iii)the Second Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt shall provide that each Class Debt Party with respect to such Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Class Debt.
SECTION 8.10.    Consent to Jurisdiction; Waivers.    Each party hereto irrevocably and unconditionally:
(a)submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement and the Collateral Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement and/or the Collateral Documents shall affect any right that any Representative may otherwise have to bring any action or proceeding relating to any First Lien Loan Document against any Guarantor or its respective properties in the courts of any jurisdiction;
(b)waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement and/or the Collateral Documents in any court referred to in Section 8.10(a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court;
(c)consents to service of process in the manner provided for notices in Section
8.11 and nothing in this Agreement will affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law;
(d)as it relates to any Grantor, such Grantor designates, appoints and empowers the Company as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any such action or proceeding and the Company hereby accepts such designation and appointment; and
(e)waives, to the maximum extent not prohibited by law, any right it may have against another party hereto or any other Representative or Secured Party to claim or recover in any legal action or proceeding referred to in this Section 8.10 any special, exemplary, punitive or consequential damages.
SECTION 8.11.    Notices.    All notices, requests, demands and other communications provided for or permitted hereunder shall be in writing and shall be sent:
(i)if to the Company or any Grantor, to the Company, at its address specified in Section 9.01 of the First Lien Credit Agreement or [ ] of the Second Lien [Credit Agreement][Indenture];
(ii)if to the Initial Second Priority Representative to it at the address set forth below its signature hereto;
(iii)if to the First Lien Collateral Agent, to it at the address set forth below its signature hereto;
(iv)if to any other Representative, to it at the address specified by it in the Joinder Agreement delivered by it pursuant to Section 8.09.
Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. As agreed to in writing among each Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.
SECTION 8.12. Further Assurances. Each Senior Representative, on behalf of itself and each Senior Secured Party under the Senior Debt Facility for which it is acting, each Second Party Representative, on behalf of itself and each Second Priority Debt Party under the Second Priority Debt Facility for which it is acting, and the Company, on behalf of itself and the Grantors, agrees that it will take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the other parties hereto may reasonably request, at the Company’s sole cost and expense, to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.
SECTION 8.13.    GOVERNING LAW; WAIVER OF JURY TRIAL. (a) This
Agreement shall be construed in accordance with and governed by the laws of the State of New York.
(b) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY SENIOR DEBT DOCUMENTS, SECOND PRIORITY DEBT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND
(B)ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13.
SECTION 8.14. Binding on Successors and Assigns. This Agreement shall be binding upon the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives, the Second Priority Debt Parties, the Company, the other Grantors party hereto and their respective successors and assigns.
SECTION 8.15. Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.
SECTION 8.16. Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile, each of which shall be an original and all of which shall together constitute one and the same document. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
SECTION 8.17. Authorization. By its signature, each party to this Agreement represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement. The First Lien Collateral Agent represents and warrants that this Agreement is binding upon the First Lien Credit Agreement Secured Parties. The Initial Second Priority Representative represents and warrants that the Second Lien [Credit Agreement][Indenture] provides that, upon the Initial Second Priority Representative’s entry into this Agreement, the Initial Second Priority Debt Parties will be subject to and bound by the provisions hereof.
SECTION 8.18. No Third Party Beneficiaries; Successors and Assigns. The lien priorities set forth in this Agreement and the rights and benefits hereunder in respect of such lien priorities shall inure solely to the benefit of the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties, and their respective permitted successors and assigns, and no other Person (including the Grantors, or any trustee, receiver, debtor-in-possession or bankruptcy estate in a bankruptcy or like proceeding) shall have or be entitled to assert such rights except for the Company and the other Grantors with respect to their rights under Section 8.03(b).
SECTION 8.19. Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto.
SECTION 8.20. Representatives. It is understood and agreed that (a) the First Lien Collateral Agent is entering into this Agreement in its capacity as administrative agent and collateral agent under the First Lien Credit Agreement and the provisions of Article VIII of the First Lien Credit Agreement applicable to the Agents (as defined therein) thereunder shall also apply to the First Lien Collateral Agent hereunder and (b) the Initial Second Priority Representative is entering into this Agreement in its capacity as Second Lien Collateral Agent as defined in and under the Second Lien [Credit Agreement][Indenture] and the provisions of Articles 7 and 12 of such indenture thereunder shall also apply to the Initial Second Priority Representative hereunder.
SECTION 8.21. Relative Rights. Notwithstanding anything in this Agreement to the contrary (except to the extent contemplated by Section 5.01(a), 5.01(d) or 5.04(b)), nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify the provisions of the First Lien Credit Agreement, any other Senior Debt Document or any Second Priority Debt Documents, or permit the Company or any Grantor to take any action, or fail to take any action, to the extent such action or failure would otherwise constitute a breach of, or default under, the First Lien Credit Agreement or any other Senior Debt Document or any Second Priority Debt Documents, (b) change the relative priorities of the Senior Obligations or the Liens granted under the Senior Collateral Documents on the Shared Collateral (or any other assets) as among the Senior Secured Parties, (c) otherwise change the relative rights of the Senior Secured Parties in respect of the Shared Collateral as among such Senior Secured Parties or (d) obligate the Company or any Grantor to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the First Lien Credit Agreement or any other Senior Debt Document or any Second Priority Debt Document.

SECTION 8.22. Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.
[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
JPMORGAN CHASE BANK, N.A.
as Designated Senior Representative

By:             Name:
Title:

By:             Name:
Title:
Address for notices: [ ]
Attention of: [ ]
Telecopy: [ ]

[Signature Page to First/Second Lien Intercreditor Agreement]

[ ]
solely in its capacity as second lien collateral agent under the Second Lien [Credit Agreement][Indenture], as Initial Second Priority Representative

By:         Name:
Title:
Address for Notices: [ ]
Attention of: [ ] Telecopy: [ ]

[Signature Page to First/Second Lien Intercreditor Agreement]

SOTERA HEALTH COMPANY

By:             Name:
Title:

SOTERA HEALTH HOLDINGS, LLC

By:             Name:
Title:

SOTERA HEALTH LLC STERIGENICS U.S., LLC NELSON LABORATORIES, LLC
SOTERA HEALTH SERVICES, LLC
STERIGENICS RADIATION TECHNOLOGIES HOLDINGS, LLC
STERIGENICS RADIATION TECHNOLOGIES, LLC
NELSON LABORATORIES HOLDINGS, LLC
NELSON LABORATORIES FAIRFIELD HOLDINGS, LLC
STERIGENICS RADIATION TECHNOLOGIES IN, INC.
NELSON LABORATORIES BOZEMAN, LLC NELSON LABORATORIES FAIRFIELD, INC.
REGULATORY COMPLIANCE ASSOCIATES INC.,4
each as a Guarantor

By:
Name:
Title:

4 Note to draft: to be updated to reflect guarantors at the time of execution.

[Signature Page to First/Second Lien Intercreditor Agreement]

ANNEX I

SUPPLEMENT NO. [ ] dated as of [ ], 20[ ] (this “Supplement”), to the FIRST/SECOND LIEN INTERCREDITOR AGREEMENT dated as of [ ], 20[ ] (the
“First/Second Lien Intercreditor Agreement”), among Sotera Health Company, a Delaware corporation (“Holdings”), Sotera Health Holdings, LLC, a Delaware limited liability company (the “Company”), certain subsidiaries and affiliates of the Company (each a “ Grantor”), JPMorgan Chase Bank, N.A., as Designated Senior Representative, [ ], as Initial Second Priority Representative, and the additional Representatives from time to time a party thereto.
A.Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the First/Second Lien Intercreditor Agreement.
B.The Grantors have entered into the First/Second Lien Intercreditor Agreement. Pursuant to the First Lien Credit Agreement, certain Additional Senior Debt Documents and certain Second Priority Debt Documents, certain newly acquired or organized Subsidiaries of the Company are required to enter into the First/Second Lien Intercreditor Agreement. Section 8.07 of the First/Second Lien Intercreditor Agreement provides that such Subsidiaries may become party to the First/Second Lien Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the First Lien Credit Agreement, the Second Priority Debt Documents and Additional Senior Debt Documents.
Accordingly, the Designated Senior Representative, the Designated Second Priority Representative and the New Grantor agree as follows:
SECTION 1. In accordance with Section 8.07 of the First/Second Lien Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the First/Second Lien Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the First/Second Lien Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the First/Second Lien Intercreditor Agreement shall be deemed to include the New Grantor. The First/Second Lien Intercreditor Agreement is hereby incorporated herein by reference.
SECTION 2. The New Grantor represents and warrants to the Designated Senior Representative, the Designated Second Priority Representative and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.
SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Designated Senior Representative and the Designated Second Priority Representative shall have received a counterpart of this Supplement that bears the signature of the New Grantor. Delivery of an executed signature page

[Signature Page to First/Second Lien Intercreditor Agreement]

to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.
SECTION 4. Except as expressly supplemented hereby, the First/Second Lien Intercreditor Agreement shall remain in full force and effect.
SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the First/Second Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the First/Second Lien Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Company as specified in the First/Second Lien Intercreditor Agreement.
SECTION 8. The Company agrees to reimburse each of the Designated Senior Representative and the Designated Second Priority Representative for its reasonable fees and reasonable and documented or invoiced out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative and the Designated Second Priority Representative.
[Signatures on following pages]

[Signature Page to First/Second Lien Intercreditor Agreement]

IN WITNESS WHEREOF, the New Grantor, the Designated Senior Representative and the Designated Second Priority Representative have duly executed this Supplement to the First/Second Lien Intercreditor Agreement as of the day and year first above written.
[NAME OF NEW SUBSIDIARY
GRANTOR], as the New Grantor

By:
Name:
Title:

Acknowledged by:
[    ], as Designated Senior Representative,

By:                 Name:
Title:
[        ], as [Designated Second Priority Representative], By:
Name:
Title:

ANNEX II

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [ ] dated as of [ ], 20[
] (this “Representative Supplement”) to the FIRST/SECOND LIEN INTERCREDITOR AGREEMENT dated as of [ ], 20[ ] (the “First/Second Lien Intercreditor Agreement”), among Sotera Health Company, a Delaware corporation (“Holdings”), Sotera Health Holdings, LLC, a Delaware limited liability company (the “Company”), certain subsidiaries and affiliates of the Company (each a “Grantor”), JPMorgan Chase Bank, N.A., as Designated Senior Representative, [ ], as Initial Second Priority Representative, and the additional Representatives from time to time a party thereto.
A.Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the First/Second Lien Intercreditor Agreement.
B.As a condition to the ability of the Company to incur Second Priority Debt and to secure such Second Priority Class Debt with the Second Priority Lien and to have such Second Priority Class Debt guaranteed by the Grantors on a subordinated basis, in each case under and pursuant to the Second Priority Collateral Documents, the Second Priority Class Debt Representative in respect of such Second Priority Class Debt is required to become a Representative under, and such Second Priority Class Debt and the Second Priority Class Debt Parties in respect thereof are required to become subject to and bound by, the First/Second Lien Intercreditor Agreement. Section 8.09 of the First/Second Lien Intercreditor Agreement provides that such Second Priority Class Debt Representative may become a Representative under, and such Second Priority Class Debt and such Second Priority Class Debt Parties may become subject to and bound by, the First/Second Lien Intercreditor Agreement, pursuant to the execution and delivery by the Second Priority Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the First/Second Lien Intercreditor Agreement. The undersigned Second Priority Class Debt Representative (the “New Representative”) is executing this Representative Supplement in accordance with the requirements of the Senior Debt Documents and the Second Priority Debt Documents.
Accordingly, the Designated Senior Representative and the New Representative agree as follows:
SECTION 1. In accordance with Section 8.09 of the First/Second Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Second Priority Class Debt and Second Priority Class Debt Parties become subject to and bound by, the First/Second Lien Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Second Priority Class Debt Parties, hereby agrees to all the terms and provisions of the First/Second Lien Intercreditor Agreement applicable to it as a Second Priority Representative and to the Second Priority Class Debt Parties that it represents as Second Priority Debt Parties. Each reference to a “Representative” or “Second Priority Representative” in the First/Second Lien Intercreditor

Agreement shall be deemed to include the New Representative. The First/Second Lien Intercreditor Agreement is hereby incorporated herein by reference.
SECTION 2. The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee] under [describe new debt facility], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such [agreement] and (iii) the Second Priority Debt Documents relating to such Second Priority Class Debt provide that, upon the New Representative’s entry into this Agreement, the Second Priority Class Debt Parties in respect of such Second Priority Class Debt will be subject to and bound by the provisions of the First/Second Lien Intercreditor Agreement as Second Priority Debt Parties.
SECTION 3. This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when each of the Designated Senior Representative and the Designated Second Priority Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Representative Supplement.
SECTION 4. Except as expressly supplemented hereby, the First/Second Lien Intercreditor Agreement shall remain in full force and effect.
SECTION 5. THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
SECTION 6. In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the First/Second Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the First/Second Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8. The Company agrees to reimburse each of the Designated Senior Representative and the New Representative for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative and the New Representative.

IN WITNESS WHEREOF, the New Representative and the Designated Senior Representative have duly executed this Representative Supplement to the First/Second Lien Intercreditor Agreement as of the day and year first above written.
[NAME OF NEW REPRESENTATIVE],
as [    ] for the holders of [        ],

By:             Name:
Title:
Address for notices:
____________________________________________
____________________________________________
attention of:      Telecopy:

[    ],
as Designated Senior Representative,

By:             Name:
Title:

Acknowledged by:
SOTERA HEALTH COMPANY, for itself and on behalf of the Grantors

By:             Name:
Title:

ANNEX III

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [ ] dated as of [ ], 20[
] (this “Representative Supplement”) to the FIRST/SECOND LIEN INTERCREDITOR AGREEMENT dated as of [ ], 20[ ] (the “First/Second Lien Intercreditor Agreement”), among Sotera Health Company, a Delaware corporation (“Holdings”), Sotera Health Holdings, LLC, a Delaware limited liability company (the “Company”), certain subsidiaries and affiliates of the Company (each a “Grantor”), JPMorgan Chase Bank, N.A., as Designated Senior Representative, [ ], as Initial Second Priority Representative, and the additional Representatives from time to time a party thereto.
A.Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the First/Second Lien Intercreditor Agreement.
B.As a condition to the ability of the Company to incur Senior Class Debt after the date of the First/Second Lien Intercreditor Agreement and to secure such Senior Class Debt with the Senior Lien and to have such Senior Class Debt guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Senior Collateral Documents, the Senior Class Debt Representative in respect of such Senior Class Debt is required to become a Representative under, and such Senior Class Debt and the Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the First/Second Lien Intercreditor Agreement. Section 8.09 of the First/Second Lien Intercreditor Agreement provides that such Senior Class Debt Representative may become a Representative under, and such Senior Class Debt and such Senior Class Debt Parties may become subject to and bound by, the First/Second Lien Intercreditor Agreement, pursuant to the execution and delivery by the Senior Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the First/Second Lien Intercreditor Agreement. The undersigned Senior Class Debt Representative (the “New Representative”) is executing this Representative Supplement in accordance with the requirements of the Senior Debt Documents and the Second Priority Debt Documents.
Accordingly, the Designated Senior Representative, the Designated Second Priority Representative and the New Representative agree as follows:
SECTION 1. In accordance with Section 8.09 of the First/Second Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Senior Class Debt and Senior Class Debt Parties become subject to and bound by, the First/Second Lien Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Senior Class Debt Parties, hereby agrees to all the terms and provisions of the First/Second Lien Intercreditor Agreement applicable to it as a Senior Representative and to the Senior Class Debt Parties that it represents as Senior Class Debt Parties. Each reference to a “Representative” or “Senior Representative” in the First/Second Lien Intercreditor Agreement shall be deemed to include the New Representative. The First/Second Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Representative represents and warrants to the Designated Senior Representative, the Second Priority Class Debt Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee] under [describe new debt facility], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such agreement and (iii) the Senior Debt Documents relating to such Senior Class Debt provide that, upon the New Representative’s entry into this Agreement, the Senior Class Debt Parties in respect of such Senior Class Debt will be subject to and bound by the provisions of the First/Second Lien Intercreditor Agreement as Senior Secured Parties.
SECTION 3. This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when each of the Designated Senior Representative and the Designated Second Priority Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Representative Supplement.
SECTION 4. Except as expressly supplemented hereby, the First/Second Lien Intercreditor Agreement shall remain in full force and effect.
SECTION 5. THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
SECTION 6. In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the First/Second Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the First/Second Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.
SECTION 8. The Company agrees to reimburse each of the Designated Senior Representative and the Designated Second Priority Representative for its reasonable fees and reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative and the Designated Second Priority Representative.

IN WITNESS WHEREOF, the New Representative and the Designated Senior Representative have duly executed this Representative Supplement to the First/Second Lien Intercreditor Agreement as of the day and year first above written.
[NAME OF NEW REPRESENTATIVE],
as [    ] for the holders of [        ],

By:             Name:
Title:
Address for notices:
____________________________________________
____________________________________________
attention of:      Telecopy:

[    ],
as Designated Senior Representative,

By:             Name:
Title:

Acknowledged by:
SOTERA HEALTH COMPANY, for itself and on behalf of the Grantors

By:         Name:
Title:

[    ],
as Designated Second Priority Representative,

By:         Name:
Title: